Filed with the Securities and Exchange Commission on October 16, 2015.

Registration Statement No. 333-205916

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

Form S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ENER-CORE, INC.
(Exact name of registrant as specified in its charter)

Delaware	3511	46-0525350
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9400 Toledo Way Irvine, California 92618 (949) 616-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alain J. Castro Chief Executive Officer 9400 Toledo Way Irvine, California 92618 (949) 616-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
David C. Lee Shoshannah D. Katz K&L Gates LLP 1 Park Plaza, Twelfth Floor Irvine, CA 92614 (949) 253-0900		Jonathan R. Zimmerman Joshua L. Colburn Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 (612) 766-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Units, each consisting of one share of common stock, $0.0001 par value per share, and a warrant to purchase common stock(4)	$11,500,000
Common stock included in the units(5)
Warrants included in the units			(6)
Common stock underlying the warrants included in the units(5)	$11,500,000
Total:	$23,000,000	$2,673

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes the aggregate offering price of units the underwriters have the option to purchase in this offering.
(3)	The registration fee was previously paid with Amendment No.1 to the Form S-1 filed on September 18, 2015.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.
(5)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(6)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated          , 2015

PRELIMINARY PROSPECTUS

Ener-Core, Inc.

Units

Each Unit Consisting of One Share of Common Stock and

A Warrant to Purchase            Share of Common Stock

We are offering            units. Each unit consists of one share of our common stock, $0.0001 par value per share, and a warrant to purchase           share of our common stock. The common stock and warrants are immediately separable and will be issued separately.

We expect the public offering price for the units will be between $             and $             per unit. This offering price range may vary from the trading price of our common stock on the OTCQB Marketplace on any particular trading day. This price range reflects our assessment of the price at which investors might be willing to participate in this offering, based on, among other things, the current low trading volume of our common stock and market values and various valuation measures of other companies engaged in activities similar to ours. See “Determination of Offering Price Range” on page 33 of this prospectus. We expect that the public offering price for the units will include warrants being offered at $          per warrant.

Our common stock is currently quoted on the OTCQB Marketplace under the symbol “ENCR.” On October 15, 2015, the last reported sale price of shares of our common stock on the OTCQB Marketplace was $5.85, however, the market price of our common stock on the OTCQB Marketplace may not be indicative of the market price of our common stock if our common stock is listed on the NYSE MKT. Each warrant will have an exercise price equal to         % of the offering price per share of our common stock in this offering, will be immediately exercisable and will expire on the fifth anniversary of the date of issuance.

In conjunction with this offering, we intend to apply to list our units, common stock and the warrants on the NYSE MKT. There is no assurance, however, that our units, common stock or the warrants will ever be listed on the NYSE MKT.

On May 6, 2013, we effected a 30-for-1 forward split of our issued and outstanding shares of common stock by way of a stock dividend. On July 8, 2015, we effected a 1-for-50 reverse split of our issued and outstanding shares of common stock. All share and per share information in this prospectus gives effect to the 30-for-1 forward split and 1-for-50 reverse split, retroactively.

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, and applicable Securities and Exchange Commission rules, and have elected to comply with certain reduced public company reporting requirements. Please refer to the discussions under “Summary-Implications of Being an Emerging Growth Company” and “Risk Factors” below concerning how and when we may lose emerging growth company status and the various exemptions that are available to us.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Unit		Total
Public offering price	$		$
Underwriting discount and commissions(1)	$		$
Proceeds to Ener-Core, Inc., before expenses	$		$

(1)	See the section entitled “Underwriting” beginning on page 125 for a description of the compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to an additional       units from us at the public offering price, less the underwriting discount and commissions, within 30 days of the date of this prospectus.

The underwriters expect to deliver the units against payment on or about            , 2015.

Joint Book-Running Managers

Northland Capital Markets	Lake Street Capital Markets

The date of this prospectus is       , 2015.

You should rely solely on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide any information or make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

Unless otherwise indicated, information contained in this prospectus concerning our industry, including our market opportunity, is based on information from independent industry analysts, market research, publicly available information and industry publications. The third-party sources from which we have obtained information are generally believed to be reliable, but we cannot assure you that such information is accurate or complete. Management estimates contained in this prospectus are based on assumptions made by us using our internal research data and our knowledge of such industry and market, including reference to publicly available information released by independent industry analysts and third party sources, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

For investors outside the U.S.: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering, in any jurisdiction where action for that purpose is required, other than in the U.S. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution and possession of this prospectus and any such free writing prospectus outside of the U.S.

PROSPECTUS SUMMARY

This summary highlights certain information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and related notes before deciding to invest in our common stock. References in this prospectus to “Ener-Core,” “the Company,” “we,” “our,” “ours,” “us,” or similar terms refer to Ener-Core, Inc. and its wholly-owned subsidiary, Ener-Core Power, Inc., taken together, unless the context indicates otherwise.

Overview

We design, develop, manufacture and have commercially deployed products based on proprietary technologies that generate base-load, clean power from polluting waste gases that are otherwise typically destroyed or vented into the atmosphere by a variety of industries.

We consider “power” to consist of industrial grade heat that can be used to (i) generate electricity by coupling our technology with a variety of modified gas turbines, (ii) produce industrial-grade steam by coupling our technology with a variety of modified steam boilers, or (iii) provide on-site heat at industrial facilities through heat exchanger applications. We also design our technologies to provide power generation solutions with a significantly reduced air emissions profile compared to traditional industrial power generation systems powered by fossil fuels. Whether our technology is applied to generate electricity, steam or heat, we refer to our technology as “Power Oxidation,” and refer to our products as “Power Oxidizers” (previously called “Gradual Oxidation” and “Gradual Oxidizers,” respectively, in our prior public disclosures). Our patented Power Oxidizer turns one of the world’s most potent sources of air pollution into a profitable source of base-load clean energy, while simultaneously reducing gaseous emissions from industrial facilities that contribute to air pollution and climate change.

We have experienced losses since inception and anticipate that we will continue to incur losses and negative cash flows for the foreseeable future as we continue to further develop and deploy our power products.

Our Opportunity

The creation and release of waste gases, which lead to air pollution, is a byproduct of many modern industries. Industrial waste gases take many forms and are often subject to governmental or regulatory oversight via air quality or air standards boards. The rules and guidelines implemented by these boards lead to compliance costs for companies with industrial facilities that emit the waste gases. With the worldwide concerns over the atmospheric emissions of greenhouse gases, air quality standards have become increasingly stringent. For areas with industrial air pollution abatement regulations, industrial polluters currently have the following choices:

(i)	continue to pollute and thereby pay substantial fines imposed by regulatory authorities,

(ii)	reduce their air pollution through existing abatement solutions such as scrubbing or flaring, or

(iii)	institute some combination of these solutions.

Each industrial location must choose the most economic mix of the available solutions, but each of these solutions represents both a financial operating cost as well as an environmental cost.

Our technology provides an alternative to the typical economic and environmental costs of hydrocarbon pollution abatement by providing the ability for industrial facilities to productively utilize their waste gases to generate power, which can be sold or used internally, while at the same time reducing both the atmospheric pollution resulting from those waste gases and any resulting pollution abatement costs.

1

Our Technology

Our technology involves the acceleration of a naturally occurring, gas oxidation process by injecting hydrocarbon gases into a controlled, high temperature, high pressure, and oxygen rich environment. Oxidation is a natural and commonly observed chemical reaction that occurs when a substance comes into contact with oxygen over a prolonged period of time, approximately 10 to 20 years for the waste gases that we have targeted. The reaction is exothermic, which generates heat. By accelerating the reaction to 0.5–1.25 seconds within the controlled, steady state environment of our Power Oxidizers, the heat generated from the reaction is compounded and we are able to capture and utilize the heat output within the heat profile ranges necessary to operate standard gas turbines or steam boilers without actually igniting the gas.

Our Products

We have developed a 250/333 kilowatt, or kW, Power Oxidizer that we integrate with a 250 kW and a 333 kW gas turbine to produce 250 kW and 333 kW “Powerstations,” respectively. We have two Powerstations currently in operation at a landfill site in the Netherlands and at the Irvine campus of the University of California, Irvine, or UCI, and one additional Powerstation currently in the production phase, which we expect to install at a landfill in Southern California.

We are in the process of scaling up our Power Oxidizer systems to a significantly larger size of 2 megawatt, or MW, which has six times more power capacity than the 333 kW system, as well as working with engineers from Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc., or Dresser-Rand, a Siemens company, to integrate this larger Power Oxidizer with Dresser-Rand’s “KG2” 2 MW gas turbine. Dresser-Rand has already sold two KG2/PO units, and we expect the first commercial deployments of KG2/PO units to begin in 2016, assuming we are able to secure the funds we will require for these deployments.

In the future, we expect to scale up our Power Oxidizer even further into the 5 MW to 10 MW range, as well as integrate our Power Oxidizer technology with traditional steam boilers, thereby enabling the commercialization and deployment of systems that will convert low-quality waste gases to steam (with no electrical power required) for customers that value industrial steam more than electrical power within their operations. We do not yet have any agreements with these manufacturers, but we expect to negotiate and enter into additional partnerships for the larger turbines and steam products within the next 18 months.

Licensing Approach

In order to expand our product line and better commercialize our technology, we expect to sell our products through partnerships with larger, more established manufacturers through licensing agreements. Our licensing strategy enables us to commercialize our Power Oxidizers through the established sales channels of large, multinational companies, while also enabling the end-customers to procure their power generation or steam generation equipment from companies with large balance sheets and established brands.

On November 14, 2014, we entered into a global commercial licensing agreement with Dresser-Rand, or the D-R Agreement, which grants Dresser-Rand exclusive rights to commercialize the Ener-Core 2 MW Power Oxidizer bundled with the Dresser-Rand KG2 gas-turbine product line, within the 1–4 MW power capacity/size category. As part of the D-R Agreement, Dresser-Rand agreed to pay us a $1.6 million initial license fee under the condition that we were able to successfully scale up the technology from the current size of 250 kW to a size of 2 MW. In addition, Dresser-Rand also agreed to achieve annual sales thresholds agreed to by both companies in order to retain the commercial license over the long-term, after the initial system is installed and commissioned. As long as these annual sales thresholds are met, as well as the other commercial, financial and technical obligations of both parties under the D-R Agreement, the D-R Agreement will continue to be in force.

2

Markets

We see our total potential market consisting of industrial facilities with permanent waste gas emissions sufficient to operate our units on a constant basis. We evaluate our potential markets in two methods, geographically and vertically. Our most significant sales opportunities are those where a customer’s demand for power, heat energy, and pollution abatement intersect as presented in the schematic diagram below (opportunities not to scale):

We believe the total addressable U.S. market size is at least $5 billion for our Power Oxidizer technology, based on our assumption that our 333 kW Power Oxidizer is most appropriate for landfills and our 2 MW Power Oxidizer is most appropriate for our other targeted markets. We also believe the total addressable market size in Europe, Japan and China provides us with potentially meaningful opportunities.

Geographic Target Markets

We initially identified our geographic target markets to consist of North America, Europe, Japan and China, with selective evaluations of other regions on a case-by-case basis. While we intend to focus primarily on the North American and European geographic markets over the next year, we expect and intend to evaluate commercial opportunities in other geographic markets.

In the United States, we are focused on opportunities where our low-quality fuels configuration and our ultra-low emissions configuration provide competitive advantages. We are also focused on specific states where the wholesale electricity prices are the highest, as this typically results in the most attractive return on investment scenarios for prospective customers. These states include California, New Jersey, New York, Maine, New Hampshire, Massachusetts, Connecticut, Rhode Island and Vermont.

 Internationally, we have identified similar opportunities in Canada and western European countries with similar environmental and regulatory laws as the United States, such as the Netherlands, Belgium, the United Kingdom, Germany, Italy, France and Spain.

Vertical Markets

We believe that our current products provide a superior value proposition for two customer types: (i) open and closed existing landfills, and (ii) industrial facilities that could benefit from on-site combined heat/power, or CHP, generation coupled with waste gas pollution abatement. In general, the projected economics seen to date indicate that sales into existing landfill plants will primarily represent EC250 and EC333 sales opportunities and sales into other industrial facilities will typically involve our larger products. We believe that our future steam product will primarily represent an attractive alternative to industrial facilities that value on site steam production higher than on site electricity production. We also believe that larger sized Power Oxidizer turbines of 5 MW and above, once developed, will likely be met with demand from large industrial facilities such as oil and gas refineries and petrochemical plants.

3

Initially, we will target the following markets:

●	Landfills;

●	Fuel-grade and beverage ethanol/alcohol distilleries and related products production;

●	Rendering and animal processing byproducts;

●	Coal mine methane;

●	Aerospace and defense instruments and materials manufacturing, and semiconductor and electronics manufacturing; and

●	Petroleum and petrochemical storage, distillation and petroleum production.

Competitive Advantages

As compared to alternative technologies, Power Oxidation provides certain advantages over alternative energy-generation technologies, including the following:

●	Operates on a wider range of fuels. Our system is designed to operate on gases with energy densities as low as 50 BTU/scf (1700 kJ/m3). By comparison, most turbine, engine, and fuel cell systems require fuel quality of significantly higher energy densities.

●	Lower air emissions. Our Power Oxidizer technology produces substantially lower emissions of Nitrous Oxides (NOx), Carbon Monoxide (CO) and Volatile Organic Compounds (VOCs) than either combustion-based systems, like gas engines or gas turbines, or other commonly deployed pollution abatement systems.

●	No chemicals or catalysts for pollution abatement or control. Today, most of the low-quality waste gases produced by industries are processed through pollution abatement technologies that do not generate energy from the gases and are solely in place to reduce the volume of emissions to the atmosphere. Unlike other pollution abatement systems, such as selective catalytic reduction, our Power Oxidizer does not use chemicals or catalysts and, thus, cannot be rendered inactive from catalyst poisoning or degradation.

●	Requires less fuel conditioning. Our system is capable of running on fuels with high levels of contaminants and is designed to require substantially less fuel pre-treatment than competing systems. In most cases, our system is able to process the waste gases from industrial processes without any of the fuel pre-treatment processes that are typically required by combustion-based methods to remove impurities and contaminants prior to generating energy from gases.

Selected Risks Associated with Our Business and Industry

Our Power Oxidation technologies also have certain disadvantages over alternative energy-generation technologies, including the following:

●	New and unproven technology. Our Power Oxidation technologies have only been demonstrated commercially in a 250 kW product and our technology has only been commercially available since 2013. Although we have received a purchase order for two of our larger 2 MW Power Oxidizers, we currently have no commercial deployments of these larger units and have not demonstrated their full commercial viability outside of our test facility.

4

●	Commercial viability. Our Power Oxidation products have had limited commercial installation and to date have been produced on a limited scale.

●	Unproven and early stage value proposition. Our Power Oxidation solutions and our value proposition are not fully demonstrated in multiple real world installations and to date have not been communicated widely among our potential customers. While we believe that our value proposition is sound, the industries in which we are attempting to sell our products are conservative and may discount, or not accept, our value proposition.

●	Competes with existing mature technologies. Our Power Oxidation products often cannot compete on a standalone cost basis solely on either alternative power generation or pollution abatement solutions. Our product solutions currently make economic sense in limited customer applications when pollution abatement and power generation are both required by a customer.

In addition, our business is subject to a number of other risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

●	we have experienced losses since inception and anticipate that we will continue to incur losses;

●	even assuming completion of this offering, we will require substantial additional financing;

●	our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern; and

●	we have identified material weaknesses in our internal control over financial reporting and ineffective disclosure controls and procedures.

Product Commercialization To Date

●	Initial Commercial Unit—250 kW Unit: In June 2014, our first commercial EC250 Powerstation was installed at a landfill in the Netherlands that is owned and operated by Attero, one of the leading waste management companies in the Netherlands.

●	First Licensing Agreement: On November 14, 2014, we entered into the D-R Agreement to develop and market Dresser-Rand’s KG2-3GEF 2 MW gas turbine coupled with our Power Oxidizer. The D-R Agreement and ongoing integration provides for a scale-up of our technology into the larger utility grade sized turbines requested by our customers. Under the D-R Agreement, Dresser-Rand agreed to pay an initial license fee of $1.6 million, which is currently in escrow, and to commercialize the technology through its sales and distribution channels. In July 2015, we successfully completed the first of two technical milestones, which enabled Dresser-Rand to begin commercialization of the KG2-3GEF/PO turbines.

●	Initial Order—2 MW Unit into Distillery Market: On January 12, 2015, Pacific Ethanol, Inc. publicly announced that it had placed an order with Dresser-Rand that included two KG2-3GEF/PO units. The order represents the first two commercial KG2 units that are designed to include our Power Oxidizer units. In August 2015, after the completion of the first technical test, we received a formal purchase order for $2.1 million for two Power Oxidizer units to be fulfilled and delivered in mid-2016.

5

●	Additional 250 kW Commercial Unit: In May 2015, the Orange County Board of Supervisors approved a project to install an EC250 Powerstation at the Santiago Canyon landfill in Orange County, California, and in August 2015, we received a purchase order for $900,000 for the EC250 Powerstation unit. The order represents an entry into a closed landfill opportunity that we believe has the potential for additional sales in the future.

Over the next two years, we expect to continue our product commercialization efforts with the following expected deliverables and projects:

●	Completion of Full Scale Acceptance Test—2 MW Unit: Under the D-R Agreement, the second technical test is the full-scale acceptance test, or FSAT, which is required after achievement of the first technical milestone. The FSAT consists of the building and installation of a full prototype of a working 2 MW KG2 unit at a site in Southern California, and then testing the prototype under different operating conditions for performance and life cycle validation. We expect to complete the FSAT of the 2 MW unit in the first half of 2016. The successful completion of the FSAT will also release the payment of the $1.6 million license fee payment from Dresser-Rand that is currently in escrow.

●	Fulfillment and Delivery of Existing Customer Order Backlog of Approximately $4.6 Million : As of October 14, 2015, we had a backlog of approximately $3.0 million for our Power Oxidizers and approximately $1.6 million of Dresser-Rand license fees. In the first half of 2016, we expect to (i) assemble, ship, and commission (a) the first two Power Oxidizers for the two KG2 units sold by Dresser-Rand to Pacific Ethanol, and (b) the Santiago Canyon EC250 unit, and (ii) receive the $1.6 million license fee payment from Dresser-Rand that is currently in escrow.

●	Commercialization of EC333 Powerstations and Additional KG2 Power Oxidizers: We have a pipeline of additional opportunities through Dresser-Rand for KG2 Power Oxidizers and directly sold units for our EC333 Powerstations. We expect to receive additional purchase orders for these products beginning in late 2015.

●	New Partnerships for 5.0 MW and Boiler Manufacturers: We are in preliminary discussions with additional partners for a 5 MW Power Oxidizer and with boiler manufacturers that are interested in our 250/333 kW and 2 MW Power Oxidizers. We intend to sign definitive agreements with one or more of these partners in 2016 for initial deliveries beginning in 2017.

Corporate Information

Ener-Core was incorporated in Nevada in April 2010 under the name “Inventtech Inc.” Our operating subsidiary, Ener-Core Power, Inc., was incorporated in Delaware in July 2012 under the name “Flex Power Generation, Inc.” Ener-Core Power, Inc. became our subsidiary in July 2013 by way of a reverse merger transaction, or the Merger, as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reverse Merger.”

6

Effective as of September 3, 2015, we changed our state of incorporation from the State of Nevada to the State of Delaware, or the Reincorporation, pursuant to a plan of conversion dated September 2, 2015, following approval by our stockholders of the Reincorporation at our 2015 Annual Meeting of Stockholders held on August 28, 2015. In connection with the Reincorporation, we filed articles of conversion with the State of Nevada and a certificate of conversion and certificate of incorporation with the State of Delaware. Upon effectiveness of the Reincorporation, the rights of our stockholders became governed by the Delaware General Corporation Law, the certificate of incorporation filed in Delaware and newly adopted bylaws. As a Delaware corporation following the Reincorporation, which we refer to as Ener-Core Delaware, we are deemed to be the same continuing entity as the Nevada corporation prior to the Reincorporation, which we refer to as Ener-Core Nevada. As such, Ener-Core Delaware continues to possess all of the rights, privileges and powers of Ener-Core Nevada, all of the properties of Ener-Core Nevada and all of the debts, liabilities and obligations of Ener-Core Nevada, including all contractual obligations, and continues with the same name, business, assets, liabilities, headquarters, officers and directors as immediately prior to the Reincorporation. Upon effectiveness of the Reincorporation, all of the issued and outstanding shares of common stock of Ener-Core Nevada automatically converted into issued and outstanding shares of common stock of Ener-Core Delaware without any action on the part of our stockholders.

The address of our corporate headquarters is 9400 Toledo Way, Irvine, California 92618, and our telephone number is (949) 616-3300. Our website address is www.ener-core.com. The information that is contained on, or that may be accessed through, our website is not a part of this prospectus. We have included references to our website in this prospectus solely as inactive textual references.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as amended and modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of exemptions from various disclosure and reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002;

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, in each case, instead of three years;

●	being permitted to present the same number of years of selected financial data as the years of audited financial statements presented, instead of five years;

●	reduced disclosure obligations regarding executive compensation, including the omission of a compensation disclosure and analysis;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may choose to take advantage of some or all of the available exemptions. We have taken advantage of some of the reduced reporting exemptions in this prospectus. Accordingly, the scope of the information contained herein may be different than the scope of the information you receive from other public companies in which you hold stock. We do not know if some investors will find our shares less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued, during the previous three-year period, more than $1.0 billion in nonconvertible debt, or (d) the last day of our fiscal year containing the fifth anniversary of the date of our first sale of our common equity securities pursuant to an effective registration statement in the United States, which will occur on December 31, 2017.

7

The Offering

Securities offered:	units, each consisting of one share of our common stock and a warrant to purchase share of our common stock. The common stock and warrants are immediately separable and will be issued separately.

Offering price:	$ per unit, consisting of $ per share of common stock and $ per warrant.

Units:

Number outstanding before this offering:	0

Number outstanding after this offering:

Common stock:

Number outstanding before this offering:

Number outstanding after this offering:

Warrants issued in this offering:

Number outstanding before this offering:	0

Number outstanding after this offering:

Exercisability:	Each warrant offered as part of the unit is exercisable for of common stock commencing on the consummation of this offering and expiring at 5:00 p.m., New York City time, on the fifth anniversary of the date of issuance

Exercise price:	% of the offering price of the units sold in this offering

OTCQB Marketplace symbol:	Shares of our common stock are currently quoted on the OTCQB Marketplace under the symbol “ENCR.”

Proposed listing:	We intend to apply to list our units, common stock and the warrants on the NYSE MKT in connection with this offering. No assurance can be given that such listing will be approved.

Proposed symbols for:

Units:	ENCRU

Common stock:	ENCR

Warrants:	ENCR WS

Trading commencement and separation of common stock and warrants:

The units will begin trading on or prior to the date of this prospectus. Each of our common stock and the warrants issuable in this offering will begin trading separately on or prior to the date of this prospectus.

Following the date that the common stock and warrants begin trading separately, the units will continue to be listed for trading and any securityholder may elect to trade the common stock and warrants separately or together as a unit. Even if the component parts of the units are traded separately, the units will continue to be listed as a separate security, and consequently, any subsequent securityholder owning common stock and warrants may elect to combine them together and trade them as a unit. Securityholders will have the ability to trade our securities as a unit until such time as the warrants expire.

Use of proceeds:	We intend to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of factors you should consider before making a decision to invest in our securities.

Common stock splits:	On May 6, 2013, we effected a 30-for-1 forward split of our issued and outstanding shares of common stock by way of a stock dividend. On July 8, 2015, we effected a 1-for-50 reverse split of our issued and outstanding shares of common stock. All share and per share information in this prospectus gives effect to the 30-for-1 forward split and 1-for-50 reverse split, retroactively.

8

The number of shares of common stock to be outstanding after this offering is based on 2,464,160 shares of common stock outstanding as of October 14, 2015 and does not include:

●	339,043 shares of common stock issuable upon the exercise of warrants outstanding as of October 14, 2015, at a weighted average exercise price of $17.81 per share;

●	shares of common stock issuable upon the full exercise of the warrants offered as part of the units;

●	308,464 shares of common stock issuable upon the exercise of options outstanding as of October 14, 2015, at a weighted average exercise price of $13.61 per share;

●	300,000 shares of common stock reserved for future issuance under the Ener-Core, Inc. 2015 Omnibus Incentive Plan, or the 2015 Plan, as of October 14, 2015;

●	shares that may be issued to the underwriters upon exercise of their over-allotment option to purchase additional securities from us; and

●	assuming a public offering price of $ , which is the midpoint of the price range on the cover page of this prospectus, shares and warrants to purchase shares issuable upon conversion of the senior secured promissory notes issued to certain accredited investors in April and May 2015, which will become convertible into shares of our common stock and warrants to purchase shares of our common stock for a period of 30 days from the closing of this offering at the offering price per share of common stock included in each unit offered hereby, or under certain other circumstances as set forth in such notes.

9

Summary Consolidated Financial Data

The following tables set forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. The consolidated statements of operations data for the years ended December 31, 2014 and 2013 and consolidated balance sheet data as of December 31, 2014 and December 31, 2013 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the six-month periods ended June 30, 2015 and 2014 and the consolidated balance sheet data as of June 30, 2015 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements were prepared on the same basis as the audited consolidated financial statements. Our management believes that the unaudited consolidated financial statements include all adjustments necessary to state fairly the information included in those statements.

You should read this data together with our audited and unaudited consolidated financial statements and related notes to those statements appearing elsewhere in this prospectus and the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results, and results for the six months ended June 30, 2015 are not necessarily indicative of results to be expected for the full year ending December 31, 2015.

All share and per share amounts have been adjusted to reflect the 30-for-1 forward split of our issued and outstanding shares of common stock by way of a stock dividend on May 6, 2013 and the 1-for-50 reverse split of our issued and outstanding shares of common stock on July 8, 2015, retroactively.

	Year Ended December 31,		Six Months Ended June 30,
	2014	2013	2015	2014
Consolidated Statements of Operations Data:
Revenues	$868,000	$16,000	$—	$810,000
Cost of goods sold	1,170,000	112,000	—	803,000
Gross profit (loss)	(302,000)	(96,000)	—	7,000
Operating expenses:
Selling, general and administrative	5,449,000	4,802,000	2,311,000	2,791,000
Research and development	3,156,000	2,257,000	1,709,000	1,745,000
Total operating expenses	8,605,000	7,059,000	4,020,000	4,536,000
Operating loss	(8,907,000)	(7,155,000)	(4,020,000)	(4,529,000)
Total other income (expenses), net	(1,626,000)	(26,000)	(1,272,000)	(417,000)
Net loss	$(10,534,000)	$(7,130,000)	$(5,292,000)	$(4,947,000)
Per share information:
Loss per share—basic and diluted	$(6.17)	$(5.26)	$(2.26)	$(3.41)
Weighted average common shares—basic and diluted	1,708,620	1,356,060	2,345,500	1,449,240

	As of December 31,		As of June 30,
	2014	2013	2015
Consolidated Balance Sheet Data:
Cash, cash equivalents and restricted cash	$2,226,000	$1,251,000	$3,280,000
Working capital	746,000	649,000	143,000
Total assets	3,293,000	2,976,000	5,648,000
Total liabilities	1,784,000	1,529,000	4,926,000
Total stockholders’ equity (deficit)	1,509,000	1,447,000	722,000

10

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our financial statements and the related notes thereto, before making a decision to invest in our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently believe are not material, also may become important factors that affect us and impair our business operations. The occurrence of any of the events or developments discussed in the risk factors below could have a material and adverse impact on our business, results of operations, financial condition and cash flows, and in such case, our future prospects would likely be materially and adversely affected. If any of such events or developments were to happen, the trading price of our common stock and the value of the warrants could decline, and you could lose part or all of your investment. Further, our actual results could differ materially and adversely from those anticipated in our forward-looking statements as a result of certain factors.

All share and per share amounts have been adjusted to reflect the 30-for-1 forward split of our issued and outstanding shares of common stock by way of a stock dividend on May 6, 2013 and the 1-for-50 reverse split of our issued and outstanding shares of our common stock on July 8, 2015, retroactively.

Risks Relating to Our Financial Condition and Capital Requirements

We have experienced losses since inception and anticipate that we will continue to incur losses, which makes it difficult to assess our future prospects and financial results.

We have never been profitable and, as of June 30, 2015, we had an accumulated deficit of $23.3 million. We incurred net losses of $5.3 million in the six months ended June 30, 2015 and net losses of $10.5 million and $7.1 million in the years ended December 31, 2014 and 2013, respectively. We expect to continue to incur net losses for the foreseeable future as we continue to develop our products and seek customers and distribution for our products. Because of the risks and uncertainties associated with developing and commercializing our products, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unsuccessful in addressing these risks, our business may fail and investors may lose all of their investment.

Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

We design, develop, and manufacture products based on proprietary technologies that aim to expand the power-generation range of gaseous fuels. While we shipped our first commercial product, the Ener-Core Powerstation EC250, in November 2013, to date, our other manufacturing efforts have been limited to our prototype units and the assembly of our Multi-Fuel Test Facility used in research and development. As such, we have a limited operating history with respect to designing and manufacturing systems for producing continuous energy from a broad range of sources, including previously unusable low quality waste gases, providing a limited basis for investors to evaluate our business, operating results, and prospects.

While the basic technology has been verified, we have only within the last couple years begun offering the EC250 and EC333 as commercial systems and only recently received a purchase order for the KG2 Power Oxidizer system. This limits our ability to accurately forecast the cost of producing and distributing our systems or technology or to determine a precise date on which our systems or technology will be widely released.

Our plan to complete the initial commercialization of our gas-to-heat and electricity conversion technology is dependent upon the timely availability of funds and upon our finalizing the engineering, component procurement, build out, and testing in a timely manner. Any significant delays would materially adversely affect our business, prospects, operating results, and financial condition. Consequently, it is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially and adversely affected. If the market for transforming methane gas, especially low quality waste gases from landfills, coal mines, oil fields, and other low-quality methane sources into continuous electricity does not develop as we currently expect, or develops more slowly than we currently expect, our business, prospects, operating results, and financial condition will be materially harmed.

11

Even assuming completion of this offering, we will require substantial additional financing. Failure to obtain such financing may require us to cease our business activities and result in our stockholders losing some or all of their investment in us.

There is no assurance that we will operate profitably or generate positive cash flow in the future. As of June 30, 2015, we had $3,280,000 in cash and cash equivalents (including restricted cash). We will require additional financing in order to proceed with the manufacture and distribution of our products, including our EC250, EC333, KG2, and other Power Oxidizer products. During the next 12 months, we currently project our cash needs to be in excess of $10.0 million, currently budgeted for employee, occupancy and related costs ($3.8 million), for research and development programs ($3.0 million), for professional fees and business development costs ($1.2 million), for corporate filings ($500,000), interest on our existing debt ($600,000) and for working capital ($1.5 million).  We will require additional financing if the costs of the development and operation of our existing technologies are greater than we have currently anticipated or if we are not successful in earning revenues. Our sales and fulfillment cycle can exceed 24 months, and we do not expect to generate sufficient revenue in the next 12 months to cover our operating costs.

We anticipate that we will rely on additional debt or equity capital in order to continue to fund our business operations until such time as we become profitable, which may never occur. Issuances of additional equity and/or convertible securities will result in dilution to our existing stockholders. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. We may not be able to obtain financing on commercially reasonable terms or terms that are acceptable to us when it is required. If we are unable to raise sufficient additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our products, restrict our operations or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships. Further, if we do not obtain sufficient funds to continue operations, our business could fail and investors could lose up to their entire investment.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, and if we are unable to continue as a going concern, our securities will have little or no value.

Since inception, we have experienced recurring operating losses and negative cash flows and we expect to continue to generate operating losses and consume significant cash resources for the foreseeable future. Without additional financing, these conditions raise substantial doubt about our ability to continue as a going concern, meaning that we may be unable to continue in operation for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations. As a result, the reports of our independent registered public accounting firms that accompany our audited consolidated financial statements for the years ended December 31, 2014 and 2013, respectively, contain going concern qualifications and each such firm expressed substantial doubt about our ability to continue as a going concern. In addition to our history of losses, our accumulated deficits as of June 30, 2015, December 31, 2014 and December 31, 2013 were approximately $23.3 million, $18.0 million and $7.5 million, respectively. At June 30, 2015, December 31, 2014 and 2013, we had cash and cash equivalents (including restricted cash) of $3.3 million, $2.2 million and $1.3 million, respectively.

In order to continue as a going concern, we will need, among other things, additional capital resources. Our management’s plan is to obtain such resources by seeking additional equity and/or debt financing, including through this offering. During 2014, we raised a total of $4.6 million through debt financing and repaid $1.9 million of such debt financing and raised $4.0 million through equity financing. During 2015, we have raised a total of $5.0 million through debt financing and $810,000 through equity financing. We may be required to raise capital on unfavorable terms, assuming opportunities to raise capital are even available to us. Our failure to obtain additional capital would have an adverse effect on our financial position, results of operations, cash flows, and business prospects, and ultimately on our ability to continue as a going concern. If we are unable to obtain adequate capital, we could be forced to cease operations.

12

Any incurrence of additional indebtedness could adversely affect our ability to operate our business, remain in compliance with existing or future debt or commercial covenants, make payments on our debt and limit our growth.

As of October 14, 2015, we had $5,047,000 of indebtedness outstanding, consisting of the principal balance and accrued interest on outstanding senior secured promissory notes issued in April and May 2015 and balances due on capital lease financing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Subsequent Events” for more information. Outstanding indebtedness could have important consequences for investors, including the following:

●	if we are unable to comply with the obligations of any agreements governing our indebtedness, including financial and other restrictive covenants, such failure could result in an event of default under such agreements;

●	the covenants contained in our debt and commercial agreements may limit our ability to borrow additional funds, including restrictions on use of certain of our intellectual property as collateral for future borrowings;

●	we may need to use a portion of our cash flows to pay principal and interest on our debt, which will reduce the amount of money that we have for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other business activities;

●	we may have a higher level of debt than some of our competitors, which could put us at a competitive disadvantage;

●	we may be more vulnerable to economic downturns and adverse developments in our industry or the economy in general; and

●	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors. We cannot be certain that our cash flows will be sufficient to allow us to pay the principal and interest on our existing or future debt and meet our other obligations. If we do not have enough money to service our existing or future debt, we may be required to refinance all or part of our existing or future debt, sell assets, borrow more money or raise equity, which we may not be able to timely consummate on terms acceptable to us, if at all.

13

Risks Relating to Our Business and Industry

A sustainable market for our technology and products may never develop or may take longer to develop than we currently anticipate, which would materially adversely affect our results of operations and/or cause our business to fail.

Our products are being sold into mature markets and represent an emerging and unproven technology. We cannot be certain as to whether our targeted customers will accept our technology or will purchase our products in sufficient quantities to allow our business to grow. To succeed, demand for our current products must increase significantly in existing markets and there must be strong demand for products that we introduce in the future. If a sustainable market fails to develop or develops more slowly than we currently anticipate, we may be unable to recover the losses we have incurred to develop our products, we may have further impairment of assets, and we may be unable to meet our operational expenses. The development of a sustainable market for our systems may be hindered by many factors, including some that are out of our control. Examples include:

●	customer reluctance to try a new product or concept;

●	the relaxing of regulatory requirements or policies regarding the environment;

●	potential customers’ perception that our EC250, EC333, KG2 and other Power Oxidizer products that we may develop are not competitive on a cost basis;

●	the costs associated with the installation and commissioning of our EC250, EC333, KG2 and other Power Oxidizer products that we may develop;

●	maintenance and repair costs associated with our products;

●	economic downturns and reduction in capital spending;

●	customer perceptions of our products’ safety, quality and effectiveness;

●	customer and potential customer awareness of our products;

●	the emergence of newer, more competitive technologies and products;

●	the financial and operational stability of our turbine partners;

●	the inability of our turbine partners to fulfill orders in a timely manner;

●	excessive warranty-related costs associated with parts replacement for Power Oxidizer or turbine components for Powerstations operating in the field; and

●	the inability of our commercial partners to successfully sell and market our co-branded Power Oxidizer products.

If we are unable to develop effectively and promote our technology timely and gain recognition in our market segment, we may not be able to achieve acceptable sales revenue and our results of operations and financial condition would then suffer. We cannot predict the rate of adoption or acceptance of our technology by potential customers or prospective channel partners. While we may be able to effectively demonstrate the feasibility of our technology, this does not guarantee the market will accept it, nor can we control the rate at which such acceptance may be achieved. Failure to achieve productive relationships with a sufficient number of prospective partners who are established resellers in the market segments of our target customers may impede adoption of our solutions. Additionally, some potential customers in our target industries are historically risk-averse and have been slow to adopt new technologies. If our technology is not accepted in the industrial combustion and power generation market, we may not earn enough by selling or licensing our technology to support our operations, recover our research and development costs or become profitable and our business could fail.

14

Our products are unproven on a large-scale commercial basis and could fail to perform as anticipated.

The Power Oxidizer has never been utilized on a large-scale commercial basis and we cannot predict all of the difficulties that may arise when the technology is utilized on such scale. In addition, our technology has never operated at a profitable volume level. It is possible that the technology may require further research, development, design and testing prior to implementation of a large-scale commercial application. Accordingly, we cannot assure you that our technology will perform successfully on a large-scale commercial basis, that it will be profitable to us or that our products will be cost competitive in the market.

We may not be able to maintain effective product distribution channels, which could limit sales of our products.

We may be unable to attract distributors, resellers and integrators, as planned, that can market our products effectively and provide timely and cost-effective customer support and service. There is also a risk that, after we have established such relationships, some or all of our distributors, resellers or integrators may be acquired, may change their business models or may go out of business, any of which could have an adverse effect on our business. Further, our potential distributors, integrators and resellers may carry competing products. The loss of important sales personnel, distributors, integrators or resellers could adversely affect us.

Our products involve a lengthy sales cycle and we may not anticipate sales levels appropriately, which could impair our results of operations.

The sale of our products typically involves a significant commitment of capital by customers, and such purchase decisions often require substantial time, economic analysis, product testing and corporate approvals. Once a customer makes a formal decision to purchase our product, the fulfillment of the sales order by us and our turbine partners will require a substantial amount of additional time. For these reasons, the sales and fulfillment cycle associated with our products is typically lengthy and subject to a number of significant risks over which we have little or no control. We currently expect to plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. If sales in any period fall significantly below anticipated levels, our financial condition, results of operations and cash flow would suffer. If demand in any period increases well above anticipated levels, we may have difficulties in responding, incur greater costs to respond, or be unable to fulfill the demand in sufficient time to retain the order, which would negatively impact our operations and our reputation. In addition, our operating expenses are based on anticipated sales levels, and a high percentage of our expenses are generally fixed in the short term. As a result of these factors, a small fluctuation in the timing of sales could cause operating results to vary materially from period to period and a small fluctuation in the timing of cash payments by our customers could result in additional capital being required to fund our operating and inventory needs. Further, our operating results may be subject to significant variations and, as such, our operating performance in one period may not be indicative of our future performance.

We may incur significant warranty related costs, which may result in decreased gross profit per unit sold and reduce our ability to achieve our profitability targets.

We have sold, and our business plan anticipates that we will continue to sell, products with warranties. There can be no assurance that the provision for estimated product warranty will be sufficient to cover our warranty expenses now or in the future. We cannot ensure that our efforts to reduce our risk through warranty disclaimers will effectively limit our liability. As of June 30, 2015, we have accrued $260,000 in warranty expense related to our initial commercial units shipped to date. While we expect warranty costs to decrease significantly on a per unit basis, the limited operating time for our commercial units makes our warranty and other post-sale charges difficult to estimate. Further, we may, at times, undertake programs to enhance the performance of units previously sold. Such enhancements may be provided at no cost or below our cost. If we choose to offer such programs, such actions could result in significant additional costs to our business. For example, during 2014, we provided for a warranty reserve of $242,000 for our initial EC250 commercial unit to allow for full replacement of key components primarily related to sub-components furnished by our suppliers. If our commercial units have greater than expected warranty related expenses or if we experience warranty costs associated with our oxidizer units, we may experience lower gross margins on our products or we may be required to increase our expenses to re-engineer our Power Oxidizer products. Further, any significant incurrence of warranty expense in excess of estimates could have a material adverse effect on our operating results, financial condition, and cash flow.

15

We face intense competition and currently expect competition to increase in the future, which could prohibit us from developing a customer base and generating revenue.

The energy industry is characterized by intense competition. We compete with existing co-generation solutions and other power generation solutions for our current and future customers. Those existing solutions have typically more mature technology and have a lower equipment cost than our Power Oxidizer units. Our Power Oxidizers are typically more expensive per kilowatt of power capacity when compared to the initial cost of equipment, and competing products typically have lower upfront costs than our Power Oxidizers. Many of our existing and potential competitors have greater financial and commercial resources than us, and it may be difficult for us to compete against them. Many of our existing and potential competitors have better name recognition and substantially greater financial, technical, manufacturing, marketing, personnel, and/or research capabilities than we do. In addition, new competitors, some of whom may have extensive experience in related fields or greater financial resources, may enter the market.

Although at this time we do not believe that any of our potential competitors have technology similar to ours, if and when we release products based on our technology, potential competitors may respond by developing and producing similar products. Many firms in the energy industry have made and continue to make substantial investments in improving their technologies and manufacturing processes. Our competitors may achieve substantial economies of scale and scope, thereby substantially reducing their fixed production costs and their marginal production costs. In addition, they may be able to price their products below the marginal cost of production in an attempt to establish, retain, or increase market share.

In addition to our efforts to replace existing combustion technologies, we face competition from other companies in two sectors, each with its distinct competitive landscape:

●	Low-quality fuels—Where the gas source has an energy density (BTU/ft3) below the minimum level required by reciprocating engines and standard gas turbines, a prospective customer can elect to do nothing and allow low BTU gas to simply be emitted into the atmosphere or can purchase gas such as propane or natural gas, mix it with the low BTU gas to make combustion feasible, and then flare the mixture. Because this alternative results in the destruction of the low BTU gas instead of converting the gas into a form of energy that could be sold or monetized, we do not consider it to be a direct form of competition, however, potential customers may utilize this approach in lieu of investing in our products.

●	Ultra-low emissions—Within applications where a customer is required to meet emissions regulations and controls limits, typically by national, regional or local legislation, our systems compete with pollution control technologies, such as Selective Catalytic Reduction, Dry-Low-NOx, or Dry-Low-Emissions systems, and in some cases, with low-emission flares and thermal oxidizers. As many of our competitors are large, well-established companies, they derive advantages from production economies of scale, worldwide presence, and greater resources, which they can devote to product development or promotion.

In light of the foregoing, it may be difficult for us to compete successfully in the energy market.

16

As an alternative energy technology, our products are subject to wavering interest and levels of investment arising from the volatility of traditional energy costs and pricing.

In addition to environmental concerns, the market for alternative energy technologies is driven in part by customers’ desire for stable, cost-effective energy production methods, including technologies that minimize waste or allow use of waste gases to capture more value from traditional energy production methods. Although increases or volatility in the costs of traditional energy production, including the cost of additives to flare or use waste gases, may drive some interest in our technology, significant drops in the costs of traditional energy production and resources could have the opposite effect, resulting in decreased willingness by customers to invest in comparatively unproven alternative energy technologies. If traditional energy production costs and pricing drop significantly for a sustained period of time, customers may not view our products as providing a comparative economic benefit and we may not be able to compete successfully in our target markets.

We anticipate the need to be able to provide a third party financing option to our current and future customers for our existing and future Power Oxidizer products in order to facilitate our planned growth. We have very limited operational history for our Power Oxidizer products, which may make financing these products very difficult. Any changes in business credit availability or cost of borrowing could adversely affect our business.

We compete with products and solutions that have significantly longer operating histories than our Power Oxidizers. As such, traditional lending solutions such as capital lease providers or banks have access to a substantial amount of information regarding competing products and have established credit parameters for end user customers. Our Power Oxidizers are new to the market and lenders and potential lenders have not established credit parameters specific to our Power Oxidizer units, which puts us at a competitive disadvantage.

Declines in the availability of commercially acceptable business credit and increases in corporate borrowing costs could negatively impact the number of systems we can install. Substantial declines in the business and operations of our customers could have a material adverse effect on our sales and, therefore, our business, results of operations and financial condition. If our potential customers are unable to access credit or experience increases in borrowing costs, our operating results may be materially and adversely affected and our ability to grow our business may be impaired.

Turbine prices, sub-component availability and reliability factors impact our price competitiveness, warranty costs and rate of market acceptance.

Our Power Oxidizer products are currently commercialized in a manner that is fully integrated with a gas turbine, thus providing a complete Powerstation to the ultimate customer and operator. We purchase the turbines for the 250 kW and 333 kW Powerstations from an independent third party. The availability of these turbines is dependent on the current commercial backlog and financial stability of their manufacturers. A lengthy sub-component fulfillment timeframe could impact our ability to timely deliver a Powerstation and therefore could delay our revenues. The turbines are typically long lead time components and the pricing of these turbines could increase over time, causing the overall price of the integrated Powerstation to become commercially uncompetitive, which would hinder sales of our Power Oxidizer products or render them prohibitively expensive, which would result in decreased profit margins. Once operational, any issues in the reliability of the turbine, either due to issues with the Power Oxidizer or any inherent flaws in the turbine, could result in excessive warranty obligations for us and a level of operational reliability that is deemed unsatisfactory by our customers, which could hurt our relationships with our customers and materially and adversely affect our business, prospects, operating results and financial condition.

We are dependent on our suppliers, some of which are single or limited source suppliers, and the inability or refusal of these suppliers to deliver necessary components at prices, volumes, and schedules acceptable to us would have a material adverse effect on our business, prospects, operating results, and financial condition.

We are continually evaluating, qualifying, and selecting suppliers for our gas-to-heat and electricity conversion systems. For our Power Oxidizer units, our raw materials generally consist of readily available pipes, tanks and machined metal products made of steel and other readily available commercial metals. We also purchase an integrated controls system that is configured from off-the-shelf units. However, for certain proprietary components, we use parts that are single-sourced from certain suppliers for machined parts designed and built to our specifications. We expect to move away from single-sourced suppliers as our production levels increase and with future modifications to our products. We also intend to source globally from a number of suppliers, some of whom may, however, be single source suppliers for these components, in particular for the gas turbine sub-component. While we attempt to maintain the availability of components from multiple sources, it may not always be possible to avoid purchasing from a single source. To date, we have no qualified alternative sources for any of our single-sourced components.

17

While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacements for our single-source components, we may be unable to do so in the short term or at all at prices or costs that are favorable to us. In particular, qualifying alternate suppliers or developing our own replacements for certain highly customized components may be time consuming and costly.

Our supply chain exposes us to potential delivery failures or component shortages. If we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available if or when required, on terms that are favorable to us, or at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. The loss of any single- or limited-source supplier or the disruption in the supply of components from these suppliers could lead to delayed deliveries to our customers, which could hurt our relationships with our customers, result in negative publicity and materially adversely affect our business, prospects, operating results, and financial condition.

Commodity market factors impact our costs and availability of materials.

Our products contain a number of commodity materials from metals, including steel, special high temperature alloys, copper, nickel, and molybdenum, to computer components. The availability of these commodities could impact our ability to acquire the materials necessary to meet our production requirements. The cost of metals has historically fluctuated and we currently do not hedge against our materials inflation risk. An increase in materials pricing could impact the costs to manufacture our products. If we are not able to acquire commodity materials at prices and on terms satisfactory to us, or at all, our operating results may be materially adversely affected.

We may face risks from doing business internationally.

We have licensed, sold or distributed, and expect to continue to license, sell, or distribute, products outside of the United States and derive revenues from these sources. Our revenues and results of operations may be vulnerable to currency fluctuations, and we do not currently hedge any foreign currency. As of the date of this prospectus, we have shipped one of our EC250 systems to a customer in the Netherlands. We will report our revenues and results of operations in United States dollars, but, in future reporting periods, a significant portion of our revenues may be earned outside of the United States. In such a case, we cannot accurately predict the impact of future exchange rate fluctuations on our revenues and operating margins. Such fluctuations could have a material adverse effect on our business, results of operations, and financial condition.

Additionally, our business will be subject to other risks inherent in the international marketplace, many of which are beyond our control. These risks include:

●	laws and policies affecting trade, investment, and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

●	changes in local regulatory requirements, including restrictions on gas-to-heat and electricity conversions;

●	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

18

●	increased financial accounting and reporting burdens and complexities;

●	differing degrees of protection for intellectual property;

●	instability of foreign economies and governments; and

●	war and acts of terrorism.

Any of the foregoing could have a material adverse effect on our business, financial condition, and results of operations.

As our products remain under development, they may not meet quality and cost expectations or may require costly improvements.

In order to achieve our goal of improving the quality and lowering the total costs of ownership of our products, we may require engineering changes. Such improvement initiatives may render existing inventories obsolete or excessive and there is no guarantee such changes will meet our customers’ expectations. Any quality issues with our products or those of our turbine manufacturing partners could have a material adverse effect on our rate of product adoption, results of operations, financial condition, and cash flow. Moreover, as we develop new configurations for our gas-to-heat and electricity conversion systems and as our customers place existing configurations in commercial use, our products may perform below expectations. Any performance below expectations could materially and adversely affect our operating results, financial condition, and cash flow and affect the marketability of our products.

If we are unable to adequately control the costs associated with operating our business, including our costs of sales and materials, our business, prospects, operating results, and financial condition will suffer.

If we are unable to achieve and/or maintain a sufficiently low level of costs for designing, marketing, selling and distributing our gas transforming systems relative to their selling prices, our business, prospects, operating results, and financial condition could be materially and adversely affected. We have made, and will be required to continue to make, significant investments for the design and sales of our system and technologies. There can be no assurances that our costs of producing and delivering our system and technologies will be less than the revenue we generate from sales, licenses and/or royalties or that we will achieve our currently expected gross margins.

We may be required to incur substantial marketing costs and expenses to promote our systems and technologies even though our marketing costs and expenses to date have been relatively limited. If we are unable to keep our operating costs aligned with the level of revenues we generate, our business, prospects, operating results, and financial condition will be harmed. Many of the factors that impact our operating costs are beyond our control. For example, the costs of our components could increase due to shortages if global demand for such components increases.

19

If we do not respond effectively and on a timely basis to rapid technological change, our business could suffer.

Our industry is characterized by rapidly changing technologies, industry standards, customer needs, and competition, as well as by frequent new product and service introductions. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new products that respond to technological changes, evolving industry standards or changing customer requirements. Our success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

●	effective use and integration of new technologies;

●	continual development of our technical expertise;

●	enhancement of our engineering and system designs;

●	retention of key engineering personnel, which have played a critical role in the development of our technology;

●	development of products that meet changing customer needs;

●	marketing of our products; and

●	influence of and response to emerging industry standards and other changes.

In particular, we plan to upgrade or adapt our gas-to-heat and conversion systems and technology in order to continue to provide customers with the latest technology. However, our products may not compete effectively if we are not able to develop, source and integrate the latest technology into our gas-to-heat and electricity conversion systems at a cost structure or on a timeframe acceptable to our customers or potential customers. Other parties’ future research and discoveries may make our products and solutions less attractive or even obsolete compared to other alternatives that may emerge. Any failure to keep up with advances in gas-to-heat and electricity conversion systems and technology would result in a decline in our competitive position that would materially and adversely affect our business, prospects, operating results, and financial condition.

Our customers operate in a highly regulated business environment, and non-compliance with such regulations or changes in regulations could impose significant costs on us or our customers.

Our customers are subject to federal, state, local and foreign laws, regulations and policies governing, among other things, emissions and occupational health and safety. Regulatory agencies may impose special requirements on our customers or on us for the implementation and operation of our products, some of which may significantly affect or even eliminate some of our target markets. We can provide no assurances that we or our customers will be able to obtain any approvals or permits that are or may become required in a timely manner, or at all. We may incur material costs or liabilities in complying with government regulations, whether applicable to our customers’ use of our products, due to additional development costs or indemnity costs, or to us directly. Potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations and requirements that may be adopted or imposed in the future. Non-compliance of our products or their performance with laws, regulations and other requirements applicable to our customers or to us, could result in fines, disputes or other business disruptions, which would have a material adverse effect on our operating results.

Deregulation, restructuring or other fundamental changes affecting the energy industry may make our products less economically beneficial to our customers, thereby affecting demand for our products.

We cannot determine how any deregulation or restructuring of the electric utility industry may ultimately affect the market for our products. Changes in regulatory standards or policies that currently support investment in more environmentally efficient power production could reduce the level of investment in the research and development of alternative power sources, including gas-to-heat and electricity conversion systems. Changes in the regulation or structure of the electric utility industry may result in rule changes that create challenges for our marketing and sales efforts. For example, as part of electric utility deregulation, federal, state, and local governmental authorities may impose transitional charges or exit fees, which would make it less economical for some potential customers to switch to our products, thereby materially adversely affecting our revenue and other operating results.

20

Our business depends substantially on the continuing efforts of certain personnel whose absence or loss could materially disrupt our business.

Our future success depends substantially on the continued services of our executive officers, especially our Chief Executive Officer, Alain J. Castro, our President, Boris A. Maslov, Ph.D., our Chief Financial Officer, Domonic Carney, and our engineering vice president, Douglas Hamrin. If one or more of these persons were to become unable or unwilling to continue in their present positions, we may not be able to replace them readily or timely, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain their replacements, if any acceptable persons may be found. In addition, if any of our executive or engineering officers joins a competitor or forms a competing company, we may lose some of our customers or potential customers.

If we are unable to attract, train, and retain engineering and sales personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train, and retain engineering and sales personnel. Recruiting and retaining capable personnel, particularly those with expertise in our industry, is vital to our success. There is substantial competition for qualified technical and sales personnel with experience in our industry, and there can be no assurance that we will be able to attract or retain them. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

We may not be able to effectively manage our growth, expand our production capabilities or improve our operational, financial and management information systems, which would impair our results of operations.

If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, management and other resources. Our ability to manage our growth will require us to expand our production capabilities, continue to improve our operational, financial and management information systems, and to motivate and effectively manage our employees. We cannot provide assurance that our systems, procedures and controls or financial resources will be adequate, or that our management will be able to manage this growth effectively.

We have identified material weaknesses in our internal control over financial reporting and ineffective disclosure controls and procedures that will require additional resources to mitigate.

The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires that we report annually on the effectiveness of our internal control over financial reporting and that our principal executive officer and principal financial officer conclude as to the effectiveness of our disclosure controls and procedures on a quarterly basis. Among other things, we must perform systems and processes evaluation and testing. We must also conduct an assessment of our internal controls to allow management to report on our assessment of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley. We have identified material weaknesses in our internal control over financial reporting as of December 31, 2014. As defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Specifically, we determined that we had the following material weaknesses in our internal control over financial reporting: (i) we do not have written documentation of our internal control policies and procedures; (ii) we do not have sufficient segregation of duties within accounting functions, which is a basic internal control; (iii) for the year ended December 31, 2014, we did not have accounting and finance staff with sufficient technical accounting training and experience capable to manage and process our derivative equity accounting including stock options and warrants, and, in addition, we had 100% turnover during the year of accounting and finance management and staff, which resulted in periods of time where there was insufficient review of internal and external reports and proof of key internal controls; (iv) for the year ended December 31, 2014, we did not have a majority of our directors considered to be independent directors; (v) for the year ended December 31, 2014, our audit committee consisted of the Chairman of the committee only; and (vi) for the year ended December 31, 2014, management concluded that (a) our management information systems and information technology internal control design was deficient because the potential for unauthorized access to certain information systems and software applications existed during 2014 in several departments, including corporate accounting, and (b) certain key controls for maintaining the overall integrity of systems and data processing were not properly designed and operating effectively, which increased the likelihood of potential material errors in our financial reporting.

21

As of June 30, 2015, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were ineffective at the reasonable assurance level. This conclusion was due to the presence of material weaknesses in our internal control over financial reporting, as described above.

We had significant turnover in our Accounting and Finance Department during 2014, including the resignation of the Chief Financial Officer in June 2014 and the appointment of our current Chief Financial Officer in August 2014, which increased our internal control risk. Further, for a significant portion of 2014 and 2013, we had insufficient in-house technical accounting staff and management that resulted in several of the material control weaknesses since identified. Due to our size, we rely heavily on key management for day-to-day operations and for key cash and spending internal controls. Further, our size and correspondingly limited resources give rise to additional internal control weaknesses, including our information technology controls and disclosure controls.

We continue to review and develop controls and procedures that we believe to be sufficient to accurately report our financial performance on a timely basis, as well as mitigate our existing material weaknesses and significant deficiencies in our internal controls. As of the date hereof, however, while we have taken steps to remediate our material weaknesses, we have not remediated these material weaknesses in full. If we do not develop and implement effective controls and procedures, we may not be able to report our financial performance on a timely and materially accurate basis and our business and stock price may be adversely affected.

If product liability claims are brought against us, we may incur substantial costs if our insurance coverage for such claims is inadequate.

We may be exposed to product liability claims, other claims and litigation in the event that the use of our products results, or is alleged to result, in bodily injury and/or property damage or our products actually or allegedly fail to perform as expected. Although we maintain insurance coverage with respect to certain product liability and other claims, such claims are expensive to defend and our insurance coverage may not be sufficient to cover all of our product liability-related expenses or losses, if it applies at all. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost, in sufficient amounts or upon adequate terms to protect us against losses due to product liability. Any damages that are not covered by insurance or are in excess of policy limits could have a material adverse effect on our financial condition, results of operations and cash flows. In addition, product liability and other claims can divert the attention of management and other personnel for significant periods of time, regardless of the ultimate outcome. Further, claims of this nature could cause our customers to lose confidence in our products and us. As a result, an unsuccessful defense of a product liability or other claim could have a material adverse effect on our financial condition, results of operations and cash flows.

We may be vulnerable to disruption, damage and financial obligation as a result of information technology system failures.

Despite the implementation of security measures, any of the internal computer systems belonging to us or our third-party service providers are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. Any system failure, accident or security breach that causes interruptions in our own or in third-party service vendors’ operations could result in a material disruption of our product development programs. Further, our information technology and other internal infrastructure systems, including firewalls, servers, leased lines and connection to the Internet, face the risk of systemic failure, which could disrupt our operations. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur resulting liability, our product development programs and competitive position may be adversely affected and the further development of our products may be delayed. Furthermore, we may incur additional costs to remedy the damage caused by these disruptions or security breaches. We do not currently maintain insurance coverage that would potentially address such costs and are not certain whether we can obtain such coverage at an acceptable cost, if at all. Even if we were to obtain such insurance coverage, there can be no assurance that the policy obtained would cover some or all of the costs incurred by such disruptions or security breaches, and thus we may still incur significant financial losses upon such an event.

22

Additionally, certain confidential information, including nonpublic personal information and sensitive business data, including but not limited to data pertaining to certain public utilities, may be processed and stored on, and transmitted through, our computer systems and networks. In the event such information is jeopardized as a result of a disruption causing system failure, we may suffer significant losses, reputational damage, litigation, regulatory fines or penalties, or otherwise experience a material adverse effect on our business, financial condition or results of operations

We are an “emerging growth company” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive because we may rely on these exemptions, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

As an emerging growth company, we have also chosen to take advantage of certain provisions of the JOBS Act that allow us to provide you with less information in this prospectus than would otherwise be required if we are not an emerging growth company. As a result, this prospectus includes less information about us than would otherwise be required if we were not an emerging growth company within the meaning of the JOBS Act, which may make it more difficult for you to evaluate an investment in us.

We would cease to be an emerging growth company upon the earliest of: (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued, during the previous three-year period, more than $1.0 billion in nonconvertible debt, or (d) the last day of our fiscal year containing the fifth anniversary of the date of our first sale of our common equity securities pursuant to an effective registration statement in the United States, which will occur on December 31, 2017.

23

Risks Related to Our Intellectual Property

We may not be able to obtain, maintain, defend or enforce the intellectual property rights covering our products, which could adversely affect our ability to compete.

We utilize a variety of intellectual property rights in our products and technology. We use our portfolio of process and design technologies as part of our effort to differentiate our product offerings. Our commercial success depends, in large part, on our ability to obtain, maintain, defend or enforce our patents, trademarks, trade secrets and other intellectual property rights covering our technologies and products. We may not have sufficient resources or may otherwise be unable to preserve these intellectual property rights successfully in the future and such rights could be invalidated, circumvented, challenged, breached or infringed upon. If we are unable to protect and maintain our intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against us, our ability to differentiate our product offerings would be substantially impaired. In addition, if our intellectual property rights or work processes become obsolete, we may not be able to differentiate our product offerings and some of our competitors may be able to offer more attractive products to our customers, which could materially adversely affect our competitive business position and harm our business prospects.

We may be unable to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. To the extent that we have obtained or are able to obtain patents or other intellectual property rights in any foreign jurisdictions, it may be difficult to stop the infringement of our patents or the misappropriation of other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the availability of certain types of patent rights and enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide only limited benefit or no benefit.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, efforts to protect our intellectual property rights in such countries may be inadequate. In addition, future changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and products and the enforcement of intellectual property.

Developments or assertions by us or against us relating to intellectual property rights could materially impact our business.

We currently own or license significant intellectual property, including patents, and intend to be involved in future licensing arrangements. Patent laws afford only limited practical protection of our intellectual property rights.

Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others or to defend against claims of invalidity. As we create or adopt new technology, we will also face an inherent risk of exposure to the claims of others that we have allegedly violated their intellectual property rights.

We might experience intellectual property claim losses in the future and we might also incur significant costs to defend such claims. Infringement or invalidity claims could materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information.

Our success depends upon the skills, knowledge, and experience of our technical personnel, our consultants and our advisors, as well as our licensees and contractors, and, as such, trade secrets are an important element of our overall intellectual property portfolio. However, trade secrets are difficult to protect. We enter, and currently expect that we will continue to enter, into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers, licensees and other advisors that may be breached or may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by our competitors, in which case we would not be able to prevent use of such trade secrets by these competitors. The enforcement of a claim alleging that a party illegally obtained and used our trade secrets could be difficult, expensive and time consuming, and we cannot predict the outcome. In addition, courts outside the United States may be less willing to protect trade secrets than will courts within the United States. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

24

Many of our competitors have significant resources and incentives to apply for and obtain intellectual property rights that could limit or prevent our ability to commercialize our current or future products in the United States or abroad.

Many of our existing and potential competitors, who have or may have significant resources and have made or may make substantial investments in competing technologies, have sought or may seek to apply for and obtain patents that prevent, limit or interfere or will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets. Our current or future U. S. or foreign patents may be challenged or circumvented by competitors or others or may be found to be invalid, unenforceable or insufficient. Since patent applications are confidential until patents are issued in the United States or, in most cases, until after 18 months from filing of the application, or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to file patent applications for inventions or that we would have priority rights with respect to inventions covered by our pending applications.

Risks Related to Our Securities and This Offering

If an orderly and active trading market for our securities does not develop or is not sustained, the value and liquidity of your investment in our securities could be adversely affected.

An active or liquid market in our units, common stock or the warrants might not develop upon the closing of this offering or, if it does develop, it might not be sustainable. The last reported sale price of our common stock on the OTCQB Marketplace on October 15, 2015 was $5.85 per share. The historic bid and ask quotations for our common stock, however, should not be viewed as an indicator of the current or historical market price for our common stock nor as an indicator of the market price for our common stock if our common stock is listed on the NYSE MKT. Rather, the offering price for our units was determined through discussions between the underwriters and us, with reference to the most recent closing price of our common stock on the OTCQB Marketplace, and may vary from the market price of our units, common stock and/or warrants following this offering. Further, our trading volume on the OTCQB Marketplace has been generally very limited.

In connection with this offering, we intend to apply to list our units, common stock and warrants offered hereby on the NYSE MKT. Notwithstanding our intention to list our units, common stock and the warrants offered hereby on the NYSE MKT, we cannot assure you that an orderly and active trading market in our units, common stock or the warrants will ever develop or be sustained. This may be attributable to a number of factors, including that (i) we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and (ii) even if we came to the attention of such persons, they tend to be risk averse and may be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our securities until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our securities is minimal or non-existent, as compared to a seasoned issuer with a large and steady volume of trading activity, which generally supports continuous sales without an adverse effect on security price. If you purchase our securities in this offering, you may not be able to resell those units, shares or warrants at or above the price that you paid in this offering, or at all.

25

If an active public market for our units, common stock or the warrants develops, we expect the market price may be volatile, which may depress the market price of our securities and result in substantial losses to investors if they are unable to sell their securities at or above their purchase price.

If an active public market for our units, common stock or the warrants develops, we expect the market price of our securities to fluctuate substantially for the foreseeable future, primarily due to a number of factors, including:

●	our status as a company with a limited operating history and limited revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;

●	announcements of technological innovations or new products by us or our existing or future competitors;

●	the timing and development of our products;

●	general and industry-specific economic conditions;

●	actual or anticipated fluctuations in our operating results;

●	liquidity;

●	actions by our stockholders;

●	changes in our cash flow from operations or earnings estimates;

●	changes in market valuations of similar companies;

●	our capital commitments; and

●	the loss of any of our key management personnel.

In addition, market prices of the securities of technology companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. Further, our common stock is currently quoted on the OTCQB Marketplace, which is often characterized by low trading volume and by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. The availability of buyers and sellers represented by this volatility could lead to a market price for our common stock that is unrelated to operating performance. Moreover, the OTCQB Marketplace is not a stock exchange, and trading of securities quoted on the OTCQB Marketplace is often more sporadic than the trading of securities listed on a national securities exchange like The NASDAQ Stock Market or the New York Stock Exchange. Although we intend to list our units, common stock and warrants on a national securities exchange in conjunction with this offering, there is no assurance we will be able to do so, and if we do so, many of these same forces and limitations may still impact our trading volumes and market price in the near term. Additionally, the sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our units, common stock or the warrants.

Many of these factors are beyond our control and may decrease the market price of our units, common stock or the warrants, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience high volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.

The public sale of our common stock by existing stockholders could adversely affect the price of our securities.

The trading price of our securities could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers, employees and significant stockholders, or when there is a large number of shares of our common stock available for sale. Based upon 2,464,160 shares of our common stock outstanding as of October 14, 2015, after this offering, and not including the shares subject to the underwriters’ option to purchase additional securities from us, we will have approximately       shares of our common stock issued and outstanding. Of these shares, the shares of our common stock to be sold in this offering will be freely tradable by holders who are not our “affiliates” as that term is defined in Rule 144 under the Securities Act.

26

Our directors, executive officers and SAIL Exit Partners, LLC and its affiliates are subject to a 90-day contractual lock-up agreement that prevents them from selling their securities prior to the expiration of the 90-day period. The underwriters may, in their sole discretion, permit securities subject to the lock-up to be sold prior to its expiration.

After the lock-up agreements pertaining to this offering expire, up to an additional 612,673 shares will be eligible for sale in the public market, of which 21,436 are held by our directors and executive officers and will be subject to volume limitations under Rule 144 under the Securities Act.

We have a substantial number of options and warrants outstanding, including the warrants offered hereby, which could give rise to additional issuances of our common stock and potential dilution of ownership to existing stockholders.

As of October 14, 2015, we have outstanding options and warrants to purchase an aggregate of 647,507 shares of our common stock at exercise prices ranging from $7.50 to $50.00 per share. Of these, 308,464 represent shares underlying employee options with exercise prices ranging from $7.50 to $24.00 per share and 339,043 shares underlying warrants at exercise prices ranging from $12.50 to $50.00 per share. In addition, we are offering warrants to purchase up to       shares of our common stock pursuant to this offering. To the extent any holders of options or warrants exercise such options and warrants, the issuance of shares of our common stock upon such exercise will result in dilution of ownership to existing stockholders.

We expect to seek additional funding and may issue new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price (if any) of our securities and our business.

Effective upon our reincorporation in Delaware on September 3, 2015, our certificate of incorporation authorizes the issuance of up to 200,000,000 shares of common stock with a par value of $0.0001 per share, and 50,000,000 shares of preferred stock with a par value of $0.0001 per share. Our board of directors may choose to issue some or all of such shares to fund our overhead and general operating requirements or to acquire one or more companies or properties. The issuance of any such shares may reduce the book value per share and may contribute to a reduction in the market price (if any) of the outstanding shares of our common stock or preferred stock. If we issue any such additional shares, such issuance could reduce the proportionate ownership and voting power of all current stockholders. Further, such issuance(s) may result in a change of control of our Company.

If you purchase the securities sold in this offering, you will incur immediate and substantial dilution.

If you purchase securities in this offering, you will incur immediate and substantial dilution in the amount of $       per share of common stock, because the public offering price of $       per unit is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering when they purchased their shares. Investors who purchase securities in this offering will contribute approximately       % of the total amount of equity capital raised by us through the date of this offering, but will only own approximately       % of our outstanding shares. In addition, you may also experience additional dilution upon future equity issuances or in the event the underwriters exercise their option to purchase additional units. Additionally, you will experience additional dilution upon the exercise of stock options and warrants to purchase common stock with exercise prices less than the offering price per unit.

27

Due to the speculative nature of the warrants, there is no guarantee that it will ever be profitable for holders of the warrants to exercise the warrants.

The warrants being offered as part of the units do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather, merely represent the right to acquire shares of common stock at an exercise price of       % of the offering price of the units offered hereby for a period expiring on the fifth anniversary of the date of issuance. The market value of the warrants is uncertain, and there can be no assurance that the market value of the warrants will equal or exceed the price that you paid in this offering for the warrants. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and, consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

Holders of the warrants may not be able to exercise the warrants if we do not maintain a current prospectus and comply with applicable securities laws.

No warrants sold in this offering as part of the units will be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or is deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Although we have registered the warrants and the shares of common stock issuable upon exercise of the warrants in the registration statement of which this prospectus is a part, if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, holders will be unable to exercise their warrants.

Our leadership and principal stockholders own a large percentage of our voting stock, which will allow them to influence substantial control over matters requiring stockholder approval.

Currently, our executive officers, directors and SAIL Exit Partners, LLC and its affiliates beneficially own approximately 26.4% of our outstanding common stock and, based on the beneficial ownership at June 30, 2015, after this offering, will beneficially own approximately       % of our common stock. If these stockholders act together, they may be able to elect our board of directors, depending on stockholder participation at our annual meetings, and may significantly influence most other matters requiring approval by stockholders, including the approval of mergers, going private transactions, and other extraordinary transactions, as well as the terms of any of these transactions. This concentration of ownership could have the effect of delaying a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then-prevailing market price for their shares of common stock.

Holders of our warrants offered as part of the units will have no rights as a common stockholder until they acquire our common stock.

Until an investor acquires shares of our common stock upon exercise of the warrants offered as part of the units, the investor will have no voting or other stockholder rights with respect to our common stock. Upon exercise of such warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

We may amend the terms of the warrants offered as part of the units in a way that may be adverse to holders with the approval by the holders of a majority of the then outstanding warrants.

The warrants offered as part of the units will be issued in registered form under a warrant agreement between VStock Transfer, LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. All other modifications or amendments, including any amendment to increase the exercise price of the warrants or shorten the exercise period of the warrants, shall require the written consent of Northland Securities, Inc. and Lake Street Capital Markets, LLC, in their capacity as underwriters, and the registered holders of a majority of the then outstanding warrants.

28

Certain provisions in our charter documents have anti-takeover effects.

Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of us. Such provisions, including those limiting who may call special stockholders’ meetings, together with the possible issuance of our preferred stock without stockholder approval, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of our common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest. See “Description of Capital Stock” for additional information.

Our operating results may fluctuate significantly, and these fluctuations may cause the price of our securities to fall.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

●	market acceptance of our products and those of our competitors;

●	the sales and fulfillment cycle associated with our products, which is typically lengthy and subject to a number of significant risks over which we have little or no control, and the corresponding delay in our receipt of the associated revenue;

●	our ability to complete the technical milestone tests associated with our commercial agreements;

●	our ability to attract and retain key personnel;

●	development of new designs and technologies; and

●	our ability to manage our anticipated growth and expansion.

Until our common stock is listed on a qualified national securities exchange or our common stock price exceeds $5 per share, our common stock will be considered a “penny stock” and will not qualify for exemption from the “penny stock” restrictions, which may make it more difficult for you to sell your securities.

Historically, shares of our common stock have traded on the OTCQB Marketplace at a price of less than $5.00 per share and, as a result, our common stock is considered a “penny stock” by the SEC and subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in “penny stocks.” The SEC has adopted regulations which generally define a “penny stock” to be any equity security that is not listed on a qualified national securities exchange and that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the security that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our securities.

29

You should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, our management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of the price of our securities.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our securities.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, or FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our securities, which may limit your ability to buy and sell our securities and have an adverse effect on the market for our securities.

We are a former “shell company” and as such are subject to certain limitations not applicable to other public companies generally.

Prior to our reverse merger transaction in July 2013, we were a public reporting “shell company,” as defined in Rule 12b-2 under the Exchange Act. Although we are no longer a “shell company,” we are subject to certain restrictions:

●	As it has been less than three years since our “shell company” status terminated, we are ineligible to utilize certain free writing prospectuses in conjunction with an offering of our securities, which may limit our ability to effectively communicate with prospective purchasers of our securities impacting the timing, scope and potential success of such offerings.

●	The Rule 144 safe harbor available for the resale of our restricted securities is only available to our stockholders if we have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than current reports on Form 8-K, at the time of the proposed sale, regardless of whether the restricted securities were initially issued at the time we were a shell company or subsequent to termination of such status. Other reporting companies that are not former shell companies and have been reporting for more than 12 months are not subject to this same reporting threshold for non-affiliate reliance on Rule 144.

30

As a result of these restrictions, we may be less successful in offering registered securities to investors and investors may have less interest in obtaining restricted securities, which may materially and adversely affect our ability to efficiently and timely raise additional financing, if we are able to do so at all.

Further, as shell companies and reverse merger transactions have been, and remain to some degree, subject to additional scrutiny by the SEC, FINRA and the national securities exchanges, our prior shell company status and the reverse merger transaction that terminated it may result in delays in the completion of any offering and our attempt to qualify for and list on a national securities exchange, such as the NYSE MKT. Specifically, as a former shell company and subject of a reverse merger transaction, we are required to demonstrate the ability to maintain a threshold per share market price for an extended trading period in order to qualify for listing on a national securities exchange. If we are unable to do so, we will breach certain contractual obligations and may need to complete additional securities issuances on terms and at pricing that would be materially adverse to our financial condition and dilutive to our stockholders.

The indemnification rights provided to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against its directors, officers, and employees.

Our certificate of incorporation and bylaws contain provisions permitting us to enter into indemnification agreements with our directors, officers, and employees. We also have contractual obligations to provide such indemnification protection to the extent not covered by directors’ and officers’ liability insurance. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

To date, we have not paid any cash dividends and we do not anticipate paying any such dividends in the foreseeable future.

We have never paid cash dividends on our capital stock. We do not currently anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.

Our management will have broad discretion in the use of the net proceeds from this offering and may invest such net proceeds in a manner that does not produce income or loses value.

Our management will have considerable discretion over the use of proceeds from this offering. We currently intend to use such proceeds for working capital and other general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock, or that you otherwise do not agree with. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could, among other things, result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

31

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

●	Our estimates regarding operating results, future revenues, capital requirements and the need for additional financing.

●	Strategy for customer growth, retention, product development, market position, financial results and reserves.

●	Customer acceptance of and demand for our products.

●	Anticipated levels of capital expenditures and uses of capital for fiscal year 2015.

●	Current or future volatility in the credit markets and future market conditions.

●	Expectations of the effect on our financial condition of claims, litigation, contingent liabilities, warranty-related costs and stock price volatility.

●	Strategy for risk management.

●	Our ability to effectively manage growth and expansion.

●	Economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets.

●	The occurrence of hostilities, political instability or catastrophic events.

●	Changes in customer demand or market opportunity.

●	Changes in the price of key components and disruptions in supply chains for these components.

●	Disruptions to our technology network, including computer systems and software, as well as natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our operating systems, structures or equipment.

●	Our intellectual property position and the intellectual property positions of third parties.

●	Our expectations regarding the use of proceeds from this offering.

●	The impact of government laws, regulations and policies.

●	Our ability to continue as a going concern.

●	Other risk factors discussed under “Risk Factors.”

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this prospectus.

You should read this prospectus and the documents that we reference elsewhere in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We discuss many of these risks and uncertainties in greater detail under the section entitled “Risk Factors” and elsewhere in this prospectus. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our securities. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.

32

USE OF PROCEEDS

We estimate that our net proceeds from the sale of           units in this offering will be approximately $            million (or $          million if the underwriters exercise their option to purchase additional securities in full), at an assumed public offering price of $           per unit, after deducting the estimated underwriting discount and offering expenses payable by us.

A $1.00 increase or decrease in the assumed public offering price of $           per unit would increase or decrease our net proceeds from this offering by approximately $            million, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us. Similarly, each increase or decrease of 100,000 units sold in this offering would increase or decrease the net proceeds that we receive from this offering, after deducting the estimated underwriting discount and offering expenses payable by us, by approximately $           , assuming a public offering price of $           per unit.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes.

As of the date of this prospectus, we cannot specify with any certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amount and timing of expenditures used generally or for any particular use may vary based on a number of factors, including our progress in developing our products, which depends on the amount of cash used in or provided by our operations, among other factors. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

DETERMINATION OF OFFERING PRICE RANGE

On October 15, 2015, the last reported sale price of shares of our common stock on the OTCQB Marketplace was $5.85. This price is not indicative of the public offering price for our units or of the market price of our common stock following the offering due to several factors, including the historical low trading volume, a limited amount of news and analyst coverage for our company and historical limited liquidity of our common stock on the OTCQB Marketplace.

The offering price set forth on the cover of this prospectus has been determined by discussions between us and the underwriters. In addition to prevailing market conditions, the following are among the factors that were considered in determining the offering price for our securities:

●	an assessment of our management and the underwriters as to the price at which investors might be willing to participate in this offering;

●	the price and trading history (including trading volume of our common stock on the OTCQB Marketplace);

●	the history of, and prospects for, our company and the industry in which we compete;

33

●	our past and present financial information;

●	our past and present operations, and the prospects for, and timing of, our future revenues;

●	the present state of our development;

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours; and

●	other factors as were deemed relevant.

The offering prices stated on the cover page of this prospectus should not be considered as an indication of the actual value of our units. An active trading market for the units, common stock and/or the warrants offered as part of the units may not develop and the price of our securities is subject to change as a result of market conditions and other factors. It is also possible that after the offering the securities will not trade in the public market at or above the public offering price.

PRICE RANGE OF COMMON STOCK

Our common stock is currently quoted on the OTCQB Marketplace under the symbol “ENCR.” Our common stock commenced trading on the OTCQB Marketplace in the first quarter of 2013 under the symbol “ITTC.” On May 16, 2013, we changed our symbol to “ENCR.” The units and warrants offered hereby are not currently quoted on the over-the-counter markets or listed on a national securities exchange. We intend to apply to list our units, common stock and the warrants offered as part of the units on the NYSE MKT in connection with this offering. There is no assurance, however, that our units, common stock or the warrants will ever be listed on the NYSE MKT.

The following table sets forth, for each of the calendar periods indicated, the quarterly high and low bid prices of our common stock quoted on the OTCQB Marketplace. The prices in the table represent prices between dealers and do not include adjustments for retail mark-up, markdown or commission and may not represent actual transactions.

On May 6, 2013, we effected a 30-for-1 forward split of our issued and outstanding common stock, and on July 8, 2015, we effected a 1-for-50 reverse split of our issued and outstanding common stock. The table below gives effect to both the 30-for-1 forward split and 1-for-50 reverse split, retroactively.

Period	High ($)	Low ($)
Year ended December 31, 2013
First Quarter	*	*
Second Quarter	*	*
Third Quarter	77.50	37.50
Fourth Quarter	118.50	57.50

34

Period	High ($)	Low ($)
Year ended December 31, 2014
First Quarter	76.00	30.50
Second Quarter	37.50	12.50
Third Quarter	31.00	3.71
Fourth Quarter	16.50	6.00

Period	High ($)	Low ($)
Year ending December 31, 2015
First Quarter	13.00	6.50
Second Quarter	14.00	6.50
Third Quarter (through October 15, 2015)	8.00	2.75

* Except for two quotations during the period from January 1, 2013 to July 1, 2013, there were no reported quotations for our common stock during such periods.

On October 15, 2015, we had 124 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes beneficial owners of common stock whose shares are held in street name by brokers and other nominees.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Additionally, our ability to pay dividends on our common stock is limited by restrictions under the terms of our existing debt covenants.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2015:

●	on an actual basis; and

●	on a pro forma basis to give effect to this offering.

The pro forma information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

You should read the following table in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our consolidated financial statements and related notes included elsewhere in this prospectus.

35

All share and per share amounts have been adjusted to reflect the 30-for-1 forward split of our issued and outstanding shares of common stock by way of a stock dividend on May 6, 2013 and the 1-for-50 reverse split of our issued and outstanding shares of common stock on July 8, 2015, retroactively.

	As of June 30, 2015 (unaudited)
	Actual	Pro Forma(1)
Cash, cash equivalents and restricted cash	$3,280,000	$
Long term liabilities	1,435,000
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value per share: 1,000,000 shares authorized, none issued	—
Common stock, $0.0001 par value per share: 4,000,000 shares authorized, 2,463,876 shares issued and outstanding, actual; and shares issued and outstanding, pro forma	—
Additional paid-in capital	24,054,000
Accumulated deficit	(23,330,000)
Total stockholders’ equity	722,000
Total capitalization	$2,157,000	$

(1)	A $1.00 increase or decrease in the assumed public offering price of $ per unit would increase or decrease each of cash, total stockholders’ equity (deficit) and total capitalization on a pro forma basis by approximately $ million, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us. Similarly, each increase or decrease of 100,000 units sold in this offering would increase or decrease the net proceeds that we receive from this offering, after deducting the estimated underwriting discount and offering expenses payable by us, by approximately $ , assuming a public offering price of $ per unit.

The number of shares of common stock to be outstanding after this offering is based on 2,464,160 shares of common stock outstanding as of October 14, 2015 and excludes:

●	339,043 shares of common stock issuable upon the exercise of warrants outstanding as of October 14, 2015, at a weighted average exercise price of $17.81 per share;

36

●	shares of common stock issuable upon the full exercise of the warrants offered as part of the units;

●	308,464 shares of common stock issuable upon the exercise of options outstanding as of October 14, 2015, at a weighted average exercise price of $13.61 per share;

●	300,000 shares of common stock reserved for future issuance under the Ener-Core, Inc. 2015 Omnibus Incentive Plan, or the 2015 Plan, as of October 14, 2015;

●	shares that may be issued to the underwriters upon exercise of their over-allotment option to purchase additional securities from us; and

●	assuming a public offering price of $ , which is the midpoint of the price range on the cover page of this prospectus, shares and warrants to purchase shares issuable upon conversion of the senior secured promissory notes issued to certain accredited investors in April and May 2015, which will become convertible into shares of our common stock and warrants to purchase shares of our common stock for a period of 30 days from the closing of this offering at the offering price per share of common stock included in each unit offered hereby, or under certain other circumstances as set forth in such notes.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per unit in this offering and the pro forma net tangible book value per share of our common stock upon completion of this offering, assuming no value is attributed to the warrants offered as part of the units.

All share and per share amounts have been adjusted to reflect the 30-for-1 forward split of our issued and outstanding shares of common stock by way of a stock dividend on May 6, 2013 and the 1-for-50 reverse split of our issued and outstanding shares of common stock on July 8, 2015, retroactively.

Investors participating in this offering will incur immediate and substantial dilution. Our net tangible book value as of June 30, 2015 was $691,000, or $0.30 per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of our common stock outstanding.

After giving effect to our sale in this offering of our units, at an assumed public offering price of $           per unit, assuming no value is attributed to the warrants offered as part of the units, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2015 would have been $          million, or $           per share of our common stock. This represents an immediate increase in pro forma net tangible book value of $         per share to our existing stockholders before this offering and an immediate dilution of $           per share to new investors purchasing units in this offering.

The following table illustrates this dilution:

Assumed public offering price per unit		$
Historical net tangible deficit per share as of June 30, 2015	$0.30
Pro forma net tangible book value per share after this offering
Increase in pro forma net tangible book value per share attributable to new investors
Pro forma net tangible book value per share after this offering
Dilution per share to new investors		$

A $1.00 increase or decrease in the assumed public offering price of $            per unit, assuming no value is attributed to the warrants offered as part of the units, would increase or decrease the pro forma net tangible book value per share as of June 30, 2015 by $            , assuming the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us. Each increase or decrease of 100,000 units offered by us at the assumed public offering price of $            per share of common stock, assuming no value is attributed to the warrants sold together with such shares of common stock, would increase or decrease our pro forma net tangible book value by $             million, our pro forma net tangible book value per share after this offering by $            per share and the dilution per share to new investors in this offering by $           .

The following table summarizes, on a pro forma basis described above as of June 30, 2015, the differences between the number of units purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by investors purchasing in this offering at an assumed public offering price of $            per unit, assuming no value is attributed to the warrants offered as part of the units, before deducting the estimated underwriting discount and offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		Per Share
Existing stockholders before this offering			%	$		%	$
Investors purchasing in this offering
Total		100.0%		$	100.0%		$

37

A $1.00 increase or decrease in the assumed public offering price of $           per unit, assuming no value is attributed to the warrants offered as part of the units, would increase or decrease the total consideration paid by new investors by $           million and increase or decrease the percentage of total consideration paid by new investors by approximately         %, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase or decrease of 100,000 units sold in this offering would increase or decrease the total consideration paid by new investors by $            million and increase or decrease the percentage of total consideration paid by new investors by approximately           %, assuming a public offering price of $            per unit, assuming no value is attributed to the warrants offered as part of the units.

Except as otherwise indicated, the discussion and tables above do not include the units subject to the underwriters’ option to purchase additional securities. If the underwriters’ option to purchase additional securities is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to           % of the total number of shares of common stock to be outstanding upon consummation of this offering, and the number of shares of common stock held by investors purchasing in this offering will be increased to           shares or           % of the total number of shares of common stock to be outstanding upon consummation of this offering.

The number of shares of common stock to be outstanding after this offering is based on 2,464,160 shares of common stock outstanding as of October 14, 2015 and excludes:

●	339,043 shares of common stock issuable upon the exercise of warrants outstanding as of October 14, 2015, at a weighted average exercise price of $17.81 per share;

●	shares of common stock issuable upon the full exercise of the warrants offered as part of the units;

●	308,464 shares of common stock issuable upon the exercise of options outstanding as of October 14, 2015, at a weighted average exercise price of $13.61 per share;

●	300,000 shares of common stock reserved for future issuance under the Ener-Core, Inc. 2015 Omnibus Incentive Plan, or the 2015 Plan, as of September 10, 2015;

●	shares that may be issued to the underwriters upon exercise of their over-allotment option to purchase additional securities from us; and

●	assuming a public offering price of $ , which is the midpoint of the price range on the cover page of this prospectus, shares and warrants to purchase shares issuable upon conversion of the senior secured promissory notes issued to certain accredited investors in April and May 2015, which will become convertible into shares of our common stock and warrants to purchase shares of our common stock for a period of 30 days from the closing of this offering at the offering price per share of common stock included in each unit offered hereby, or under certain other circumstances as set forth in such notes.

We may choose to raise additional capital through the sale of equity or equity-linked securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any options are issued under our equity incentive plans or we issue additional shares of common stock or equity-linked securities in the future, there will be further dilution to investors purchasing in this offering.

38

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. This discussion contains forward-looking statements, such as our plans, objectives, expectations and intentions, that are based upon current expectations that involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Prospectus Summary,” “Risk Factors” and “Business” sections and elsewhere in this prospectus.

Overview

We design, develop, manufacture and have commercially deployed products based on proprietary technologies that generate base-load, clean power from polluting waste gases that are otherwise typically destroyed or vented into the atmosphere by a variety of industries. We consider “power” to consist of industrial grade heat that can be used to (i) generate electricity by coupling our technology with a variety of modified gas turbines, (ii) produce industrial-grade steam by coupling our technology with a variety of modified steam boilers, or (iii) provide on-site heat at industrial facilities through heat exchanger applications. We also design our technologies to provide power generation solutions with a significantly reduced air emissions profile compared to traditional industrial power generation systems powered by fossil fuels. Whether our technology is applied to generate electricity, steam or heat, we refer to our technology as “Power Oxidation,” and refer to our products as “Power Oxidizers” (previously called “Gradual Oxidation” and “Gradual Oxidizers,” respectively, in our prior public disclosures). Our patented Power Oxidizer turns one of the world’s most potent sources of air pollution into a profitable source of base-load clean energy, while simultaneously reducing gaseous emissions from industrial facilities that contribute to air pollution and climate change.

Our technology offers an alternative to traditional methods of destroying gaseous pollution, by simultaneously enabling industrial facilities (i.e., the sources of the gaseous emissions) to reduce their energy costs through the generation of on-site power from their waste gases and eliminating or reducing their air pollution. In addition, our technology provides an innovative, alternative method that a wide range of industrial facilities could deploy in order to comply with or exceed environmental air quality regulations, which represent a significant operating cost for these industries. We currently partner with established manufacturers of gas turbines and work with the engineering teams of these manufacturers to integrate our Power Oxidizer with their gas turbines. These partnerships benefit us through improved brand awareness and facilitation of the commercialization of our Power Oxidizer technology. The coupling or integration of our technology with gas turbines allows our partners to market their modified gas turbines into new markets and sales opportunities that otherwise are not technically feasible with traditional power generation technologies. We also plan to partner with manufacturers of steam boilers in a similar manner, thereby enabling the steam boilers to create valuable industrial-grade steam from low-quality waste gases as a monetarily “free” input fuel. We do not yet have any agreements with such manufacturers, but we expect to negotiate and enter into additional partnerships for the larger turbines and steam products within the next 18 months.

Power Oxidation allows for the extraction of heat energy from previously unusable, low-quality industrial waste gases, while significantly reducing the emission of harmful greenhouse gases and pollutants into the atmosphere and enabling the production of useful, on-site energy products such as electricity and steam. Power Oxidation can potentially unlock a new, global source of clean power generation (electricity, steam and/or heat energy) by productively using a wide range of low-quality waste gases that are typically destroyed or vented to the atmosphere by a multitude of industries, and which currently contribute to approximately 32% of global greenhouse gas emissions. Our goal is to enable industrial process facilities to generate clean energy from their existing waste gases, thereby reducing the amount of energy that they purchase from their regional utilities, and simultaneously reducing the cost of compliance with local, state, and federal air quality regulations by avoiding the chemicals, catalysts, and complex permitting required by existing pollution abatement systems.

39

We have developed a 250/333 kilowatt, or kW, Power Oxidizer that we integrate with a 250 kW and a 333 kW gas turbine to produce 250 kW and 333 kW “Powerstations,” respectively. We have two Powerstations currently in operation at a landfill site in the Netherlands and at the Irvine campus of the University of California, Irvine, or UCI, and one additional Powerstation currently in the production phase expected to be installed at a landfill in Southern California. We are in the process of scaling up our Power Oxidizer systems to a significantly larger size of 2 megawatt, or MW, which has six times more power capacity than the 333 kW system, as well as working with engineers from Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc., or Dresser-Rand, to integrate this larger Power Oxidizer with Dresser-Rand’s “KG2” 2 MW gas turbine. We believe this scaled-up version of our Power Oxidizer, combined with the KG2 turbine, will result in a Powerstation product that is better aligned with the scale of emissions (and energy requirements) observed at the industrial facilities that we believe stand to benefit most from this technology. As with the existing, smaller Powerstation, the larger Powerstations will be designed to provide an alternative to typical combustion-based power generation and enable industries to utilize their own waste gases to generate power. We also expect to integrate our Power Oxidizer technology with traditional steam boilers, thereby enabling the commercialization and deployment of systems that will convert low-quality waste gases to steam (with no electrical power required) for customers that value industrial steam more than electrical power within their operations.

Our first commercial products, or the EC Series, the Ener-Core Powerstation EC250, or EC250, previously called “FP250,” and the Ener-Core Powerstation EC333, or EC333, are products that combine our Power Oxidizer with a 250 kW and a 333 kW gas turbine, respectively. The gas turbines were initially developed by Ingersoll-Rand, plc, or Ingersoll-Rand, and subsequently enhanced by our predecessor, FlexEnergy, Inc., or FlexEnergy. The substitution of the Power Oxidizer for the combustor within a traditional turbine allows for the resulting, modified turbine to utilize low density waste gases as a fuel, in place of commercially purchased gases. The low energy density gases that the EC Series products can use as a fuel do not have an alternative commercial market as traditional combustion-based turbines require uncontaminated high energy fuels and thus cannot run on low energy density gases, and therefore such low energy density gases have no market value. The use of these waste gases results in a lower fuel cost to operate, in addition to providing a significant reduction in industrial air emissions.

We are currently scaling up our Power Oxidizer and working with Dresser-Rand to combine it with Dresser-Rand’s KG2-3GEF turbine. The resulting product is currently being marketed and sold by Dresser-Rand’s international teams under the Dresser-Rand brand and is called the KG2-3GEF/PO (or KG2 with Power Oxidizer, or KG2/PO). When fully integrated, the KG2/PO will combine our Power Oxidizer with a 2 MW gas turbine. We began the scale up and integration of our Power Oxidizer with Dresser-Rand’s KG2 turbine in late 2014 and expect to continue to invest in engineering resources to support the integration of this unit throughout 2015. Dresser-Rand has already sold these scaled up units, and we expect the first commercial deployments of KG2 units to begin in 2016, assuming we are able to secure the funds we will require for such deployments.

Reverse Merger

Prior to the reverse merger discussed below, pursuant to a contribution agreement dated November 12, 2012 by and among FlexEnergy, Inc., FlexEnergy Energy Systems, Inc., and Ener-Core Power, Inc., Ener-Core Power, Inc. (formerly Flex Power Generation, Inc.) was spun-off from FlexEnergy, Inc. as a separate corporation. As part of that transaction, Ener-Core Power, Inc. received all of the assets (including intellectual property) and liabilities pertaining to the Power Oxidizer business, which was the business carved out of FlexEnergy, Inc.

We were originally incorporated on April 29, 2010 in Nevada under the name Inventtech, Inc. On April 16, 2013, we entered into a merger agreement with Ener-Core Power, Inc. and a wholly-owned merger sub, pursuant to which the merger sub merged with and into Ener-Core Power, Inc., with Ener-Core Power, Inc. as the surviving entity. Prior to the merger, we were a public reporting “shell company,” as defined in Rule 12b-2 under the Exchange Act. On May 6, 2013, the pre-merger public shell company effected a 30-for-1 forward split of its common stock. All share amounts have been retroactively restated to reflect the effect of that stock split.

On July 1, 2013, we completed the reverse merger with Ener-Core Power, Inc., which remains our operating subsidiary. The merger was accounted for as a “reverse merger” and recapitalization. As part of the reverse merger, the pre-merger public shell company stockholders cancelled 120,520,000 shares of common stock that were then outstanding (unadjusted for our July 8, 2015 reverse stock split). This cancellation has been retroactively accounted for as of the inception of Ener-Core Power, Inc. on November 12, 2012. Accordingly, Ener-Core Power, Inc. was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Ener-Core Power, Inc. Accordingly, the assets and liabilities and the historical operations that are reflected in the consolidated financial statements are those of Ener-Core Power, Inc. and are recorded at the historical cost basis of Ener-Core Power, Inc. Our assets, liabilities and results of operations were de minimis at the time of the reverse merger.

40

Reincorporation

Effective as of September 3, 2015, we changed our state of incorporation from the State of Nevada to the State of Delaware, or the Reincorporation, pursuant to a plan of conversion dated September 2, 2015, following approval by our stockholders of the Reincorporation at our 2015 Annual Meeting of Stockholders held on August 28, 2015. In connection with the Reincorporation, we filed articles of conversion with the State of Nevada and a certificate of conversion with the State of Delaware. Upon effectiveness of the Reincorporation, the rights of our stockholders became governed by the Delaware General Corporation Law, the certificate of incorporation filed in Delaware and newly adopted bylaws. As a Delaware corporation following the Reincorporation, which we refer to as Ener-Core Delaware, we are deemed to be the same continuing entity as the Nevada corporation prior to the Reincorporation, which we refer to as Ener-Core Nevada. As such, Ener-Core Delaware continues to possess all of the rights, privileges and powers of Ener-Core Nevada, all of the properties of Ener-Core Nevada and all of the debts, liabilities and obligations of Ener-Core Nevada, including all contractual obligations, and continues with the same name, business, assets, liabilities, headquarters, officers and directors as immediately prior to the Reincorporation. Upon effectiveness of the Reincorporation, all of the issued and outstanding shares of common stock of Ener-Core Nevada automatically converted into issued and outstanding shares of common stock of Ener-Core Delaware without any action on the part of our stockholders.

Reverse Stock Split

Our board of directors approved a reverse stock split of our authorized, issued and outstanding shares of common stock, as well as our authorized shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding, at a ratio of 1-for-50, or our Reverse Stock Split. On July 8, 2015, the Reverse Stock Split became effective and the total number of shares of common stock held by each stockholder converted automatically into the number of shares of common stock equal to: (i) the number of issued and outstanding shares of common stock held by each such stockholder immediately prior to the Reverse Stock Split divided by (ii) 50. We issued one whole share of the post-Reverse Stock Split common stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split, determined at the beneficial owner level by share certificate. As a result, no fractional shares were issued in connection with the Reverse Stock Split and no cash or other consideration was paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split.

Also on the effective date, all of our options, warrants and other convertible securities outstanding immediately prior to the Reverse Stock Split were adjusted by dividing the number of shares of common stock into which the options, warrants and other convertible securities are exercisable or convertible by 50 and multiplying the exercise or conversion price thereof by 50, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding to the nearest whole share. Such proportional adjustments were also made to the number of shares and restricted stock units issued and issuable under our equity compensation plans. The consolidated financial statements and notes to the condensed consolidated financial statements included elsewhere in this prospectus give retroactive effect to the Reverse Stock Split for all periods presented.

After giving effect to the Reverse Stock Split, on July 8, 2015, we had 2,463,919 shares of common stock, options to purchase up to 308,464 shares of common stock and warrants to purchase up to 339,043 shares of common stock outstanding.

Dresser-Rand 2 MW Integration

Throughout the six months ended June 30, 2015, a significant portion of our resources, including nearly all of our engineering staff and additional consultants, was allocated to the scale up of our Power Oxidizer and the integration of our Power Oxidizer with the Dresser-Rand KG2-3GEF turbine.

41

On November 14, 2014, we entered into a global licensing agreement with the Dresser-Rand Company, which we refer to as the D-R Agreement, which grants Dresser-Rand the right to market and sell the Dresser-Rand KG2-3GEF 2 MW gas turbine coupled with the Ener-Core Power Oxidizer. The D-R Agreement grants Dresser-Rand exclusive rights to commercialize the Ener-Core Power Oxidizer, within ranges of 1–4 MW of power capacity, bundled with the Dresser-Rand KG2 gas-turbine product line. As part of the D-R Agreement, Dresser-Rand agreed to pay a $1.6 million initial license fee, which is currently in escrow, under the condition that we were able to successfully scale up the technology from the current size of 250 kW to a size of 2 MW. Dresser-Rand also agreed to achieve annual sales thresholds agreed to by both companies in order to retain the exclusivity of the commercial license. Upon payment of the initial license fee in full, Dresser-Rand shall have an exclusive license to sell the Ener-Core Power Oxidizer within ranges of 1–4 MW of power capacity, bundled with a gas-turbine to generate electricity. Beginning in November 2019, so long as Dresser-Rand continues to sell the agreed minimum quantity of units every year, or pays a “top up” license payment if the agreed minimum sales quantities are not achieved during any individual year, Dresser-Rand shall retain an exclusive license in the aforementioned 1–4 MW range of power capacity.

The D-R Agreement calls for a series of technical milestones. The first technical milestone involves the completion of a “Sub-Scale Acceptance Test,” or SSAT, which we successfully completed in July 2015. During the six months ended June 30, 2015, we spent approximately $1.1 million to purchase the parts necessary to construct a “Multi-Fuel Test Facility,” or MFTF, and completed the assembly of the MFTF in April 2015. The MFTF was used initially for the SSAT testing. After the conclusion of the SSAT, we expect to utilize the MFTF for additional Dresser-Rand related tests as well as for sales and marketing efforts for our other customers. Between April 2015 and July 2015, the MFTF was used to complete a comprehensive series of heat output and other oxidation tests for a Power Oxidizer. The SSAT was designed to be an interim in-field test designed to be conducted without an integrated turbine and was intended to be a low-risk verification of the heat output required for the full integration. We completed and submitted the SSAT test results to Dresser-Rand in July 2015, and Dresser-Rand notified us on August 3, 2015 that we had successfully passed the SSAT.

The second technical milestone will be the “Full-Scale Acceptance Test,” or FSAT, on which we started to commit resources in April 2015 for certain long lead time items and expect to commit additional resources beginning in the third quarter of fiscal 2015. The FSAT includes a multitude of tests using a full, working prototype of a combined Power Oxidizer and a Dresser-Rand KG2. The FSAT procedures are expected to be completed in early 2016. Both technical milestones are required prior to the delivery of the first commercial 1.75 MW unit. We currently expect to ship the first two commercial KG2/PO units in 2016 to Dresser-Rand’s customer, Pacific Ethanol, as announced by Pacific Ethanol in January 2015.

The D-R Agreement also requires the satisfaction of certain binding conditions in order for Dresser-Rand to be obligated to perform its covenants under the D-R Agreement, which covenants include the payment of license fees into escrow, the acceptance of binding purchase orders from its customers for KG2/PO units, the issuance of binding purchase orders to us for Power Oxidizer units and the performance of additional engineering services required for the FSAT. The binding conditions consist of: (i) Ener-Core providing evidence reasonably satisfactory to Dresser-Rand that there are no liens on specified intellectual property of Ener-Core and that Ener-Core owns and has recorded specified patents; (ii) the posting of a $1.6 million bond or letter of credit by Ener-Core on behalf of Dresser-Rand for security on the license fee payments; (iii) evidence reasonably satisfactory to Dresser-Rand that Ener-Core has sufficient operating capital for twelve months; and (iv) Dresser-Rand providing a written acknowledgement of an initial binding customer purchase order for a KG2-3GEF/PO unit.

In March 2015, the D-R Agreement was amended to revise the second binding condition. The revised binding condition eliminates the need for a bond but requires the $400,000 quarterly cash payments due from Dresser-Rand to be paid into a cash escrow account. Funds may be released from the cash escrow as follows: (i) to Dresser-Rand for up to $500,000 to reimburse Dresser-Rand for certain engineering costs; (ii) to Dresser-Rand in the event of termination of the D-R Agreement as a result of a failed acceptance test; or (iii) to Ener-Core upon the satisfaction of the FSAT. Ener-Core expects to complete the FSAT within the first quarter of fiscal 2016. Ener-Core expects that Dresser-Rand will be paid $125,000 per quarter from the escrowed cash for each of the next four quarters for Dresser-Rand engineering services related to the integration under the D-R Agreement. Upon satisfaction of the FSAT, Ener-Core will receive $1.1 million that is currently in escrow, which does not include the $500,000 that Dresser-Rand is to receive for reimbursement for certain engineering costs. If the FSAT condition is not satisfied, then Dresser-Rand shall receive the $1.1 million that is currently in escrow.

In August 2015, Dresser-Rand notified us that we had successfully passed all four binding conditions and the D-R Agreement was therefore a binding agreement. Dresser-Rand made the initial $400,000 license fee payment to the escrow account, and we remitted $125,000 from the escrow account to Dresser-Rand’s engineering division in August 2015.

42

Commercial Sales Efforts

Our commercial sales and marketing focus during 2015 is to build from our first commercial success in 2014 and add to our sales team as we begin to roll out our technology. Shortly after signing the D-R Agreement with Dresser-Rand in November 2014, our existing sales team began to work with the international sales and marketing teams from Dresser-Rand to develop a go-to-market strategy. In parallel, our existing internal sales team has continued to advance commercial opportunities from 2014 and enter new industrial markets with our EC250 and EC333 products.

During the first quarter of 2015, we began to focus our sales resources and efforts toward the improved commercialization of our technology, and we increased our sales efforts through the hiring of two key sales and marketing executives with experience in the oil and gas, waste remediation and pollution control industries. In January 2015, we engaged the services of John Millard as Director of the Europe/Middle East Region. Mr. Millard is based out of Zurich, Switzerland and has been tasked with marketing our Power Oxidizer technology into Europe and the Middle East, both of which are markets that we believe have demonstrated a willingness and a desire to be early adopters of our technology. In March 2015, we hired Mark Owen as Director of Sales in North America. Mr. Owen brings years of industry experience including recent experience selling pollution control systems throughout North America, along with experience rolling out new technology solutions and building sales teams and processes.

During the first quarter of 2015, one of our international distributors, Holland Renewable Energy Technologies, added an additional distribution partner to its commercial agreements. This new distributor, Hofstetter B.V, will begin to distribute our Power Oxidizer solutions in 2015 in the European market. Hofstetter is a world leader in flaring technology systems and has installed over 1,600 flaring systems worldwide. We believe this partnership will result in increased market awareness in Europe, a market that we believe is increasingly receptive of our technology solutions. We believe that Hofstetter provides an immediate and established market presence in Europe.

In January 2015, the first sale of the new KG2-3GEF/PO unit was announced by Pacific Ethanol, which placed a two unit order with Dresser-Rand. Pursuant to the terms of the D-R Agreement, we began working on the initial phase of these two systems immediately after the announcement of the order received by Dresser-Rand from Pacific Ethanol. After receipt of formal acceptance of the successful completion of the SSAT, in August 2015, we received a binding purchase order from Dresser-Rand for two 1.75MW Power Oxidizer units for a total purchase price of $2.1 million. The purchase order calls for an initial payment of 50% of the order value, or $1.05 million payable to us with additional progress payments made over time under the purchase order until delivery of the Power Oxidizer units. The purchase order also requires us to create a $2.1 million performance security interest, with an expected termination date of June 2017 by September 17, 2015, which date was extended until November 15, 2015. We have entered into a non-binding memorandum of understanding with an investor who will assist us in obtaining a letter of credit for the $2.1 million performance security interest. Upon satisfaction of the FSAT, we will receive $1.1 million that is currently in escrow, which does not include the $500,000 that Dresser-Rand is to receive for reimbursement for certain engineering costs. If the FSAT condition is not satisfied, then Dresser-Rand shall receive the $1.1 million that is currently in escrow.

With the completion and acceptance of the SSAT and the verification by Dresser-Rand of the satisfaction of the four binding conditions, since July 2015, we have seen increased sales activity through proposals, customer visits and preliminary analyses requested by prospective customers. The SSAT was a key milestone contained in the D-R Agreement that had both technical and commercial ramifications. We believe that the SSAT provided Dresser-Rand management with a significant level of assurance over the commercial viability of the Power Oxidizer technology and that the acceptance of the SSAT results reduced the technology risk to the point where Dresser-Rand was willing to provide a $2.1 million binding purchase order. Moving forward, we believe that the successful SSAT should enable Dresser-Rand to advance from preliminary commercial discussions with prospective customers to allow them to provide binding quotes and proposals and, ultimately, begin accepting additional binding purchase orders from customers that are interested in purchasing Dresser-Rand’s KG2-3GEF/PO Powerstations.

43

According to data from the Landfill Methane Outreach Program of the U.S. Environmental Protection Agency, at least 50 percent of the landfills in the U.S. are already at full capacity and hence “closed,” meaning no new landfill material is provided. When landfills close, they typically continue to emit harmful greenhouse gases for as long as 50 to 70 years after closure. Although an active landfill may generate electricity from methane production using combustion-based gas turbines or engines, the methane production at a closed landfill often falls below the 35% methane concentration level required for use of such technologies. The Santiago Canyon installation will be the first installation of an Ener-Core Powerstation at a “closed” landfill site in California and our first sale into a landfill managed by a small municipality. We believe that there are other significant opportunities available with other local governments or municipalities that often run local landfills. We believe that our technology can extend, or as in the case of Santiago Canyon, restart the power production of older closed landfills, which would otherwise be forced to stop electricity production and either vent or flare the residual gases produced. Instead of flaring the gas, our Power Oxidizer allows a gas turbine to run on a level of methane as low as a 5% concentration level. We intend to use this project to prove the ability to extend the power generation life of a “closed” landfill well beyond the ability of existing landfill gas generation capabilities and as a viable solution to extend the life of landfill power generation.

In May 2015, we received an award for our second commercial EC250 to be installed at the closed Santiago Canyon Landfill in Orange County, California. The Santiago Canyon landfill was closed in 1996 and as is typical for a closed landfill, the gas quality has degraded to a level that is insufficient for traditional power generation technology. Due to environmental regulations, the site is required to flare the waste gas emitted from the landfill. Installation of our EC250 Powerstation will enable the closed landfill to generate revenue by producing clean electricity from a declining waste gas source, while improving the landfill’s air pollution profile. The installation, expected to be completed in 2017, is part of a renewable energy project made possible by the California Energy Commission’s award of $1.5 million to the University of California, Irvine’s Advanced Power & Energy Program in January 2015. We expect a formal purchase order of approximately $900,000 to be issued in the third quarter of 2015. Once the system is fully operational, the municipality anticipates cost savings of $240,000 per year of avoided power purchases and gas flaring costs.

Revenue, Order-to-Cash Cycle and Customer Order Cash Flows

Our order-to-cash cycle is lengthy and requires multiple steps to complete. As such, we utilize and evaluate certain metrics such as bookings, backlog, and billed backlog. The initial commercial phase involves our sales team identifying a suitable project and evaluating each site to determine whether our value proposition fits the potential customer’s needs. We evaluate potential industrial sites based on the amount, density and quality of the waste gas produced, the impacts of air quality penalties and required pollution abatement, and the expected cost savings or sales value of on-site power production. We also evaluate with the potential customer whether there are other financial considerations that could further strengthen the economic payback to the potential customer (which could include revenue increases that may result from pollution abatement benefits or carbon/emission credits or tax avoidance). As part of this evaluation, we work with potential customers to produce financial models, which seek to capture and quantify all of the various benefits of the potential project to determine the overall economic payback to the potential customer. If the potential customer determines to proceed after this evaluation, we enter into an agreement with the customer, which typically includes purchase order arrangements.

Customer orders, which are defined as firm commitments to purchase with fixed and determinable prices and contracted delivery terms, are considered bookings and are included as backlog. From the date of booking until the projected shipping date, we follow the standard practices that are typically followed by other power equipment producers, which include payment terms that involve customer advance payments designed to mirror our cash inventory outlays for sourcing parts and materials necessary to assemble the power plants to achieve a neutral customer order cash flow until delivery. All customer advance payments are recorded as billings, are reported as billed backlog and are represented on our balance sheet as deferred revenue or customer advances. As the Power Oxidizer plant assets are built, the costs are capitalized as inventory.

Powerstations are shipped to the customer locations and assembled on site. We supervise the assembly and commissioning of the Powerstations, which can take several months to complete. Once commissioning of the fully installed Powerstation(s) is(are) concluded and title passes to the customer, we issue the final billings and recognize revenues and costs of revenues by decrementing deferred revenues and inventory respectively.

We also charge customers for commissioning services, post sale support, and post-warranty service and maintenance on our Power Oxidizer units. We provide a standard warranty, which typically ends six months after commissioning.

44

As of October 14, 2015, we had a customer order backlog of $4.6 million consisting of $1.6 million for license fees associated with the D-R Agreement, $2.1 million for two KG2 Oxidizer units, and $900,000 for one EC250 Powerstation.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements, as well as the reported revenues and expenses during the reported periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the notes to our consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our financial condition and results of operations.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant items subject to such estimates and assumptions include the valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments and share-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; and exposure to warranty and other contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Concentrations of Credit Risk

Cash and Cash Equivalents

We maintain our non-interest bearing transactional cash accounts at financial institutions for which the Federal Deposit Insurance Corporation, or FDIC, provides insurance coverage of up to $250,000. For interest bearing cash accounts, from time to time, balances exceed the amount insured by the FDIC. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk related to these deposits. At June 30, 2015, we had $2,980,000 in excess of the FDIC limit.

We consider all highly liquid investments available for current use with an initial maturity of three months or less and are not restricted to be cash equivalents. We invest our cash in short-term money market accounts.

Restricted Cash

Under a credit card processing agreement with a financial institution we entered in 2013, we are required to maintain funds on deposit with the financial institution as collateral. The amount of the deposit, which is at the discretion of the financial institution, was $50,000 on June 30, 2015 and December 31, 2014.

45

Accounts Receivable

Our accounts receivable are typically from credit worthy customers or, for international customers are supported by guarantees or letters of credit. For those customers to whom we extend credit, we perform periodic evaluations of our customers and maintain allowances for potential credit losses as deemed necessary. We generally do not require collateral to secure accounts receivable. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in existing accounts receivable. We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

At June 30, 2015 and December 31, 2014, we did not have any allowance for doubtful accounts. Although we expect to collect amounts due, actual collections may differ from the recorded amounts.

As of June 30, 2015 and December 31, 2014, one customer, accounted for 100% of total accounts receivable. There were no revenues for the six months ended June 30, 2015.

Accounts Payable

As of June 30, 2015 and December 31, 2014, four and six vendors accounted for approximately 52% and 54%, respectively, of our total accounts payable.

Inventory

Inventory, which consists of raw materials, is stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, we evaluate our ending inventory for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories. At June 30, 2015 and December 31, 2014, we did not have a reserve for slow-moving or obsolete inventory.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to ten years. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the consolidated statements of operations.

Fair Value of Financial Instruments

Our financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, derivative liabilities, secured notes payable and related debt discounts and capital lease liabilities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2015 and December 31, 2014. The carrying amounts of the financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar items.

We determine the fair value of our financial instruments based on a three-level hierarchy established for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:

●	Level 1: Valuations based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Currently, we classify our cash and cash equivalents as Level 1 financial instruments.

46

●	Level 2: Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. We do not currently have any accounts under Level 2.

●	Level 3: Valuations based on inputs that require inputs that are both significant to the fair value measurement and unobservable and involve management judgment (i.e., supported by little or no market activity). Currently, we classify our warrants accounted for as derivative liabilities as level 3 financial instruments.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

Accrued Warranties

Accrued warranties represent the estimated costs that will be incurred during the warranty period of our products. We make an estimate of expected costs that will be incurred by us during the warranty period and charge that expense to the consolidated statement of operations at the date of sale. We also reevaluate the estimate at each balance sheet date and if the estimate is changed, the effect is reflected in the consolidated statement of operations. We made our initial commercial sale to Efficient Energy Conversion TurboMachinery, B.V., or EECT, in the second quarter of 2014 with a six month warranty and later extended that warranty at our discretion. There was no warranty for the unit shipped to the Fort Benning site. We expect our future warranty period to be between six months and one year depending on the warranties provided and the products sold. Accrued warranties for expected expenditures within the next year are classified as current liabilities and as non-current liabilities for expected expenditures for time periods beyond one year.

Revenue Recognition

We generate revenue from the sale of our clean power energy systems and from consulting services. Revenue is recognized when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonable assured. Amounts billed to clients for shipping and handling are classified as sales of product with related costs incurred included in cost of sales.

Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded. We defer any revenue for which the services have not been performed or is subject to refund until such time that we and our customer jointly determine that the services have been performed or no refund will be required.

Revenues under long-term construction contracts are generally recognized using the completed-contract method of accounting. Long-term construction-type contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates difficult are accounted for under the completed-contract method. Revenues under the completed-contract method are recognized upon substantial completion – that is acceptance by the customer, compliance with performance specifications demonstrated in a factory acceptance test or similar event.

Accordingly, during the period of contract performance, billings and costs are accumulated on the balance sheet, but no profit or income is recorded before completion or substantial completion of the work. Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. Changes in estimate of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed. We had no recorded contract losses as of June 30, 2015 or December 31, 2014.

Research and Development Costs

Research and development costs are expensed as incurred.  Research and development was $969,000 and $953,000 for the three months ended June 30, 2015 and 2014, respectively and were $1,709,000 and $1,745,000 for the six months ended June 30, 2015 and 2014, respectively.

47

Share-Based Compensation

We maintain equity incentive plans and record expenses attributable to the equity incentive plans. We amortize share-based compensation from the date of grant on a straight-line basis over the requisite service (vesting) period for the entire award.

We account for equity instruments issued to consultants and vendors in exchange for goods and services at fair value. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, we record the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in our consolidated balance sheets.

Earnings (Loss) per Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Approximately 700,000 and 433,000 shares of common stock were issuable upon full exercise of all options and warrants and shares issuable for full conversion of convertible debt, at June 30, 2015 and 2014, respectively, but were excluded from the computation of diluted loss per share due to the anti-dilutive effect on net loss per share.

All share and per share amounts in the table below have been adjusted to reflect the 30-for-1 forward split of our issued and outstanding shares of common stock by way of a stock dividend on May 6, 2013 and the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(3,228,000)	$(2,968,000)	$(5,292,000)	$(4,947,000)
Weighted average number of common shares outstanding:
Basic and diluted	2,408,200	1,449,240	2,345,500	1,449,240
Net loss attributable to common stockholders per share:
Basic and diluted	$(1.34)	$(2.05)	$(2.26)	$(3.41)

Comprehensive Income (Loss)

We have no items of other comprehensive income (loss) in any period presented. Therefore, net loss as presented in our Condensed Consolidated Statements of Operations equals comprehensive loss.

48

Results of Operations

Comparison of the three and six months ended June 30, 2015 and June 30, 2014

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$—	810,000	—	$810,000
Cost of goods sold:	—	803,000	—	803,000
Gross Profit	—	7,000	—	7,000

Operating expenses:
Selling, general, and administrative	1,280,000	1,607,000	2,311,000	2,791,000
Research and development	968,000	953,000	1,709,000	1,745,000
Total operating expenses	2,248,000	2,560,000	4,020,000	4,536,000
Operating loss	(2,248,000)	(2,553,000)	(4,020,000)	(4,529,000)

Other income (expenses):
Interest expense	(106,000)	(5,000)	(107,000)	(7,000)
Amortization of debt discount	(804,000)	(540,000)	(804,000)	(540,000)
Loss on exchange of warrants	(279,000)	—	(279,000)	—
Gain (loss) on valuation of derivative liabilities	209,000	130,000	(82,000)	130,000
Total other income (expenses), net	(980,000)	(415,000)	(1,272,000)	(417,000)
Loss before provision for income taxes	(3,228,000)	(2,968,000)	(5,292,000)	(4,946,000)
Provision for income taxes	—	—	—	1,000
Net loss	(3,228,000)	(2,968,000)	$(5,292,000)	$(4,947,000)

Loss per share—basic and diluted	(1.34)	(2.05)	$(2.26)	$(3.41)
Weighted average common shares—basic and diluted	2,408,200	1,449,240	2,345,500	1,449,240

Revenue

Our revenue primarily consists of Power Oxidizer sales as well as engineering services.  For the three and six months ended June 30, 2015, we had no product sales, as compared to $810,000 and $810,000 for the same periods of the prior year where we sold one unit to Attero in the Netherlands.

Cost of Goods Sold

For the three and six months ended June 30, 2015, we had no product sales and thus had no cost of goods sold.  Cost of goods sold for the 2014 periods primarily consisted of the costs to build of our Power Oxidizer unit, including materials, labor, overhead costs and warranty costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include officer compensation, salaries and benefits, stock-based compensation expense, consulting fees, legal expenses, intellectual property costs, accounting and auditing fees, investor relations costs, insurance, public company reporting costs and listing fees, and corporate overhead related costs.  Total selling, general and administrative expenses for the three months ended June 30, 2015 decreased $327,000 or 20.3% to $1,280,000 from $1,607,000 for the same period of the prior year.  Total selling, general and administrative expenses for the six months ended June 30, 2015 decreased $480,000 or 17.2% to $2,311,000 from $2,791,000 for the same period of the prior year. The decrease is due to a net decrease in stock based compensation offset by an increase in expenses payable in cash.

During the three and six months ended June 30, 2014, we incurred $868,000 and $1,375,000, respectively, for stock based compensation compared to $222,000 and $446,000, respectively for the three and six months ended June 30, 2015 resulting in expense decreases related to stock based compensation of $646,000 and $929,000 for the three and six month periods, respectively. The decrease in stock-based compensation expense from the three and six months ended June 30, 2014 as compared to the three and six months ended June 30, 2015 was due to a one-time expense related to a stock option repricing in April 2014, which did not recur in 2015.

49

Expenses payable in cash increased $319,000 for the three months ended June 30, 2015 and increased $449,000 for the six months ended June 30, 2015 over the prior year periods. For both the three and six month periods, expenses payable in cash increased due to increased employee and consultant costs related to an increased effort in sales and marketing as well as higher legal costs related to patent protection and increased legal costs related to our corporate governance efforts, which began in May 2015.

Research and Development Expenses

Research and development expenses included development expenses for the Power Oxidizer and integration expenses related to our Power Oxidizer products with partners such as Dresser-Rand and include salaries and benefits, consultant fees, cost of supplies and materials for samples and prototypes, depreciation, as well as outside services costs. Research and development expense for the three months ended June 30, 2015 increased $15,000, or 1.6%, to $968,000 from $953,000 for the same period of the prior year. Research and development expense decreased $36,000, or 2.1%, to $1,709,000 from $1,745,000 for the same period of the prior year.

The decrease for the three months ended June 30, 2015 compared to the same period in the prior year is due to the net effect of a decrease in stock-based compensation expense of $567,000 and an increase of $572,000 of expenses payable in cash. The decrease for the six months ended June 30, 2015 compared to the same period in the prior year is due to the net effect of a decrease in stock-based compensation expense of $699,000 offset by an increase of expenses payable in cash of $663,000.

The increase in expenses payable in cash for both the three and six months ended June 30, 2015 is due to increased costs related to higher engineering headcount for employees hired in late 2014, consultants working on the Dresser-Rand integration, and expensed materials and supplies to support the integration of our Power Oxidizer with the Dresser-Rand KG2/PO 2 megawatt unit.

Other Expenses

Other expenses consisted primarily of interest payable in cash, amortization of debt discount, and the change in the market value of warrants and debt conversion features accounted for as derivative liabilities and which were issued in conjunction with our April 2014 Financing (defined below) and the 2015 Notes (defined below).

Other expenses increased $565,000, or 136.1%, to $980,000 for the three months ended June 30, 2015 from $415,000 for the comparable 2014 period. The increase was due to the combined increase of a $101,000 increase for interest payable in cash, a one-time charge of $279,000 related to the warrant exchange, and $264,000 additional non-cash interest expense from debt discount and deferred financing fee amortization, offset by an increase of $179,000 from a gain on the change in derivative liability values.

Other expenses increased $855,000, or 205.0%, to $1,272,000 for the six months ended June 30, 2015 from $417,000 for the six months ended June 30, 2014. The increase was due to a $101,000 increase in interest payable in cash, $264,000 additional interest expense from debt discount amortization, a one-time charge of $279,000 related to the warrant exchange, and a difference of $212,000 between the $130,000 gain in 2014 to a $82,000 loss in the 2015 period related to changes in the derivative liability values.

Net Loss

For the three months ended June 30, 2015, our net loss was approximately $3.2 million, primarily from operating expenses of $2.2 million, including stock-based compensation expenses of $400,000 and increased research and development costs for the Dresser-Rand integration incurred in 2015 of $500,000; and $1.0 million of other expenses including interest expense of $900,000 and $300,000 in losses related to the warrant exchange, offset by a gain of $200,000 for revaluation of derivative liabilities. For the three months ended June 30, 2014, our net loss of $3.0 million consisted of $2.6 million of operating expenses, including $1.6 million of stock compensation and $400,000 of other expenses consisting of $500,000 of interest expense, offset by a $100,000 gain on derivative liability valuation.

50

For the six months ended June 30, 2015, our net loss was $5.3 million, primarily from operating expenses of $4.0 million, including stock compensation expense of $700,000 and increased research and development costs for the Dresser-Rand integration under the terms of the D-R Agreement of $700,000, and $1.3 million of other expenses consisting of $900,000 of interest expense, $300,000 in losses related to the warrant exchange and a loss of $100,000 for revaluation of derivative liabilities. For the six months ended June 30, 2014, our net loss of $4.9 million consisted of $4.5 million of operating expenses, including $2.4 million of stock compensation and $400,000 of other expenses consisting of $500,000 of interest expense, offset by a $100,000 gain on derivative liability valuation.

Comparison of the fiscal years ended December 31, 2013 and December 31, 2014

	Year Ended December 31,
	2014	2013
Revenues:
Revenues from unrelated parties	$868,000	$7,000
Revenues from related parties	—	9,000
Total revenues	868,000	16,000
Cost of goods sold
Cost of goods sold to unrelated parties	1,170,000	106,000
Cost of goods sold to related parties	—	6,000
Total costs of goods sold	1,170,000	112,000
Gross profit (loss)	(302,000)	(96,000)

Operating expenses:
Selling, general, and administrative	5,449,000	4,802,000
Research and development	3,156,000	2,257,000
Total operating expenses	8,605,000	7,059,000
Operating loss	(8,907,000)	(7,155,000)

Other income (expenses):
Other income, net	1,000	36,000
Loss on debt conversion	(2,414,000)	—
Gain on revaluation of derivative liabilities, net	1,574,000	—
Interest expense	(787,000)	(10,000)
Total other income (expense), net	(1,626,000)	(26,000)
Loss before provision for income taxes	(10,533,000)	(7,129,000)
Provision for income taxes	1,000	1,000
Net loss	$(10,534,000)	$(7,130,000)

Loss per share—basic and diluted	$(6.16)	$(5.26)
Weighted average common shares—basic and diluted	1,707,620	1,356,060

51

Revenue

Our revenues for the years ended December 31, 2014 and 2013 primarily consisted of Power Oxidizer sales as well as engineering services. For the year ended December 31, 2014, we had revenue of $868,000, as compared to $16,000 for the year ended December 31, 2013. The revenue for the year ended December 31, 2014 was primarily from the sale of a Power Oxidizer unit to EECT in the second quarter of 2014 and consulting services provided to an oil and gas company in the third quarter of 2014. For the year ended December 31, 2013, revenues consisted of $9,000 of engineering services provided to a related party and $7,000 of other revenue.

Cost of Goods Sold

For the year ended December 31, 2014, cost of goods sold was $1,170,000 compared to $112,000 for the year ended December 31, 2013. For the year ended December 31, 2014, cost of goods sold consisted of costs to build our commercial EC250 unit sold to EECT including materials, labor, overhead costs and warranty cost materials, shipping, commissioning, and warranty accrual and engineering labor and travel expenses related to the consulting services provided. In particular, during 2014 we accrued significant costs related to the EC250 unit sold to EECT for post-sale warranty expenses. While we are not contractually obligated to provide these services, our intention is to remove key components of this unit in order to verify that future production units are properly designed and engineered.

Cost of goods sold for the year ended December 31, 2013 was primarily cost of labor for engineering services.

Gross Profit (Loss)

As sales are generated and potentially increase, we anticipate that costs of sales will continue to decrease as a percentage of sales as we expect to experience economies of scale. We also expect that our warranty expense will decrease significantly for future units sold.

Operating expenses

Total operating expenses for the years ended December 31, 2014 and 2013 were $8.6 million and $7.1 million, respectively. The $1.5 million increase in expenses, or 21.1%, from 2013 to 2014 was due to the net effect of an increase of non-cash expenses of $2.1 million and cash basis expense reductions of $600,000.

52

Cash basis expenses consisted of employee salaries and benefits paid in cash, rents and overhead, research and development materials, consulting expenses, professional services, and insurance. Total expenses paid in cash for the year ended December 31, 2014 decreased by $600,000 as compared to the year ended December 31, 2013 due to:

●	a $200,000 increase in employee salaries and benefits due to increased staff in 2014 and increased executive payroll compared to 2013.

●	a $300,000 increase for additional rent and overhead, resulting from higher rents in 2014. In July 2013, we assumed the lease from our predecessor company. Until July 2013, we paid a substantially lower sublease payment.

●	a $100,000 increase in insurance costs.

●	a $700,000 decrease in professional services due to cost savings and replacement of expensive consultant costs for legal and accounting with less expensive employees.

●	a $400,000 decrease in research and development related spending. In 2013, we spent funds to finalize the EC250 unit. In 2014, we began to spend to develop the Dresser-Rand KG-2 unit but not until late in 2014 after the D-R Agreement was signed in November 2014.

●	a $100,000 decrease in fees, travel, and other miscellaneous expenses.

Non-cash basis expenses consisted of employee stock option compensation expense, the fair value of warrants issued for services and for legal settlements, and depreciation. Total non-cash expenses for the year ended December 31, 2014 increased by $2.1 million as compared to the year ended December 31, 2013 due to:

●	a $1.7 million increase in employee stock compensation. The increase was due to the combined effect of the $800,000 charge resulting from the cancellation and reissuance of all employee stock options in April 2014 and $900,000 of additional expense due to timing of the issuances of employee stock options in 2013. In 2013, most of the employee stock options were granted in July 2013 and only 6 months of vesting and expense was recorded. In 2014, a full year of vesting was recorded.

●	a $400,000 expense related to warrants issued for services and warrants issued to settle potential disputed legal claims.

Selling, General and Administrative Expenses

Selling, general and administrative expenses included officer compensation, salaries and benefits, stock-based compensation expense, consulting fees, legal expenses, intellectual property costs, accounting and auditing fees, investor relations costs, insurance, public company reporting costs and listing fees, and corporate overhead related costs. Selling, general and administrative expenses increased $647,000, or 13.5%, from $4,802,000 for the year ended December 31, 2013 to $5,449,000 for the year ended December 31, 2014. The increase was due to the net effect of an increase in non-cash expense increase of $1,381,000 and net decrease of expenses payable in cash of $482,000.

The decrease of expenses payable in cash was due to a reduction in professional services paid in cash of $583,000 offset by an increase in employee payroll and related headcount and related overhead costs of approximately $99,000. We incurred significant expenses in 2013 related to the reverse merger, including accounting and legal expenses. These services were conducted by expensive outside consultants. During 2014, we replaced these consultants with less expensive employees and the work load was substantially reduced since the reverse merger activity was isolated to 2013.

The non-cash expenses increase from 2013 to 2014 were primarily due to increased expenses for employee stock-based compensation, which increased $1,731,000, or 100%, from $1,729,000 in 2013 to $3,460,000 in 2014. The stock-based compensation expense increase was due to expenses incurred in 2014 related to the cancellation and reissuance of stock options granted prior to December 31, 2013 as well as a longer period of stock compensation amortization of 2013 grants. In 2013, options were granted in July 2013 and therefore only had 6 months of vesting as compared to an entire year for 2014. The remaining increase was due to the fair value of warrants issued for services and settlements in 2014 of $289,000 with no comparable expense in 2013.

53

Research and Development

Research and development costs included development expenses for the Power Oxidizer, including salaries and benefits, stock-based compensation expense, consultant fees, cost of supplies and materials for samples and prototypes, depreciation, as well as outside services costs.

Research and development expenses increased $899,000, or 39.8%, from $2,257,000 for the year ended December 31, 2013 to $3,156,000 for the year ended December 31, 2014. The increase was due to the net effect of a $689,000 increase in non-cash stock-based compensation expenses; a decrease of $195,000 in project materials costs, and an increase of $133,000 in headcount and overhead related costs paid in cash. The stock-based compensation expense increase was due to expenses incurred in 2014 related to the cancellation and reissuance of employee stock options as well as a longer period of stock compensation amortization of 2013 grants. In 2013, options were granted in July 2013 and therefore only had 6 months of vesting as compared to an entire year for 2014. The decrease in project materials costs was primarily due to reduced spending in 2014 compared to 2013 related to our development efforts on the EC250 unit. In November 2013, we finalized the EC250 unit and incurred additional materials costs, testing costs, and consulting costs associated with the EC250 unit, which did not occur in 2014. The increase in payroll and overhead related costs was due to increased hiring late in 2014 as well as increased overhead costs in 2014.

Other Income (Expenses)

Other income and expenses for the year ended December 31, 2014 of ($1,626,000) consisted primarily of combined interest expense and amortization of debt discount of ($787,000) and loss on debt conversion of ($2,414,000), offset by a gain on the fair value adjustment of our derivative liabilities of $1,574,000, all of which were associated with convertible secured notes issued in April 2014 and settled in August 2014. For the year ended December 31, 2013, other income (expense) was for interest expense on a related party note payable.

Net Loss

For the year ended December 31, 2014, our net loss was approximately $10.5 million, primarily from $300,000 in negative gross profit, operating expenses of $8.6 million, of which $3.9 million was for employee stock compensation and the value of expensed non-employee warrants issued, and other expense of $1.6 million related to the convertible secured notes issued in April 2014 and settled in August 2014.

The increase from the net loss of $7.1 million for the year ended December 31, 2013 to $10.5 million for the year ended December 31, 2014 was due to an increase in other expenses of $1.6 million related to the convertible secured notes issued in April 2014 and settled in August 2014, which did not exist in 2013, and the increase in operating loss of $1.8 million, as described above.

Liquidity

Cash Flows used in Operating Activities

Our cash used in operating activities were approximately $3.1 million and $2.2 million for the six months ended June 30, 2015 and 2014, respectively. Cash used in operating activities for the six months ended June 30, 2015 resulted from a net loss of approximately $5.3 million, reduced by non-cash charges of $2.0 million for stock-based compensation, losses on revaluation of derivative securities, non-cash interest expense due to amortization of debt discount and deferred financing charges, and depreciation, and a change of $200,000 of working capital, primarily due to an increase in accounts payable. Cash used in operating activities for the six months ended June 30, 2014 resulted from a net loss of approximately $4.9 million reduced by non-cash charges of $2.9 million for stock-based compensation, amortization of debt discount, and depreciation, net of gains on revaluation of derivative securities of $100,000 and an increase of $200,000 of working capital, primarily due to a decrease of costs in excess of billings and related to the commissioning and revenue recognition of the Attero Powerstation.

54

Our cash used in operating activities was approximately $4.5 million and $4.9 million for the years ended December 31, 2014 and 2013, respectively. Cash used in operating activities for the years ended December 31, 2014 and 2013 resulted primarily from net losses of $10.5 million and $7.1 million, respectively. For the year ended December 31, 2014, the significant reconciling items included $3.5 million of stock-based compensation expense, $2.5 million due to the accelerated amortization of debt discount on the conversion in August 2014 of the convertible secured notes issued in April 2014, $700,000 of debt amortization, $400,000 in fair value warrants issued for services and settlements, $200,000 in warranty expenses, $200,000 in depreciation and $100,000 in working capital, offset by a $1.7 million gain on the reduction in fair value of our derivative liabilities. For the year ended December 31, 2013, the significant reconciling items included stock-based compensation expense of $1.7 million, depreciation and amortization of $200,000 and a $200,000 change in working capital.

Cash Flows from Investing Activities

Cash used in investing activities of $1.3 million for the six months ended June 30, 2015 was attributable to the purchase of property and equipment consisting primarily of the MFTF, which was used to satisfy the SSAT for the D-R Agreement. Cash used in investing activities for the six months ended June 30, 2014 of $2.3 million was attributable to restricted cash associated with the April 2014 Financing (defined below) placed into restricted cash in April 2014, and subsequently released from restricted cash in September 2014. Cash used in investing activities for the years ended December 31, 2014 and 2013 was primarily attributable to purchases of property and equipment of $188,000 and $54,000, respectively.

Cash Flows from Financing Activities

Cash provided by financing activities of $5.4 million for the six months ended June 30, 2015 was attributable to the $800,000 equity offering in May 2015 and the 2015 Notes (defined below) sold in April and May 2015, net of offering costs and fees. Cash provided by financing activities of $3.8 million for the six months ended June 30, 2014 was attributable to cash received from the placement of the convertible secured notes issued in April 2014.

Net cash provided by financing activities was $5.7 million for the year ended December 31, 2014 consisting of a $3.8 million equity raise in September 2014, net and the net effect of $3.8 million in proceeds from the convertible secured notes issued in April 2014 and settled in August 2014 offset by a $1.9 million repayment. Net cash provided by financing activities was $6.0 million for the year ended December 31, 2013 related to the sale of our common stock, which resulted in proceeds of $5.5 million and issuance of related party advances and notes totaling $1.0 million and repayment of $500,000 of related party notes payable in cash with $400,000 of related party notes payable converted into shares of our common stock.

Capital Resources

Our principal capital requirements are to fund our working capital requirements, invest in research and development and capital equipment and fund the continued costs of public company compliance requirements. We have historically funded our operations through debt and equity financings.

From our inception, we have incurred losses from operations. For the six months ended June 30, 2015, we have incurred losses from operations and have an accumulated deficit of approximately $23.3 million and a net loss of approximately $5.3 million. For the six months ended June 30, 2015, we used cash in operations of approximately $3.1 million, which raises substantial doubt about our ability to continue as a going concern.

We expect to continue to incur substantial additional operating losses from costs related to the continuation of product and technology development and administrative activities. Our cash on hand at June 30, 2015 was approximately $3.3 million (including restricted cash of $50,000). On April 23, 2015, we sold senior secured promissory notes with an aggregate principal amount of $3.1 million and warrants for the purchase of up to 136,264 shares of our common stock. On May 1, 2015, we sold 108,000 shares of our common stock at a purchase price of $7.50 per share and received gross proceeds of approximately $810,000 from the sale of such shares. On May 7, 2015, we sold senior secured promissory notes with an aggregate principal amount of $1.9 million and warrants for the purchase of up to 83,517 shares of our common stock. We paid $400,000 in costs and fees associated with these equity and debt financings.

55

Our sales cycle can exceed 24 months, and we do not expect to generate sufficient revenue in the next twelve months to cover our operating costs. In addition to this offering, we anticipate that we will need to pursue additional equity and/or debt financing to fund new product development and execute on the commercialization of our product plans. We cannot make any assurances that our strategies will be effective or that any additional financing will be completed on a timely basis, on acceptable terms or at all. Our inability to successfully implement our strategies or to complete any other financing will adversely impact our ability to continue as a going concern.

Until we achieve our product commercialization plans and are able to generate sales to realize the benefits of the strategy and sufficiently increase cash flow from operations, we will require additional capital to meet our working capital requirements, research and development, capital requirements and compliance requirements and will continue to pursue raising additional equity and/or debt financing.

Our principal sources of liquidity are cash and receivables. As of June 30, 2015, cash and cash equivalents (including restricted cash) were $3.3 million or 58.1% of total assets compared to $2.2 million, or 67.6% at December 31, 2014.  The increase in cash and cash equivalents was primarily attributable to cash used in operating activities of $3.1 million and $1.3 million of spending on fixed assets, primarily on the MFTF, offset by $5.4 million of cash received from debt and equity financings.

We have not yet achieved profitable operations and have yet to establish an ongoing source of revenue to cover operating costs and meet our ongoing obligations. Our cash needs for the next 12 months are projected to be in excess of $10 million, which we estimate to include the following:

●	employee, occupancy and related costs: $3.8 million

●	research and development programs: $3.0 million

●	professional fees and business development costs: $1.2 million

●	corporate filings: $0.5 million

●	interest on existing debt: $0.6 million

●	working capital: $1.5 million

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholders’ equity that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

We believe that inflation has not had a material effect on our operations to date.

56

Recent Developments

April 2015 Warrant Exchange

On April 2, 2015, we entered into warrant exchange agreements, or the Exchange Agreements, with five accredited investors, or the April 2014 Investors, that held warrants for the purchase of up to an aggregate of 81,941 shares of our common stock that were issued on April 16, 2014, or the April 2014 Warrants, in connection with our April 2014 senior secured convertible notes and warrants financing transaction, or the April 2014 Financing. Pursuant to the Exchange Agreements, the April 2014 Investors agreed to surrender for cancellation all of their April 2014 Warrants in exchange for shares of our common stock, which in the aggregate totaled 73,747 shares of our common stock, or the Exchange Shares. Under the Exchange Agreements, we granted the April 2014 Investors a right of first refusal to participate in any future sale of our equity or equity equivalent securities on a pro rata basis up to 50% of the securities offered in such sale, from the closing of the exchange transaction until April 16, 2016, except for a registered underwritten public offering. In the event that we engage in a registered underwritten public offering of our common stock and the offering price per share in such registered offering is more than 85% of the closing sale price of our common stock on the date of pricing of such offering, then the participation right shall be 20% of the securities offered in such registered offering. The April 2014 Investors have waived their rights to participate in this offering.

April 2015 and May 2015 Senior Secured Promissory Notes and Warrants Financing

On April 23, 2015, we sold senior secured promissory notes with an aggregate principal amount of $3.1 million, or the April 2015 Notes, and warrants for the purchase of up to 136,264 shares of our common stock, or the April 2015 Warrants. The investors in the offering paid $1,000 for each $1,000 of principal amount of April 2015 Notes and April 2015 Warrants. In connection with the offering, we agreed to effect a reverse stock split of our common stock initially yielding a post-split stock price of at least $4.00 per share of common stock within three months following the closing of the offering, to secure the listing of our common stock on a national securities exchange no later than six months following the closing of the offering, and to complete a firm commitment underwritten public offering registered under the Securities Act with aggregate gross proceeds to us equaling or exceeding $10,000,000 no later than six months following the closing of the offering.

On May 7, 2015, we sold senior secured promissory notes with an aggregate principal amount of $1.9 million, or the May 2015 Notes, and warrants for the purchase of up to 83,517 shares of our common stock, or the May 2015 Warrants. The investors in the offering paid $1,000 for each $1,000 of principal amount of May 2015 Notes and May 2015 Warrants. In connection with the offering, we agreed to covenants substantially identical to those described above relating to the April 2015 Notes financing.

The April 2015 Notes mature on April 23, 2017, and the May 2015 Notes mature on May 7, 2017. The April 2015 Notes and the May 2015 Notes, which we collectively refer to as the 2015 Notes, each bear an interest rate of 12.00% per annum (which increases to 18% in the event of default) payable monthly in cash. The 2015 Notes are secured by a guaranty by Ener-Core Power, Inc. as well as current and future assets of our company and Ener-Core Power, Inc. (excluding certain intellectual property assets described more fully below) pursuant to the pledge and security agreement entered into in connection with the 2015 Notes financings. The 2015 Notes contain the following provisions:

●	The 2015 Notes are convertible under limited circumstances consisting solely of any time following an event of default under the terms of the 2015 Note, or an Event of Default Conversion Period, or during the period from the consummation of a Qualified Public Offering (as defined) and continuing for thirty days thereafter, or a QPO Conversion Period. During an Event of Default Conversion Period (as defined), each holder is entitled to convert any portion of the outstanding principal on its 2015 Note, plus any accrued and unpaid interest and applicable late payment charges with respect to such principal, which we collectively refer to as a Conversion Amount, into shares of our common stock. During a QPO Conversion Period, each holder is entitled to convert up to 50% of its outstanding principal, and accrued and unpaid interest into our common stock. The conversion rate shall be determined by dividing (1) the Conversion Amount by (2) a conversion price which shall be: (A) during an Event of Default Conversion Period, a price per share equal to 85% of the arithmetic average of the five (5) lowest weighted average prices of our common stock during the fifteen consecutive trading day period ending on the trading day immediately preceding the applicable conversion date, (B) as of any conversion date occurring during a QPO Conversion Period, a price per share equal to the offering price to the public of our common stock offered for sale by our company in such Qualified Public Offering and (C) as to any conversion date occurring during a Conversion Period that is both an Event of Default Conversion Period and a QPO Conversion Period, the lower of (x) the price set forth in clause (A) and (y) the price set forth in clause (B). In addition, during a QPO Conversion Period, if we issue any securities directly or indirectly convertible, exchangeable or exercisable into our common stock in connection with a Qualified Public Offering, or QPO Derivative Securities, each holder, automatically and without having to pay any additional consideration to our company, shall receive the same number of QPO Derivative Securities per share of our common stock receivable upon such conversion as was received by the holders in the applicable Qualified Public Offering. However, in any case, we are not permitted to effect any conversion if, following such conversion, a holder would beneficially own more than 9.99% of the shares of our common stock after giving effect to such conversion. Based on the anticipated terms of this offering, this offering would constitute a Qualified Public Offering, which would thus trigger the conversion right described above.

57

●	Each holder may require us to redeem the 2015 Notes at a price equal to 115% of the Conversion Amount being redeemed (a) upon our default under the 2015 Notes, or (b) if we enter into a merger or consolidation, or sell or assign all or substantially all of our assets. In addition, at any time from and after the date that is the six month anniversary of the original issuance date of the 2015 Notes, each holder shall have the right, in its sole and absolute discretion, at any time or times, to require that we redeem all or any portion of the Conversion Amount of its 2015 Note then outstanding at a price equal to 100% of the Conversion Amount of the portion of the 2015 Note being redeemed.

At any time after the issuance of the 2015 Notes, other than (i) at any time during which an event of default has occurred and is continuing or (ii) from the time we publicly announce a Qualified Public Offering through and including the date that is thirty days immediately following the consummation of such Qualified Public Offering, we have the right to redeem all or any portion of the Conversion Amount then remaining under the 2015 Notes, or a Company Optional Redemption; provided, that the aggregate Conversion Amount under 2015 Notes being redeemed shall be at least $500,000, or such lesser amount that is then outstanding under the 2015 Notes. The conversion price for such Company Optional Redemption shall be a price equal to 100% of the Conversion Amount of the 2015 Notes being redeemed.

The April 2015 Warrants and the May 2015 Warrants, which we collectively refer to as the 2015 Warrants, entitle their holders to purchase shares of our common stock at an exercise price of $12.50 per share and will expire on the 60-month anniversary of their issuance date. The 2015 Warrants may be exercised at any time and may be exercised on a “cashless” basis if a registration statement covering the resale of the shares underlying the 2015 Warrants is not then available; provided, however, that we shall not effect any exercise if, following such exercise, a holder would beneficially own more than 4.99% of the shares of our common stock outstanding immediately after giving effect to such exercise.

May 2015 Equity Financing

On May 1, 2015, we sold 108,000 shares of our common stock at a purchase price of $7.50 per share and received gross proceeds of approximately $810,000 from the sale of such shares.

Going Concern

Our consolidated financial statements are prepared using the accrual method of accounting in accordance with GAAP and have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. Since our inception, we have made a substantial investment in research and development to develop the Power Oxidizer, have successfully deployed an EC250 field test unit at the U.S. Army base at Fort Benning, Georgia, and installed and commissioned our first commercial unit in the Netherlands in the second quarter of 2014. In November 2014, we signed the D-R Agreement to incorporate our Power Oxidizer into Dresser-Rand’s 1.75 MW turbine. In August 2015, the D-R Agreement became a mutually binding agreement due to the satisfaction of certain binding conditions contained in the D-R Agreement.

We have sustained recurring net losses and negative cash flows since inception and have not yet established an ongoing source of revenue sufficient to cover our operating costs and allow us to continue as a going concern. Despite a capital raise of approximately $4.0 million in September 2014 and further capital raises of $5.8 million in April and May 2015, we expect to require additional sources of capital to support our growth initiatives. We must secure additional funding to continue as a going concern and execute our business plan.

58

Our plan is to obtain capital sufficient to meet our operating expenses by seeking additional equity and/or debt financing, including this offering. The cash and cash equivalents balance on December 31, 2014 and June 30, 2015 (excluding restricted cash) was approximately $2.2 million and $3.2 million, respectively.

We raised a total of $5.8 million of debt and equity capital in April and May 2015, and we expect that the combination of $3.2 million of cash as of June 30, 2015, the capital raised in the second quarter of 2015 and the anticipated net proceeds from this offering will continue to fund our working capital needs, general corporate purposes, and related obligations into 2016 at our current spending levels. However, we expect to require significantly more cash for working capital and as financial security to support our growth initiatives.

In addition to this offering, we will pursue raising additional equity and/or debt financing to fund our operations and product development. If future funds are raised through issuance of stock or debt, these securities could have rights, privileges, or preferences senior to those of our common stock and debt covenants that could impose restrictions on our operations. Any equity or convertible debt financing will likely result in additional dilution to our current stockholders. We cannot make any assurances that any additional financing will be completed on a timely basis, on acceptable terms or at all. Our inability to successfully raise capital in a timely manner will adversely impact our ability to continue as a going concern. If our business fails or we are unable to raise capital on a timely basis, our investors may face a complete loss of their investment.

The consolidated financial statements included in this prospectus do not give effect to any adjustments that might be necessary if we were unable to meet our obligations or continue operations as a going concern.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update, or ASU, 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU 2014-09. ASU 2014-09 provides a framework for addressing revenue recognition issues and, upon its effective date, replaces almost all existing revenue recognition guidance, including industry-specific guidance, in GAAP. ASU 2014-09 is effective beginning with the calendar year ended December 31, 2017. We have not yet assessed the impact ASU 2014-09 will have on our financial statements upon adoption.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 requires that an entity’s management evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. Certain disclosures are necessary in the footnotes to the financial statements in the event that conditions or events raise substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter and early application is permitted. We have not yet assessed the impact ASU 2014-15 will have on our financial statements upon adoption.

In November 2014, the FASB issued ASU 2014-16 – Derivatives and Hedging: Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity, or ASU 2014-16. ASU 2014-16 clarifies how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. ASU 2014-16 is effective for the interim and annual periods beginning after December 15, 2015. We have not yet assessed the impact ASU 2014-16 will have on our financial statements upon adoption.

59

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. ASU 2015-03 is effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years and early application is permitted. We elected to adopt ASU 2015-03 beginning with the interim period ended June 30, 2015. There were no impacts to any prior periods presented as a result of adopting ASU 2015-03.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 requires that entities measure inventory at the lower of cost and net realizable value. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early application is permitted. We have not yet assessed the impact ASU 2015-11 will have upon adoption.

JOBS Act

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of new or revised accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

For as long as we remain an “emerging growth company” under the recently enacted JOBS Act, we will, among other things:

●	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which requires that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

●	be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation; and

●	be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company,” except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an emerging growth company, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an emerging growth company, we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate us. As a result, investor confidence in us and the market price of our common stock may be materially and adversely affected.

60

BUSINESS

Overview

We design, develop, manufacture and have commercially deployed products based on proprietary technologies that generate base-load, clean power from polluting waste gases that are otherwise typically destroyed or vented into the atmosphere by a variety of industries. We consider “power” to consist of industrial grade heat that can be used to (i) generate electricity by coupling our technology with a variety of modified gas turbines, (ii) produce industrial-grade steam by coupling our technology with a variety of modified steam boilers, or (iii) provide on-site heat at industrial facilities through heat exchanger applications. We also design our technologies to provide power generation solutions with a significantly reduced air emissions profile compared to traditional industrial power generation systems powered by fossil fuels. Whether our technology is applied to generate electricity, steam or heat, we refer to our technology as “Power Oxidation,” and refer to our products as “Power Oxidizers” (previously called “Gradual Oxidation” and “Gradual Oxidizers,” respectively, in our prior public disclosures). Our patented Power Oxidizer turns one of the world’s most potent sources of air pollution into a profitable source of base-load clean energy, while simultaneously reducing gaseous emissions from industrial facilities that contribute to air pollution and climate change.

Our technology offers an alternative to traditional methods of destroying gaseous pollution, by simultaneously enabling industrial facilities (i.e., the sources of the gaseous emissions) to reduce their energy costs through the generation of on-site power from their waste gases and eliminating or reducing their air pollution. In addition, our technology provides an innovative, alternative method that a wide range of industrial facilities could deploy in order to comply with or exceed environmental air quality regulations, which represent a significant operating cost for these industries. We currently partner with established manufacturers of gas turbines and work with the engineering teams of these manufacturers to integrate our Power Oxidizer with their gas turbines. These partnerships benefit us through improved brand awareness and facilitation of the commercialization of our Power Oxidizer technology. The coupling or integration of our technology with gas turbines allows our partners to market their modified gas turbines into new markets and sales opportunities that otherwise are not technically feasible with traditional power generation technologies. We also plan to partner with manufacturers of steam boilers in a similar manner, thereby enabling the steam boilers to create valuable industrial-grade steam from low-quality waste gases as a monetarily “free” input fuel. We do not yet have any agreements with such manufacturers, but we expect to negotiate and enter into additional partnerships for the larger turbines and steam products within the next 18 months.

Power Oxidation allows for the extraction of heat energy from previously unusable, low-quality industrial waste gases, while significantly reducing the emission of harmful greenhouse gases and pollutants into the atmosphere and enabling the production of useful, on-site energy products such as electricity and steam. Power Oxidation can potentially unlock a new, global source of clean power generation (electricity, steam and/or heat energy) by productively using a wide range of low-quality waste gases that are typically destroyed or vented to the atmosphere by a multitude of industries, and which currently contribute to approximately 32% of global greenhouse gas emissions. Our goal is to enable industrial process facilities to generate clean energy from their existing waste gases, thereby reducing the amount of energy that they purchase from their regional utilities, and simultaneously reducing the cost of compliance with local, state, and federal air quality regulations by avoiding the chemicals, catalysts, and complex permitting required by existing pollution abatement systems.

Our Opportunity

The creation and release of waste gases, which lead to air pollution, is a byproduct of many modern industries. Industrial waste gases take many forms and are often subject to governmental or regulatory oversight via air quality or air standards boards. The rules and guidelines implemented by these boards lead to compliance costs for companies with industrial facilities that emit the waste gases. With the worldwide concerns over the atmospheric emissions of greenhouse gases, air quality standards have become increasingly stringent. For areas with industrial air pollution abatement regulations, industrial polluters currently have the following choices:

(i)	continue to pollute and thereby pay substantial fines imposed by regulatory authorities,

61

(ii)	reduce their air pollution through existing abatement solutions such as scrubbing or flaring, or

(iii)	institute some combination of these solutions.

Each industrial location must choose the most economic mix of the available solutions, but each of these solutions represents both a financial operating cost as well as an environmental cost.

Our technology provides an alternative to the typical economic and environmental costs of hydrocarbon pollution abatement by providing the ability for industrial facilities to productively utilize their waste gases to generate power, which can be sold or used internally, while at the same time reducing both the atmospheric pollution resulting from those waste gases and any resulting pollution abatement costs. This power generation creates an ongoing cost savings for the industrial polluter by reducing the amount of power being purchased from third parties, whether in the form of electricity, natural gas, or other power sources. Furthermore, if the amount of power that can be generated from the waste gases is greater than the power requirements of the industrial facility, the surplus power can typically be sold to the local electrical utility, thereby converting the waste gases into a new source of revenue.

Our Technology

Our technology involves the acceleration of a naturally occurring, gas oxidation process by injecting hydrocarbon gases into a controlled, high temperature, high pressure, and oxygen rich environment. Oxidation is a natural and commonly observed chemical reaction that occurs when a substance comes into contact with oxygen over a prolonged period of time. Oxidation is normally a slow reaction and is commonly associated with the rusting of metals or tarnishing of silver, but which also naturally occurs during the decomposition of organic materials, including the decomposition of hydrocarbon gases and carbon dioxide. Our research and development team has developed a process to accelerate the natural decomposition of hydrocarbon gases and, by doing so, reduce these waste gases to heat energy, carbon dioxide, and water.

In nature, methane and other greenhouse gases react with oxygen in the air and are eventually decomposed through an oxidation reaction over a period of 10 to 20 years. The speed of the reaction is dependent on three primary variables: the temperature, the pressure of the gases, and the abundance of oxygen. The oxidation reaction is exothermic (i.e., generates heat as a natural output of the chemical reaction), but since the reaction occurs slowly in natural, ambient conditions, the heat generated by the reaction is quickly dissipated and normally unnoticeable. Our Power Oxidizer accelerates the natural process by introducing a hydrocarbon-rich waste gas stream into a vessel with a high concentration of air, under pressure, and at high temperature. The combination of these factors results in an oxidation reaction occurring in 0.5–1.25 seconds. By accelerating the reaction within the controlled, steady state environment of our Power Oxidizers, the heat generated from the reaction is compounded and we are able to capture and utilize the heat output within the heat profile ranges necessary to operate standard gas turbines or steam boilers without actually igniting the gas.

Our Power Oxidizers are designed to operate on gases with extremely low energy densities as compared to alternative chemical reactions, such as combustion. While the Power Oxidizers operate on waste gases, they may also be operated on commercially available natural gas or other high quality hydrocarbon gas products, or a combination of both waste gases and commercially available natural gas or other high quality hydrocarbon gas products. It should be noted, however, that the Power Oxidation technology is not useful for combustion exhaust gases emitted as the result of combustion reactions. See Figure 1 below for the operating range of the Power Oxidizers.

62

Figure 1

Our Products

We have developed a 250/333 kilowatt, or kW, Power Oxidizer that we integrate with a 250 kW and a 333 kW gas turbine to produce 250 kW and 333 kW “Powerstations,” respectively. We have two Powerstations currently in operation at a landfill site in the Netherlands and at the University of California, Irvine, or UCI, and one additional Powerstation currently in the production phase expected to be installed at a landfill in Southern California.

We are in the process of scaling up our Power Oxidizer systems to a significantly larger size of 2 megawatt, or MW, which has six times more power capacity than the 333 kW system, as well as working with engineers from Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc., or Dresser-Rand, to integrate this larger Power Oxidizer with Dresser-Rand’s “KG2” 2 MW gas turbine. We believe this scaled-up version of our Power Oxidizer, combined with the KG2 turbine, will result in a Powerstation product that is better aligned with the scale of emissions (and energy requirements) observed at the industrial facilities that we believe stand to benefit most from this technology. As with the existing, smaller Powerstation, the larger Powerstations will be designed to provide an alternative to typical combustion-based power generation and enable industries to utilize their own waste gases to generate power. Dresser-Rand has already sold two KG2/PO units, and we expect the first commercial deployments of KG2/PO units to begin in 2016, assuming we are able to secure the funds we will require for such deployments.

In the future, we expect to scale up our Power Oxidizer even further into the 5 MW to 10 MW range, as well as to integrate our Power Oxidizer technology with traditional steam boilers, thereby enabling the commercialization and deployment of systems that will convert low-quality waste gases to steam (with no electrical power required) for customers that value industrial steam more than electrical power within their operations. We do not yet have any agreements with such manufacturers, but we expect to negotiate and enter into additional partnerships for the larger turbines and steam products within the next 18 months.

Our first commercial products, or the EC Series, the Ener-Core Powerstation EC250, or EC250, previously called “FP250,” and the Ener-Core Powerstation EC333, or EC333, are products that combine our Power Oxidizer with a 250 kW and a 333 kW gas turbine, respectively. The gas turbines were initially developed by Ingersoll-Rand, plc, or Ingersoll-Rand, and subsequently enhanced by our predecessor, FlexEnergy, Inc., or FlexEnergy. The substitution of the Power Oxidizer for the combustor within a traditional turbine allows for the resulting, modified turbine to utilize low density waste gases as a fuel, in place of commercially purchased gases. The low energy density gases that the EC Series products can use as a fuel do not have an alternative commercial market as traditional combustion-based turbines require uncontaminated high energy fuels and thus cannot run on low energy density gases, and therefore such low energy density gases have no market value. The use of these waste gases results in a lower fuel cost to operate, in addition to providing a significant reduction in industrial air emissions.

63

We are currently scaling up our Power Oxidizer and working with Dresser-Rand to combine it with Dresser-Rand’s KG2-3GEF turbine. The resulting product is currently being marketed and sold by Dresser-Rand’s international teams under the Dresser-Rand brand and is called the KG2-3GEF/PO (or KG2 with Power Oxidizer, or KG2/PO). When fully integrated, the KG2/PO will combine our Power Oxidizer with a 2 MW gas turbine. We began the scale up and integration of our Power Oxidizer with Dresser-Rand’s KG2 turbine in late 2014 and expect to continue to invest in engineering resources to support the integration of this unit throughout 2015.

As we scale up the Power Oxidizer, and as we continue to bring production costs down, we expect to see our gross margins continue to improve. The first units were sold with little to no margins in order to get our product into the field for proof of concept. Now that we have successfully accomplished the proof of concept, we expect margins to be in the 25–30% range for units sold beginning in 2016 with revenues expected on those units in the fourth quarter 2016 and 2017.

As compared to alternative technologies, Power Oxidation provides certain advantages over alternative energy-generation technologies, including the following:

●	Operates on a wider range of fuels. Our system is designed to operate on gases with energy densities as low as 50 BTU/scf (1700 kJ/m3). By comparison, most turbine, engine, and fuel cell systems require fuel quality of significantly higher energy densities.

●	Lower air emissions. Our Power Oxidizer technology produces substantially lower emissions of Nitrous Oxides (NOx) and Carbon Monoxide (CO) (< 1ppm) than, and destroys up to 99% of Volatile Organic Compounds (VOCs) compared to, combustion-based systems like gas engines or gas turbines or other commonly deployed pollution abatement systems.

Figure 2

●	No chemicals or catalysts for pollution abatement or control. Today, most of the low-quality waste gases produced by industries are processed through pollution abatement technologies that do not generate energy from the gases and are solely in place to reduce the volume of emissions to the atmosphere. Unlike other pollution abatement systems, such as selective catalytic reduction, our Power Oxidizer does not use chemicals or catalysts and, thus, cannot be rendered inactive from catalyst poisoning or degradation.

●	Requires less fuel conditioning. Our system is capable of running on fuels with high levels of contaminants and is designed to require substantially less fuel pre-treatment than competing systems. In most cases, our system is able to process the waste gases from industrial processes without any of the fuel pre-treatment processes that are typically required by combustion-based methods to remove impurities and contaminants prior to generating energy from gases.

Our Power Oxidation technologies also have certain disadvantages over alternative energy-generation technologies, including the following:

●	New and unproven technology. Our Power Oxidation technologies have only been demonstrated commercially in a 250 kW product and our technology has only been commercially available since 2013. Although we have received a purchase order for two of our larger 2 MW Power Oxidizers, we currently have no commercial deployments of these larger units and have not demonstrated their full commercial viability outside of our test facility.

64

●	Commercial viability. Our Power Oxidation products have had limited commercial installation and to date have been produced on a limited scale.

●	Unproven and early stage value proposition. Our Power Oxidation solutions and our value proposition are not fully demonstrated in multiple real world installations and to date have not been communicated widely among our potential customers. While we believe that our value proposition is sound, the industries in which we are attempting to sell our products are conservative and may discount, or not accept, our value proposition.

●	Competes with existing mature technologies. Our Power Oxidation products often cannot compete on a standalone cost basis solely on either alternative power generation or pollution abatement solutions. Our product solutions currently make economic sense in limited customer applications when pollution abatement and power generation are both required by a customer.

Dresser-Rand Licensing Agreement

On November 14, 2014, we entered into a global licensing agreement with the Dresser-Rand Company, or the D-R Agreement, to develop and market the Dresser-Rand KG2-3GEF 1.75 MW gas turbine coupled with the Ener-Core Power Oxidizer. The D-R Agreement grants Dresser-Rand exclusive rights to commercialize the Ener-Core Power Oxidizer, within ranges of 1–4 MW of power capacity, bundled with the Dresser-Rand KG2 gas-turbine product line. As part of the D-R Agreement, Dresser-Rand agreed to pay a $1.6 million initial license fee, which is currently in escrow, under the condition that we were able to successfully scale up the technology from the current size of 250 kW to a size of 2 MW. Dresser-Rand also agreed to achieve annual sales thresholds agreed to by both companies in order to retain the exclusivity of the commercial license. Upon payment of the initial license fee in full, Dresser-Rand shall have an exclusive license to sell the Ener-Core Power Oxidizer within ranges of 1–4 MW of power capacity, bundled with a Dresser-Rand gas-turbine to generate electricity. Beginning in November 2019, so long as Dresser-Rand continues to sell the agreed minimum quantity of units every year, or pays a “top up” license payment if the agreed minimum sales quantities are not achieved during any individual year, Dresser-Rand shall retain an exclusive license in the aforementioned 1–4 MW range of power capacity.

The D-R Agreement calls for a series of technical milestones, the first of which involves the completion of a “Sub-Scale Acceptance Test,” or SSAT. During the six months ended June 30, 2015, we spent approximately $1.1 million to purchase the parts necessary to construct a “Multi-Fuel Test Facility,” or MFTF, and completed the assembly of the MFTF in April 2015 in order to fulfill the SSAT testing. The SSAT consisted of a comprehensive series of heat output and other oxidation tests for our Power Oxidizer, without an integrated turbine, and was intended to be a low-risk verification of the heat output required for the full integration. We completed and submitted the SSAT test results to Dresser-Rand in July 2015, and Dresser-Rand notified us on August 3, 2015 that we had successfully passed the SSAT. With the SSAT now completed, we expect to utilize the MFTF for additional Dresser-Rand related tests as well as for sales and marketing efforts for our other customers.

The second technical milestone is the “Full-Scale Acceptance Test,” or FSAT, on which we started to commit resources in April 2015 for certain long lead time items and expect to commit additional resources beginning in the third quarter of 2015. The FSAT includes a multitude of tests using a full, working prototype of a combined Power Oxidizer and a Dresser-Rand KG2. The FSAT procedures are expected to be completed in early 2016. Both technical milestones are required prior to the delivery of the first commercial 1.75 MW units. We currently expect to ship the first two commercial KG2/PO units in 2016 to Dresser-Rand’s customer, Pacific Ethanol as announced by Pacific Ethanol in January 2015.

The D-R Agreement also requires the satisfaction of certain binding conditions in order for Dresser-Rand to be obligated to perform its covenants under the Agreement, which covenants include the payment of license fees into escrow, the acceptance of binding purchase orders from its customers for KG2/PO units, the issuance of binding purchase orders to the Company for Power Oxidizer units and the performance of additional engineering services required for the FSAT. The binding conditions consist of: (i) Ener-Core providing evidence reasonably satisfactory to Dresser-Rand that there are no liens on specified intellectual property of Ener-Core and that Ener-Core owns and has recorded specified patents; (ii) the posting of a $1.6 million bond or letter of credit by Ener-Core on behalf of Dresser-Rand for security on the license fee payments; (iii) evidence reasonably satisfactory to Dresser-Rand that Ener-Core has sufficient operating capital for twelve months; and (iv) Dresser-Rand providing a written acknowledgement of an initial binding customer purchase order for a KG2-3GEF/PO unit.

65

In March 2015, the D-R Agreement was amended to revise the second binding condition. The revised binding condition eliminates the need for a bond but requires the $400,000 quarterly cash payments due from Dresser-Rand to be paid into a cash escrow account. Funds may be released from the cash escrow as follows: (i) to Dresser-Rand for up to $500,000 to reimburse Dresser-Rand for certain engineering costs; (ii) to Dresser-Rand in the event of termination of the D-R Agreement as a result of a failed acceptance test; or (iii) to Ener-Core upon the satisfaction of the FSAT. Ener-Core expects to complete the FSAT within the first quarter of 2016. Ener-Core expects that Dresser-Rand will be paid $125,000 per quarter from the escrowed cash for each of the next four quarters for Dresser-Rand engineering services related to the integration under the D-R Agreement. Upon satisfaction of the FSAT, Ener-Core will receive $1.1 million that is currently in escrow, which does not include the $500,000 that Dresser-Rand is to receive for reimbursement for certain engineering costs. If the FSAT condition is not satisfied, then Dresser-Rand shall receive the $1.1 million that is currently in escrow.

In August 2015, Dresser-Rand notified us that we had successfully passed all four binding conditions and the D-R Agreement was therefore a binding agreement. Dresser-Rand made the initial $400,000 license fee payment to the escrow account, and we remitted $125,000 from the escrow account to Dresser-Rand’s engineering division in August 2015.

Product Commercialization To Date

●	Initial Technology Development: In 1999, Edan Prabhu, the founder of FlexEnergy, our predecessor company, initially developed the “gradual oxidation” technology for use in catalytic engines and turbines. The first patent on catalytic gradual oxidation was granted to him in 2002. Several more years were spent after that on improving the technology to the level where it could be successfully demonstrated and commercialized.

●	Initial Institutional Funding: In 2008, FlexEnergy received an initial round of institutional funding totaling approximately $3,000,000. The funding allowed FlexEnergy to purchase parts and materials necessary to begin field testing of the first development unit.

●	F100 Development Test Unit: In November 2008, FlexEnergy began testing the first F100 development test unit in a San Diego, California test facility. This system was the first to combine the gradual oxidizer with a gas turbine, which was a 100 kilowatt gas turbine developed by Elliott Energy Systems, Inc. Through the process of designing proprietary software, hardware, and controls for the system, FlexEnergy learned how to effectively match the operating conditions of a gas turbine to the gradual oxidizer. In August 2010, FlexEnergy commissioned the first F100 field test unit at the Lamb Canyon Landfill in Beaumont, California with cooperation from the County of Riverside. This unit was the first to be evaluated for prolonged test periods, which led to significant improvements to our patented and proprietary key components and control processes.

●	Prototype Evaluation—In-Field 250 kW Unit: In 2012, FlexEnergy’s technology underwent testing and verification by Southern Research Institute, or SRI, as part of a U.S. Department of Defense, or DoD, demonstration program. SRI commissioned the testing, which was performed by Integrity Air Monitoring, Inc. SRI is a not-for-profit 501(c)(3) scientific research organization that conducts advanced research in environmental, energy, and other fields, and FlexEnergy was one of its subcontractors. As part of that testing program, FlexEnergy shipped a prototype EC250 unit in 2012 for field tests for a one-year period and operations in 2012 and 2013. This test and verification project was a critical opportunity to operate FlexEnergy’s technology for an extended period of time within a true, industrial environment (as opposed to a controlled, laboratory environment), after a concerted 10-year research and development effort. The field tests were successful and proved that the technology and the accelerated oxidation reactions could be sustained in real world environments for extended periods of time. The field tests were completed in 2013 and represented a key step toward the commercialization of the Power Oxidation technology.

66

●	Prototype for Controlled Testing: In 2013, through a partnership with UCI, we installed a fully operational EC250 unit at UCI’s campus. This facility location was chosen due to its proximity to our corporate headquarters, as well as on-going access to technical personnel who are collaborating with our engineering team to continue improving upon the technology and its various applications. The unit continues to operate and is used for in-field evaluations for research and development, as well as to showcase our technology to potential customers.

●	Initial Commercial Unit—250 kW Unit: In June 2014, our first commercial EC250 Powerstation was installed at a landfill in the Netherlands that is owned and operated by Attero, one of the leading waste management companies in the Netherlands. With the exception of regular maintenance and in-warranty service related to turbine components, as well as down-time related to Attero’s refurbishment efforts on the underlying landfill during 2015, this system has continued to operate since it was commissioned.

●	Expansion Beyond Landfill Market into Oil and Gas Market: On September 9, 2014, we completed the first phase of a three phase commercial project with a major oil and gas producer located in Canada. Our prototype unit located at UCI successfully oxidized waste gases with an identical gas profile as waste gases currently being flared at petroleum production facilities in Alberta, Canada. We are currently working with the customer for the second phase of the project, which we expect will be to install a 250 kW commercial unit in a cold weather environment in Canada. Due to market conditions in the petroleum exploration industry and resulting reduced capital spending, this customer has temporarily placed the second phase on hold, but based on discussions with this customer, we expect the customer to proceed with the second phase over the next year.

●	First Licensing Agreement: On November 14, 2014, we entered into the D-R Agreement to develop and market Dresser-Rand’s KG2-3GEF 2 MW gas turbine coupled with our Power Oxidizer. The D-R Agreement and ongoing integration provides for a scale-up of our technology into the larger utility grade sized turbines requested by our customers. Under the D-R Agreement, Dresser-Rand agreed to pay an initial license fee of $1.6 million, which is currently in escrow, and to commercialize the technology through its sales and distribution channels. In July 2015, we successfully completed the first of two technical milestones, which enabled Dresser-Rand to begin commercialization of the KG2-3GEF/PO turbines.

●	Initial Order-2 MW Unit into Distillery Market: On January 12, 2015, Pacific Ethanol, Inc. publicly announced that it had placed an order with Dresser-Rand that included two of Dresser-Rand’s KG2-3GEF/PO units. The electrical output of each of these units was de-rated from 2.0 MW to 1.75 MW to allow for a portion of the generated heat to be used as steam, for a total 3.5 MW cogeneration plant at a location in California. The order represents the first two commercial KG2 units that are designed to include our Power Oxidizer units. In August 2015, after the completion of the first technical test, we received a formal purchase order for $2.1 million from Dresser-Rand, for two Power Oxidizers in the larger 1.5-2MW power capacity. The purchase order calls for an initial payment of 50% of the order value, or $1.05 million payable to us, with additional progress payments made over time under the purchase order until delivery of the Power Oxidizer units. The purchase order also requires us to create a $2.1 million performance security interest with an expected termination date of June 2017 by September 17, 2015, which date was extended until November 15, 2015. We have entered into a non-binding memorandum of understanding with an investor who will assist us in obtaining a letter of credit for the $2.1 million performance security interest. The purchase order calls for the delivery of the Power Oxidizers to Dresser-Rand for subsequent integration into Dresser-Rand’s KG2-3G/PO Power-station, and represents the first commercial order of the system. In conjunction with the order from Dresser-Rand, we also received the initial license payment from Dresser-Rand under the D-R Agreement. We are planning to fulfill and deliver the units associated with this initial order to Dresser-Rand in mid-2016.

67

●	Completion of Multi-Fuel Test Facility: In April 2015, we commissioned our self-constructed MFTF located at our corporate headquarters location in Irvine, CA. The MFTF will allow our development team to test, in a real world environment, different types and concentrations of gases and to configure tests for different heat output scenarios. We used the MFTF extensively to conduct the tests and analysis associated with the SSAT described below. We intend to use the MFTF in the future to test different waste gases, turbine configurations, steam applications, and specific gas concentrations to both enhance our existing technology as well as expand our potential addressable markets.

●	Completion and Approval of Sub-Scale Acceptance Test: On August 3, 2015, we publicly announced the successful completion of the Sub- Scale Acceptance Test, or SSAT. The SSAT was a test conducted on the MFTF that involved verification of the heat output required by the KG2 unit but without the cost or risk of damage to a Dresser-Rand turbine unit. We believe that the successful completion of the SSAT provided Dresser- Rand with a significant level of assurance regarding the commercial viability of the Power Oxidizer technology, and we believe that the successful SSAT should enable Dresser-Rand to advance from its current preliminary commercial discussions with prospective customers to providing binding quotes and proposals and, ultimately, begin accepting additional binding purchase orders from customers that are interested in purchasing Dresser- Rand’s KG2-3GEF/PO Powerstations.

●	Additional 250 kW Commercial Unit: In May 2015, the Orange County Board of Supervisors approved a project that was awarded a research grant from the California Energy Commission. This project is a collaboration between us and UCI, through UCI’s Advanced Power & Energy Program, to install our EC250 Powerstation at the Santiago Canyon landfill in Orange County, California. The Santiago Canyon landfill has been inactive since 1996. As with most inactive landfills, the waste gases continue to be emitted into the atmosphere for 50 to 70 years after closure of the landfill, and the landfill operator has continued to flare (burn) these waste gases in an effort to reduce the negative environmental impacts of the gas emissions, as well as to remain compliant with California’s air quality standards. In August 2015, we received a purchase order for $900,000 for the EC250 Powerstation unit. The order represents an entry into a closed landfill opportunity that we believe has the potential for additional sales in the future.

●	Top Honors at Industry Conference: In June 2015, our presentation at POWER-GEN Europe, which is the largest power industry conference in Europe, won top honors. Our paper, “Extending Renewable Electricity for Decades at Closed Landfill Sites with Gas Below 30% Methane” was selected as the best paper within the category of Renewable Energy Strategy, Business & Integration from among the 122 submissions. 10,000 power executives, including 960 delegates from 103 countries, attended the conference.

68

Over the next two years, we expect to continue our product commercialization efforts with the following expected deliverables and projects:

●	Completion of Full Scale Acceptance Test-2 MW Unit : Under the D-R Agreement, the second technical test is the full-scale acceptance test, or FSAT, which is required after achievement of the first technical milestone. The FSAT consists of the building and installation of a full prototype of a working 2 MW KG2 unit at a site in Southern California, and then testing the prototype under different operating conditions for performance and life cycle validation. We expect to complete the FSAT of the 2 MW unit in the first half of 2016. The successful completion of the FSAT will also release the payment of the $1.6 million license fee payment from Dresser-Rand that is currently in escrow.

●	Fulfillment and Delivery of Existing Customer Order Backlog of Approximately $4.6 Million : As of October 14, 2015, we had a backlog of approximately $3.0 million for our Power Oxidizers and approximately $1.6 million of Dresser-Rand license fees. In the first half of 2016, we expect to (i) assemble, ship, and commission (a) the first two Power Oxidizers for the two KG2 units sold by Dresser-Rand to Pacific Ethanol, and (b) the Santiago Canyon EC250 unit, and (ii) receive the $1.6 million license fee payment from Dresser-Rand that is currently in escrow.

●	Commercialization of EC333 Powerstations and Additional KG2 Power Oxidizers: We have a pipeline of additional opportunities through Dresser-Rand for KG2 Power Oxidizers and directly sold units for our EC333 Powerstations. We expect to receive additional purchase orders for these products beginning in late 2015.

●	New Partnerships for 5.0 MW and Boiler Manufacturers: We are in preliminary discussions with additional partners for a 5 MW Power Oxidizer and with boiler manufacturers that are interested in our 250/333 kW and 2 MW Power Oxidizers. We intend to sign definitive agreements with one or more of these partners in 2016 for initial deliveries beginning in 2017.

Licensing Approach

In order to expand our product line and better commercialize our technology, we expect to sell our products through partnerships with larger, more established manufacturers through licensing agreements. Our licensing strategy enables us to commercialize our Power Oxidizers through the established sales channels of large, multinational companies, while also enabling the end-customers to procure their power generation or steam generation equipment from companies with large balance sheets and established brands.

On November 14, 2014, we entered into the D-R Agreement, which grants Dresser-Rand exclusive rights to commercialize the Ener-Core 2 MW Power Oxidizer bundled with the Dresser-Rand KG2 gas-turbine product line, within the 1-4 MW power capacity/size category. As part of the D-R Agreement, Dresser-Rand agreed to pay us a $1.6 million initial license fee, which is currently in escrow, under the condition that we are able to successfully scale up the technology from the current size of 250 kW to a size of 2 MW. In addition, Dresser-Rand also agreed to achieve annual sales thresholds agreed to by both companies in order to retain the commercial license over the long-term, after the initial system is installed and commissioned. As long as these annual sales thresholds are met, as well as the other commercial, financial and technical obligations of both parties under the D-R Agreement, the D-R Agreement will continue to be in force. In August 2015, the D-R Agreement became a mutually binding agreement due to the satisfaction of certain binding conditions contained in the D-R Agreement.

Over the next two years, we plan on signing additional licensing agreements with manufacturers of turbines (for sizes greater than 4 MW) and with manufacturers of steam boilers. We plan to collaborate with these companies in developing and commercializing a modified version of their technology, retrofitted with our Power Oxidizers to replace their existing combustors, and then work closely with our license partners to develop more markets and opportunities for the deployment of our technology.

69

At this time, we will be restricting all of our commercial license agreements to commercial licenses of the Power Oxidizer technology and will continue to manufacture the Power Oxidizers and supply them to our licensees. However, Dresser-Rand has communicated its intent to evolve our contractual relationship from the current commercial license agreement to a manufacturing license agreement. If we enter into a manufacturing license agreement with Dresser-Rand, we anticipate that Dresser-Rand would be provided the right to commercialize and manufacture our Power Oxidizer and would likely pay us a pre-agreed license fee for each unit sale. As our other commercial discussions with other potential licensees of our technology continue to progress, such potential licensees have expressed an interest in structuring an agreement that would grant them the right to manufacture our Power Oxidizers as well as sell them to their end customers. We anticipate shifting to a commercial and manufacturing license model from a commercial-only license model by late 2017. This shift will reduce our working capital requirements, and we believe will result in higher unit sales with improved per unit economics, resulting in greater overall profitability.

Key Parameters of Customer Value Proposition and Economic Payback

The value proposition, as well as the economic payback, of our products is based on the following parameters:

(a)	The industry in which the customer operates and the regulations and policies to which it is subject;

(b)	The cost of energy and the cost of fuels in the geographic region where the customer’s industrial facilities are located; and

(c)	The strictness of the air quality standards in the geographic region in which the customer’s industrial facilities are located.

The importance of a company’s industry, as it relates to our value proposition, is based on the following:

●	The volume of waste gas that is produced as a byproduct of the core industrial processes within the industry: Industrial facilities with higher volumes of waste gases can better justify deploying our 2 MW system, while industries with less waste gas would be limited to deploying our smaller systems (250 kW or 333 kW). As is the case with most power generation equipment, due to economies of scale, the economic payback on the larger 2 MW systems will usually be substantially better than the economic payback on the smaller systems.

●	The level of importance that the industry places on how they utilize or dispose of these waste gases: This is often linked to the environmental policies that are imposed on the industry. In many of our discussions with existing and prospective customers, the economic payback is measured as a function of savings on cost of energy as well as the avoided cost of environmental compliance (e.g., avoidance of fines imposed on industrial facilities that are not compliant with air quality standards, avoidance of costs of operating and maintaining standard pollution destruction equipment, etc.). In some cases, we have observed the avoidance of environmental compliance cost to represent as much as 20–30% of the aggregate economic benefits of our system. This does not imply that the avoidance of environmental compliance costs are a necessary element for achieving an attractive return on investment if a customer implements our system; in a number of cases the economic payback that is achievable through avoided energy costs alone is high enough to justify the investment in our system.

70

●	The relative importance of energy costs within the overall cost structure of the industrial facilities: In certain industries, such as alcohol distilleries, the energy costs can be as high as 5–7% of the entire operating costs of a production facility. In other industries, such as steel production, the energy costs often amount to an even higher percentage of the overall cost structure. Industries in which energy costs represent a significant element of the overall cost structure will naturally be more sensitive to opportunities that involve reducing energy costs, as well as deploying projects that enable their industrial facilities to hedge against the potential of future increases in the cost of energy.

The cost of energy paid by industrial facilities within any particular geographic region also plays a critical role in the economic payback, and hence Ener-Core’s value proposition. Usually, the most significant factor of the financial payback associated with an Ener-Core Powerstation is the avoided cost of energy that an industrial facility would typically purchase from its local or regional utility, and/or the additional revenue that an industrial facility can generate through selling the on-site power back to the local or regional utility. The higher the cost of energy in a particular region, the higher the return on investment associated with an Ener-Core Powerstation.

For current and future projects, we target an internal rate of return of at least 15% for the customer, which includes only the value of the electricity generated by our Powerstations. Not included in this return is the value of pollution abatement, which can be substantial for certain customers in areas with high regulation of air pollution, and which is our largest competitive advantage over traditional combustion-based turbines. This generally results in a payback period of less than 5 years, but varies based on the price of electricity, installation costs, and any other customer-specific costs.

The air quality standards that are legislated and enforced in any particular region can also play a significant role in the value proposition of the Ener-Core solution and the calculation of the associated financial payback. In some regions of the world, such as California, the New England states, Western Europe, northern Europe and Japan, the air quality standards that are imposed on industrial facilities are rigorous and often difficult to meet in practical and economic ways. As a result, industrial facilities in a variety of industries find themselves spending an increasing percentage of operating budgets on sophisticated emissions destruction (pollution abatement) equipment, which often involves increased up-front costs as well as recurring costs on catalysts and other consumables, along with on-going maintenance costs. In addition, the failure to comply with air quality standards can result in significant penalties or fines. In most regions of the world, it is difficult to forecast the pace at which the air quality standards (and associated penalties for non-compliance) will change, but we believe that the general view is that the costs associated with environmental compliance will continue to increase over time. As a result, we believe that current and prospective customers consider, as part of their overall investment decision, the near-term and long-term environmental compliance savings that can be achieved by installing a Power Oxidizer.

Markets

We see our total potential market consisting of industrial facilities with permanent waste gas emissions sufficient to operate our units on a constant basis. We evaluate our potential markets in two methods, geographically and vertically. Our most significant sales opportunities are those where a customer’s demand for power, heat energy, and pollution abatement intersect as presented in Figure 3 below (opportunities not to scale).

71

Figure 3

We believe the total addressable U.S. market size is at least $5 billion for our Power Oxidizer technology, based on our assumption that our 333 kW Power Oxidizer is most appropriate for landfills and our 2 MW Power Oxidizer is most appropriate for our other targeted markets. We also believe the total addressable market size in Europe, Japan and China provides us with potentially meaningful opportunities.

Geographic Target Markets

We initially identified our geographic target markets to consist of North America, Europe, Japan and China with selective evaluations of other regions on a case-by-case basis. While we intend to focus primarily on the North American and European geographic markets over the next year, we intend to evaluate commercial opportunities in other geographic markets.

In the United States, we are focused on opportunities where our low-quality fuels configuration and our ultra-low emissions configuration provide competitive advantages, such as the South Coast Air Quality Management District, San Joaquin Air Pollution Control District, and other areas in air quality nonattainment as defined by the federal Clean Air Act. We are also focused on specific states where the wholesale electricity prices are the highest, as this typically results in the most attractive return on investment scenarios for prospective customers. These states include California, New Jersey, New York, Maine, New Hampshire, Massachusetts, Connecticut, Rhode Island and Vermont.

Internationally, we have identified similar opportunities in Canada and western European countries with similar environmental and regulatory laws as the United States, such as the Netherlands, Belgium, the United Kingdom, Germany, Italy, France, and Spain.

We believe that Japan provides a near term market opportunity since it is highly industrialized and has a multitude of industrial facilities that produce waste gases and could benefit from installing their own on-site source of power. Japan’s island geography, air quality initiatives, and recent movement away from nuclear power all indicate that new technologies such as our Power Oxidizers could be well received.

72

We believe that our potential opportunities in China are substantial based solely on the quantity of waste gases produced by industrial facilities. However, we have neither fully evaluated specific industries based in China, nor do we have the business partner relationships typically required to successfully enter the Chinese market.

We evaluate our market opportunities by performing feasibility studies, financial payback analyses and in some cases deploying pilot projects for potential customers, prior to producing a proposal for a full-scale solution deployment. We see this information as an integral part of our sales and marketing approach as each study provides our team with additional information on the wide range of waste gases produced and allows our team to better evaluate the specific return on investment scenarios, sales opportunities and overall value proposition that is most relevant to each geographic market.

Vertical Markets

We believe that our current products provide a superior value proposition for two customer types: (i) open and closed existing landfills, and (ii) industrial facilities that could benefit from on-site combined heat/power, or CHP, generation coupled with waste gas pollution abatement, or collectively CHP+A. In general, the projected economics seen to date indicate that sales into existing landfill plants will primarily represent EC250 and EC333 sales opportunities and sales into other industrial facilities will typically involve our larger products. We believe that our future steam product will primarily represent an attractive alternative to industrial facilities that value on site steam production higher than on site electricity production. We also believe that larger sized Power Oxidizer turbines of 5 MW and above, once developed, will likely be met with demand from large industrial facilities such as oil and gas refineries and petrochemical plants. After we have integrated and demonstrated our 2 MW Power Oxidizer to be commercially viable, we intend to increase the size of our Power Oxidizer and subsequently integrate it into larger turbines.

Landfills

When solid waste is deposited in landfills, the organic materials within the waste decompose slowly over time, resulting in the generation and emissions of methane-based waste gases. Historically, the quality of gases that has been emitted by landfills during their open phase (i.e., while trash is still being added) has been high enough for the generation of power through the installation and operation of reciprocating engines. However, the increasing prevalence of recycling and the diversion of organic materials is resulting in a reduction in the quality of the gas that is emitted from newer landfills. In addition, as landfills reach their maximum allowable size, they are eventually closed and deemed inactive. Once a landfill becomes inactive, and trash is no longer being added, the quality of the emitted gas typically falls to levels that are well below the quality thresholds (~30% methane) that are required as an inlet fuel for combustion-based power generating equipment such as reciprocating engines or standard gas turbines. For this reason, the viable power generation phase of a landfill’s life-cycle is typically limited to the years of operation when the landfill is active, and then for a few years after the landfill is closed. However, even after a landfill is closed, methane gas continues to be emitted for an additional 50 to 70 years, just at lower concentration levels than required to run combustion-based power generating equipment.

Our technology enables operators of existing landfill projects that utilize reciprocating engines and gas turbines for the collection and disposal of landfill-generated gases, or LFGs, to generate electricity beyond the normal operating range of their engines and turbines. In newer landfills that begin their life with less organic material, and therefore produce less methane, our technology also enables the generation of electricity where it might have been otherwise uneconomic to do so. Closed (inactive) landfills continue to emit waste gases for 50 to 70 years after the closure of the landfill, but the predictable reduction in gas quality makes it difficult (and in most cases, impossible) to generate energy from the waste gases, unless the waste gases are supplemented/enriched with a premium fuel such as natural gas or propane in order to raise their energy density. In either case, our low-quality fuel capability allows a greater percentage of the LFGs created from landfill-waste to be used for local electricity generation, as can be seen in Figure 4.

73

Figure 4

Typical gas emissions profile of a landfill throughout its entire life-cycle. The entire shaded area (yellow and green) represents the Ener-Core Power Oxidizer’s operational range to use methane at varying percentage levels. The yellow area represents the operational range of traditional combustion based turbines relating to landfill gas.

Utilizing the market data that is available through the U.S. Environmental Protection Agency’s, or EPA, Landfill Methane Outreach Program,” or LMOP, a voluntary assistance program that helps to reduce methane emissions from landfills by encouraging the recovery and beneficial use of landfill gas as a renewable energy source, we have been able to compile the data shown in Figure 5 regarding the age of the current closed landfills in California.

Figure 5

Closed California landfills as of March 2015, based on data provided by Landfill Methane Outreach Program (LMOP) available at www.epa.gov/lmop/.

74

Pollution abatement technologies (thermal oxidizers) appear to be one of the few alternative technologies for these older landfill sites once the hydrocarbon density in the LFG drops below the thresholds required by engines or other combustion technologies. Thermal oxidizers eliminate or treat waste gases but do not generate power. Closed landfills represent a large opportunity for us. We enable these older landfills to solve the pollution abatement problem and allows these sites to continue generating power (and hence revenue) from the LFG for several decades after traditional power generation technologies (reciprocating engines and gas turbines) are no longer able to operate due to the decrease in the quality of the gases.

Industrial Target Markets (excluding landfills)

Most industrial processes use heat energy in the form of heat, steam, or electricity for their operation. Many of these processes also generate byproduct waste gases with many embedded contaminants and impurities that are then either vented directly into the atmosphere or put through a “pollution abatement” or treatment process prior to release into the atmosphere. For industries where pollution abatement is mandated by applicable air pollution regulations, the facility typically purchases abatement equipment (scrubbers, thermal abatement, carbon absorber, etc.) separately from power production equipment, and such equipment destroys the waste gases, but does not monetize them. Ener-Core’s Power Oxidizers provide both functions in one unit and typically use waste gases as a partial or complete replacement of purchased commercial-grade gases. In applications where the waste gases have extremely low usable hydrocarbon content (or relatively low volumes of waste gases), significant values may still exist resulting from the coupling of power generation and pollution abatement that the Power Oxidizer provides, i.e., our CHP+A solution.

Figure 6

We reviewed the industries where we believe the combination of pollution abatement requirements, power consumption requirements, and the generation of waste gases provides the potential for superior economic returns with our products. Using these key attributes, we have identified twelve targeted vertical markets, aside from landfill opportunities, in California that we believe may result in sales. According to the EPA, these twelve markets represent in excess of 1,100 facilities in California and over 8,000 facilities in the United States that we believe have the combination of attributes that may indicate a superior economic return from a Power Oxidizer installation.

In addition to landfill opportunities, we intend to first pursue the following five general vertical industrial markets, representing nearly 5,000 potential installation sites across the US, as we believe they are the most likely to benefit from the Power Oxidizer in its current sizes. We have begun to market to these five vertical industrial markets, primarily for those facilities located in California, through direct contact from our sales department, tradeshow representation, and internet outreach. Each is discussed in greater detail below:

●	Fuel-grade ethanol and beverage ethanol/alcohol distilleries and related products production (>500 facilities throughout the U.S. )

●	Rendering and animal processing byproducts (>600 facilities)

●	Coal mines (>1,000 mines)

●	“High tech” aerospace and defense instruments and materials; semiconductor and electronics manufacturing (>2,200 facilities)

●	Petroleum and petrochemical storage, distillation and petroleum production (>600 facilities)

As we continue to increase our pipeline of commercial opportunities with industrial facilities spanning across these vertical industrial markets, we expect the majority of the opportunities to be in relation to the 2 MW (KG2) Power Oxidation systems, with the exception of rendering opportunities, where we expect demand for both EC 250/333 units and KG2 units.

75

Fuel-grade and beverage ethanol/alcohol distilleries and related products production (NAICS Code 325193)

Ethanol or beverage alcohol production represents over 500 facilities across the United States, including the fuel grade ethanol plant in California that has purchased the first two KG2 units from Dresser-Rand. Both fuel grade and beverage alcohol distilleries use electricity and steam and produce a steady stream of waste hydrocarbons that can be used with our Power Oxidizer to reduce the amount of natural gas that is purchased as a fuel source, as well as reduce the amount of electricity purchased to run the industrial plants. Although the details of Pacific Ethanol’s breakdown of savings are confidential, we believe that Pacific Ethanol selected our Power Oxidizer solution based on an economic return that consisted of the avoidance of power purchases and improved pollution abatement. In this regard, Pacific Ethanol has publicly stated that it expects to achieve annual savings of $3-$4 million per year after the on-site combined heat and power plant becomes operational.

Rendering and animal processing byproducts (NAICS Codes 311111 and 311613)

Meat rendering plants process animal byproduct materials for the production of tallow, grease and high-protein meat and bone meal used primarily in pet food. Rendering operations produce Volatile Organic Compounds, or VOCs, as air pollutants. Although some greenhouse gases are produced, the primary issues related to the emissions of VOCs is the foul odor nuisance when these facilities are in proximity to residential areas.

Typically, the emissions control technologies that are used for rendering plants are waste heat boilers (incinerators) and multi-stage wet scrubbers. Boiler incinerators are a common technology because boilers can be used not only as odor control devices, but also to generate steam for cooking and drying operations. The waste heat boilers convert the waste gases to steam by combusting the waste gases, but this process often faces resistance from air quality authorities. Multi-stage wet scrubbers are equally as effective as incineration for high intensity odor control, but they only serve to destroy the waste gas and do not actually convert it into useful energy.

We believe Ener-Core’s Power Oxidizers provide a superior abatement function as compared to such emission control technologies since they also provide power generation. We believe that the combination of abatement function and power generation results in a superior economic alternative for many rendering plants, to which we are actively beginning to market our Powerstations.

Coal mine methane (NAICS Code 2121)

Coal mine methane, or CMM, refers to methane released from the coal and surrounding rock strata due to mining activities. In underground mines, ventilation air methane, or VAM, can create an explosive hazard to coal miners and modern mines use ventilation systems to keep the methane content below the explosive limit of 5% methane and typically between 0.05% and 0.80%. These ventilation systems consume power and are a significant source of energy costs for underground coal mines.

VAM is widely found to make the greatest contribution to the emissions of coal mines, with EPA figures suggesting that over 50% of global methane emissions from coal mining arise in this form. According to the World Coal Association, the total coal mine methane emissions in 2010 was 584 million tons CO2-equivalent, of which coal mines in China represented 300 million tons, the U.S. represented 59 million tons, and the rest of the world represented 225 million tons.

Ener-Core is focused on working with the coal mining industry to deploy Power Oxidizers into the mining sector and believes that coal mining VAM is feasible for power production and methane gas abatement for selected commercial opportunities in the near term. We are evaluating opportunities in environments where there is a high cost of power coupled with a cost of methane abatement. We believe that our commercial opportunities will increase for CMM as more stringent air quality standards, requirements, and penalties are enacted. In particular, CMM represents a significant opportunity in China if new air quality standards are imposed by the Chinese government.

76

Aerospace and defense instruments and materials manufacturing (NAICS Code 334511), and semiconductor and electronics manufacturing (NAICS Codes 334416, 334412 and 334417)

Manufacturers in the aerospace and defense instruments and materials industry and the semiconductor and electronics industry represent in excess of 2,200 facilities in the U.S. including nearly 600 in California. Many of these high tech manufacturers are well-capitalized and often represent industries with an increased focus on being “carbon neutral” or “green friendly.” The underlying economics are similar to the CHP and abatement economics of ethanol production as described above, namely the extraction of heat energy from hydrocarbon byproduct gases, the elimination of other waste gases and the avoidance of other abatement costs. To date, we have not had commercial success in the high-tech manufacturing market, but we have begun to market the solution to these manufacturers, with positive reception from some of the manufacturers with which we have held discussions.

Petroleum gas and related petrochemical production (NAICS Code 32511)

There has been a strong, worldwide trend toward the reduction of venting, flaring, and waste of associated petroleum gas, also known as flared gas, due to concerns about its contribution to global warming. Associated petroleum gas is a form of natural gas that is commonly found within deposits of petroleum and is produced as an undesirable byproduct during the extraction of the petroleum. Our technology not only destroys the harmful pollutants that reside within the associated petroleum gas, but it can also be installed to produce on-site electricity and/or steam, creating significant cost savings for oil and gas producers. We see multiple opportunities in the petroleum market sector, primarily in locations where low quality gas is permanently flared as unusable, such as tank farms, or in locations using industrial steam to produce and distill petroleum related products.

In September 2014, at the request of a major Canadian integrated oil company, in the first phase of a three phase commercial rollout, Ener-Core successfully demonstrated the ability of its full-scale EC250 to operate on an ultra-low energy density fuel (~50 BTU/scf) similar in composition to the associated petroleum gases flared by many oil drilling sites around the world. The exhaust emissions and energy production were measured and independently verified by UCI’s combustion laboratory, and the oil company that retained Ener-Core to perform the test deemed the demonstration to be successful enough to move to the next phase of its proposed commercial rollout, which is expected to be a field trial of an EC250 unit. If the oil company deems the second phase of the rollout to be satisfactory, the oil company’s technology development team has indicated to us that there would be sufficient environmental and cost-savings advantages associated with Ener-Core’s technology such that a large-scale, multi-year series of commercial installations at multiple sites in Canada would likely receive support from the oil company’s senior management.

Other vertical markets

We are in the early stages of evaluating opportunities in the following industries. We expect to begin actively marketing to these seven markets over the next year:

●	Biological product (pharmaceutical) manufacturing (>400 facilities)

●	Asphalt paving mixture and block manufacturing (>500 facilities)

●	Nitrogenous fertilizer manufacturing (>400 facilities)

●	Foam product manufacturing (>200 facilities)

●	Paper mills (>400 facilities)

●	Commercial printing (>2200 facilities)

●	Commercial coatings and finishing (>50,000 facilities)

For many of these opportunities, additional evaluation is required and our value proposition needs to be tailored to the market or industry where the opportunity is classified to ensure that the specific facility could be a qualified candidate for our current product line. For example, while there are over 50,000 commercial coating and finishing facilities, these facilities range in size from small facilities like local painting shops that generate VOCs in very small volumes to large facilities like auto assembly plants with multiple coating and painting facilities, each of which generates a significant amount of VOCs and represents a greater commercial opportunity.

77

Research and Development

Our engineering team is led by a group of experienced mechanical, electrical and chemical engineers who have worked together on the Power Oxidizer for the last seven years. Our engineers have worked in a number of larger firms, including Honeywell International, Inc., General Motors Company, Inc., AlliedSignal, Inc., Capstone Turbine Corporation, ABB, General Electric Company, Underwriters Laboratories Inc., and Solar Turbines Incorporated. Combined, they have decades of experience developing and commercializing a number of gas turbines, reciprocating engines, and related products.

Since 2011, our research and development milestones include:

●	In November 2011, SRI commissioned the first EC250 field test unit at the U.S. Army base at Fort Benning, Georgia. The project was funded by the DoD Environmental Security Technology Certification Program, or ESTCP, which seeks innovative and cost-effective technologies to address high-priority environmental and energy requirements for the DoD. As part of the ESTCP protocol, SRI conducted independent verification tests in October 2012. Exhaust emission measurements were taken in accordance with standard EPA reference methods. The EC250 emissions were far below the allowable NOx limits of the California Air Resources Board 2013 waste gas standards, which are considered to be among the strictest standards in the world.

●	In June 2014, our first commercial EC250 Powerstation was installed at a landfill in the Netherlands that is owned and operated by Attero, one of the leading waste management companies in the Netherlands. With the exception of regular maintenance and in-warranty service related to turbine components, as well as down-time related to Attero’s refurbishment efforts on the underlying landfill during 2015, this system has continued to operate since it was commissioned.

●	In July 2015, we completed the installation of the MFTF located next to our corporate offices in Irvine, California. The MFTF will become a critical element to our ongoing development initiatives, enabling our engineering team to continue to test a wider range of low-quality gases that could be used to fuel Ener-Core’s Power Oxidizers in the future, and also to experiment with (and prove feasibility of) different sizes of future Power Oxidizer systems.

We have made, and will continue to make, substantial investments in research and development. Research and development costs for the years ended December 31, 2013 and 2014 were $2.3 million and $3.2 million, respectively. For the six months ended June 30, 2015, research and development costs were $1.7 million.

78

Intellectual Property

Our success depends in part upon our ability to obtain and maintain proprietary protection for our products and technologies. Our goal is to develop a strong intellectual property portfolio that enables us to capitalize on the research and development that we have performed to date and will perform in the future, particularly for each of the products in our development pipeline and each of the products that we commercialize. We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other countries to obtain and maintain our intellectual property. We protect our intellectual property by, among other methods, filing patent applications with the U.S. Patent and Trademark Office and its foreign counterparts on inventions that are important to the development and conduct of our business.

We also rely on a combination of non-disclosure, confidentiality and other contractual restrictions to protect our technologies and intellectual property. We require our employees and consultants to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived in connection with the relationship.

We believe that Power Oxidation technology is a patent domain largely independent from combustion. Within the patent domain, the technology has been described as “Gradual Oxidation,” as the patents were filed prior to Ener-Core’s management decision in late 2014 to change the process name to “Power Oxidation.” Our current patent grants and pending applications consist of:

●	Patents granted: 23

o	14 U.S. patents
o	9 non-U.S. patents

●	Pending applications: 46

o	23 U.S. applications
o	23 non-U.S. applications

We intend to continue to protect our Power Oxidation technology in current patent application filings and expect to file additional patent applications for various implementations, markets and uses as we continue to develop our technology.

Global Energy Market and Government Policies

As most countries around the world continue to industrialize, the industrial plants/facilities representing a broad range of industries result in a rapidly growing demand for more electricity and more on-site steam. In fact, there are currently approximately three million industrial facilities around the world, and collectively they consume approximately $800 billion in energy costs in order to operate their plants. These same industrial facilities, located all around the world and across a broad range of industries, also represent about 36% of the world’s greenhouse gas emissions. These emissions have led to environmental concerns, political legislation geared towards promoting renewable power and policy trends for eliminating harmful gases and waste products.

The combination of these trends and challenges places Ener-Core in a unique position to capitalize on a growing need for on-site power, steam and heat, while at the same time productively utilizing the low-quality industrial gases that are rapidly becoming a significant global concern.

Recent international agreements, policy announcements, and environmental legislation, either already enacted or proposed, support the continued commercialization and scale up of Ener-Core’s Power Oxidizer technology. We believe that the capabilities of Ener-Core’s technology fit well within the global focus on all of the following:

●	Maximizing methane usage from all sources to eliminate flared gas;

●	Industrial waste gas destruction to prevent emissions of the waste gases into the atmosphere; and

●	Efficient on-site energy generation, while minimizing emissions.

79

We believe that our technology provides an attractive financial return on investment for industrial facilities in many regions of the world, without any financial incentives that are typically necessary for renewable power projects. In addition, we are seeing an increasing amount of significant new regulations, policies and international agreements being enacted globally that potentially benefit Ener-Core’s business and potentially accelerate the decision-making process made by companies that are considering the deployment of Ener-Core’s technology. Some of these regulations, policies and international agreements that we believe are the most pertinent to our value proposition are listed below. While most of these policies are either non-binding or carry limited penalties, we believe they represent the general direction of air quality standards for many geographic locations. Although such policies are generally non-binding or carry limited penalties, we believe that some industries are moving to comply with such policies, which often takes months or years to plan and implement. Companies that voluntarily comply with such policies often do so to generate positive public relations and/or to avoid public backlash. As public pressure through news and social media streams to reduce air pollution intensifies, we believe that some companies are beginning to voluntarily comply with these policies. We believe that such public pressure may encourage potential customers to consider our product solutions, which they may not otherwise have considered.

Flaring Reduction

●	Zero Routine Flaring by 2030, endorsed by Russia, Norway, Angola, France, other countries and BP, Shell, Kuwait National Oil Company, ENI, and other major oil companies

●	North Dakota limiting flaring to 23% of all gas produced in 2015 with required reductions down to 10% of all gas produced by 2020.

Methane Emissions Mitigation

●	In March 2014, President Obama released a Strategy to Reduce Methane Emissions, which takes steps to further cut methane emissions from landfills, coal mining, agriculture, and oil and gas systems.

●	In January 2015, the White House announced a new goal to cut methane emissions from the oil and gas sector by 40-45% from 2012 levels by 2025.

Ozone Pollution Reduction (NOx restrictions)

●	On November 25, 2014, the EPA proposed to strengthen the National Ambient Air Quality Standards for ground-level ozone, based on extensive scientific evidence about ozone’s effects on public health and welfare (reducing ozone required restricting NOx emissions to low levels).

o	558 counties in the U.S. would exceed the lower 65 ppb proposed standard, while 358 counties in the U.S. would exceed the 70 ppb proposed standard.

●	“A Clean Air Programme for Europe” calls for action to control emissions of air polluting substances from combustion plants with a rated thermal input between 1 and 50 MW (i.e., medium combustion plants), thereby completing the regulatory framework for the combustion sector with a view of increasing the synergies between air pollution and climate change policies. Medium combustion plants are used for a wide variety of applications (including electricity generation, domestic/residential heating and cooling and providing heat/steam for industrial processes) and are an important source of emissions of sulfur dioxide, nitrogen oxides and particulate matter. The approximate number of medium combustion plants in the European Union, or EU, is 142,986.

80

Carbon/Greenhouse Gas Levies

●	Alberta’s New Democratic Party government announced on June 25, 2015 a phased increase in the province’s carbon emissions levy from C$15 ($12) per tonne this year (2015) to C$20 next year and C$30 by 2017.

●	California and Quebec have announced the completion of their second joint carbon dioxide (CO2) allowance auction through a cap-and-trade system. Despite geographical distance and economic differences, California and Quebec have worked to align their CO2 emissions markets and policies. Previous auctions sold emissions allowances for electric generators and large industrial sources. The most recent auction, held in February 2015, also included allowances for the transportation sector, covering wholesale gasoline suppliers. The California and Quebec program is the first international carbon allowance program to be enacted at the subnational level (i.e., between parts of two different countries). Similar programs in Europe were the first to establish markets across several countries (the EU’s Emission Trading Scheme) and were also the first to cover certain transportation components.

●	Figure 4 below displays the 40 countries and more than 20 cities, states and provinces now using or planning to use a price on carbon to bring down greenhouse gas emissions through emission trading systems or carbon credits or taxes. Altogether, the combined value of the carbon credits, taxes, and ETS initiatives in operation today are valued at almost $50 billion, according to the World Bank and Ecofys new Carbon Pricing Watch, which is an early brief previewing the annual State and Trends of Carbon Pricing report.

81

Figure 7

The above regulations, policies and international agreements are examples of the evolving policy landscape for global energy as well as the pressures on industries to reduce their emissions. The Ener-Core Power Oxidizer can enable many of the intensive industrial facilities worldwide to comply and benefit from these changing environmental and energy policies. The Power Oxidizer utilizes polluting methane and waste gases to efficiently produce the heat needed to generate energy (electricity and/or steam) on-site. This enables industrial facilities to offset their purchases of utility power and fuels, while also destroying polluting gases and drastically reducing their NOx emissions.

Current and Future Efforts

Our research and development efforts are currently focused on the following activities:

●	Commercializing the 2 MW Power Oxidizer and integration with the Dresser-Rand KG2-3GEF turbine. We are currently in a joint development effort with Dresser-Rand on the KG2, which incorporates our Power Oxidation technology with Dresser-Rand’s KG2-3GEF 2 MW gas turbine. We have completed system layout and analytic models integrating our Power Oxidizer with this turbine, and we have also utilized our MFTF to demonstrate our ability to produce the level of heat energy required to power a KG2 turbine.

●	Constructing the first two commercial 2 MW Power Oxidizer units. In 2016, we expect to deliver to Dresser-Rand the first two commercial 2 MW Power Oxidizer units to fulfill the Pacific Ethanol purchase order.

82

●	Commercializing and installing technology into vertical markets. We are currently working to successfully commercialize and install Ener-Core’s technology into several of the five vertical industrial markets discussed under the subheading “Industrial Target Markets—CHP and Abatement.” Thus far, we have successfully commercialized our technology into old, inactive landfills and have worked with Dresser-Rand to commercialize our technology into a large fuel ethanol distillery. As we continue to evolve, we intend to demonstrate the technical feasibility and economic value of deploying our technology into a variety of additional industries that currently generate waste gases.

●	Developing a Power Oxidizer for steam applications. We are currently working to develop a low pressure Oxidizer to be coupled with a steam boiler and commercialized within industrial facilities (across the same broad base of industries already targeted by Ener-Core) in order to generate useful and valuable on-site steam from the “monetarily free” waste gases at lower pressure levels.

●	Scaling up to other large gas turbines. We have already established close working relationships with several other gas turbine manufacturers and large industrial partners to facilitate the potential development of additional systems.

●	Expanding the global reach of our technology. Further developing our technology to work with steam boilers will allow us to partner with global manufacturers of industrial steam power generators and access new markets.

●	Continuing the development of academic relationships. Over the past five years, we have developed strong research relationships with the University of Cincinnati and UCI, which led to the development of better analytical tools to simulate our Power Oxidation process.

Figure 8

Suppliers

For our Power Oxidizer units, our raw materials generally consist of readily available, pipes, tanks and machined metal products made of steel and other readily available commercial metals. We also purchase an integrated controls system that is configured from off-the-shelf units. For certain proprietary components, we use parts that are single-sourced from certain suppliers for machined parts designed and built to our specifications. We expect to move away from single-sourced suppliers as our production levels increase and with future modifications to our products.

For the EC250 and EC333 units, we purchase gas turbines from a single supplier, FlexEnergy. The Power Oxidizers used in our KG2 units are bundled with Dresser-Rand gas turbines as a single sourced supplier.

Environmental Laws

We have not incurred any expenses associated with compliance with environmental laws to date. Our customers, however, are subject to federal, state, local and foreign environmental laws, regulations and policies governing, among other things, air quality and emissions. As such, we may, in the future, incur material costs or liabilities in complying with such government regulations, whether applicable to our customers’ use of our products, due to additional development costs or indemnity costs, or to us directly. Further, as we expand our product line and pursue additional opportunities to deploy our Power Oxidizer in the field, we may assume greater operational responsibility for certain deployment sites. In the event we take on such an operational role, we may become subject to applicable air quality and other environmental rules and regulations, which would result in the incurrence of compliance and permitting costs, among others.

83

Employees

As of October 14, 2015, we have 25 full-time employees. None of our employees are covered by a collective bargaining agreement. We believe our relationship with our employees is good. We also employ consultants, including technical advisors and other advisors, on an as-needed basis to supplement existing staff.

Competition

The target markets for the Power Oxidizer are highly developed and mature for solutions using combustion as a heat source but are new and fairly undeveloped for applications of our Power Oxidizer technologies. If a site already has a high quality waste gas with high enough energy density to generate power with this standard equipment, and the resulting emissions levels do not exceed regulatory limits, then we deem such site to be outside of our target market.

Our technology represents a value-added pre-process for power generation equipment such as gas turbines, reciprocating engines or steam generation equipment such as steam boilers. We do not consider ourselves competitors with the providers of this equipment but rather consider ourselves as complementary to such providers.

We compete with existing co-generation solutions and other power generation solutions for our current and future customers. Those existing solutions have typically more mature technology and have a lower equipment cost than our Power Oxidizer units. Our Power Oxidizers are typically more expensive per kilowatt of power capacity when compared to the initial cost of equipment, and competing products typically have lower upfront costs than our Power Oxidizers. However, we believe that in many situations, once the total cost of a co-generation project including fuel costs and the value of pollution abatement is quantified, that our Power Oxidizers provide a superior rate of return for our customers. Our Power Oxidizers often cost less than purchasing separately combustion-based combined heat and power and additional pollution abatement equipment.

We believe that there are very few, if any, companies that are actively pursuing the commercial utilization of oxidation technologies for generation of on-site energy, particularly in light of the technology patents we hold. In addition to our efforts to replace existing combustion technologies, we compete against other companies in two sectors, each with its distinct competitive landscape:

●	Low-quality fuels—Within applications where the gas source has an energy density (BTU/ft3) below the minimum level required by reciprocating engines and standard gas turbines, we believe that our Power Oxidizer does not have a direct technological or manufacturing competitor. In these situations, the prospective customer can elect to do nothing and allow low BTU gas to simply be emitted into the atmosphere. Alternatively, the customer can purchase gas such as propane or natural gas, mix it with the low BTU gas to make combustion feasible, and then flare the mixture. Because this alternative results in the destruction of the low BTU gas instead of converting the gas into a form of energy that could be sold or monetized, we do not consider it to be a direct form of competition.

●	Ultra-low emissions—Within applications where a customer is required to meet emissions regulations and controls limits, typically by national, regional or local legislation, our systems compete with pollution control technologies, such as Selective Catalytic Reduction, Dry-Low-NOx, or Dry-Low-Emissions systems, and in some cases, with low-emission flares and thermal oxidizers. As many of our competitors are large, well-established companies, they derive advantages from production economies of scale, worldwide presence, and greater resources, which they can devote to product development or promotion.

Although we are occasionally compared to wind and solar power production, we do not consider existing renewable energy solutions to be direct competitors. Existing renewable sources such as wind and solar are economically feasible in particular geographic locations, whereas our solution is applicable to any area with a sufficient quantity of low quality gases. Our Power Oxidizers are able to provide base-load power for more than 95% of the time, while typically wind and solar solutions provide intermittent power and can only provide power for 20%–40% of the time. As a result, although the capital cost per kilowatt is similar, the availability of the Power Oxidizer provides a significantly lower overall cost of power produced.

84

Legal Proceedings.

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation.  There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers and their ages and positions as of October 14, 2015 are as follows:

Name	Age	Position(s)
Alain J. Castro	45	Chief Executive Officer and Director
Boris A. Maslov, Ph.D.	55	President, Chief Operating Officer and Chief Technology Officer
Domonic J. Carney	49	Chief Financial Officer, Secretary and Treasurer
Douglas A. Hamrin	45	Vice President, Engineering
Michael J. Hammons(3)	45	Director
Christopher J. Brown, Ph.D.	39	Director
Jeffrey A. Horn(1)(2)	61	Director
Bennet P. Tchaikovsky(1)	46	Director
Ian Copeland(2)	53	Director
Eric Helenek(1)(3)	39	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

85

Executive Officers

Alain J. Castro, Chief Executive Officer and Director

Mr. Castro has been the Chief Executive Officer and a director of Ener-Core Power, Inc., our wholly owned subsidiary, since May 2013 and our Chief Executive Officer and director since the merger of Ener-Core Power, Inc. and Flex Merger Acquisition Sub, Inc. effective as of July 1, 2013, or the Merger. He founded International Energy Ventures Limited, a United Kingdom-based investor of clean tech companies and renewable energy projects, in May 2003, and remains a controlling investor. Between February 2008 and June 2011, Mr. Castro served in various capacities (including president and a director) of the North and South America divisions of Akuo Energy, an international developer and operator of renewable energy projects. Prior to his career in the renewable energy sector, he was a partner at Ernst & Young Consulting (in the Mercosur region of Latin America), an international advisory services firm. Mr. Castro participated in the Sloan Executive Masters Program at the London Business School and received his B.S. in Industrial and Mechanical Engineering from the University of Texas. Our board of directors concluded that Mr. Castro’s experience with clean tech companies and renewable energy projects, as well as his previous executive-level experience, coupled with his position as our Chief Executive Officer, made his nomination as one of our directors appropriate.

Boris A. Maslov, Ph.D., President, Chief Operating Officer, and Chief Technology Officer

Mr. Maslov became our President and Chief Operating Officer in July 2012 and Chief Technology Officer as of the closing of the Merger in July 2013. Commencing with the inception of Ener-Core Power, Inc. until the closing of the Merger, he served as its President, Chief Operating Officer, and Chief Technology Officer, and served as its interim Chief Executive Officer from inception until May 14, 2013. Previously, between February 2011 and November 2012, Dr. Maslov was Vice President of FlexEnergy, Inc. Prior to that, between October 2007 and January 2011, he was Chief Executive Officer of Energy One Management LLC, a renewable energy project development company located in McLean, Virginia. He received his Ph.D. in Electrical Engineering and his B.S. and M.S. in Electrical Engineering and Computer Science from the Moscow Institute of Physics and Technology.

Domonic J. Carney, Chief Financial Officer, Secretary, Treasurer

Mr. Carney was appointed as our Chief Financial Officer, Secretary and Treasurer in August 2014. Until his appointment, Mr. Carney was an independent consultant providing finance, accounting and business strategy services. From March 30, 2012 to October 2012, Mr. Carney served as the chief financial officer for T3 Motion, Inc. (TTTM.PK), an electric vehicle technology company. From March 2005 to February 2012, Mr. Carney served as Chief Financial Officer for Composite Technology Corporation (CPTC.OB), a manufacturer of high efficiency carbon composite electric transmission conductors and renewable energy wind turbines. Mr. Carney has a Masters in Accounting from Northeastern University and a Bachelor’s Degree in Economics from Dartmouth College.

Douglas A. Hamrin, Vice President of Engineering

Mr. Hamrin was appointed as an executive officer in March 2015. Since July 2013, Mr. Hamrin has been our Vice President of Engineering. From May 2008 to December 2012, Mr. Hamrin served as Director of Thermal Oxidizer Development for Flex Energy. Prior to joining Flex Energy, Mr. Hamrin held positions as Technical Manager, Applications and Principal Applications Engineer at Honeywell Turbo Technologies, Director of the Fuel Systems Group at Capstone Turbine Corporation and Engineer at Generals Motors Powertrain Division. Mr. Hamrin has an M.S. in Mechanical Engineering from the Massachusetts Institute of Technology and a BS in Mechanical Engineering from the Illinois Institute of Technology.

Non-Employee Directors

Michael J. Hammons, Chairman of our Board of Directors, Director and Chairman of the Nominating and Corporate Governance Committee

Mr. Hammons became Chairman of our board of directors as of the closing of the Merger in July 2013 and chairman of our Nominating and Corporate Governance Committee in July 2015. Commencing with the inception of Ener-Core Power, Inc. until the closing of the Merger, he served as its Chairman of the board of directors. From June 2009 to February 2014, Mr. Hammons was a partner at SAIL Venture Partners II, LLC, an investor in energy and water technology companies, which was the management company and general partner of SAIL Venture Partners II, LP. From September 2008 through March 2009, he was the chief executive officer of Vigilistics, Inc., a Mission Viejo, California-based software company and, from August 2007 to May 2008, the Chief Executive Officer of Nexiant, Inc., an Irvine, California-based provider of proprietary technology solutions for the maintenance, repair, and operations inventory space. From 2011 until March 2015, Mr. Hammons served as chairman and director of the board of directors of Enerpulse Technologies, Inc. Mr. Hammons received his B.S. in Industrial Engineering from California Polytechnic State University, San Luis Obispo, and his M.B.A. from Harvard Business School. Our board of directors concluded that Mr. Hammons’ experience as a partner in SAIL Venture Partners II, LLC, with its investment portfolio, his management expertise in respect of companies similarly situated, and his familiarity with us, both prior and subsequent to the spin-off, coupled with his service as the Chairman of Ener-Core Power, Inc.’s board prior to the closing of the Merger, made his nomination as one of our directors appropriate.

86

Christopher J. Brown, Ph.D., Director

Mr. Brown became one of our directors as of the closing of the Merger in July 2013. Commencing with the inception of Ener-Core Power, Inc. until the closing of the Merger, he served as one of its directors. Since December 2010, Dr. Brown has been a principal of SAIL Capital Partners, LLC, a significant investor in us to date. From May through August 2009, he was a business development consultant for Stion Corporation, a San Jose, California-based high-efficiency, low-cost thin film solar panel manufacturer and, from October 2005 through October 2008, the chief executive officer of Chromafix, a Raleigh, North Carolina-based cleantech textile dye manufacturing company. Dr. Brown received his M.B.A. from Harvard Business School in 2010, his Ph.D. in physics from North Carolina State University in 2008, and his B.S. in physics from the College of Charleston in 1999. Our board of directors concluded that Dr. Brown’s experience as a principal in SAIL Capital Partners, LLC, with its investment portfolio, and his familiarity with us, both prior and subsequent to the spin-off, coupled with his service on Ener-Core Power, Inc.’s board prior to the closing of the Merger, made his nomination as one of our directors appropriate.

Jeffrey A. Horn, Director

Mr. Horn became one of our directors in May 2014. Mr. Horn’s career spanned over 34 years at Caterpillar Inc., including most recently as Managing Director of Caterpillar Power Generation Systems in Houston beginning in January 2009, before retiring in January 2012. Mr. Horn received his B.S. degree in Economics from the University of Wisconsin, Madison, in 1977. Our board of directors concluded that Mr. Horn’s background in the power equipment sector, coupled with his work experience in the mining industry which is a target market for our products, made his nomination as one of our directors appropriate.

Bennet P. Tchaikovsky, Director and Chairman of the Audit Committee

Mr. Tchaikovsky became one of our directors and chairman of our Audit Committee in November 2013. Since August 2014, Mr. Tchaikovsky has been a full time Assistant Professor at Irvine Valley College where he teaches courses in financial and managerial accounting. From April 2010 through August 2013, Mr. Tchaikovsky served as the Chief Financial Officer of VLOV Inc., a China-based clothing designer and distributor that was also a U.S. publicly traded company. From September 2009 to July 2011, Mr. Tchaikovsky served as Chief Financial Officer of China Jo-Jo Drugstores, Inc., a U.S. public company operating a chain of pharmacies in China, where he also served as a director from August 2011 through January 2013. From May 2008 to April 2010, Mr. Tchaikovsky served as the Chief Financial Officer of Skystar Bio-Pharmaceutical Company, a U.S. public company that manufactures and distributes veterinary medicines and related products in China, which he performed on a part-time basis and assisted primarily with preparing its financial statements and other financial reporting obligations. From March 2008 through November 2009, Mr. Tchaikovsky was a director of Ever-Glory International Group, a U.S. public company and apparel manufacturer based in China, and served on the audit committee as chairman and on the compensation committee as a member. From December 2008 through November 2009, Mr. Tchaikovsky was a director of Sino Clean Energy, Inc., which was a U.S. public company that manufactured coal fuel substitute in China, and served on the audit committee as chairman and on both the compensation and nominating committees as a member. None of the foregoing companies is related to or affiliated with us. Mr. Tchaikovsky is a licensed Certified Public Accountant and an active member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law. Our board of directors concluded that Mr. Tchaikovsky’s experience with U.S. public companies, as well as his legal and accounting backgrounds, made his nomination as one of our directors appropriate.

87

Ian C. Copeland, Director and Chairman of the Compensation Committee

Mr. Copeland became one of our directors in December 2014 and chairman of our Compensation Committee in July 2015. Mr. Copeland brings over 25 years of global experience in developing, financing and managing world-class projects and companies in the power, rail, water and mining markets. Before retiring at the end of 2012, Mr. Copeland was a Senior Vice President of Bechtel Corporation. During his 15-year tenure with Bechtel Corporation, he served in various capacities including President of the Fossil Power, Communications and Renewable Power businesses and Managing Director of Bechtel Enterprises. Previously, Mr. Copeland held senior management positions with Wärtsilä Corporation and Hannon Armstrong & Company. Mr. Copeland began his career with the utility consulting practice of Booz Allen Hamilton after graduating from Rutgers University with degrees in physics and mechanical engineering. Our board of directors concluded that Mr. Copeland’s background in international business including experience developing, financing, and managing projects in the power and infrastructure markets, made his nomination as one of our directors appropriate.

Eric Helenek, Director

Mr. Helenek became one of our directors in May 2015. Mr. Helenek brings over 17 years of global experience in the public equity markets as an investment banker. From June 2013 to May 2015, Mr. Helenek was a Managing Director in Cowen and Company’s Capital Markets Group, where he was responsible for equity and equity-linked financing transactions for growth companies. From 2007 to March 2013, Mr. Helenek worked as a Director in the Alternative Capital Finance group at Lazard Frères. Additionally, Mr. Helenek’s banking and capital markets experience includes positions at Piper Jaffray and SG Cowen. Our board of directors concluded that Mr. Helenek’s background in the public financial markets and his experience in investment banking made his nomination as one of our directors appropriate. Our Chief Executive Officer recommended to our board of directors that Mr. Helenek be appointed as one of our directors.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged to become directors or executive officers. There are no family relationships among our officers and directors and those of our subsidiaries and affiliated companies.

Board Composition

Our board of directors currently consists of seven members. Our bylaws provide that our directors will hold office until their successors have been duly elected and qualified. Our board of directors is responsible for the business and affairs of our company and considers various matters that require its approval.

Our common stock is currently quoted on the OTCQB Marketplace under the symbol “ENCR.” The OTCQB Marketplace does not require issuers to comply with corporate governance listing standards that issuers listed on a national securities exchange, such as the New York Stock Exchange and The NASDAQ Stock Market LLC, are required to comply with. However, as a matter of corporate governance best practices, and in anticipation of our application to list our common stock on a national securities exchange, we have taken actions to improve our corporate governance, including establishing a board of directors with a majority of directors who are “independent” (as discussed below), and a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We have also adopted Corporate Governance Guidelines, a Code of Ethics, an Insider Trading Policy and other similar corporate policies, which are available at http://ir.ener-core.com/governance-docs.

Director Independence

In connection with this offering, we intend to apply to list our units, common stock and warrants on the NYSE MKT. Based upon information submitted by Messrs. Hammons, Horn, Tchaikovsky, Copeland and Helenek, our board of directors has determined that each of them is “independent” for purposes of our Corporate Governance Guidelines and for purposes of the listing requirements of the NYSE MKT. In making its determination that Mr. Helenek is independent, our board of directors considered Mr. Helenek’s employment with Cowen and Company, LLC and our relationship with Cowen as our financial advisor in prior transactions. Messrs. Castro and Brown are not independent directors. Under the Corporate Governance Guidelines, no director will be considered “independent” unless our board of directors affirmatively determines that the director has no direct or indirect material relationship with our company.

88

Code of Ethics

Our board of directors has adopted a Code of Ethics, which applies to all officers, directors and employees. Our Code of Ethics is available on our website at http://ir.ener-core.com/governance-docs. The contents of our website are not part of this prospectus and you should not consider the contents of our website in making an investment decision regarding our stock. We intend to disclose any amendments to our Code of Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

Board Committees

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Below is a description of each committee as it is presently constituted. Our board of directors has determined that each current member of each committee meets certain SEC and NYSE MKT rules and regulations regarding “independence,” as well as “independence” under our Corporate Governance Guidelines, and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to our company.

We have made each of our committee charters available on our website at http://ir.ener-core.com/governance-docs.

Audit Committee

The Audit Committee currently consists of Messrs. Tchaikovsky (Chairman), Helenek and Horn. The Audit Committee operates under a written charter, which is available at http://ir.ener-core.com/governance-docs. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of our company and the audits of our financial statements. In addition to other powers and responsibilities, the Audit Committee (i) is directly responsible for the appointment, compensation, retention, oversight and termination, if necessary, of the independent registered public accounting firm, (ii) reviews the independence and quality control procedures of the independent registered public accounting firm, (iii) reviews and discusses the annual audited financial statements with management and the independent registered public accounting firm, and (iv) reviews, and approves as appropriate, all related party transactions.

Compensation Committee

The Compensation Committee currently consists of Messrs. Copeland (Chairman) and Horn. The Compensation Committee operates under a written charter, which is available at http://ir.ener-core.com/governance-docs. The purpose of the Compensation Committee is to discharge the board of directors’ responsibilities relating to compensation of our executives, to produce an annual report on executive compensation for inclusion in the our proxy materials and to review and discuss with management the Compensation Discussion and Analysis to be included in the proxy materials in accordance with applicable rules and regulations. In addition to other powers and responsibilities, the Compensation Committee shall (i) review the our compensation philosophy, (ii) review and approve the Chief Executive Officer’s compensation, (iii) review and approve, in consultation with the Chief Executive Officer, all compensation for other officers, (iv) review and approve employment agreements and severance arrangements for the Chief Executive Officer and our other officers and (v) prepare and approve the Compensation Committee report to be included in our annual proxy statement.

89

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Hammons (Chairman) and Helenek. The Nominating and Corporate Governance Committee operates under a written charter, which is available at http://ir.ener-core.com/governance-docs. The purpose of the Nominating and Corporate Governance Committee is to assist our board of directors in identifying qualified candidates to become members of the board of directors, selecting director nominees for election at the annual meeting of stockholders, selecting candidates to fill any vacancies on the board of directors and overseeing the evaluation of the board of directors. In addition to other powers and responsibilities, the Nominating and Corporate Governance Committee shall (i) prior to each annual meeting of stockholders at which directors are to be elected, recommend director candidates to the board of directors for nomination by the board of directors, (ii) after a vacancy arises on the board of directors or if a director advises of his or her resignation, recommend director candidates to the board of directors to fill such vacancy, (iii) at least annually review the performance of each current director and recommend to the board of directors whether such director should be nominated for an additional term, (iv) assist the board of directors in its annual review of its performance and make appropriate recommendations to improve performance and (v) make recommendations to the board of directors regarding its size and composition and composition of the committees.

Board Leadership Structure and Role in Risk Oversight

Under the Corporate Governance Guidelines, our board of directors is free to select the Chairman of the board of directors and the Chief Executive Officer in a manner that it considers to be in our best interests at the time of selection. Currently, Mr. Castro serves as Chief Executive Officer and as a member of the board of directors, and Mr. Hammons serves as Chairman of the board of directors. We currently believe that this leadership structure is in our best interests and strikes an appropriate balance between our Chief Executive Officer’s responsibility for the our day-to-day management and the Chairman of the board of directors’ responsibility to provide oversight, including setting the board of directors’ meeting agendas and presiding at executive sessions of the independent directors. Mr. Castro provides a strong link between management and our board of directors, which we believe promotes clear communication and enhances strategic planning and implementation of corporate strategies. Overall, we believe that having our Chief Executive Officer also serve as a director helps provide strong, unified leadership for our management team. Additionally, in addition to having a non-executive Chairman of the board of directors, four of our seven members of our board of directors have been deemed to be “independent” by the board of directors, which we believe provides sufficient independent oversight of our management. Because we have a non-executive Chairman of the board of directors, our board of directors has not designated a lead independent director.

Our board of directors, as a whole and also at the committee level, plays an active role overseeing the overall management of our risks. Our Audit Committee reviews risks related to financial and operational items with our management and our independent registered public accounting firm. Our board of directors is in regular contact with our Chief Executive Officer and Chief Financial Officer, who report directly to the board of directors and who supervise day-to-day risk management.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the compensation awarded to our current executive officers. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for the last completed fiscal year.

Our current executive compensation program may from time to time include the following principal components: (i) base salary; (ii) stock incentive plan awards; (iii) discretionary annual cash bonuses; and (iv) perquisites and benefits.

Our Compensation Philosophy and Objectives

Our philosophy regarding compensation of our executive officers includes the following principles:

●	our compensation program should reward the achievement of our strategic initiatives and short- and long-term operating and financial goals;

●	compensation should appropriately reflect differences in position and responsibility;

90

●	compensation should be reasonable; and

●	the compensation program should be understandable and transparent.

In order to implement such compensation principles, we have developed the following objectives for our executive compensation program:

●	overall compensation levels must be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve superior results;

●	a portion of total compensation should be contingent on, and variable with, achievement of objective corporate performance goals, and that portion should increase as an executive’s position and responsibility increases;

●	total compensation should be higher for individuals with greater responsibility and greater ability to influence our achievement of operating goals and strategic initiatives;

●	the number of elements of our compensation program should be kept to a minimum, and those elements should be readily understandable by and easily communicated to executives, stockholders, and others; and

●	executive compensation should be set at responsible levels to promote a sense of fairness and equity among all employees and appropriate stewardship of corporate resources among stockholders.

Determination of Compensation Awards

The Compensation Committee was created to be our primary authority to determine the compensation awards available to our executive officers. Because there were no members of our Compensation Committee during fiscal year 2014, members of our board of directors provided recommendations regarding the compensation of our executive officers and approved all executive compensation during 2014. We formed our Compensation Committee in July 2015 and it has engaged the services of a consultant to review a peer group of companies in order to provide them with market data on the compensation of directors and officers of peer companies. They plan to review the data and may modify the compensation of our directors and executive officers in order to better align their compensation with our goals and objectives and ensure their compensation is competitive in the marketplace.

Compensation Benchmarking and Peer Group

We did not rely on any consultants or utilize any peer company comparisons or benchmarking in setting executive compensation levels for fiscal 2014. However, our management informally considered competitive market practices by reviewing publicly available information relating to compensation of executive officers at other comparable companies in making its recommendations to our board of directors regarding our executives’ compensation for fiscal 2014. In 2015, we took steps, including the engagement of a third party consultant to establish peer company comparisons, to ensure that the Compensation Committee and/or board of directors has a comprehensive picture of the compensation paid to our executives and with a goal toward total direct compensation for our executives that is on par with the median total direct compensation paid to executives in peer companies if annually established target levels of performance at our company and business segment levels are achieved. We expect the Compensation Committee to make recommendations for changes in the compensation of our board of directors and executive management by the end of the third quarter 2015, with certain recommendations to be implemented in 2015 and other recommendations to be implemented in 2016. We expect our recommendations for both the remainder of 2015 and 2016 to include a better alignment of management compensation with the achievement of key performance goal and objectives.

91

Elements of Compensation

The principal elements of our executive compensation are:

●	base salary; and

●	stock incentive plan awards.

While base salary is generally included as an element of compensation of our executive officers in every year, the granting of stock incentive awards, as well as bonuses and perquisites, is determined on a case-by-case basis. During the fiscal year ended December 31, 2014, except for a $2,000 bonus paid to Dr. Maslov, our compensation program consisted solely of base salary and stock options. For fiscal 2015, we expect that our executive compensation will again consist of base salary and stock option grants, and we have no immediate plans to provide bonuses or perquisites in 2015.

Base Salaries

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our employees, including our named executive officers. When establishing base salaries for 2014, subject to the provisions of each person’s employment agreement, our board of directors and management considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at their prior employment and the number of well-qualified candidates to assume the individual’s role. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies.

Discretionary Annual Cash Bonuses

The Compensation Committee has discretion to recommend and approve the annual cash bonus for our Chief Executive Officer and each other named executive officer. Bonus awards generally will be based on our management’s recommendations and ultimately approved by the Compensation Committee. There have been no annual bonuses granted for fiscal 2014 or fiscal 2015 to date. Annual bonuses, when awarded, are intended to compensate officers for individual performance, for our overall financial performance, and for achieving important operational and financial milestones during the relevant fiscal year. During fiscal 2014 and 2015, Dr. Maslov and Mr. Hamrin were and are eligible for cash bonuses of $2,000, awarded whenever we receive a patent for which an employee is listed as a co-developer.

Stock Incentive Plan Awards

Our current stock option plan, the 2013 Plan, which our board of directors adopted on July 1, 2013, was designed to provide long-term incentives to our executives and other employees and award recipients, and to increase stockholder value through competent, effective management. We believe that the ability to grant stock options as a component of compensation will provide us with an advantage in attracting qualified management and employees. Stock option award decisions are evaluated on a case-by-case basis giving consideration to factors such as the recipient’s qualifications and abilities, the nature of the recipient’s position, and the recipient’s ability to contribute to the development and achievement of our business objectives.

92

Perquisites and Other Compensation

Presently, we do not include perquisites or other benefits as a part of executive compensation, though we may in the future include perquisites and other benefits as an element of compensation from time to time on a discretionary basis.

Management’s Role in the Compensation-Setting Process

Our management plays an important role in our compensation-setting process. The most significant aspects of management’s role are evaluating other executive officers’ performance, recommending business performance targets and objectives, and recommending salary levels and option awards. Our management makes recommendations to our board of directors regarding our executives’ compensation packages. During this process, management may be asked to provide the board of directors with their evaluation of the executive officers’ performance, the background information regarding our strategic financial and operational objectives, and compensation recommendations as to the executive officers.

Summary Compensation Table

The following table sets forth information regarding compensation for each of our 2014 “named executive officers” for SEC reporting purposes.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Alain J. Castro,	2014	181,667	—	1,351,524	—	1,533,191
Chief Executive Officer(3)	2013	136,410	—	1,543,775	—	1,680,185
Boris A. Maslov,	2014	220,313	2,000	584,191	—	806,504
President, COO and CTO(4)	2013	225,000	—	712,945	67,875	1,005,826
Domonic J. Carney, Secretary/Treasurer Chief Financial Officer(5)	2014	63,750	—	255,689	—	319,439
Kelly Anderson, Treasurer/Chief Financial	2014	85,873	—	268,950	—	354,823
Officer(6)	2013	21,875	—	1,036,460	—	1,058,335

(1)	All share figures and exercise prices noted in the footnotes to this table are adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively.

(2)	The amounts shown in this column represent the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the officer. See Note 12 of the notes to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.

93

(3)	Mr. Castro became the Chief Executive Officer of the operating company under the terms of his employment agreement on April 25, 2013. His base salary was $200,000 per annum for 2013 and for most of 2014, except as noted below. In 2013, Mr. Castro received 25,000 options granted at an exercise price of $50.00 per option and 18,000 options at an exercise price of $65.00 per option. On April 28, 2014, Mr. Castro’s previously issued options were cancelled and 43,000 options were issued to Mr. Castro at an exercise price of $17.50 per option, with 15% of the options vesting upon grant and the remainder vesting in equal monthly amounts over the next 36 months. Between May 1, 2014 and July 31, 2014, Mr. Castro agreed to reduce his base salary to a $120,000 annual rate under our furlough plan and he was issued 6,460 additional fully vested options at an exercise price of $24.00 per option in lieu of $20,000 of base salary. Mr. Castro’s base salary reverted to a $200,000 annual rate on August 1, 2014. In November 2014, Mr. Castro received 4,700 options at an exercise price of $8.00 per option, with 25% of the options vesting in November 2015 and thereafter vesting ratably on a monthly basis over three years.

(4)	Dr. Maslov’s base salary in 2013 and for most of 2014 was at a $225,000 annual rate, except as noted below. In 2014, Dr. Maslov was paid a bonus of $2,000 in cash subsequent to the granting of a patent by the United States Patent and Trademark Office to us for which Dr. Maslov was named as a co-developer. In 2013, Dr. Maslov received 16,000 options granted at an exercise price of $65.00 per option. On April 28, 2014, the options issued in 2013 were cancelled and 16,000 options were issued to Dr. Maslov at an exercise price of $17.50 per option, with 15% of the options vesting upon grant and the remainder vesting in equal monthly amounts over the next 36 months. During 2014, Dr. Maslov received 1,514 additional fully vested options at an exercise price of $24.00 per option in lieu of a reduction in base salary of $4,688 under our furlough plan. In November 2014, Dr. Maslov received 4,700 options at an exercise price of $8.00 per option, with 25% of the options vesting in November 2015 and thereafter vesting ratably on a monthly basis over three years. Dr. Maslov was paid an amount of $67,875 in January 2013, prior to the reverse merger, to pay for a liability associated with the exercise of stock options in 2012 due to a Code Section 409A issue that was discovered and resolved with the Internal Revenue Service in 2013.

(5)	Mr. Carney became our Secretary, Treasurer and Chief Financial Officer effective August 19, 2014. His base salary is $180,000 per annum per the terms of his employment agreement. On August 19, 2014, Mr. Carney was granted 30,000 options with an exercise price of $7.50 per option vesting 12.5% on February 19, 2014, 12.5% on August 19, 2015 and thereafter vesting ratably on a monthly basis over three years. In November 2014, Mr. Carney received 4,700 options at an exercise price of $8.00 per option, with 25% of the options vesting in November 2015 and thereafter vesting ratably on a monthly basis over three years.

(6)	Ms. Anderson was our Treasurer and Chief Financial Officer from November 15, 2013 until July 3, 2014. Her base salary was $175,000 per annum per the terms of her employment agreement. Ms. Anderson resigned as Treasurer and Chief Financial Officer effective July 3, 2014. In 2013, Ms. Anderson received 20,000 options granted at an exercise price of $76.50 per option. On April 28, 2014, Ms. Anderson’s previously issued options were cancelled and 30,000 options were issued to Ms. Anderson at an exercise price of $17.50 per option, with 15% of the options vesting upon grant and the remainder vesting in equal monthly amounts over the next 36 months. On May 1, 2014, Ms. Anderson received 942 additional fully vested options at an exercise price of $24.00 per option in lieu of a reduction in base salary under our furlough plan between May 1, 2014 and July 31, 2014. All of Ms. Anderson’s options expired unexercised during 2014.

94

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Employment Agreements

We have entered into various employment and employment-related agreements with certain of our executive officers. Set forth below is a summary of many of the material provisions of such agreements, which summaries do not purport to contain all of the material terms and conditions of each such agreement. All share figures and exercise prices noted in these summaries are adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively, unless otherwise noted.

Our Agreements with Mr. Castro and Dr. Maslov:

We employ Mr. Castro pursuant to an executive employment agreement, dated April 25, 2013, with Flex Power Generation, Inc., then known as Ener-Core Power, Inc., for the position of Chief Executive Officer, which agreement we assumed as of the closing of the Merger. Under the agreement, the term of his employment is one year, renewing automatically for successive one-year terms unless either party gives the other party notice of non-renewal not less than 30 day prior to the end of the relevant term. We will pay Mr. Castro a base salary of $200,000 per year that may be increased but not decreased by our board of directors in its sole discretion. Mr. Castro is eligible (i) for an annual bonus and/or other annual incentive compensation in accordance with any applicable executive bonus plan as our board of directors may adopt in its sole discretion, and (ii) to participate in our equity incentive plan or incentive option plan, as applicable, with grants and vesting schedules as determined by the board of directors from time to time. In connection with Mr. Castro’s participation in our voluntary wage reduction plan from May 1, 2014 to July 31, 2014, on May 23, 2014, we entered into an amendment to the executive employment agreement with Mr. Castro, pursuant to which we issued Mr. Castro an option to purchase up to 15 shares of our common stock (pre-split) in exchange for $1.00 (pre-split) that he voluntarily forwent under the wage reduction plan. As a result, we entered into a stock option agreement with Mr. Castro on May 13, 2014, pursuant to which we granted Mr. Castro an option to purchase 6,460 shares of our common stock at an exercise price of $24.00 per share. All the shares subject to Mr. Castro’s option vested immediately on the date of grant.

We employ Dr. Maslov pursuant to an executive employment agreement, dated December 31, 2012, with Flex Power Generation, Inc., for the position of Interim Chief Executive Officer, which agreement we assumed as of the closing of the Merger. Under the agreement, the term of his employment is one year, renewing automatically for successive one-year terms each year unless either party gives the other party notice of non-renewal not less than 30 day prior to the end of the relevant term. We will pay Dr. Maslov a base salary of $225,000 per year that may be increased but not decreased by our board of directors in its sole discretion. Dr. Maslov is eligible (i) for an annual bonus and/or other annual incentive compensation in accordance with any applicable executive bonus plan as our board of directors may adopt in its sole discretion, and (ii) to participate in our equity incentive plan or incentive option plan, as applicable, with grants and vesting schedules as determined by the board of directors from time to time. In connection with Dr. Maslov’s participation in our voluntary wage reduction plan from May 9, 2014 to June 15, 2014, on May 23, 2014, we entered into an amendment to the executive employment agreement with Dr. Maslov, pursuant to which we issued Dr. Maslov an option to purchase up to 15 shares of our common stock (pre-split) in exchange for $1.00 (pre-split) that he voluntarily forwent under the wage reduction plan. As a result, we entered into a stock option agreement with Dr. Maslov on May 13, 2014, pursuant to which we granted Dr. Maslov an option to purchase 1,514 shares of our common stock at an exercise price of $24.00 per share. All the shares subject to Dr. Maslov’s option vested immediately on the date of grant.

95

The termination provisions for Mr. Castro’s or Dr. Maslov’s employment are substantially similar and are set forth below. If we terminate Mr. Castro’s or Dr. Maslov’s services for cause (whether during or at the end of an employment year), then we are obligated to pay the sum of (i) the respective executive’s salary and bonuses, if any, through the date of termination, (ii) any earned but unused vacation time and paid time off (PTO), and (iii) any unreimbursed expenses. ”Cause” means the respective executive’s (A) willful dishonesty or fraud with respect to our business affairs, (B) willful falsification of any employment or other of our records, (C) misappropriation of or intentional damage to our business or property, including the improper use or disclosure of our confidential or proprietary information, (D) conviction (including any plea of guilty or nolo contendere ) of a felony or crime that involves moral turpitude, (E) willful and continued failure to comply with our reasonable written directives after the respective executive’s receipt of written notice from us of such refusal and a reasonable opportunity to cure, or (F) the misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to our interests or to the benefits to which we are entitled.

If Mr. Castro’s or Dr. Maslov’s services are terminated upon death or disability, we are obligated to pay the respective executive or their respective estate (i) the same economic benefits as if his services were terminated for cause and (ii) upon a determination by our board of directors in its sole discretion, the respective executive or his respective estate may also be granted (A) additional vesting of then-unvested stock or stock options, (B) a proportional amount of any earned and unpaid annual bonus based on the respective executive’s performance through the date of termination, and/or (C) severance payments. ”Disability” means the inability to perform one or more of the essential functions of the job due to physical or mental impairment, with or without reasonable accommodation as required by law, for any period aggregating more than 120 days in any 365-consecutive day period.

If we terminate Mr. Castro’s or Dr. Maslov’s services for any other reason, then we are obligated to pay the respective executive (i) the same economic benefits as if his services were terminated for cause, and (ii) monthly cash severance payments at his then-salary rate during the six-month period immediately following the termination date, subject to earlier termination in the event that he obtains new employment or engages (or assists any other person or entity to engage) in any activity competitive with our business. Further, if, during the six-month period immediately preceding or following a Change of Control (as hereinafter defined) we terminate his employment without Cause, then all of the respective executive’s then-unvested outstanding options will immediately vest. A “Change of Control” occurs when (i) any person becomes the beneficial owner of our securities that then represents 50% or more of the total voting power of our outstanding voting securities, unless such person was the beneficial owner of at least 20% of our voting power as of February 1, 2012, and does not become the beneficial owner of 80% or more of our voting power, (ii) we consummate the sale, exchange, lease, or other disposition of all or substantially all of our assets to a person or group of related persons, (iii) we consummate a merger, reorganization, recapitalization, consolidation, or similar transaction with any other corporation or other business entity, in one transaction or a series of related transactions (except one in which (A) the holders of our voting securities outstanding immediately before such transaction continue to hold at least 50% of the voting power in the surviving entity or (B) a transaction in which a single party (or a group of affiliated parties) acquires our voting securities and the holders of our voting securities immediately before the transaction do not dispose of a majority of their interests in us in connection with that transaction), or (iii) we dissolve or liquidate.

Mr. Castro or Dr. Maslov may terminate their respective employment relationships with us at any time and for any reason. Such resignation will not become effective until the earlier of (i) 90 days after the date the respective resignation notice is given to our board of directors or (ii) a date we specify. If Mr. Castro or Dr. Maslov chooses to do so, each has agreed to make himself available to us during the 30-day period following his termination, without any compensation, (i) to facilitate an efficient transition of his job-related responsibilities and duties, and (ii) to respond to questions from us regarding information and/or activities in which he had been engaged while employed by us.

During Mr. Castro’s or Dr. Maslov’s employment with us and for a period of the shorter of (i) 12 months after their respective termination or (ii) the number of months we employed Mr. Castro or Dr. Maslov, both are subject to restrictive covenants that provide each individual will not: (i) call on, solicit, divert, interfere with or take away (or attempt to call on, solicit, divert, interfere with or take away) any of our projects, business, clients, customers or prospects with whom or with which they had contact during their employment with us by promoting or selling services or products that compete with us or our affiliates; or (ii) solicit, influence or induce (or attempt to solicit, influence or induce) any employees as of the respective termination date with whom they had direct contact during their employment with us.

96

Both Mr. Castro’s and Dr. Maslov’s executive employment agreement also contain other restrictive covenants further prohibiting: (i) disparagement of us or our affiliates during their employment and thereafter, and (ii) the use or disclosure of confidential business information during or at any time after termination of their employment.

On April 28, 2014, our board of directors approved the re-pricing and vesting schedules of outstanding stock options to purchase an aggregate of 172,600 shares of our common stock previously granted to our officers, directors, employees and consultants. As a result of this cancellation and reissuance of the options, we entered into a stock option cancellation agreement and concurrently entered into new stock option agreements with each of the officers, directors, employees and consultants who held shares as of that date, which included Mr. Castro and Dr. Maslov. The number of underlying shares subject to each award remained unchanged as a result of the re-pricing and vesting schedule change.

On November 28, 2014, we entered into stock option agreements with each of Mr. Castro and Dr. Maslov granting each an option to purchase up to 4,700 shares of our common stock, at an exercise price of $8.00 per share, the fair market value on the date that our board of directors approved the grant. The options vest as follows: (i) 1/4 of the total number of shares subject to the award will vest one year from the grant date, and (ii) 1/36 of the remaining number of shares subject to the award will vest on a monthly basis thereafter.

Our Agreements with Mr. Carney:

Our offer letter to Mr. Carney dated August 19, 2014 provided for an annual base salary of $180,000 and an option under the 2013 Plan to purchase 30,000 shares of our common stock at an exercise price equal to the per share closing price on August 19, 2014, being the fair market value on such date.

In addition to the offer letter, we entered into an executive employment agreement with Mr. Carney, dated as of August 19, 2014, for the position of Chief Financial Officer and Treasurer, which, in addition to his annual compensation as described in the offer letter, provides that he is eligible to receive an annual bonus and other annual incentive compensation that our board of directors may adopt, as well as benefits that we make available to other employees. We will also reimburse Mr. Carney for reasonable expenses that he incurs in performing his duties.

If we terminate Mr. Carney’s services for cause (whether during or at the end of an employment year), we are obligated to pay him the sum of (i) his salary and bonuses, if any, through the date of termination, (ii) any earned but unused vacation time and paid time off (PTO), and (iii) any unreimbursed expenses. ”Cause” means his (A) willful dishonesty or fraud with respect to our business affairs, (B) willful falsification of any employment or other of our records, (C) misappropriation of or intentional damage to our business or property, including the improper use or disclosure of our confidential or proprietary information, (D) conviction (including any plea of guilty or nolo contendere ) of a felony or crime that involves moral turpitude, (E) willful and continued failure to comply with our reasonable written directives after his receipt of written notice from us of such refusal and a reasonable opportunity to cure, or (F) the misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to our interests or to the benefits to which we are entitled.

If Mr. Carney’s services are terminated upon his death or disability, then (i) we are obligated to pay to him or his estate the same economic benefits as if his services were terminated for cause and (ii) he or his estate may also be granted (A) additional vesting of then-unvested stock or stock options, (B) a proportional amount of any earned and unpaid annual bonus based on his performance through the date of termination, and/or (C) severance payments. ”Disability” means his inability to perform one or more of the essential functions of his job due to his physical or mental impairment, with or without reasonable accommodation as required by law, for any period aggregating more than 120 days in any 365-consecutive day period.

97

If we terminate Mr. Carney’s services for any other reason, then we are obligated to pay him (i) the same economic benefits as if his services were terminated for cause, (ii) monthly cash severance payments at his then-salary rate, and (iii) continuation of our provided health insurance coverage, each to be paid during the six-month period immediately following the termination date, subject to earlier termination in the event that he obtains new employment or engages (or assists any other person or entity to engage) in any activity competitive with our business. Further, if during the six-month period immediately preceding or following a Change of Control (as hereinafter defined), we terminate his employment without Cause, then all of his then-unvested outstanding options will immediately vest. A “Change of Control” occurs when (i) any person becomes the beneficial owner of our securities that then represents 50% or more of the total voting power of our outstanding voting securities, unless such person was the beneficial owner of at least 20% of our voting power as of August 19, 2014, and does not become the beneficial owner of 80% or more of our voting power, (ii) we consummate the sale, exchange, lease, or other disposition of all or substantially all of our assets to a person or group of related persons, (iii) we consummate a merger, reorganization, recapitalization, consolidation, or similar transaction with any other corporation or other business entity, in one transaction or a series of related transactions (except one in which (A) the holders of our voting securities outstanding immediately before such transaction continue to hold at least 50% of the voting power in the surviving entity or (B) a transaction in which a single party (or a group of affiliated parties) acquires our voting securities and the holders of our voting securities immediately before the transaction do not dispose of a majority of their interests in us in connection with that transaction), or (iii) we dissolve or liquidate.

Mr. Carney may terminate his employment relationship with us at any time and for any reason. Such resignation will not become effective until the earlier of (i) 90 days after the date resignation notice is given to our board of directors or (ii) a date we specify. If Mr. Carney does so, he has agreed to make himself available to us during the 30-day period following his termination, without any compensation (subject to exception): (i) to facilitate an efficient transition of his job-related responsibilities and duties and (ii) to respond to questions from us regarding information and/or activities in which he had been engaged while employed by us.

During his employment with us and for a period of the shorter of (i) 12 months after his termination or (ii) the number of months we employed Mr. Carney, Mr. Carney is subject to restrictive covenants that provide he will not: (i) call on, solicit, divert, interfere with or take away (or attempt to call on, solicit, divert or interfere with or take away) any of our projects, business, clients, customers or prospects with whom or with which Mr. Carney had contact during his employment with us by promoting or selling services or products that compete with us or our affiliates; or (ii) solicit, influence or induce (or attempt to solicit, influence or induce) any employees as of his termination date with whom Mr. Carney had direct contact during his employment with us.

The executive employment agreement also contains other restrictive covenants further prohibiting: (a) disparagement of us or our affiliates during his employment and thereafter, and (b) the use or disclosure of confidential business information during or at any time after termination of his employment.

In connection with the option granted under his executive employment agreement, we entered into a stock option agreement with Mr. Carney, dated as of August 19, 2014. The agreement grants an option to purchase up to 30,000 shares of our common stock, at an exercise price of $7.50 per share, the fair market value on the date that our board of directors approved the grant. The agreement provides that the options vest as follows: (i) 1/8 of the total number of shares subject to the award will vest six months from the grant date, (ii) 1/8 of the total number of shares subject to the award will vest one year from the grant date and (iii) 1/48 of the total number of shares subject to the award will vest on a monthly basis thereafter.

On November 28, 2014, we entered into a stock option agreement with Mr. Carney granting him an option to purchase up to 4,700 shares of our common stock at an exercise price of $8.00 per share, the fair market value on the date that our board of directors approved the grant. The options vest as follows: (i) 1/4 of the total number of shares subject to the award will vest one year from the grant date and (ii) 1/36 of the remaining number of shares subject to the award will vest on a monthly basis thereafter.

98

Our Agreements with Ms. Anderson:

Our offer letter to Ms. Anderson dated November 1, 2013 provided for an annual base salary of $175,000 and an option under the 2013 Plan to purchase 20,000 shares of our common stock at an exercise price equal to the per share closing price on November 15, 2013, being the fair market value on such date. She would also be eligible for a one-time bonus of $50,000 if we successfully raised at least $10 million in a public offering of our common stock.

In addition to the offer letter, we entered into an executive employment agreement with Ms. Anderson dated as of November 15, 2013, for the position of Chief Financial Officer and Treasurer, which, in addition to her annual compensation as described in the offer letter, provided that she was eligible to receive an annual bonus and other annual incentive compensation that our board of directors adopted, as well as benefits that we made available to other employees. We also agreed to reimburse Ms. Anderson for reasonable expenses that she incurred in performing her duties.

If we terminated Ms. Anderson’s services for cause (whether during or at the end of an employment year), then we were obligated to pay her the sum of (i) her salary and bonuses, if any, through the date of termination, (ii) any earned but unused vacation time and paid time off (PTO), and (iii) any unreimbursed expenses. ”Cause” meant her (A) willful dishonesty or fraud with respect to our business affairs, (B) willful falsification of any employment or other of our records, (C) misappropriation of or intentional damage to our business or property, including the improper use or disclosure of our confidential or proprietary information, (D) conviction (including any plea of guilty or nolo contendere ) of a felony or crime that involved moral turpitude, (E) willful and continued failure to comply with our reasonable written directives after her receipt of written notice from us of such refusal and a reasonable opportunity to cure, or (F) the misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which was adverse to our interests or to the benefits to which we are entitled.

If Ms. Anderson’s services terminated upon her death or disability, then (i) we were obligated to pay to her or her estate the same economic benefits as if her services were terminated for cause and (ii) she or her estate could also be granted (A) additional vesting of then-unvested stock or stock options, (B) a proportional amount of any earned and unpaid annual bonus based on her performance through the date of termination, and/or (C) severance payments. ”Disability” meant her inability to perform one or more of the essential functions of her job due to her physical or mental impairment, with or without reasonable accommodation as required by law, for any period aggregating more than 120 days in any 365-consecutive day period.

If we had terminated Ms. Anderson’s services for any other reason, then we were obligated to pay her (i) the same economic benefits as if her services were terminated for cause and (ii) monthly cash severance payments at her then-salary rate, each to be paid during the six-month period immediately following the termination date, subject to earlier termination in the event that she obtained new employment or engages (or assists any other person or entity to engage) in any activity competitive with our business. Further, if, during the six-month period immediately preceding or following a Change of Control (as hereinafter defined), we had terminated her employment without Cause, then all of her then-unvested outstanding options would have immediately vested. A ”Change of Control” was defined as when (i) any person became the beneficial owner of our securities that then represented 50% or more of the total voting power of our outstanding voting securities, unless such person was the beneficial owner of at least 20% of our voting power as of February 1, 2012, and did not become the beneficial owner of 80% or more of our voting power, (ii) we consummated the sale, exchange, lease, or other disposition of all or substantially all of our assets to a person or group of related persons, (iii) we consummated a merger, reorganization, recapitalization, consolidation, or similar transaction with any other corporation or other business entity, in one transaction or a series of related transactions (except one in which (A) the holders of our voting securities outstanding immediately before such transaction continued to hold at least 50% of the voting power in the surviving entity or (B) a transaction in which a single party (or a group of affiliated parties) acquired our voting securities and the holders of our voting securities immediately before the transaction did not dispose of a majority of their interests in us in connection with that transaction), or (iii) we dissolved or liquidated.

Ms. Anderson had the ability to terminate her employment relationship with us at any time and for any reason. Such resignation would not have become effective until the earlier of (i) 90 days after the date resignation notice was given to our board of directors or (ii) a date we specified. If Ms. Anderson did so, she agreed to make herself available to us during the 30-day period following her termination, without any compensation: (i) to facilitate an efficient transition of her job-related responsibilities and duties and (ii) to respond to questions from us regarding information and/or activities in which she had been engaged while employed by us.

99

Ms. Anderson tendered her resignation on June 30, 2014, which we accepted. We entered into an independent consulting agreement with Ms. Anderson on June 26, 2014, which governed her continued service to us as a paid consultant until August 31, 2014.

During her employment with us and for a period of the shorter of (i) 12 months after her termination or (ii) the number of months we employed Ms. Anderson, Ms. Anderson is subject to restrictive covenants that provide she will not: (i) call on, solicit, divert, interfere with or take away (or attempt to call on, solicit, divert or interfere with or take away) any of our projects, business, clients, customers or prospects with whom or with which Ms. Anderson had contact during her employment with us by promoting or selling services or products that compete with us or our affiliates; or (ii) solicit, influence or induce (or attempt to solicit, influence or induce) any employees as of her termination date with whom Ms. Anderson had direct contact during her employment with us.

The executive employment agreement also contains other restrictive covenants further prohibiting: (a) disparagement of us or our affiliates during her employment and thereafter, and (b) the use or disclosure of confidential business information during or at any time after termination of her employment.

In connection with the option granted under her executive employment agreement, we entered into a stock option agreement with Ms. Anderson, dated as of November 15, 2013. The agreement granted an option to purchase up to 20,000 shares of our common stock, at an exercise price equal to the fair market value of the common stock on the date her employment commenced. The options vested as follows: (i) 1/4 of the total number of shares subject to the award were to vest one year from the grant date and (ii) 1/48 of the total number of shares subject to the award were to vest on a monthly basis thereafter. On April 28, 2014, Ms. Anderson’s options were cancelled and reissued pursuant to the terms of the Stock Cancellation Agreement and Reissued Stock Option Agreement.

We also entered into a stock option agreement with Ms. Anderson in connection with Ms. Anderson’s participation in our voluntary wage reduction plan from May 16, 2014 to June 15, 2014, pursuant to the amendment to executive employment agreement with Ms. Anderson, dated May 23, 2014. The stock option agreement, dated May 13, 2014, granted Ms. Anderson an option to purchase 942 shares of our common stock at an exercise price of $24.00 per share. All the shares subject to Ms. Anderson’s option vested immediately on the date of grant.

Upon her resignation, all unvested options issued to Ms. Anderson were immediately cancelled. All vested options remained exercisable until November 30, 2014. On December 1, 2014, all unexercised options issued to Ms. Anderson were cancelled.

100

Outstanding Equity Awards at 2014 Fiscal Year-End

The following disclosure reflects all outstanding equity awards at the end of our 2014 fiscal year for each named executive officer, who served in such capacity as of December 31, 2014. All share figures and exercise prices noted in the following table and its footnotes are adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively.

		Option Awards						Stock Awards
		Number of securities underlying unexercised options (#)				Option Exercise Price	Option Expiration	Number of Shares of Stock That Have Not Vested(2)	Market or Payout Value of Shares of Stock That Have Not Vested(3)
Name	Grant Date	Exercisable		Unexercisable		($)	Date(1)	(#)	($)
Alain Castro	4/28/14	14,573	(4)	28,427	(4)	17.50	4/28/20	—	—
	5/13/14	6,460	(5)	—		24.00	5/13/20	—	—
	11/28/14	—		4,700	(6)	8.00	11/28/20	—	—

Boris Maslov	10/15/12	—		—		—	—	9,000	76,500
	4/28/14	5,423	(4)	10,577	(4)	17.50	4/28/20	—	—
	5/13/14	6,460	(5)	—		24.00	5/13/20	—	—
	11/28/14	—		4,700	(6)	8.00	11/28/20	—	—

Domonic J. Carney	8/19/14	—		30,000	(7)	7.50	8/19/20	—	—
	11/28/14	—		4,700	(6)	8.00	11/28/20	—	—

(1)	All options granted in 2014 to officers expire six years from the grant date.

(2)	The shares referenced represent restricted shares issued pursuant to early exercise of stock options, which restricted shares are subject to Company buy-back rights. In 2012, Dr. Maslov exercised all options received prior to the reverse merger and received 33,750 restricted shares of common stock, all of which were (or are) subject to repurchase rights by us in the event of Dr. Maslov’s termination or resignation. These repurchase rights lapse (and the shares become unrestricted) at a rate of 500 shares per month.

(3)	This column represents the market value of the shares of our common stock underlying the restricted stock as of December 31, 2014, based on a closing market price of $8.50 per share as split adjusted.

(4)	Options vest as follows: (i) 15% on the April 28, 2014 grant date and (ii) the remainder in equal monthly amounts over 36 months thereafter. All options may be exercised early for restricted shares that vest in accordance with the original option vesting schedule.

(5)	Options vested 100% on the May 13, 2014 grant date.

(6)	Options vest as follows: (i) 25% on November 28, 2015 and (ii) the remainder vest in equal monthly amounts over 36 months thereafter. All options may be exercised early for restricted shares that vest in accordance with the original option vesting schedule.

(7)	Options vest as follows: (i) 12.5% on February 19, 2015, (ii) 12.5% on August 19, 2015 and (iii) the remainder vest in equal monthly amounts over 36 months thereafter. All options may be exercised early for restricted shares that vest in accordance with the original option vesting schedule.

101

Employee Benefit Plans

2015 Omnibus Incentive Plan

Introduction

On July 14, 2015, our board of directors adopted the 2015 Omnibus Incentive Award Plan, or the 2015 Plan. Our stockholders approved the 2015 Plan at our 2015 Annual Meeting of Stockholders held on August 28, 2015. As a result, the 2015 Plan replaced the 2013 Plan, and no new awards will be granted under the 2013 Plan. Any awards outstanding under the 2013 Plan as of August 28, 2015 remain subject to, and underlying shares shall be issued under, the 2013 Plan, and any shares subject to outstanding awards under the 2013 Plan that subsequently cease to be subject to such awards (other than by reason of settlement of the awards in shares) will automatically become available for issuance under the 2015 Plan.

The principal features of the 2015 Plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2015 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share reserve

We have reserved 300,000 shares of our common stock for issuance under the 2015 Plan. In addition, any awards outstanding as of August 28, 2015 remain subject to and shall be paid under the 2013 Plan and any shares then subject to outstanding awards under the 2013 Plan that subsequently expire, terminate or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the 2015 Plan. Up to 300,000 shares may be granted as incentive stock options under Code Section 422. The shares of common stock issuable under the 2015 Plan will consist of authorized and unissued shares, treasury shares or shares purchased on the open market or otherwise.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2015 Plan and thereafter are forfeited to us, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of common stock available for grant under the 2015 Plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2015 Plan: (1) the payment in cash of dividends or dividend equivalents under any outstanding award, (2) any award that is settled in cash rather than by issuance of shares of common stock, (3) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award or (4) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Administration

The 2015 Plan may be administered by our board of directors or the Compensation Committee. The Compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted and the terms and conditions of such awards.

102

Eligibility

Awards may be granted under the 2015 Plan to officers, employees, directors, consultants and advisors of our company and its affiliates. Incentive stock options may be granted only to employees of our company or its subsidiaries.

Awards

The 2015 Plan permits the granting of any or all of the following types of awards:

●	Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Compensation Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The Compensation Committee sets exercise prices and terms and conditions, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Compensation Committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, the Compensation Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed 10 years) and other conditions on exercise.

●	Stock Appreciation Rights. The Compensation Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2015 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Compensation Committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

●	Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. The Compensation Committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units, or RSUs, which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with our company or the attainment of specified performance goals, as determined by the Compensation Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. The Compensation Committee may also grant other types of equity or equity-based awards subject to the terms and conditions of the 2015 Plan and any other terms and conditions determined by the Compensation Committee.

●	Performance Awards. The Compensation Committee may grant performance awards, which entitle participants to receive a payment from us, the amount of which is based on the attainment of performance goals established by the Compensation Committee over a specified award period. Performance awards may be denominated in shares of common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. Cash-based performance awards include annual incentive awards.

103

Awards to Non-employee Directors

No more than $500,000 may be granted in equity-based awards during any one year to a non-employee member of our board of directors, based on the grant date fair value for accounting purposes in the case of stock options or SARs and based on the fair market value of our common stock underlying the award on the grant date for other equity-based awards. This limit does not apply to shares received by a non-employee director at his or her election in lieu of all or a portion of the director’s retainer for service on our board of directors.

No Repricing

Without stockholder approval, the Compensation Committee is not authorized to (1) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2015 Plan, such as stock splits, (2) take any other action that is treated as a repricing under generally accepted accounting principles or (3) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, RSUs or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All cash and equity awards granted under the 2015 Plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies adopted by us to implement such requirements, and any other compensation recovery policies as may be adopted from time to time by us.

Change in Control

Under the 2015 Plan, in the event of a change in control (as defined in the 2015 Plan), outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that stockholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions and performance criteria applicable to the awards before the change in control, unless otherwise determined by the Compensation Committee. In connection with a change in control, outstanding stock options and SARs can be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option or SARs exercise price.

Subject to the terms and conditions of the applicable award agreements, awards granted to non-employee directors will fully vest on an accelerated basis, and any performance goals will be deemed to be satisfied at target. For awards granted to all other service providers, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

●	For awards that are not assumed, converted or replaced, the awards will vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

104

●	For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms and conditions. In addition, the awards will vest if the award recipient has a separation from service within two years after the change in control by us other than for “cause” or by the award recipient for “good reason” (each as defined in the applicable award agreement). For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

Amendment and Termination of the 2015 Plan

Unless earlier terminated by our board of directors, the 2015 Plan will terminate, and no further awards may be granted, 10 years after the date on which it is approved by stockholders. Our board of directors may amend, suspend or terminate the 2015 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2015 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

2013 Equity Incentive Award Plan

Introduction

On July 1, 2013, our board of directors adopted the 2013 Plan, which was subsequently approved by our stockholders. We subsequently amended the 2013 Plan on August 23, 2013 and March 25, 2015. The 2013 Plan authorizes us to grant non-qualified stock options and restricted stock purchase rights to purchase up to 420,000 shares of our common stock with vesting to employees (including officers) and other service providers. To date, all issuances under the 2013 Equity Incentive Award Plan have been stock options. No restricted shares have been issued under the 2013 Equity Incentive Award Plan. The 2013 Plan provides that it will expire after 10 years, unless sooner terminated by the provisions therein. On April 28, 2014, our board of directors approved a re-pricing of all outstanding employee and non-employee director stock options outstanding under the 2013 Plan. We canceled options to purchase 172,600 shares of our common stock at exercise prices between $50.00 and $77.00 per share and replaced them with options to purchase 172,600 shares of our common stock at $17.50 per share. Our board of directors recently adopted the 2015 Plan and at the 2015 Annual Meeting of Stockholders held on August 28, 2015, our stockholders approved the 2015 Plan. Accordingly, we no longer will make award grants under plans in existence prior to the 2015 Plan, including the 2013 Plan.

The principal features of the 2013 Plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2013 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share reserve

We initially reserved 280,000 shares of our common stock for issuance under the 2013 Plan. On March 25, 2015, we increased the number of shares of common stock available for issuance under the 2013 Plan from 280,000 to 420,000. If any option or stock purchase rights granted under the 2013 Plan expire or become unexercisable without having been exercised in full, or are otherwise surrendered pursuant to an option exchange program (whereby outstanding options are exchanged for options with a lower exercise price), the unpurchased shares subject thereto become available for future grant or sale under the 2013 Plan, unless the 2013 Plan has been terminated. Additionally, if shares of restricted stock granted under the 2013 Plan are repurchased us at their original purchase price, such shares become available for future grant under the 2013 Plan.

105

Administration

Our board of directors administers the 2013 Plan. Subject to the provisions of the 2013 Plan and, subject to the approval of any relevant authorities, the administrator has the power to: (i) determine fair market value; (2) select the employees, directors or consultants to whom options and/or stock purchase rights may be granted; (3) determine the number of shares subject to each award; (4) approve the forms of agreements for use under the 2013 Plan; (5) determine the terms and conditions of options and stock purchase rights granted under the 2013 Plan; (6) determine whether and when options may be settled in cash; (7) initiate an option exchange program; (8) prescribe, amend and rescind rules and regulations relating to the 2013 Plan; (9) allow optionees to satisfy withholding tax obligations by electing to direct us to withhold shares issuable upon exercise; and (10) construe and interpret the terms of the 2013 Plan and awards granted thereunder.

Eligibility.

Awards may be granted under the 2013 Plan employees, directors or consultants. Incentive stock options may be granted only to employees of our company or its subsidiaries.

Awards

The 2013 Plan provides that our board of directors, or a committee of directors appointed by the board of directors, may grant stock options and stock purchase rights. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

●	Incentive Stock Options. Incentive stock options are designed to qualify as an incentive stock option within the meaning of Code Section 422. In the case of an incentive stock option granted to an individual who owns more than 10% of the total combined voting power of all classes of our capital stock, the 2013 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and must expire five years from the date of its grant.

●	Nonstatutory Stock Options. Nonstatutory stock options are options that are not intended to qualify as incentive stock options. To the extent the aggregate fair market value of shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options are treated as nonstatutory stock options. The 2013 Plan also provides that the exercise price of a nonstatutory stock option can be no less than 100% of the fair market value of a share of common stock on the date of its grant.

●	Restricted Stock. Restricted stock are shares of common stock acquired pursuant to a grant of a stock purchase right. Stock purchase rights may be issued alone, in addition to, or in tandem with other awards granted under the 2013 Plan and/or cash awards made outside the 2013 Plan. Unless the administrator decides otherwise, the restricted stock purchase agreement governing such grant will provide us a repurchase option exercisable upon the termination of the purchaser’s service with us for any reason.

Amendment and Termination of the 2013 Plan

Our board of directors may amend, alter, suspend or terminate the 2013 Plan. However, we will obtain stockholder approval of any amendment to the 2013 Plan to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule. If not terminated earlier by the board of directors or a committee thereof, the 2013 Plan will terminate on the tenth anniversary of the date of its adoption by our board of directors, unless sooner terminated pursuant to the provisions thereof.

106

401(k) Plan

We maintain a defined contribution plan, or 401(k) Plan, for the benefit of employees. Participation in the 401(k) plan is at the discretion of each employee and is subject to the rules and regulations of the Internal Revenue Service. The 401(k) Plan is administered by the trustees of the 401(k) Plan consisting of our President and CFO. We have the option, but not the obligation, to provide a matching contribution. To date, we have not made any matching contributions to the 401(k) Plan.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation and our bylaws, upon consummation of the offering contemplated hereby, will contain provisions indemnifying our directors and officers to the fullest extent permitted by law. Additionally, we have entered into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

As permitted by Delaware law, our certificate of incorporation will provide that no director will be liable to us or our stockholders for monetary damages due to breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director due to breach of certain fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

●	any transaction from which the director knowingly derived an improper personal benefit.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation, Delaware law, or contractual arrangements against liabilities arising under the Securities Act we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Compensation

The following table provides 2014 compensation information for our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Total ($)

Michael J. Hammons(3)	—	—	46,894	46,894
Chris Brown	—	—	—	—
Stephen L. Johnson(4)	18,067	—	126,829	144,896
Bennet P. Tchaikovsky(5)	30,000	—	252,500	282,500
Jeffrey Horn(6)	23,333	—	131,185	154,518
Ian Copeland(7)	3,333	—	46,894	50,227
Eric Helenek(8)	—	—	—	—

(1)	All share figures and exercise prices noted in the footnotes to this table are adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively.

107

(2)	The amounts shown in this column represent the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the Director. See Note 12 of the notes to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.

(3)	Mr. Hammons serves as our Chairman of our board of directors and has served as our Nominating and Corporate Governance Committee Chairman since July 14, 2015. On November 28, 2014, we entered into a stock option agreement with Mr. Hammons dated as of November 28, 2014 to purchase 6,000 shares of our common stock at an exercise price per share of $8.00. The agreement provides for the option to vest as follows: (i) 1/2 of the total number of shares on the grant date, and (ii) 1/18 of the total number of shares each month thereafter.

(4)	Dr. Johnson served as a Director from May 1, 2013 until May 2014. On May 26, 2014, Dr. Johnson resigned from our board of directors but remained on our advisory board. On July 1, 2013, we issued Dr. Johnson an option to purchase 5,000 shares of our common stock at an exercise price per share of $50.00. On April 28, 2014, we cancelled these options and issued Dr. Johnson an option to purchase 5,000 shares of our common stock at an exercise price per share of $17.50, with 15% of the grant vesting on the grant date and the remainder vesting over 36 months. After Dr. Johnson’s resignation, we vested an additional 1,695 shares underlying options, cancelled the remaining unvested options and paid Dr. Johnson $18,067 in accrued board of directors fees in cash. Dr. Johnson’s vested options shall remain outstanding and exercisable while he continues to participate on our advisory board. As of December 31, 2014, 2,445 option shares were vested and exercisable.

(5)	Mr. Tchaikovsky has served as a Director and as our Audit Committee Chairman since November 2013. Beginning in April 2014, we began to pay Mr. Tchaikovsky an annual fee of $40,000. On November 22, 2013, we issued Mr. Tchaikovsky an option to purchase 5,000 shares of our common stock at an exercise price per share of $76.00. On April 28, 2014, we cancelled these options and issued Mr. Tchaikovsky an option to purchase 5,000 shares of our common stock at an exercise price per share of $17.50, with 15% of the grant vesting on the grant date and the remainder vesting over 36 months.

108

(6)	Mr. Horn has served as a Director since May 2014 and is paid an annual fee of $40,000. On May 28, 2014, we issued Mr. Horn an option to purchase 6,000 shares of our common stock at an exercise price per share of $22.00, vesting ratably over 36 months.

(7)	Mr. Copeland has served as a Director since December 2014 and as our Compensation Committee Chairman since July 14, 2015 and is paid an annual fee of $40,000. On November 28, 2014, we issued Mr. Copeland an option to purchase 6,000 shares of our common stock at an exercise price per share of $8.00, vesting ratably over 36 months.

(8)	Mr. Helenek has served as a Director since May 2015 and is paid an annual fee of $40,000. On May 18, 2015, we issued Mr. Helenek an option to purchase 6,000 shares of our common stock at an exercise price per share of $9.50, with 1/4 of the grant vesting on May 18, 2016 and 1/48 of the grant vesting ratably each month thereafter.

We have the following agreements with our directors for their services on our board of directors. All share figures and exercise prices for our common stock (but not the share and per share amounts for the common stock of Ener-Core Power, Inc.) noted in the following summaries are adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively:

Our Agreement with Dr. Johnson:

In April 2013, Ener-Core Power, Inc. entered into a letter agreement with Dr. Johnson to serve on its board of directors, commencing May 1, 2013. The agreement provides as compensation and subject to the approval of the our board of directors, a grant to Dr. Johnson of an option to purchase up to 5,000 shares of Ener-Core Power, Inc.’s common stock at an exercise price equal to the per share fair market value on the date that our board of directors approved the grant. The agreement provides that the option vests as follows: (i) 1/4 of the total number of shares subject to the award vest on May 1, 2014 and (ii) 1/48 of the total number of shares subject to the award vest on a monthly basis thereafter. In addition, the agreement provides for reimbursement of all reasonable travel expenses in connection with attending board of directors meetings. The agreement also provides for indemnity of Dr. Johnson.

Dr. Johnson joined our board of directors at the closing of the Merger, and we assumed his letter agreement with Ener-Core Power, Inc. In connection therewith, and pursuant to the letter agreement, we entered into a stock option agreement with Dr. Johnson dated as of July 3, 2013, pursuant to which we granted him an option to purchase 5,000 shares of our common stock. The agreement provides that the option vests as follows: (i) 1/3 of the total number of shares subject to the award vest on November 1, 2013 and (ii) 1/45 of the total number of shares subject to the award vest on a monthly basis thereafter.

On May 26, 2014, Dr. Johnson resigned as a director but will serve our company in an advisory capacity.

Our Agreement with Mr. Tchaikovsky:

On November 22, 2013, Mr. Tchaikovsky accepted his appointment to our board of directors and as Chairman of our Audit Committee pursuant to our offer letter dated November 10, 2013. The offer letter provides for the grant of an option under the 2013 Plan to purchase 5,000 shares of our common stock at an exercise price equal to the per share closing price on November 25, 2013 (as adjusted for the 1-for-50 reverse split), being the fair market value on such date. In addition to the shares granted, the offer letter contemplates an annual director’s fee of $40,000, subject to annual reviews by the Compensation Committee, approval by our board of directors and approval of the stockholders as appropriate. We also agreed to reimburse Mr. Tchaikovsky for reasonable travel expenses incurred to attend board of directors meetings, and to indemnify him in his capacity as a director to the fullest extent permissible.

109

In connection with the option granted under the offer letter, we entered into a stock option agreement with Mr. Tchaikovsky, dated as of November 25, 2013, pursuant to which we granted Mr. Tchaikovsky an option to purchase 5,000 shares of our common stock. The agreement provides that the option vests as follows: (i) 1/4 of the total number of shares subject to the award will vest one year from the grant date, and (ii) 1/48 of the total number of shares subject to the award will vest on a monthly basis thereafter.

Our Agreement with Mr. Horn:

On May 28, 2014, Mr. Horn accepted his appointment to our board of directors pursuant to our offer letter dated May 19, 2014. The offer letter provides for the grant of an option under the 2013 Plan to purchase 6,000 shares of our common stock at an exercise price equal to the per share closing price on May 28, 2014 (as adjusted for the 1-for-50 reverse split), the fair market value on such date. In addition to the shares granted, the offer letter contemplates an annual director’s fee of $40,000 payable monthly, although such fee is not guaranteed. We also agreed to reimburse Mr. Horn for reasonable travel expenses incurred to attend board of directors meetings, and to indemnify him in his capacity as a director to the fullest extent permissible.

In connection with the option granted under the offer letter, we entered into a stock option agreement with Mr. Horn, dated as of May 28, 2014, pursuant to which we granted Mr. Horn an option to purchase 6,000 shares of our common stock, at an exercise price of $22.00 per share, the fair market value on the date our board of directors approved the grant. The agreement provides for 1/36 of the total number of shares subject to the award to vest each month beginning June 28, 2014.

Our Agreement with Mr. Copeland:

On December 1, 2014, Mr. Copeland accepted his appointment to our board of directors pursuant to our offer letter dated November 24, 2014. The offer letter provides for the grant of an option under the 2013 Plan to purchase 6,000 shares of our common stock at an exercise price equal to the per share closing price on November 28, 2014 (as adjusted for the 1-for-50 reverse split), the fair market value on such date. In addition to the shares granted, the offer letter contemplates an annual director’s fee of $40,000, payable monthly, although such fee is not guaranteed. We also agreed to reimburse Mr. Copeland for reasonable travel expenses incurred to attend board of directors meetings, and to indemnify him in his capacity as a director to the fullest extent permissible.

In connection with the option granted under the offer letter, we entered into a stock option agreement with Mr. Copeland, dated as of November 28, 2014, pursuant to which we granted Mr. Copeland an option to purchase 6,000 shares of our common stock, at an exercise price of $8.00 per share, the fair market value on the date our board of directors approved the grant. The agreement provides for 1/36 of the total number of shares subject to the award to vest each month beginning January 1, 2015.

Our Agreement with Mr. Hammons:

As compensation for his services as a director and Chairman of our board of directors, on November 28, 2014, the board of directors granted Mr. Hammons an option under the 2013 Plan to purchase 6,000 shares of our common stock, at an exercise price equal to the per share closing price on November 28, 2014, the fair market value on such date. Immediately thereafter, we entered into a stock option agreement with Mr. Hammons, dated November 28, 2014, granting Mr. Hammons an option to purchase 6,000 shares of our common stock, at an exercise price of $8.00 per share, the fair market value on the date our board of directors approved the grant. The agreement provides that the option vests as follows: (i) 1/2 of the total number of shares subject to the award will vest one year from the grant date, and (ii) 1/18 of the remaining number of shares subject to the award will vest on a monthly basis thereafter, beginning January 1, 2015.

110

Our Agreement with Mr. Helenek:

On May 18, 2015, Mr. Helenek accepted his appointment to our board of directors pursuant to our offer letter of the same date. The offer letter provides for the grant of an option under the 2013 Plan to purchase 6,000 shares of our common stock at an exercise price equal to the per share closing price on May 18, 2015, the fair market value on such date. In addition to the shares granted, the offer letter contemplates an annual director’s fee of $40,000 payable monthly, although such fee is not guaranteed. We also agreed to reimburse Mr. Helenek for reasonable travel expenses incurred to attend board of directors meetings, and to indemnify him in his capacity as a director to the fullest extent permissible.

In connection with the option granted under the offer letter, we entered into a stock option agreement with Mr. Helenek, dated as of May 18, 2015, granting Mr. Helenek an option to purchase 6,000 shares of our common stock at an exercise price of $9.50 per share, the fair market value on the date our board of directors approved the grant. The agreement provides that the option vests as follows: (i) 1/4 of the total number of shares subject to the award will vest one year from the grant date, and (ii) 1/36 of the remaining number of shares subject to the award will vest on a monthly basis thereafter.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2012, to which we were a party, in which:

●	The amounts involved exceeded or will exceed the lesser of $120,000 or one percent (1%) of our average total assets at year end for the last two completed fiscal years; and

●	Any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest.

All share and per share amounts applicable to our common stock from transactions that occurred subsequent to the July 1, 2013 reverse merger in the following summaries of related party transactions have been adjusted to reflect the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively. The share and per share amounts related to transactions undertaken by our wholly-owned predecessor subsidiary, Ener-Core Power, Inc. (a private entity prior to the July 1, 2013 reverse merger), have not been adjusted to account for the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015 and are presented as the transactions originally occurred.

Transactions with the SAIL Entities

Commencing with the November 2012 spin-off of Ener-Core Power, Inc. from FlexEnergy, or the spin-off, pursuant to the Contribution Agreement, dated November 12, 2012, by and among FlexEnergy, FlexEnergy Energy Systems, Inc. and Ener-Core Power, Inc., or the Contribution Agreement, Ener-Core Power, Inc. entered into a series of debt and equity transactions with our major stockholder group, the SAIL Entities (as hereinafter defined), a group of affiliated entities consisting of SAIL Exit Partners, LLC and SAIL Pre-Exit Acceleration Fund, LP, each, a SAIL Entity and collectively, the SAIL Entities. See “Principal Stockholders” for additional information. As a result of such transactions, Ener-Core Power, Inc. issued a sufficient quantity of its common stock to the SAIL Entities such that, when converted into shares of our common stock in connection with the Merger-related private placement of 4,614,000 shares of our common stock in July 2013, the SAIL Entities’ interest constituted a controlling interest in us. Some of the issuances to the SAIL Entities involved cash consideration, while others involved the conversion of debt owed by Ener-Core Power, Inc. to one or more of the SAIL Entities or incurred by one or more of the SAIL Entities on behalf of Ener-Core Power, Inc. See Note 14 to our consolidated financial statements included elsewhere in this prospectus for description of those transactions. Further, two of our six directors are affiliated with the SAIL Entities, which are managed by SAIL Capital Partners, LLC. Michael J. Hammons has an equity interest in a limited partner of SAIL Capital Partners, LLC, and Christopher J. Brown is a principal of SAIL Capital Partners, LLC.

111

Following the spin-off, in January 2013, Ener-Core Power, Inc. borrowed $250,000 from RNS Flex, LLC, one of its then-significant stockholders and the controlling stockholder of its former parent, FlexEnergy, under a secured convertible note payable that was due at the earlier of: (i) February 28, 2013 or (ii) upon completion of a $1,000,000 financing event. The note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at 85% of the price of a future financing or $3.6056 per share. Such note and accrued interest was repaid in March 2013 using funds that Ener-Core Power, Inc. obtained from a new $260,000 note that it wrote in favor of SAIL Exit Partners, LLC and SAIL Pre-Exit Acceleration Fund, LP, whom we collectively refer to as SAIL, and such note the March Note.

Per the terms of the March Note, in March 2013, Ener-Core Power, Inc. borrowed $260,000 from a SAIL-affiliated entity, under a note payable that was due March 28, 2014, or earlier, upon completion of the Merger. The March Note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at $0.75 per share. The note was subsequently converted to common stock in April 2013.

In March 2013, a SAIL-affiliated entity advanced Ener-Core Power, Inc. $411,000 for operating capital. The advances did not bear interest and was due on demand. In April 2013, the SAIL-affiliated entity converted the advances into shares of common stock of Ener-Core Power, Inc. at $0.75 per share.

In April 2013, Ener-Core Power, Inc. sold and issued to the SAIL-affiliated entities 666,667 shares of its common stock at $0.75 per share for an aggregate purchase price of $500,000.

In April 2013, an aggregate of approximately $672,000 that was owed by Ener-Core Power, Inc. to SAIL-affiliated entities was converted into an aggregate of approximately 895,491 shares of its common stock. Such economic obligations consisted of: (i) $260,000 payable pursuant to the March Note, (ii) $180,000 that had been advanced to Ener-Core Power, Inc. in March 2013, (iii) $220,000 that had been advanced on Ener-Core Power, Inc.’s behalf under a letter of credit entered into in connection with the Contribution Agreement, dated November 12, 2012, by and among FlexEnergy, FlexEnergy Energy Systems, Inc. and Ener-Core Power, Inc., pursuant to which Ener-Core Power, Inc. was spun-off from FlexEnergy as a separate corporation; and (iv) $12,000 for certain reimbursable legal expenses incurred in February, March and April 2013.

In June 2013, Ener-Core Power, Inc. sold and issued to the SAIL-affiliated entities 304,509 shares of its common stock at $0.75 per share for an aggregate purchase price of $229,000.

In July 2013, all of the shares of Ener-Core Power, Inc.’s common stock held by SAIL and SAIL-affiliated entities were converted into shares of our common stock as a part of the Merger-related private placement.

Transactions with Significant Stockholders

In June 2013, Ener-Core Power, Inc. borrowed $100,000 each from three significant stockholders—Peter Geddes, Morrie Tobin and Jonathan Spanier—under notes payable that were due on the earlier of: (i) the completion of the reverse merger or (ii) December 31, 2013. The notes accrued interest at the rate of 8% and were convertible at the lenders’ option into shares of our common stock at $0.75 per share (pre-split). On July 1, 2013, the note payable owed to Mr. Geddes was converted into shares of our common stock in the reverse merger-related private placement and the remaining notes payable for $200,025 (inclusive of $25 in accrued interest) were repaid at the closing of the reverse merger.

Professional Energy Solutions

During 2013, we recorded $9,000 in revenue associated with providing engineering services to Professional Energy Solutions which is owned by our VP of Engineering. Costs associated with these revenues totaled $6,000.

112

September 2014 Private Placement

On September 22, 2014, we sold and issued 26,666,658 shares (adjusted to approximately 533,334 shares post-split) of our common stock to 36 accredited investors at $0.15 per share (adjusted to $7.50 per share post-split), referred to as the September 2014 PIPE. The following officers and directors participated in the September 2014 PIPE, in which they purchased the number of shares listed adjacent to their name and waived their right to register their shares under the Registration Rights Agreement in connection with that offering.

Name	Position with Company	Number of Shares Purchased in September 2014 Private Placement	Number of Shares Purchased, As Adjusted for 1-for-50 Reverse Split	Aggregate Purchase Price ($)
Alain J. Castro	Director and Chief Executive Officer	333,333	6,667	49,999.95
Domonic J. Carney	Treasurer and Chief Financial Officer	333,340	6,667	50,001.00
Michael J. Hammons	Director	66,667	1,334	10,000.05
Christopher J. Brown	Director	146,667	2,934	22,000.05
Jeffrey A. Horn	Director	66,667	1,334	10,000.05

Indemnification Agreements

Our certificate of incorporation and our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law. In addition, we have entered indemnification agreements with each of our directors and officers. For more information regarding these agreements, see “Executive and Director Compensation—Limitation of Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

Although our board of directors has not adopted a written policy or procedure for the review, approval and ratification of related person transactions, the charter of the Audit Committee provides that the Audit Committee is responsible for reviewing and approving, on an ongoing basis, any proposed transaction with any related person for which disclosure and/or approval is required under applicable law, including pursuant to rules promulgated by the SEC. Currently, this review and approval requirement applies to any transaction to which we will be a party, in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our directors or executive officers; (b) any director nominee; (c) any security holder who is known to us to own, of record or beneficially, five percent or greater of any class of our voting securities; or (d) any member of the immediate family (as defined in Item 404 of Regulation S-K) of any of the persons described in the foregoing clauses (a)–(c).

In the event that management becomes aware of any related party transaction, management will present information regarding such transaction to the Audit Committee for review and approval. In addition, the Audit Committee periodically reviews and considers with management the disclosure requirements relating to transactions with related persons and the potential existence of any such transaction.

113

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of October 14, 2015, as adjusted to reflect the sale of common stock and warrants to purchase common stock offered by us in this offering, for: (i) each person known by us to own beneficially more than 5% of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group, as adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the beneficial owners named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 2,464,160 shares of common stock outstanding as of October 14, 2015. The percentage of beneficial ownership after this offering shown in the table is based on shares of common stock outstanding after the closing of this offering and does not include the shares included in the units subject to the underwriters’ option to purchase additional securities.

The number of shares of common stock owned are those “beneficially owned” as determined under the rules of the SEC, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock that the person has the right to acquire within 60 days of October 14, 2015 through the exercise of any option, warrant, or right. We did not deem those shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted, the address of each person or entity in the following table is c/o Ener-Core, Inc., 9400 Toledo Way, Irvine, California 92618.

	Beneficial Ownership Prior to Offering		Beneficial Ownership After the Offering
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage	Number of Shares	Percentage
Alain J. Castro(2)	39,368	1.57%
Boris A. Maslov(3)	42,342	1.69%
Domonic J. Carney(4)	17,667	*
Michael J. Hammons(5)	6,452	*
Christopher J. Brown(6)	2,934	*
Bennet P. Tchaikovsky(7)	2,994	*
Jeff Horn(8)	4,334	*
Ian Copeland(9)	3,000	*
Eric Helenek(10)	—	*
Douglas Hamrin(11)	18,785	*
All directors and executive officers as a group (10 persons)(12)	137,876	5.31%

Five Percent Beneficial Owners:
SAIL Exit Partners, LLC(13)	586,005	23.78%
SAIL Pre-Exit Acceleration Fund, LP(14)	5,232	*

*	Less than 1%

(1)	Unless otherwise noted, the business address for each holder is 9400 Toledo Way, Irvine, California 92618.

114

(2)	Consists of 6,667 shares purchased on September 22, 2014 in conjunction with our September 2014 PIPE transaction, 500 shares purchased from Dr. Maslov and 32,201 shares of common stock underlying options that are exercisable within 60 days of October 14, 2015. Does not include 21,959 shares of common stock underlying options that are not exercisable within 60 days of October 14, 2015. These stock options were granted to Mr. Castro on April 15, 2014, May 13, 2014 and November 28, 2014.

(3)	Consists of 31,250 shares, of which 29,750 shares are vested as of October 14, 2015 and 1,500 shares remain subject to our repurchase right. 500 shares become vested and are released from our repurchase right on a monthly basis. Consists of 11,092 shares of common stock underlying options that are exercisable within 60 days of October 14, 2015. Does not include 11,122 shares of common stock underlying options that are not exercisable within 60 days of October 14, 2015. These stock options were granted to Dr. Maslov on April 15, 2014, May 13, 2014 and November 28, 2014.

(4)	Consists of 4,000 shares of common stock issued to Charles Schwab & Co. Inc. FBO Domonic Carney IRA and 2,667 shares issued to Charles Schwab & Co. Inc. FBO Domonic Carney Roth IRA, as to which Mr. Carney holds voting and investment power. These shares were issued in conjunction with the September 2014 PIPE. Consists of 1,000 shares of common stock purchased from Dr. Maslov on May 8, 2015. Consists of 10,000 shares of common stock underlying options that are exercisable within 60 days of October 14, 2015. Does not include 24,700 shares of common stock underlying options that are not exercisable within 60 days of October 14, 2015. These stock options were granted to Mr. Carney on August 19, 2014 and November 28, 2014.

(5)	Consists of the 1,334 shares issued in conjunction with the September 2014 PIPE and 5,118 shares of common stock underlying options that are exercisable within 60 days of October 14, 2015. Does not include 882 shares of common stock underlying options that are not exercisable within 60 days of October 14, 2015. These stock options were granted to Mr. Hammons on November 28, 2014. Mr. Hammons’ business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

(6)	Consists of 1,334 shares of common stock issued to Dr. Brown as an individual and 1,600 shares issued to Christopher J. Brown Contributing IRA, issued in connection with the September 2014 PIPE, as to which Dr. Brown holds voting and investment power. Dr. Brown’s business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

(7)	Consists of 2,994 shares of common stock underlying options that are exercisable within 60 days of October 14, 2015. Does not include 2,006 shares of common stock underlying options that are not exercisable within 60 days of October 14, 2015. These stock options were granted to Mr. Tchaikovsky on April 15, 2014. Mr. Tchaikovsky’s business address is 6571 Morningside Drive, Huntington Beach, California 92648.

(8)	Consists of the 1,334 shares issued to Mr. Horn in conjunction with the September 2014 PIPE. Also consists of 3,000 shares of common stock underlying options that are exercisable within 60 days of October 14, 2015. Does not include 3,000 shares of common stock underlying options that are not exercisable within 60 days of October 14, 2015. These stock options were granted to Mr. Horn on May 28, 2014. Mr. Horn’s business address is 703 Hollybriar Lane, Naples, Florida 34108.

115

(9)	Consists of 1,000 shares of common stock purchased from Dr. Maslov on May 8, 2015. Consists of 2,000 shares of common stock underlying options that are exercisable within 60 days of October 14, 2015. Does not include 4,000 shares of common stock underlying options that are not exercisable within 60 days of October 14, 2015. These stock options were granted to Mr. Copeland on November 28, 2014. Mr. Copeland’s business address is 13007 Mimosa Farm Court, Rockville, Maryland 20850.

(10)	Does not include 6,000 shares of common stock underlying options that are not exercisable within 60 days of October 14, 2015. These stock options were granted to Mr. Helenek on May 18, 2015.

(11)	Consists of 5,550 shares, of which 5,198 shares are vested as of October 14, 2015 and of which 264 shares remain subject to our repurchase right. 88 shares become vested and are released from our repurchase right on a monthly basis. Consists of 13,235 shares of common stock underlying options that are exercisable within 60 days of October 14, 2015. Does not include 13,922 shares of common stock underlying options that are not exercisable within 60 days of October 14, 2015. These stock options were granted to Mr. Hamrin on April 15, 2014, May 13, 2014 and October 3, 2014.

(12)	Includes 79,640 shares of common stock underlying options that are exercisable within 60 days of October 14, 2015.

(13)	F. Henry Habicht II and Walter L. Schindler are the managers of SAIL Exit Partners, LLC and are deemed to have shared voting and investment power with respect to the shares of common stock owned by SAIL Exit Partners, LLC. SAIL Exit Partners, LLC’s business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

(14)	SAIL Capital Partners, LLC is the general partner and management company of SAIL Pre-Exit Acceleration Fund, LP. F. Henry Habicht II and Walter L. Schindler are the managing partners of SAIL Capital Partners, LLC and are deemed to have shared voting and investment power with respect to the shares of common stock owned by SAIL Pre-Exit Acceleration Fund, LP. SAIL Capital Partners, LLC’s business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

To our knowledge, none of our directors, officers or affiliates, or any 5% or greater stockholder of our company, or any associate or any such directors, officers or affiliates, is a party that is adverse to us in any material legal proceeding.

116

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares, of which 200,000,000 shares will be designated as common stock with a par value of $0.0001 per share and of which 50,000,000 shares will be designated as preferred stock with a par value of $0.0001 per share. As of October 14, 2015, there were 2,464,160 shares of common stock outstanding, held by 124 stockholders of record, and no shares of preferred stock outstanding. The following description of our capital stock is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Units

Each unit consists of one share of our common stock, $0.0001 par value per share, and a warrant to purchase up to           shares of our common stock. The shares of our common stock and warrants that comprise each unit are immediately separable and will be issued separately. Although we intend to list the units on the NYSE MKT in conjunction with this offering, there is no assurance that the units will ever be listed on the NYSE MKT or any other national securities exchange. We do not intend to make a market in the units and do not expect that one will develop. Following the date that the common stock and warrants begin trading separately, the units will continue to be listed for trading and any securityholder may elect to trade the common stock and warrants separately or together as a unit. Even if the component parts of the units are traded separately, the units will continue to be listed as a separate security, and consequently, any subsequent securityholder owning common stock and warrants may elect to combine them together and trade them as a unit until such time as the warrants expire.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law. Under the Delaware General Corporation Law and our bylaws, our board of directors may declare and pay dividends upon shares of our capital stock out of legally available funds, subject to any restrictions in our certificate of incorporation. In the event we liquidate, dissolve, or wind up, the holders of our common stock are entitled under the Delaware General Corporation Law to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of the preferred stock. Holders of our common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Warrants Issued In This Offering

The warrants sold in this offering will have an exercise price of           % of the offering price for one share of common stock in the offering. The warrants will be immediately exercisable for            share of common stock and will expire on the fifth anniversary of the date of issuance. The common stock and warrants may be transferred separately immediately upon issuance. Exercise of the warrants require payment against delivery of the underlying shares of common stock; in no event will we be obligated to “net cash settle” or allow “net exercise” of the warrants. All shares of common stock issued upon the proper exercise or surrender of a warrant on its terms shall be validly issued, fully paid and nonassessable.

Subject to compliance with any applicable securities laws and limits on fractional warrants, any portion of a warrant may be transferred by the warrantholder upon surrender of the warrant. There is currently no established trading market for the warrants. Although we intend to list the warrants on the NYSE MKT in conjunction with this offering, there is no assurance that the warrants will ever be listed on the NYSE MKT or any other national securities exchange. We do not intend to make a market in the warrants and do not expect that one will develop. Therefore, the warrantholders may have to hold the warrants they purchase in this offering, until such time, if any, as they wish to exercise them. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held on record on all matters to be voted on by stockholders.

We will not be required to issue any fractional shares of our common stock upon the exercise of a warrant. When a holder would be entitled under the terms of the warrants to receive a fraction of a share upon the exercise of such warrants, we will only issue or cause to be issued the largest whole number of shares issuable on such exercise and such fraction of a share will be disregarded, however if more than one warrant is presented for exercise at the same time by the same holder, the number of whole shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of shares issuable on exercise of all such warrants held by such holder. The warrant agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a fraction of a warrant.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of our recapitalization, reorganization, merger or consolidation. We may, in our sole discretion, upon due notice to holders of the then outstanding warrants, lower the exercise price at any time prior to the expiration date of the warrants, provided, that such reduction is in effect for no less than ten business days and such reduction is be identical in percentage terms among all of the then outstanding warrants. We may also extend the duration of the warrants by delaying the expiration date; provided, that we provide notice of not less than 20 days to holders of such extension and that such extension is identical in duration among all of the then outstanding warrants.

117

We will attempt to maintain the effectiveness of a current prospectus covering the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and we may not be able to maintain our eligibility to use such current prospectus. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if we are not eligible to use such current prospectus or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value.

Preferred Stock

Our board of directors has the authority to issue undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of the series, without any further vote or action by our stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Options

As of October 14, 2015, we had outstanding options to purchase an aggregate 308,464 shares of our common stock, with a weighted-average exercise price of $13.61 per share.

Warrants

As of October 14, 2015, we had outstanding warrants to purchase an aggregate 339,043 shares of our common stock, with a weighted-average exercise price of $17.81 per share.

Registration Rights

After the closing of this offering, the holders of         shares of our common stock, which includes         , will be entitled to certain rights with respect to the registration of such shares under the Securities Act, as described below, subject to the 90-day lock-up agreements described in the “Shares Eligible for Future Sale—Lock-Up Agreements” section of this prospectus. The registration of shares of common stock as a result of the following rights being exercised would enable holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

Preemptive or Similar Rights

Pursuant to warrant exchange agreements, or the Exchange Agreements, we executed in April 2015 with five accredited investors who had previously purchased senior secured convertible promissory notes in April 2014, or the April 2014 Investors, we granted the April 2014 Investors a right of first refusal to participate in any future sale of our equity or equity equivalent securities on a pro rata basis up to 50% of the securities offered in such sale, subject to certain conditions. In the event such a sale involves a registered underwritten public offering of our common stock and the offering price per share in such offering is more than 85% of the closing sale price of our common stock on the date of pricing of such offering, the April 2014 Investors’ participation right is limited to 20% of the offered securities. The Exchange Agreements provide that the April 2014 Investors possess such participation right until April 16, 2016. The April 2014 Investors have waived their rights to participate in this offering.

118

Piggyback Registration Rights

After the completion of this offering, if we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock the holders of up to shares of our common stock will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. Pursuant to the terms of several warrants issued in December 2014, we must use our best commercial efforts to include the shares underlying such warrants in the next available registration we file, unless the inclusion of such warrants in such registration statement would cause us undue harm or is otherwise prohibited by securities laws, rules or regulations. Additionally, on May 1, 2015, we entered a Registration Rights Agreement, or the May 2015 Registration Rights Agreement, with numerous investors in connection with the sale and issuance of an aggregate of 108,000 shares of our common stock, or the May 2015 Financing. Pursuant to the terms of the May 2015 Registration Rights Agreement, we agreed to provide such investors with written notice of a proposed registration of our common stock and offer each investor the right to include the shares they purchased in the May 2015 Financing on such registration statement, with certain exceptions, including “cut-back” provisions whereby the managing underwriter or underwriters may limit the number of shares included on behalf of the May 2015 Financing investors in a registration statement filed by us in connection with an underwritten public offering of our common stock.

Expenses

Ordinarily, other than stock transfer taxes and all discounts, commissions or other amounts payable to underwriters or brokers, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of the above registration rights. These expenses may include all qualification fees, printers’ and accounting fees, fees and disbursements of our counsel, blue sky fees and expenses and the reasonable fees and disbursements of a counsel for the selling holders of registrable securities.

Anti-Takeover Provision

Provisions of Delaware law and our certificate of incorporation and bylaws could make our acquisition by means of a tender offer, a proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law

If we list our common stock on a national securities exchange, we will be subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

119

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our certificate of incorporation and bylaws, as applicable, among other things:

●	provide that special meetings of the stockholders may be called only by the chairman of our board of directors, Chief Executive Officer or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors and shall be held at such place, on such date and at such time as our board of directors determines;

120

●	establish procedures with respect to stockholder proposals and stockholder nominations, including requiring that advance notice of a stockholder’s proposal or director nominee must be delivered to, or mailed and received by, the Secretary of the corporation at the our principal executive offices not less than sixty (60) days nor more than one ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth (90th) day nor later than the later of (i) the sixtieth (60th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. Additionally, there are specific disclosure requirements which much be set forth in a stockholder’s notice regarding nominees for directors;

●	do not include a provision for cumulative voting in the election of directors. Were cumulative voting permitted, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

●	provide that vacancies on our board of directors may be filled by a majority vote of the remaining directors, even though less than a quorum of the board of directors, unless the board of directors determines by resolution to allow such vacancy to be filled by stockholder vote;

●	require that a vote of the stockholders to amend various provisions of our certificate of incorporation and bylaws, including provisions relating to the items below, requires the vote of holders of 66⅔% of the voting power of the outstanding voting power, voting together as a single class:

●	the frequency of the annual meeting and the annual election of directors at such meeting;

●	timely notice of the annual meeting to stockholders;

●	stockholder nominations and proposals;

●	the number of directors on our board of directors;

●	election, tenure and qualification of directors;

●	vacancies on our board of directors; and

121

●	amendments to the bylaws by the stockholders;

●	no action may be effected by our stockholders by written consent, but must be effected at a duly-called annual or special meeting; and

●	allow us to issue without stockholder approval up to 50,000,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Exclusive Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any and all “internal corporate claims.” “Internal corporate claims” means claims, including claims in the right of our company, that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery.

Exchange Listing

Our shares of common stock are currently quoted on the OTCQB Marketplace under the symbol “ENCR.” We intend to apply to list our units, common stock and the warrants on the NYSE MKT in connection with this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the closing of this offering, and not including the shares included in the units subject to the underwriters’ option to purchase additional securities, we will have a total of        shares of our common stock outstanding, based on the         shares of our common stock outstanding as of         , 2015. Of these outstanding shares, all of the        shares of common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with Rule 144.

122

Of the remaining outstanding         shares of our common stock,         will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. In addition, security holders who have entered into market standoff agreements with us or lock-up agreements with the underwriters are not permitted, subject to specific exceptions, to sell any of our stock for at least 90 days following the date of this prospectus, as described below. As a result of these agreements, subject to the provisions of Rule 144, shares will be available for sale in the public market as follows:

●	Beginning on the date of this prospectus, shares, including all of the shares sold in this offering, will be immediately available for sale in the public market; and

●	Beginning 90 days after the date of this prospectus, additional shares will become eligible for sale in the public market, of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

Lock-Up/Market Standoff Agreements

All of our directors and officers and 5% or greater stockholders are subject to lock-up agreements or market standoff provisions that, subject to certain exceptions, prohibit them from (i) offering, pledging, announcing the intention to sell, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, making any short sale or otherwise transferring or disposing of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our common stock; (ii) entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of their equity securities, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise; (iii) making any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock; or (iv) publicly disclosing the intention to do any of the foregoing, for a period of 90 days following the date of this prospectus without the prior written consent of Northland Securities, Inc., or Northland Capital Markets. See “Underwriting” for additional information.

Rule 144

In general, under Rule 144, as amended, a person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell those shares, subject only to the availability of current public information about us.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of common shares then outstanding, which will equal approximately shares immediately after this offering (which does not include the shares included in the units subject to the underwriters’ option to purchase additional securities and assumes no outstanding options or warrants); or

●	the average weekly trading volume of our common shares on all national securities exchanges during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

123

S-8 Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act covering the shares of common stock subject to outstanding options or reserved for issuance under our various stock option plans. Upon the effectiveness of this registration statement, all of these shares will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, except to the extent that these shares are subject to vesting restrictions or the contractual restrictions described above.

Registration Rights

After the closing of this offering, the holders of        shares of our common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. If we register any securities for public sale other than for         , these holders will have the right to include their shares in the registration statement. In an underwritten offering, we have agreed to use our best efforts to cause the shares to be included in the underwriting on the same terms and conditions as the securities being sold through any such underwriters. We have agreed to indemnify the holders of this registration right against liabilities under the Securities Act, the Exchange Act, or other federal or state securities laws. See “Description of Capital Stock—Registration Rights” for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement.

124

UNDERWRITING

Northland Capital Markets and Lake Street Capital Markets, LLC are acting as the representatives of the underwriters. The underwriters named below have agreed to buy, severally and not jointly, subject to the terms of the underwriting agreement, the number of units listed opposite their names below. The underwriters are committed to purchase and pay for all of the securities if any are purchased.

Underwriters	Number of Units
Northland Securities, Inc.
Lake Street Capital Markets, LLC
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all the units offered by us other than those covered by the option to purchase additional units as described below, if any of these units are purchased.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions set forth in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions, Discounts, Expenses and Other Compensation

The underwriters have advised us that they propose to offer the units to the public at the offering price set forth on the cover page of this prospectus. The underwriters propose to offer the units to certain dealers at the same price less a concession not in excess of $        per unit. After the initial offering, the public offering price and concession to dealers amounts may be changed.

The underwriting discount is equal to the public offering price per unit, less the amount paid by the underwriters to us per unit. The following table shows the public offering price, underwriting discount and proceeds before expenses to us, both per share and total, assuming either no exercise or full exercise by the underwriters of their option to purchase additional securities.

	Per Unit	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

125

We have agreed to reimburse Northland Capital Markets and Lake Street Capital Markets their actual, out-of-pocket expenses, including the reasonable fees and disbursements of the underwriters’ counsel related to the offering, up to an aggregate maximum amount of $150,000, regardless of whether the offering is completed, but in any event in compliance with the provisions of FINRA Rule 5110(f)(2).

Option to Purchase Additional Securities

We have granted to the underwriters an option to separately purchase up to an additional          units from us at the same prices as these securities are being offered to the public, and with the same underwriting discount, as set forth in the table above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the units for which they exercise the option.

Right of First Refusal

In the event the we determine to undertake any public or private offering of securities, whether on our own behalf or on behalf of our stockholders, at any time within 12 months of the closing of this offering and receive a bona fide offer from a third party to act as lead or book-running manager or agent of any such offering or placement of securities, we will offer Northland Capital Markets the right to serve as placement agent (in the case of a private offering) or a co-lead or senior co-bookrunning manager (in the case of a public offering). If Northland Capital Markets timely agrees to act in such capacity, we and Northland Capital Markets will enter into an appropriate form of separate agreement containing customary terms and conditions to be mutually agreed upon. This right to serve is neither an expressed nor an implied commitment by Northland Capital Markets to act in any capacity in any such transaction or to purchase any securities in connection therewith, which commitment will only be set forth in a separate agreement. Notwithstanding the foregoing, in no event shall the right described herein have a duration of more than three years from the date of effectiveness or commencement of sales of the offering, nor shall Northland Capital Markets have more than one opportunity to waive or terminate such right in consideration of any payment or fee.

Except as disclosed in this prospectus, the underwriters have not received, and will not receive, from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority to be underwriting compensation under its rule of fair price. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters.

No Sales of Similar Securities

We, and each of our directors and executive officers, have agreed to certain restrictions on the ability to sell shares of our common stock for a period of 90 days after the date of this prospectus. The agreements provide exceptions for sales to the underwriters pursuant to the underwriting agreement and certain other situations. The restrictions in these agreements may be waived by the underwriters in their sole discretion. Such restrictions do not apply to certain transactions by our officers and directors pursuant to any trading plan established pursuant to Rule 10b5-1 of the Exchange Act, among other transactions.

126

Price Stabilization, Short Positions and Penalty Bids

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchasers for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

●	Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option (which they anticipate will occur if our prices on the exchange are greater than the price per security in this offering) and/or purchasing securities in the open market (which they anticipate will occur if our prices on the exchange are less than the price per security in this offering).

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our units, common stock or warrants, or preventing or retarding a decline in the market price of those securities. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on an exchange or in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the units, common stock or warrants. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our securities. Passive market making consists of displaying bids on a national securities exchange limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Offer, Sale and Distribution of Shares

The underwriters may facilitate the marketing of this offering online directly or through one of the underwriters’ affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus.

In connection with this offering, the underwriters may distribute prospectuses electronically.

127

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

National Securities Exchange Listing

In connection with this offering, we intend to apply to list our units, common stock and the warrants on the NYSE MKT.

Additional Information

Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

Selling Restrictions

Canada. The offering of the units in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the common stock may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of the units, common stock or warrants in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the common stock is offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

Any resale of the units, common stock or warrants by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the units, common stock or warrants outside of Canada.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

128

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, no offer to the public of any of our units, shares of common stock or warrants will be made, other than under the following exemptions:

●	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the issuer for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock will result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or any supplementary prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any units, shares of our common stock or warrants in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any units to be offered so as to enable an investor to decide to purchase or subscribe for any units, common stock or warrants, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Norway. This offering document has not been approved or disapproved by, or registered with, the Norwegian Financial Supervisory Authority (Finanstilsynet) nor the Norwegian Registry of Business Enterprises, and the securities are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act and the Norwegian Securities Trading Regulation.

Switzerland. The units may not be publicly offered in Switzerland and the shares of common stock and warrants offered as part of the units will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the units, common stock or warrants or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the units, common stock or warrants have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of units will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of units has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of common shares.

United Kingdom. This document is not an approved prospectus for the purposes of section 85 of the UK Financial Services and Markets Act 2000, as amended, or FSMA, and a copy of it has not been, and will not be, delivered to or approved by the UK Listing Authority or approved by any other authority which could be a competent authority for the purposes of the Prospectus Directive.

129

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are “qualified investors” within the meaning of section 86(7) of FSMA that are also (i) investment professionals falling within Article 19(5) of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth companies, unincorporated associations or partnerships and the trustees of high value trusts falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

Any person in the United Kingdom that is not a relevant person should not act or rely on these documents or any of their contents. Any investment, investment activity or controlled activity to which this document relates is available in the United Kingdom only to relevant persons and will be engaged in only with such persons. Accordingly, this document has not been approved by an authorized person, as would otherwise be required by Section 21 of FSMA.

Any purchaser of units, common stock or warrants resident in the United Kingdom will be deemed to have represented to us and the underwriters, and acknowledge that each of us and the underwriters are relying on such representation, that it, or the ultimate purchaser for which it is acting as agent, is a relevant person.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by K&L Gates LLP, Irvine, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Faegre Baker Daniels LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of Ener-Core, Inc. as of December 31, 2014 and 2013 and for the years then ended have been included in this prospectus herein in reliance upon the reports of SingerLewak LLP and Kelly & Company, independent registered public accounting firms, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

130

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the units, common stock and warrants offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our securities, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect and copy the registration statement and its exhibits and schedules at the Public Reference Room the SEC maintains at 100 F Street, NE, Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the registration statement and its exhibits and schedules and other information without charge at the website maintained by the SEC. The address of this site is www.sec.gov.

We also file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.ener-core.com, by which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

131

ENER-CORE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Ener-Core, Inc.

Irvine, California

We have audited the accompanying consolidated balance sheet of Ener-Core, Inc. and subsidiary (collectively, the “Company”) as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has negative cash flows from operations and has an accumulated deficit. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SingerLewak LLP

Los Angeles, California

March 31, 2015 (July 28, 2015 as to the effects of the reverse stock split described in Note 1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Ener-Core, Inc.

We have audited the accompanying consolidated balance sheet of Ener-Core, Inc. (the “Company”) as of December 31, 2013 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2013, Ener-Core, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ener-Core, Inc. as of December 31, 2013 and the results of its operations and its cash flows for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring net losses and negative cash flows since inception and have not yet established an ongoing source of revenues sufficient to cover its operating costs. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the consolidated financial statements. The accompanying consolidated financial statements do not give effect to any adjustments that might result from the outcome of this uncertainty.

Kelly & Company

Costa Mesa, California

April 15, 2014, except as to the effects of the reverse stock split described in Note 1 Reverse Stock Split, which is dated July 28, 2015

Ener-Core, Inc.

Consolidated Balance Sheets

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$2,176,000	$1,201,000
Accounts receivable, net	107,000	16,000
Restricted cash	50,000	50,000
Costs in excess of billings on uncompleted contracts	—	801,000
Inventory	53,000	29,000
Prepaid expenses and other current assets	91,000	46,000
Total current assets	2,477,000	2,143,000
Property and equipment, net	755,000	764,000
Intangibles, net	34,000	41,000
Deposits	27,000	28,000
Total assets	$3,293,000	$2,976,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	612,000	419,000
Accrued expenses	456,000	266,000
Unearned revenue	—	701,000
Provision for contract loss	—	100,000
Accrued warranty expense	242,000	—
Derivative liabilities	402,000	—
Capital leases payable	19,000	8,000
Total current liabilities	1,731,000	1,494,000
Long term liabilities:
Deposits	23,000	6,000
Capital lease payable	30,000	29,000
Total liabilities	1,784,000	1,529,000
Commitments and contingencies (Note 15)

Stockholders’ equity:
Preferred stock, $0.0001 par value.
Authorized 1,000,000 shares; no shares issued and outstanding at December 31, 2014 and December 31, 2013	—	—
Common stock, $0.0001 par value.
Authorized 4,000,000 shares; 2,282,120 and 1,451,080 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	—	—
Additional paid in capital	19,548,000	8,952,000
Accumulated deficit	(18,039,000)	(7,505,000)

Total stockholders’ equity	1,509,000	1,447,000
Total liabilities and stockholders’ equity	$3,293,000	$2,976,000

See accompanying notes to consolidated financial statements.

Ener-Core, Inc.

Consolidated Statements of Operations

	Year Ended December 31,	Year Ended December 31,
	2014	2013

Revenues:
Revenues from unrelated parties	$868,000	$7,000
Revenues from related parties	—	9,000
Total revenues	868,000	16,000
Cost of goods sold
Cost of goods sold to unrelated parties	1,170,000	106,000
Cost of goods sold to related parties	—	6,000
Total costs of goods sold	1,170,000	112,000
Gross profit (loss)	(302,000)	(96,000)

Operating expenses:
Selling, general, and administrative	5,449,000	4,802,000
Research and development	3,156,000	2,257,000
Total operating expenses	8,605,000	7,059,000
Operating loss	(8,907,000)	(7,155,000)

Other income (expenses):
Other income, net	1,000	36,000
Loss on debt conversion	(2,414,000)	—
Gain on revaluation of derivative liabilities, net	1,574,000	—
Interest expense	(787,000)	(10,000)
Total other income (expenses), net	(1,626,000)	(26,000)
Loss before provision for income taxes	(10,533,000)	(7,129,000)
Provision for income taxes	1,000	1,000
Net loss	$(10,534,000)	$(7,130,000)

Loss per share—basic and diluted	$(6.17)	$(5.26)
Weighted average common shares—basic and diluted	1,707,620	1,356,060

See accompanying notes to consolidated financial statements.

Ener-Core, Inc.

Consolidated Statements of Stockholders’ Equity

					Additional		Total
	Common stock		Preferred Stock		paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	capital	Deficit	Equity

Balances at January 1, 2013	1,217,660	$—	—	$—	$984,000	$(375,000)	$609,000
Issuance of common stock for conversion of related party debt	20,560	—	—	—	771,000	—	771,000
Issuance of common stock for cash, net of offering Costs of $533,000	149,980	—	—	—	5,466,000	—	5,466,000
Stock-based compensation expense	—	—	—	—	1,729,000	—	1,729,000
Exercise of stock options	64,420	—	—	—	2,000	—	2,000
Repurchase of non-vested shares	(1,540)	—	—	—	—	—	—

Net loss	—	—	—	—	—	(7,130,000)	(7,130,000)
Balances at December 31, 2013	1,451,080	$—	—	$—	$8,952,000	$(7,505,000)	$1,447,000
Issuance of common stock to settle convertible debt	271,100	—	—	—	2,711,000	—	2,711,000
Issuance of common stock for cash, net of offering costs of $156,000	533,340	—	—	—	3,844,000	—	3,844,000
Shares issued for financing costs	20,000	—	—	—	—	—	—
Issuance of warrants for services	—	—	—	—	180,000	—	180,000
Issuance of warrants for fees related to convertible debt offering	—	—	—	—	155,000	—	155,000

Issuance of common stock and warrants for legal settlement	8,440	—	—	—	246,000	—	246,000
Stock-based compensation expense	—	—	—	—	3,460,000	—	3,460,000
Repurchase of non-vested shares	(1,840)	—	—	—	—	—	—

Net loss	—	—	—	—	—	(10,534,000)	(10,534,000)
Balances at December 31, 2014	2,282,120	$—	—	$—	$19,548,000	$(18,039,000)	$1,509,000

See accompanying notes to consolidated financial statements.

Ener-Core, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31, 2014	Year Ended December 31, 2013
Cash flows used in operating activities:
Net loss	$(10,534,000)	$(7,130,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	720,000	—
Loss on debt conversion	2,414,000	—
Gain on change in fair value of derivative liability	(1,574,000)	—
Depreciation and amortization	233,000	213,000
Stock-based compensation	3,460,000	1,729,000
Provision for contract loss	—	100,000
Warranty expense	220,000	—
Warrants issued for services	180,000	—
Common stock and warrants issued for legal settlement	246,000	—
Changes in assets and liabilities:
Accounts and other receivables	(91,000)	(16,000)
Inventory	(24,000)	(29,000)

Costs in excess of billings on uncompleted contracts	801,000	(801,000)
Prepaid expenses and other current assets	(45,000)	(37,000)
Deposit	1,000	(28,000)
Restricted cash	—	(50,000)
Accounts payable and accrued expenses	214,000	613,000
Accrued interest	20,000	(121,000)
Deferred revenue	(701,000)	701,000
Payments on contract loss	(79,000)	—
Other liabilities	—	6,000
Net cash used in operating activities	(4,539,000)	(4,850,000)
Cash flows used in investing activities:
Purchase of property and equipment	(188,000)	(54,000)
Net cash used in investing activities	(188,000)	(54,000)
Cash flows from financing activities:
Proceeds from convertible notes payable	3,757,000	—
Payments on convertible notes payable	(1,883,000)	—
Proceeds from related party notes payable and advance	—	994,000
Proceeds from line of credit	—	400,000
Repayment of capital leases payable	(16,000)	—
Proceeds from exercise of stock options	—	2,000
Proceeds from issuance of common stock, net	3,844,000	5,466,000
Repayment of line of credit	—	(400,000)
Repayment of related party notes payable	—	(450,000)
Net cash provided by financing activities	5,702,000	6,012,000
Net increase in cash and cash equivalents	975,000	1,108,000
Cash and cash equivalents at beginning of period	1,201,000	93,000
Cash and cash equivalents at end of period	$2,176,000	$1,201,000

See accompanying notes to consolidated financial statements.

Ener-Core, Inc.

Consolidated Statements of Cash Flows (continued)

	Year ended December 31,
	2014	2013
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$1,000	$1,000
Interest	$68,000	$13,000
Supplemental disclosure of non-cash activities:
Conversion of accounts payable into common stock	$—	$227,000
Conversion of advances from related party into common stock	$—	$184,000
Conversion of notes payable into common stock	$—	$360,000
Equipment purchased under capital leases	$29,000	$38,000
Debt discount and derivative liabilities recorded upon issuance of warrants and convertible secured notes	$2,078,000	$—
Original issue discount of convertible secured note issued	$572,000	$—
Debt discount and accrued broker fees upon issuance of convertible secured note	$186,000	—
Debt discount for warrants issued for broker fee in convertible secured note	$155,000	$—
Warranty liability recorded for product commissioned	$242,000	$—
Conversion of convertible notes and accrued interest into common stock	$2,711,000	$—
Issuance of warrants for services	$180,000	$—
Issuance of common stock for placement fees	$150,000	$—
Issuance of warrants for placement fees	$296,000	$—
Issuance of warrants for legal settlement	$246,000	$—

See accompanying notes to consolidated financial statements.

Ener-Core, Inc.

Notes to Consolidated Financial Statements

Note 1—Organization

Organization

Ener-Core, Inc. (the “Company”, “we”, “us”, “our”), a Nevada corporation, was formed on April 29, 2010 as Inventtech, Inc. On July 1, 2013, we acquired our wholly owned subsidiary, Ener-Core Power, Inc., (formerly Flex Power Generation, Inc.), a Delaware corporation. The stockholders of Ener-Core Power, Inc. are now our majority stockholders and the management of Ener-Core Power, Inc. is now our management. Therefore the acquisition is treated as a “reverse merger” and our financial statements are those of Ener-Core Power, Inc. All equity amounts presented have been retroactively restated to reflect the reverse merger as if it had occurred November 12, 2012.

Reverse Merger

We entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ener-Core Power, Inc., a Delaware corporation, and Flex Merger Acquisition Sub, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), pursuant to which the Merger Sub would merge with and into Ener-Core Power, Inc., with Ener-Core Power, Inc. as the surviving entity (the “Merger”). Prior to the merger, we were a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. The Merger Agreement was approved by the boards of directors of each of the parties to the Merger Agreement. In April 2013, the pre-merger public shell company effected a 30-for-1 forward split of its common stock. All share amounts have been retroactively restated to reflect the effect of the stock split.

As provided in the Contribution Agreement dated November 12, 2012 (the “Contribution Agreement”) by and among FlexEnergy, Inc. (“FlexEnergy”, “Parent”), FlexEnergy Energy Systems, Inc. (“FEES”), and Ener-Core Power, Inc., Ener-Core Power, Inc. was spun-off from FlexEnergy, Inc. as a separate corporation. As a part of that transaction, Ener-Core Power, Inc. received all assets (including intellectual property) and certain liabilities pertaining to the Power Oxidizer (previously called “Gradual Oxidizers”) business (Predecessor), the business carved out of Parent. The owners of Predecessor did not distribute ownership of Ener-Core Power, Inc. pro rata. The assets and liabilities were transferred to us and recorded at their historical carrying amounts since the transaction was a transfer of net assets between entities under common control.

On July 1, 2013, Ener-Core Power, Inc. completed the Merger with us. Upon completion of the merger, the operating company immediately became a public company. The Merger was accounted for as a “reverse merger” and recapitalization. As part of the reverse merger, the pre-merger public shell company stockholders cancelled 2,410,400 shares of common stock which were then outstanding. This cancellation has been retroactively accounted for as of the inception of Ener-Core Power, Inc. on November 12, 2012. Accordingly, Ener-Core Power, Inc. was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Ener-Core Power, Inc. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Ener-Core Power, Inc. and are recorded at the historical cost basis of Ener-Core Power, Inc. Our assets, liabilities and results of operations were de minimis at the time of merger.

Description of the Business

We design, develop, and manufacture products based on proprietary technologies that aim to expand the operating range of gaseous fuel while improving emissions, which technologies we refer to collectively as “Power Oxidation” or “Power Oxidizer” (previously known as “Gradual Oxidation” or “Gradual Oxidizer”).  Our products aim to expand power generation into previously uneconomical markets while, at the same time, reduce gaseous emissions from industrial processes that contribute to air pollution and climate change. The Power Oxidizer integrates with a gas turbine and generator to create a power station.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Our product, the FP250, is a complete system consisting of our designed and patented gradual oxidizer, integrated with a gas turbine and generator. The FP250 has been designed to operate on fuels from 100% combustible gas down to concentrations of 5% or less combustible gas content. The FP250 has applications in landfill, oil production, coal mining, and other operations, and offers our customers two distinct value propositions: the destruction of low quality waste gases with no harmful emissions and the generation of energy from a renewable fuel source.

We are currently developing our second commercial product, the Ener-Core Powerstation KG2-3G/GO (“KG2”), which will combine our Power Oxidizer with a two megawatt gas turbine developed by Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc. (“Dresser Rand”). We have completed system layout and analytic models integrating our Power Oxidizer with the turbine and have initiated design and development of the KG2. We expect to field test units in late 2014 or 2015, with initial commercial shipments shortly thereafter.

We sell our products directly and through distributors in two countries, the United States and the Netherlands.

Going Concern

Our consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. Since our inception, we have made a substantial investment in research and development to develop the Power Oxidizer, have successfully deployed an EC250 field test unit at the U.S. Army base at Fort Benning, Georgia, and installed and commissioned our first commercial unit in the Netherlands in the second quarter of 2014.

We have sustained recurring net losses and negative cash flows since inception and have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. Despite a capital raise of approximately $4.0 million in September 2014, we expect to require additional sources of capital to support the Company’s growth initiatives. We must secure additional funding to continue as a going concern and execute our business plan.

Management’s plan is to obtain such resources by obtaining capital sufficient to meet our operating expenses by seeking additional equity and/or debt financing. The cash and cash equivalents balance (including restricted cash) on December 31, 2014 and March 16, 2015, was approximately $2.2 million and $800,000 (including restricted cash of $50,000), respectively.

We project that our unrestricted cash balance of $800,000 as of March 16, 2015, will continue to fund our working capital needs, general corporate purposes, and related obligations for the short term at our current spending levels. However, we expect to require significantly more cash for working capital and as financial security to support our growth initiatives.

We will pursue raising additional debt or equity financing to fund our operations and product development. If future funds are raised through issuance of stock or debt, these securities could have rights, privileges, or preferences senior to those of common stock and debt covenants that could impose restrictions on the Company’s operations. The sale of additional equity securities or debt financing will likely result in additional dilution to the Company’s current stockholders. We cannot make any assurances that any additional financing will be completed on a timely basis, on acceptable terms or at all. Management’s inability to successfully complete any other financing will adversely impact our ability to continue as a going concern. If our business fails or we are unable to seek immediate financing, our investors may face a complete loss of their investment.

The accompanying consolidated financial statements do not give effect to any adjustments that might be necessary if we were unable to meet our obligations or continue operations as a going concern.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Reverse Stock Split

The board of directors of the Company has approved a reverse stock split of the Company’s authorized, issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), as well as the Company’s authorized shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of which no shares are issued and outstanding (together, the “Stock”), at a ratio of 1-for-50 (the “Reverse Stock Split”). The Reverse Stock Split became effective on July 8, 2015 (the “Effective Date”). As a result of the Reverse Stock Split, the authorized Preferred Stock decreased to 1,000,000 shares and the authorized Common Stock decreased to 4,000,000 shares. Both the Preferred Stock and Common Stock par value remained at $0.0001 per share. Accordingly, all references to numbers of common shares and per-share data in the accompanying financial statements have been adjusted to reflect the Reverse Stock Split on a retroactive basis. The value of common stock was reduced in connection with the Reverse Stock Split and a like amount was added to Additional paid in capital.

On the Effective Date, the total number of shares of Common Stock held by each stockholder of the Company were converted automatically into the number of shares of Common Stock equal to: (i) the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Reverse Stock Split divided by (ii) 50. The Company issued one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split, determined at the beneficial owner level by share certificate. As a result, no fractional shares were issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The Reverse Stock Split also affected all outstanding stock options and stock warrants by dividing each option or warrant outstanding by 50, rounded up to the nearest option or warrant, and multiplying the exercise price by 50 for each option or warrant outstanding.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include our accounts and our wholly-owned subsidiary, Ener-Core Power, Inc. All significant intercompany transactions and accounts have been eliminated in consolidation. All amounts are rounded to the nearest $000, except certain per share amounts within the footnotes.

The accompanying financial statements have been prepared in accordance with GAAP.

Reclassifications

Certain amounts in the 2013 consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications have no effect on previously reported net loss.

Segments

We operate in one segment. Except for one consultant located in Europe, all of our operations are located domestically.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant items subject to such estimates and assumptions include but are not limited to: collectability of receivables; the valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments and share-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; valuation of derivative liabilities; and exposure to warranty and other contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Foreign Currency Adjustments

Our functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts are translated at average rates for the year. At December 31, 2014 and 2013, we did not hold any foreign currency asset or liability amounts. Gains and losses resulting from foreign currency transactions are reported as other income in the period they occurred.

Concentrations of Credit Risk

Cash and Cash Equivalents

We maintain our non-interest bearing transactional cash accounts at financial institutions for which the Federal Deposit Insurance Corporation (“FDIC”) provides insurance coverage of up to $250,000. For interest bearing cash accounts, from time to time, balances exceed the amount insured by the FDIC. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk related to these deposits. At December 31, 2014, we had $1.9 million in excess of the FDIC limit.

We consider all highly liquid investments available for current use with an initial maturity of three months or less and are not restricted to be cash equivalents. We invest our cash in short-term money market accounts.

Restricted Cash

Collateral Account

Under a credit card processing agreement with a financial institution that was entered in 2013, we are required to maintain funds on deposit with the financial institution as collateral. The amount of the deposit is at the discretion of the financial institution was $50,000 on December 31, 2014 and 2013.

Accounts Receivable

Our accounts receivable are typically from credit worthy customers or, for international customers are supported by guarantees or letters of credit. For those customers to whom we extend credit, we perform periodic evaluations of them and maintain allowances for potential credit losses as deemed necessary. We generally do not require collateral to secure accounts receivable. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in existing accounts receivable. We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

At December 31, 2014, we reserved $34,000 related to rents receivable from our sublessees. At December 31, 2013, we did not have any allowance for doubtful accounts. Although we expect to collect amounts due, actual collections may differ from the recorded amounts.

As of December 31, 2014 and December 31, 2013, one and one customer, respectively, accounted for 100% of net accounts receivable for each year. One customer accounted for 100% of net revenues for the twelve months ended December 31, 2014. Two customers accounted for 100% of net revenues for the twelve months ended September 30, 2013.

Accounts Payable

As of December 31, 2014 and December 31, 2013, six and two vendors, respectively, collectively accounted for approximately 54% and 48% of total accounts payable.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Inventory

Inventory, which consists of raw materials, is stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, we evaluate our ending inventory for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories. At December 31, 2014 and 2013, we did not have a reserve for slow-moving or obsolete inventory.

Costs in Excess of Billings on Uncompleted Contracts

Costs in excess of billings on uncompleted contracts in the consolidated balance sheets represents accumulation of costs for labor, materials, overhead and other costs that have been incurred. These costs will be recognized as costs of goods sold when the contract is considered complete in accordance with the completed-contract method. Costs in excess of billings on uncompleted contracts were $0 and $801,000 at December 31, 2014 and 2013, respectively. In June 2014, our contract with EECT was completed, resulting in the recognition of revenue related to the contract plus change orders and all associated costs.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to ten years. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the consolidated statements of operations.

Deposits

Deposits primarily consist of amounts incurred or paid in advance of the receipt of fixed assets or are deposits for rent and insurance.

Accrued Warranties

Accrued warranties represent the estimated costs that will be incurred during the warranty period of our products. We make an estimate of expected costs that will be incurred by us during the warranty period and charge that expense to the consolidated statement of operations at the date of sale. We also reevaluate the estimate at each balance sheet date and if the estimate is changed, the effect is reflected in the consolidated statement of operations. We made our initial commercial sale to EECT with a six month warranty and later extended that warranty at our discretion. There was no warranty for the unit shipped to the Fort Benning site. We expect our future warranty period to be between six months and one year depending on the warranties provided and the products sold. Accrued warranties for expected expenditures within the next year are classified as current liabilities and as non-current liabilities for expected expenditures for time periods beyond one year.

Deferred Rent

We record deferred rent expense, which represents the temporary differences between the reporting of rental expense on the financial statements and the actual amounts remitted to the landlord. The deferred rent portion of lease agreements are leasing inducements provided by the landlord. Also, tenant improvement allowances provided are recorded as a deferred rent liability and recognized ratably as a reduction to rent expense over the lease term.

Intangible Assets

Our intangible assets represent intellectual property acquired during the reverse merger. We amortize our intangible assets with finite lives over their estimated useful lives.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Impairment of Long-Lived Assets

We account for our long-lived assets in accordance with the accounting standards which require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical carrying value of an asset may no longer be appropriate. We consider the carrying value of assets may not be recoverable based upon its review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount. As of December 31, 2014 and 2013, we do not believe there have been any impairments of our long-lived assets. There can be no assurance, however, that market conditions will not change or demand for our products will continue, which could result in impairment of long-lived assets in the future.

Fair Value of Financial Instruments

Our financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, derivative liabilities, Secured Notes payable and related debt discounts and capital lease liabilities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2014 and 2013. The carrying amounts of short-term financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar items.

We determine the fair value of our financial instruments based on a three-level hierarchy established for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:

●	Level 1: Valuations based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Currently, we classify our cash and cash equivalents as Level 1 financial instruments.

●	Level 2: Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. We do not currently have any accounts under Level 2.

●	Level 3: Valuations based on inputs that require inputs that are both significant to the fair value measurement and unobservable and involve management judgment (i.e., supported by little or no market activity). Currently, we classify our warrants accounted for as derivative liabilities as Level 3 financial instruments.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company issues derivative financial instruments in conjunction with its debt and equity offerings and to provide additional incentive to investors and placement agents. The Company’s uses derivative financial instruments in order to obtain the lowest cash cost-source of funds. Derivative liabilities are recognized in the consolidated balance sheets at fair value based on the criteria specified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 815-40 “ Derivatives and Hedging – Contracts in Entity’s own Equity .” The estimated fair value of the derivative liabilities is calculated using either the Black-Scholes-Merton or Monte Carlo simulation model method.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

The Company issued detachable common stock warrants and convertible secured notes payable with conversion features in April 2014. These embedded derivatives and detachable warrants were evaluated under ASC topic 815-40, were bifurcated from the debt host and are classified as liabilities on the consolidated balance sheet. The Company records the warrants and embedded derivative liabilities at fair value and adjusts the carrying value of the common stock warrants and embedded derivatives to their estimated fair value at each reporting date with the increases or decreases in the fair value of such warrants and derivatives at each reporting date, recorded as a gain or (loss) in the consolidated statements of operations (See Notes 8, 9, and 11).

The Company issued common stock warrants for services in September 2014. These derivative securities were evaluated under ASC topic 815-40 and determined that they did not need to be recorded as liabilities on the consolidated balance sheet. The warrants were valued on the date of issuance at fair value.

Revenue Recognition

We generate revenue from the sale of our clean power energy systems and from consulting services. Revenue is recognized when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonable assured. Amounts billed to clients for shipping and handling are classified as sales of product with related costs incurred included in cost of sales.

Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded. We defer any revenue for which the services have not been performed or are subject to refund until such time that we and our customer jointly determine that the services have been performed or no refund will be required.

Revenues under long-term construction contracts are generally recognized using the completed-contract method of accounting. Long-term construction-type contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates difficult are accounted for under the completed-contract method. Revenues under the completed-contract method are recognized upon substantial completion – that is acceptance by the customer, compliance with performance specifications demonstrated in a factory acceptance test or similar event. Accordingly, during the period of contract performance, billings and costs are accumulated on the balance sheet, but no profit or income is recorded before completion or substantial completion of the work. Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. Changes in estimate of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed. We had deferred all amounts received on our contract with EECT until the contract is substantially completed, which occurred in June 2014, at which time the entire contract, including change orders, was recorded as revenue. As of December 31, 2014 and 2013, we had a provision for contract loss of $0 and $100,000, respectively, related to our contract with EECT for the Attero EC250 sale in the Netherlands.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development was $3.2 million and $2.3 million, for the years ended December 31, 2014 and 2013, respectively.

Share-Based Compensation

We maintain a stock option plan and record expenses attributable to the stock option plan. We amortize share-based compensation from the date of grant on a weighted average basis over the requisite service (vesting) period for the entire award.

We account for equity instruments issued to consultants and vendors in exchange for goods and services at fair value. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, we record the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in our consolidated balance sheets.

Income Taxes

We account for income taxes under the provisions of the accounting standards. Under the accounting standards, deferred tax assets and liabilities are recognized for the expected future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such asset will not be realized through future operations. Our deferred tax assets and liabilities are primarily related to our Net Operating Losses and timing differences between book and tax accounting for depreciation and our net deferred tax assets were fully reserved as of December 31, 2014 and December 31, 2013.

The accounting guidance for uncertainty in income taxes provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. We recognize any uncertain income tax positions on income tax returns at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As of December 31, 2014 and 2013 and there were no unrecognized tax benefits included in the consolidated balance sheets that would, if recognized, affect the effective tax rate. Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense. We had no accrual for interest or penalties on our consolidated balance sheets at December 31, 2014 and 2013 and have not recognized interest and/or penalties in the consolidated statements of operations for the years ended December 31, 2014 or 2013.

We are subject to taxation in the U.S. and various state and foreign jurisdictions.

We do not foresee material changes to our gross uncertain income tax position liability within the next twelve months.

Earnings (Loss) per Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential shares had been issued and if the additional shares of common stock were dilutive. Options and warrants to purchase approximately 279,464 and 195,686 shares of common stock were outstanding at December 31, 2014 and 2013, respectively, but were excluded from the computation of diluted loss per share due to the anti-dilutive effect on net loss per share.

	Year ended December 31, 2014	Year ended December 31, 2013

Net loss	$(10,534,000)	$(7,130,000)
Weighted average number of common shares outstanding:
Basic and diluted	1,707,620	1,356,060
Net loss attributable to common stockholders per share:
Basic and diluted	$(6.17)	$(5.26)

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Comprehensive Income (Loss)

We have no items of other comprehensive income (loss) in any period presented. Therefore, net loss as presented in our Consolidated Statements of Operations equals comprehensive loss.

Recently Issued Accounting Pronouncements

Effective January 1, 2014, we adopted FASB Accounting Standards Update (“ASU”) 2013-07, Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting (“ASU 2013-07”). The amendments in ASU 2013-07 clarify when an entity should apply the liquidation basis of accounting and provide principles for the recognition and measurement of associated assets and liabilities. In accordance with the amendments, the liquidation basis is used when liquidation is imminent. Liquidation is considered imminent when the likelihood is remote that the organization will return from liquidation and either: (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties; or (b) a plan for liquidation is being imposed by other forces. The adoption of ASU 2013-07 did not have a material impact on our consolidated financial statements.

Effective January 1, 2014, we adopted FASB ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). The amendments in ASU 2013-11 clarify that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. In situations where a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The adoption of ASU 2013-11 did not have a material impact on our consolidated financial statements.

In May, 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 provides a framework for addressing revenue recognition issues and, upon its effective date, replaces almost all existing revenue recognition guidance, including industry-specific guidance, in current U.S. generally accepted accounting principles. ASU 2014-09 is effective beginning with the calendar year ended December 31, 2017. The Company has not yet assessed the impact ASU 2014-09 will have upon adoption on its financial position, results of operations or cash flows.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 requires that an entity’s management evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. Certain disclosures are necessary in the footnotes to the financial statements in the event that conditions or events raise substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter and early application is permitted. The Company has not yet assessed the impact ASU 2014-15 will have upon adoption.

In November 2014, the FASB issued ASU 2014-16 – Derivatives and Hedging: Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity. ASU 2014-16 clarifies how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. ASU 2014-16 is effected for the interim and annual periods beginning after December 15, 2015. The Company has not yet assessed the impact ASU 2014-16 will have upon adoption.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Note 3—Inventory

Inventory consists of Power Oxidizer parts used interchangeably as raw materials and as spare parts for the EC 250 units installed to date. Inventory totaled $53,000 and $29,000 as of December 31, 2014 and 2013 respectively. The Company had no inventory reserve during 2014 or 2013.

Note 4—Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	December 31, 2014	December 31, 2013
Prepaid rent	$27,000	$26,000
Prepaid insurance	31,000	11,000
Prepaid licenses	—	6,000
Prepaid fees	5,000	3,000
Prepaid deposit	8,000	—
Prepaid professional fees	20,000	—
Total	$91,000	$46,000

Note 5—Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31, 2014	December 31, 2013
Machinery and equipment	$1,013,000	$849,000
Office furniture and fixtures	198,000	198,000
Computer equipment and software	149,000	97,000
Total cost	1,360,000	1,144,000
Less accumulated depreciation	(605,000)	(380,000)
Net	$755,000	$764,000

Assets recorded under capital leases and included in property and equipment in our balance sheets consist of the following:

	December 31, 2014	December 31, 2013
Machinery and equipment	$27,000	$27,000
Computer equipment and software	46,000	17,000
Total assets under capital lease	73,000	44,000
Less accumulated amortization	(21,000)	(1,000)
Net assets under capital lease	$52,000	$43,000

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Depreciation expense for the year ended December 31:

	2014	2013
Research and development	$120,000	$76,000
General and administrative	113,000	130,000
	$233,000	$206,000

Amortization of assets under capital lease was $20,000 and $1,000 for the years ended December 31, 2014 and 2013, respectively.

Note 6—Intangibles, Net

Intangibles, net consisted of the following:

	December 31, 2014	December 31, 2013
Patents	$80,000	$80,000
Less accumulated amortization	(46,000)	(39,000)
Net	$34,000	$41,000

Our patents are amortized over their remaining life. Amortization expense related to these intangible assets was $7,000 for the years ended December 31, 2014 and 2013.

Amortization expense on intangible assets is $7,000 per year for the years ending December 31, 2015 through December 31, 2018, and $6,000 for the year ending December 31, 2019.

We continue to invest in our intellectually property portfolio and are actively filing for patent protection for our technology in both the United States and abroad. The costs, including legal, associated with compiling and filing patent applications are expensed in selling, general and administrative expenses as incurred.

Note 7—Accrued Expenses

Accrued expenses consisted of the following:

	December 31, 2014	December 31, 2013

Accrued professional fees	$267,000	$81,000
Accrued payroll	—	26,000
Accrued vacation	92,000	76,000
Accrued expense reports	—	29,000
Accrued board of directors fees	13,000	—
Accrued taxes	—	7,000
Accrued other	49,000	12,000
Accrued liabilities owed by Parent—reimbursable under Contribution Agreement	35,000	35,000
Total accrued expenses	$456,000	$266,000

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Note 8—Convertible Secured Notes Payable

Secured Notes

Secured Notes payable activity is summarized in the table below:

	Secured Notes	Debt Discount	Net Total
Original Value—April 16, 2014	$4,575,000	$(3,236,000)	$1,339,000
Amortization of debt discount	—	540,000	540,000
Capitalization of Interest Payable	2,000	—	2,000
Conversion and redemption of secured Notes Payable	(4,577,000)	2,696,000	(1,881,000)
Ending balance—December 31, 2014	$—	$—	$—

On April 16, 2014, the Company issued $4.6 million of convertible secured promissory notes (“Secured Notes”) in a private placement to five institutional investors. The Secured Notes and related detachable warrants are governed by a Securities Purchase Agreement (the “SPA”) dated as of April 15, 2014.

The Secured Notes carried interest at a rate of 0.28% per year, subject to certain adjustments, and were originally set to mature in October 2015. The Secured Notes were convertible, at the holders’ option, into shares of the Company’s common stock at an initial conversion price of $33.50 per share, subject to adjustments in the event the Company issued equity securities at a price per share below the conversion price. Interest on the Secured Notes was payable quarterly and the principal amount of the Secured Notes amortized monthly with payments originally set to begin on July 16, 2014 and extended in July 2014 to begin August 15, 2014 (see below). On each of the monthly principal installment dates, the Company’s scheduled principal amortization payment was to have been $286,000. Installment payments could be settled, at the Company’s option, in cash or shares of common stock, subject to certain conditions including: (i) the daily dollar trading volume of the Company’s common stock during the thirty (30) trading days prior to the applicable date of determination shall be at least $50,000 commencing August 9, 2014; and (ii) the daily weighted average price of the Company’s common stock for each trading day during the thirty (30) trading days ending on the trading day immediately prior to the applicable date of determination was initially set to be at least $25.00. Also subject to certain conditions, at any time, the holder may accelerate a limited amount of scheduled amortization payments.

The Secured Notes were issued with detachable warrants to purchase up to approximately 82,000 shares of its common stock, exercisable for five years with an initial exercise price of $39.00 per share subject to potential future anti-dilution adjustments for the exercise price in the event the Company issues equity securities at a price per share lower than the warrant exercise price. On September 22, 2014, the warrants issued had the exercise price reduced to $25.00 per share with a further exercise price reduction to be 80% of the 10 day average volume weighted exercise price for the ten trading days prior to March 24, 2015. On March 24, 2015 the warrant exercise price was reduced to $5.50 per share.

The SPA provides for the investors to continue to have participation rights for two years from the date of the agreement. Each investor, on a pro-rata basis, shall have the right but not the obligation to participate in up to 50% of any future financing.

The Company received gross proceeds of $4.0 million, and incurred cash transaction expenses of approximately $200,000. Of the $3.8 million net proceeds, $2.3 million was placed in a control account pursuant the Control Agreement and $1.5 million was available for the Company to be used for overhead and general working capital purposes. The release of additional cash from the Control Agreement was at the discretion of the investors.

In connection with the issuance of the Secured Notes, the Company agreed to pay the placement agent 6.5% of the total principal amount of the Secured Notes, of which $200,000 were to be paid as the funds are released from the control account. The placement agent was granted warrants to purchase up to 13,657 shares of common stock. The warrants are exercisable at $39.00 per share (subject to future anti-dilution adjustments) and expire on April 15, 2019.

The Secured Notes were initially recorded net of a discount of $3.2 million, reflecting the original issue discount of $600,000, the fair value of the warrants and embedded derivatives within the Secured Notes on the issuance date of $2.1 million and $500,000 in costs related to the issuance of the Secured Notes. See below for further detail on the fair value of the warrants and derivatives. The $3.2 million debt discount was amortized through interest expense on the consolidated statements of operations over the term of the Secured Notes.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Amendment to Secured Notes

On July 11, 2014, the Company entered into a letter agreement with the investors who are parties to the SPA. The letter agreement amended certain terms of the SPA and the Secured Notes issued thereunder.

The letter agreement amended the SPA as follows:

●	The period of time during which the Company may sell and issue up to $2.0 million of its equity securities without the consent of the investors was increased from 45 days commencing April 16, 2014, to 120 days.

The letter agreement amended the Secured Notes as follows:

●	The date of the Company’s first monthly installment payment was changed from July 16, 2014, to August 15, 2014;

●	The date of the Company’s final monthly installment, as well as the maturity date of the Secured Notes, was changed from October 16, 2015, to November 16, 2015;

●	The required closing price of the Company’s common stock in order to satisfy certain equity conditions was changed from $25.00 to $17.50; and

●	The percentage used to determine the Market Price (as defined in the Secured Notes) of the Company’s common stock, was changed from 85% to 82%.

Except for the foregoing amendments, the remaining terms of the SPA and the Secured Notes remained unchanged. The investors who were signatories to the letter agreement collectively constitute the Required Holders (as defined in the SPA and the Secured Notes) necessary to effectuate the foregoing amendments.

Conversion and Redemption of Secured Notes Payable

On August 14, 2014, we entered into a Conversion and Redemption Agreement (each, an “Agreement” and together the “Agreements”) with each holder of the Secured Notes. Pursuant to the Agreements:

●	The conversion price of the Secured Notes was adjusted to $10.00 per share. As a result of this change, we adjusted the fair value of the conversion feature to $103,000 immediately prior to the conversion;

●	The holders of the Secured Notes converted a portion of the Secured Notes held by them, in an aggregate amount of $2,711,000, into 271,100 shares of our common stock in the aggregate based on the adjusted conversion price;

●	The holders of the Secured Notes redeemed a portion of the Secured Notes held by them for cash, in the aggregate amount of $1,833,000, from the funds held in the control account;

●	The Secured Notes were cancelled immediately following the foregoing conversion and redemption. The fair value of the conversion feature was accelerated to income and we recorded a loss on conversion of $2,414,000; and

●	$405,000, net of $17,000 of legal fees, of the funds held in the control account was transferred to us immediately after the closing of the Agreements.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

The closing of the Agreements occurred on August 15, 2014, and we received funds from the control account on August 18, 2014. The following reflect changes to our financial statements resulted upon the conversion and redemption of the secured notes payable:

Increase (decrease)
Operating Cash	$405,000
Restricted Cash	$(2,288,000)
Convertible Note	$(4,575,000)
Discount on convertible note	$(2,515,000)
Derivative liabilities	$(104,000)
Common stock	$1,000
Paid in capital	$2,710,000

Outstanding shares	2,711,000

Derivative Liabilities

We evaluate any freestanding financial instruments or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own common stock to determine if they are indexed to an entity’s own stock.

The common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. These common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants and embedded conversion features using the Binomial pricing model using the following assumptions:

2014
Annual dividend yield	—
Expected life (years)	1.25–5.0
Risk-free interest rate	0.04%–0.96%
Expected volatility	47%–151%

Expected volatility is based primarily on historical volatility of us and our peer group. Historical volatility was computed using weekly pricing observations for us and daily pricing observations for our peer group for recent periods that correspond to the expected term. We believe this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants.

We currently have no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on one-year to five-year U.S. Treasury securities consistent with the remaining term of the warrants.

The fair values of the April 2014 warrants and embedded derivatives, which require bifurcation from the debt host, were initially recorded within long-term liabilities on the consolidated balance sheets. The embedded derivatives relate to the conversion option, redemption in the case of an event of default and redemption in the case of a change in control features of the convertible secured note. On August 14, 2014, the convertible secured note related derivatives were marked to market with the change recorded as an adjustment to the carrying value of these liabilities and a gain on derivatives liabilities recorded in the consolidated statements of operations and the remaining carrying value was eliminated when the underlying debt was redeemed and converted as described above. The April 2014 warrants will continue to be marked to market quarterly, with any change recorded as an adjustment to the carrying value of these liabilities and the gain or (loss) on warrant derivative liabilities recorded in the consolidated statements of operations. The fair value of the warrants and embedded derivatives from the issuance date to the December 31, 2014 declined $1.7 million. The following table provides a reconciliation of the derivative liability activity:

	Warrants Liability	Embedded Note Conversion Feature	Total
Original Value—April 16, 2014	$1,250,000	$828,000	$2,078,000
Adjustment to fair value, Conversion Feature, August 14, 2014	—	(724,000)	(724,000)
Conversion of convertible secured notes	—	(104,000)	(104,000)
Adjustment to fair value, Warrants	(848,000)	—	(848,000)
Ending balance—December 31, 2014	$402,000	$—	$402,000

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Note 9—Fair Value Measurements and Disclosures

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company’s own credit risk.

Inputs used in measuring fair value are prioritized into a three-level hierarchy based on whether the inputs to those measurements are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. The fair-value hierarchy requires the use of observable market data when available and consists of the following levels:

●	Level 1 – Quoted prices for identical instruments in active markets;

●	Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets; and

●	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The following tables present information on the Company’s financial instruments as of December 31, 2014:

	Fair Value	Level 1	Level 2	Level 3

Cash and cash equivalents, including restricted cash	$2,226,000	$2,226,000	$—	$—
Warrant derivative liability	$402,000	$—	$—	$402,000

Note 10—Notes and Capital Leases Payable

Notes Payable

On October 24, 2013, we entered into a Loan, Security and Guarantee agreement with the Export-Import Bank of the United States (“Ex-Im Bank”). Under this agreement, pursuant to the Global Credit Express Program, we can borrow up to a maximum amount of $400,000 from November 4, 2013 until November 4, 2014. The agreement was not renewed in 2014. All outstanding principal and accrued and unpaid interest under each disbursement is due and payable in full on November 4, 2014 or per the conditions precedent noted below. Interest accrues at a rate of 4.24% per year. There were no outstanding principal amounts as of December 31, 2014 and 2013.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Capital Leases Payable

Capital leases payable consisted of the following:

	December 31, 2014	December 31, 2013
Capital lease payable to De Lange Landon secured by forklift, 10.0% interest, due on October 1, 2018, monthly payment of $452	$17,000	$20,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on November 16, 2016, monthly payment of $592.	12,000	17,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on December 15, 2016, monthly payment of $590.	8,000	—
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on January 3, 2017, monthly payment of $405.	12,000	—
Total capital leases	49,000	37,000
Less: current portion	(19,000)	(8,000)
Long-term portion of capital leases	$30,000	$29,000

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of December 31, 2014, are as follows:

	Year Ending December 31	Amount
	2015	$24,000
	2016	24,000
	2017	6,000
	2018	5,000
Net minimum lease payments		59,000
Less: Amount representing interest		(9,000)
Less: Taxes		(1,000)
Present value of net minimum lease payments		49,000
Less: Current maturities of capital lease obligations		(19,000)
Long-term capital lease obligations		$30,000

Note 11—Equity

Common Stock Issuances

In April 2013, we sold and issued 37,340 shares of our common stock to our major stockholder at $37.50 per share in consideration of approximately $728,000 in cash proceeds and for the conversion of approximately $671,000 of our debt and working capital obligations that we had incurred between the spin-off transaction in November 2012 and March 2013. Certain cash proceeds were received, and all repayments occurred, in April 2013, and additional cash proceeds were received in June 2013.

In July 2013, we sold and issued 92,280 shares of our common stock at $37.50 per share in connection with the Merger-related private placement for which we received proceeds of approximately $3,077,000, net of approximately $383,000 in broker-dealer commissions. As discussed in Note 13, we also issued 2,660 shares as conversion of a $100,000 related party note payable. In connection with this financing, we issued warrants for the purchase of up to 9,500 shares of our common stock to placement agents in July 2013. The warrants have an exercise price of $37.50 per share and expire five years from issuance.

In August 2013, we sold and issued 8,260 shares of our common stock at $37.50 per share, for which we received proceeds of approximately $285,000, net of approximately $25,000 in broker-dealer commissions. In connection with this financing, we issued warrants for the purchase of up to 720 shares of our common stock to placement agents. The warrants have an exercise price of $37.50 per share and expire five years from issuance.

In November 2013, we sold and issued 30,000 shares of our common stock at $50.00 per share, for which we received proceeds of approximately $1,375,000 net of offering costs of approximately $125,000. In connection with this financing, we issued warrants for the purchase of up to 2,400 shares of our common stock to placement agents. The warrants have an exercise price of $50.00 per share and expire five years from issuance. In 2014, the investors in this offering threatened legal action surrounding claims of misrepresentations made by the Company. The dispute was settled in December 2014 as described below.

On August 15, 2014, we issued 271,100 shares of our common stock to the holders of the Secured Notes for the conversion of $2,711,000 of Secured Notes held by them based on the adjusted conversion price described in Note 9 above.

On September 22, 2014, we sold and issued 533,334 shares of our common stock to 36 accredited investors at $7.50 per share (the “September 2014 PIPE”). We received net cash proceeds of $3,844,000 consisting of $4,000,000 in gross proceeds reduced by $156,000 in cash offering costs consisting of cash placement fees of $73,000 and legal fees of $32,000. In addition to the cash offering costs, we also issued: (1) 20,000 restricted shares of the Company’s common stock valued at $150,000; and (2) warrants to purchase up to 26,500 shares of the Company’s common stock at an exercise price of $25.00 per share. The warrants issued for placement agent fees are exercisable for a period of four years after their issuance dates. The warrants issued to the placement agents were recorded to offering costs at fair value of $296,000 using the Black-Scholes option pricing model using a market price of $13.50 per share on the date of issuance, a risk free rate of 1.8%, a dividend rate of 0%, and volatility of 151%.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

In connection with the September 2014 PIPE transaction, the Company entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company was required to file a registration statement related to the September 2014 PIPE transaction with the SEC covering the resale of the Shares that were issued to the Investors. The Company filed the initial registration statement on October 22, 2014 and the registration statement was declared effective on November 13, 2014.

In December 2014 the Company settled a legal claim made by the two investors who invested $1,500,000 in November 2013 as described above. The investors claimed that the Company was required to raise a total of $5,000,000 as a condition of their investment participation, did not properly register all shares issued, and did not satisfy the financing condition despite the issuance of the convertible debt offering dated April 15, 2014. The Company disputed this claim but to avoid costly legal expenses, in December 2014 the Company issued 8,462 shares of its common stock and a total of 38,462 warrants to settle the claim in full.

The Company’s Convertible Note holders provided a waiver of any price reset rights in July 2014 before the conversion of the notes in August 2014. This waiver also applied to the price reset rights of the convertible note warrants remaining as of December 31, 2014. See further discussion of the warrants issued in Note 12 below.

Note 12—Stock Options and Warrants

On July 1, 2013, our board of directors adopted and approved the 2013 Equity Incentive Award Plan. The plan authorizes us to grant non-qualified stock options and restricted stock purchase rights to purchase up to 280,000 shares of our common stock with vesting to employees (including officers) and other service providers. To date, all issuances under the 2013 Equity Incentive Award Plan have been stock options. No restricted shares have been issued under the 2013 Equity Incentive Award Plan. At December 31, 2014, 16,000 shares were available for future grants and total unrecognized deferred stock compensation expected to be recognized over the remaining vesting period of 3.89 years for outstanding grants was $4.0 million.

On March 25, 2015, the Company’s board of directors approved an increase in the authorized shares available for grants under the Company’s 2013 Equity Incentive Award Plan from 280,000 shares of common stock to 420,000 shares of common stock.

In April 2014, all outstanding employee stock options granted under the 2013 Equity Incentive Award Plan were cancelled and reissued by our board of directors with an exercise price of $17.50 per share. Each reissued stock option grant had 15% of the stock option vesting immediately and the remainder in 1/36th in monthly increments over the next three years. As a result of the cancellation and reissuance of the options, we recognized a non-cash charge of $840,000 for the incremental change in fair value of the cancelled and reissued options over the vesting period of the reissued options. This cancellation and reissuance affected 21 employees who held 172,200 stock options as of the date of the cancellation and reissuance.

The fair value of option awards and warrants issued is estimated on the grant date using the Black-Scholes option valuation model for all warrants except for the warrants issued in April 2014 in conjunction with the April 2014 Convertible Debt offering which are estimated on the grant date and on subsequent measuring dates using the binomial method as described in Note 8.

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by us. The following table presents the range of grant date assumptions used to estimate the fair value of options and warrants granted for the year ended December 31, 2014.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

December 31, 2014
Expected volatility	71–185%
Dividend yield	0.00%
Risk-free interest rate	1.55–1.70%
Expected life (in years)	4.5–8.2

Expected volatility represents the estimated volatility of the shares over the expected life of the options. We have estimated the expected volatility based on the weighted-average historical volatilities of a pool of public companies that are comparable to Ener-Core.

We use an expected dividend yield of zero since no dividends are expected to be paid. The risk-free interest rate for periods within the expected life of the option is derived from the U.S. treasury interest rates in effect at the date of grant. The expected option life represents the period of time the option is expected to be outstanding. The simplified method is used to estimate the term since we do not have sufficient exercise history to calculate the expected life of the options.

Stock-based compensation expense is recorded only for those awards expected to vest. Currently, the forfeiture rate is zero. The rate is adjusted if actual forfeitures differ from the estimates in order to recognize compensation cost only for those awards that actually vest. If factors change and different assumptions are employed in future periods, the share-based compensation expense may differ from that recognized in previous periods.

Stock-based award activity was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Life	Value
Balance, December 31, 2013	178,200	$64.45	6.30	—
Forfeited during 2014	(30,648)	24.00	—	—
Cancelled during 2014	(172,200)	64.50	—	—
Reissued during 2014	172,200	17.50	—	—
Granted during 2014	119,706	12.50	—	—
Balance, December 31, 2014	267,258	$15.00	6.51	$47,000
Exercisable on December 31, 2014	72,890	$18.50	5.53	$2,000

The options granted have a contract term ranging between five and seven years. Options granted during 2014 had vesting schedules between zero and four years. Options cancelled and reissued had portions vested immediately and the remainder over a three year period, with 15%–100% of the options vesting immediately upon grant and the remainder ratably over the vesting term.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2014:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
	Number	Remaining	Average	Number	Average
Exercise	of	Contractual	Exercise	of	Exercise
Prices	Shares	Life	Price	Shares	Price
		(In years)
$7.50–$12.50	93,500	8.50	$9.50	—	$—
$12.51–$25.00	173,758	5.44	$18.50	72,890	$18.50
Total	267,258	6.51	$15.00	72,890	$18.50

Stock based compensation expense consisted of the following:

	Year ended December 31
	2014	2013
Research and development	$1,435,000	$737,000
General and administrative	2,025,000	992,000
Total	$3,460,000	$1,729,000

Restricted Stock

Restricted stock grants consist of common shares of the Company owned by employees, consultants, and directors which are subject to vesting conditions, typically for services provided to the Company. Restricted Stock was originally issued in the first quarter of 2013 when all outstanding stock options in existence at that time were exercised prior to vesting. All unvested restricted shares are subject to repurchase rights and therefore recorded as restricted stock.

Restricted stock activities in 2014 were as follows:

		Weighted-
		Average
		Grant
	Shares	Price
Balance, December 31, 2013	33,540	$0.05
Repurchase of unvested restricted shares	(1,840)	$—
Vested, year ended December 31, 2014	(15,980)	$—
Unvested balance, December 31, 2014	15,720	$0.05

The remaining unvested restricted shares vest over the next twelve months.

Under the terms of the stock option plan, we repurchased 1,840 shares from an employee for $92 during the year ended December 31, 2014.

Warrants

From time to time, we issue warrants to purchase shares of our common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future. Each warrant gives the holder the right to purchase one share of the Company’s common stock at a fixed exercise price or “strike” price. For certain warrant series, the fixed exercise price may be adjusted lower upon certain conditions.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

The following table provides a reconciliation of the warrant activity for the year ended December 31, 2014:

	Warrants Outstanding
	Number of Warrants	Weighted- Average Exercise Price per Share
Balance outstanding at January 1, 2014	12,623	$39.88
Warrants issued	183,063	26.04
Warrants exercised	—	—
Balance outstanding at December 31, 2014	195,686	$26.94
Warrants exercisable at December 31, 2014	195,686	$26.94

As of December 31, 2014, warrants outstanding had a weighted average remaining life of 4.01 years and no intrinsic value.

Warrants outstanding as of December 31, 2014 consist of:

	Issue Date	Expiry Date	Number of Warrants	Exercise Price per Share
2013 Services Warrants—July	Jul-13	Jul-18	9,494	$37.50
2013 Services Warrants—August	Aug-13	Aug-18	729	37.50
2013 Services Warrants—November	Nov-13	Nov-18	2,400	50.00
2014 Services Warrants—April(1)	Apr-14	Apr-19	13,657	39.00
2014 Convertible Notes Warrants(2)	Apr-14	Apr-19	81,942	25.00
2014 Services Warrants—September(3)	Aug-14	Aug-19	16,000	25.00
2014 PIPE Warrants—September(4)	Sept-14	Sept-18	26,500	25.00
2014 Services Warrants—November(5)	Nov-14	Nov-18	6,500	25.00
2014 Settlement Warrants—December(6)	Dec-14	Dec-19	38,464	25.00
Balance outstanding at December 31, 2014			195,686	$26.94
Warrants exercisable at December 31, 2014			195,686	$26.94

(1)	The 2014 Services Warrants—April were issued for fees incurred in conjunction with the 2014 Convertible Notes. The warrants were valued on the issuance date at $11.50 per warrant in conjunction with the valuation approach used for the 2014 Convertible Notes Warrants initial valuation.

(2)	The 2014 Convertible Notes Warrants (“Convertible Notes Warrants”) were issued in conjunction with the April 2014 Convertible Notes described in Note 8 above. The Convertible Notes Warrants were originally issued with an exercise price of $39.00 per share and have anti-dilution price protection whereby if the Company issues any common stock, or securities convertible or exercisable into common stock at a price per share less than the exercise price of the Convertible Notes Warrants, the Company is obligated to reduce the exercise price of the Convertible Notes Warrants to an exercise price at, or below the new issuance price. On September 22, 2014, the Company issued 533,334 shares of common stock at a price per share of $7.50 as described in Note 11 above. In conjunction with this issuance, the Company received a waiver from the warrant holders which waived the reset of their exercise price which would have been to $7.50 per share. The terms of the waiver required the Company to reduce the warrant exercise price to $25.00 per share, from $39.00 per share and also required the Company to make a further adjustment to the exercise price on March 22, 2015. On that date, the Company is obligated to reset the warrant exercise price to the lower of the current exercise price of $25.00 per warrant, or to an exercise price equivalent to 70% of the weighted average price of the Company’s common stock for the preceding 10 trading days prior to March 24, 2015. The Company currently accounts for the Convertible Notes Warrants as derivative liabilities. On March 24, 2015 the Company adjusted the exercise price of the Convertible Notes Warrants to $5.50 per share. Issuances of future securities below $5.50 per share would require an additional reduction in the Convertible Notes Warrants exercise price.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

(3)	The 2014 Services Warrants—September were issued to a consultant in exchange for advisory services with no readily available fair value. The warrants were originally issued at $39.00 per warrant and had a one-time price reset provision to the exercise price of the Convertible Notes Warrants if the exercise price of the Convertible Notes Warrants changed prior the September 30, 2014. On September 22, 2014, the exercise price was changed to $25.00 per warrant. There are no further exercise price changes for this warrant series. The warrants were valued using the Black-Scholes option pricing model at $131,000 on the issuance date with an additional $6,000 recorded to expense on September 22, 2014 to reflect the change in fair value resulting from the exercise price change.

(4)	On September 22, 2014 the Company issued 26,500 warrants with a strike price of $25.00 per warrant in conjunction with placement agent services for the Company’s September 2014 private equity placement. The warrants were valued using the Black-Scholes option pricing model at $296,000 on the issuance date.

(5)	On November 26, 2014, the Company issued 6,500 warrants with a strike price of $25.00 per warrant for compensation for investor relations services provided. The warrants were valued using the Black-Scholes option pricing model at $43,000 on the issuance date.

(6)	On December 1, 2014, the Company issued 19,232 warrants with a strike price of $39.00 per warrant and on December 15, 2014 issued 19,232 warrants with a strike price of $25.00 per warrant to settle legal disputes resulting from claims made by the investors in the November 2013 private equity placement. The warrants issued on December 1, 2014 were issued concurrent with 8,462 shares of the Company’s common stock in partial settlement of the claim from two investors. The Company settled all remaining claims with all remaining investors in the November 2013 private placement on December 15, 2014 by issuing the second tranche of warrants and setting the price of each warrant series issued at $25.00 with no further reset provisions. The combined issuance of the warrants and expense resulting from any price changes were valued using the Black-Scholes option pricing model at $246,000 and expensed to general and administrative expense.

Note 13—Income Taxes

Income tax provision for the year ended December 31, 2014 and the year ended December 31, 2013 consists of the following:

	Year Ended December 31, 2014	Year Ended December 31, 2013
Current income tax expense:
Federal	$—	$—
State	1,000	1,000
Total	$1,000	$1,000
Deferred income tax expense:
Federal	—	—
State	—	—
Total	$—	$—
Provision for income taxes	$1,000	$1,000

Due to net losses, effective tax rate for the periods presented was 0%.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The valuation allowance increased by $ 4.2 million from December 31, 2013 to December 31, 2014.

	December 31, 2014	December 31, 2013
Deferred tax assets:
Net operating loss carry-forward	$8,276,000	4,033,000
Valuation allowance	(8,276,000)	(4,033,000)
Net deferred tax assets	$—	$—

A significant component of our deferred tax assets consisted of net operating loss carry-forwards. We have evaluated the available evidence supporting the realization of our deferred tax assets, including the amount and timing of future taxable income, and have determined it is more likely than not that the assets will not be fully realized and a full valuation allowance is necessary as of December 31, 2014 and 2013. As of December 31, 2014, we have federal and state net operating loss carry-forwards of approximately $16.1 million and $16.2 million, respectively, which expire through 2032. The utilization of net operating loss carry-forwards may be subject to limitations under provision of the Internal Revenue Code Section 382 and similar state provisions.

We follow ASC 740 related to accounting for uncertain tax positions, which prescribes a recognition threshold and measurement process for recording in the financial statements, uncertain tax positions taken or expected to be taken in a tax return. Under this provision, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. Tax benefits of an uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained based on technical merits. We did not have any uncertain income tax position as of December 31, 2014 and 2013.

Note 14—Related Party Transactions

There were no related party transactions for the year ended December 31, 2014.

Notes Payable and Advances

In January 2013, we borrowed $250,000 from a stockholder under a secured convertible note payable that was due at the earliest of February 28, 2013, or upon completion of a $1,000,000 financing event. The note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at 85% of the price of a future financing or $180.28 per share. The note and accrued interest were repaid using proceeds from a $260,000 convertible note payable in March 2013. The note was secured by our intangible assets.

In March 2013, we borrowed $260,000 from a stockholder under a note payable that was due March 28, 2014, or earlier, upon completion of the Merger. The note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at $37.50 per share. The note was subsequently converted in April 2013. As the note was outstanding less than one month, no interest was due to the lender.

In March 2013, a stockholder advanced us a total of $411,000 for operating capital. The advance did not bear interest and was due on demand. In April 2013, the advance was converted into our common stock at $37.50 per share at the stockholder’s election (see Note 11).

In June 2013, we borrowed $100,000 from each of three individual stockholders under notes payable that were due December 31, 2013, or earlier, upon completion of the Merger. The notes accrued interest at the rate of 8% and were convertible at the holders’ option into our common stock at $37.50 per share. On July 1, 2013, $100,000 was converted into shares of common stock in the Merger-related private placement, and $200,025, including $25 of accrued interest, was repaid at the closing of the Merger.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Related party interest expense was $10,000 for the year ended December 31, 2013. There was no related party interest expense for the year ended December 31, 2014.

Note 15—Commitments and Contingencies

We may become a party to litigation in the normal course of business. We accrue for open claims based on our historical experience and available insurance coverage. In the opinion of management, there are no legal matters involving us that would have a material adverse effect upon our financial condition, results of operations or cash flows.

EECT Agreement

On December 31, 2012, we entered into a Master Purchase and Resale Agreement (“MPRSA”) with EECT. As part of this agreement, EECT is committed to buy a certain number of the FP250 and related optional equipment in order to maintain exclusivity in the region. The pricing for the first unit was $760,000, and subsequent units will be sold at a higher price than the first unit. In accordance with the MPRSA, EECT placed a Purchase Order (“PO”) with us on December 31, 2012, for the purchase of the first unit at $760,000. The order was conditional on the issuance of an irrevocable letter of credit to us, according to the terms of the PO. Such irrevocable letter of credit was issued on March 1, 2013, in the amount of 533,000 Euros, and we acknowledged the acceptance of the PO on the same date. On November 14, 2013, we shipped the FP250 and on December 24, 2013, we received the proceeds from the letter of credit. We had deferred all amounts received on our contract with EECT until the contract was substantially completed, which occurred in June 2014, at which time the entire contract, including change orders, was recorded as revenue. As of December 31, 2014 and December 31, 2013, we had a provision for contract loss of approximately $0 and $100,000, respectively, related to our contract with EECT.

Warranties

Our warranty policy generally provides coverage for components of the Power Oxidizer that we produce. Typically, the coverage period is one calendar year from the date of commissioning. Provisions for estimated expenses related to product warranties are made at the time products are commissioned. These estimates are established using available information on the nature, frequency, and average cost of claims. Revision to the reserves for estimated product warranties is made when necessary, based on changes in these factors. Management actively studies trends of claims and takes action to improve product quality and minimize claims.

The following table presents the changes in the product warranty accrual included in accrued expenses in the accompanying consolidated balance sheets as of December 31, 2014:

2014
Beginning balance, January 1, 2014	$-
Charged to cost of revenues	311,000
Usage	(69,000)

Ending balance, December 31, 2014	$242,000

Product Liability

With respect to product liability claims involving our products, we believe that any judgment against us for actual damages will be adequately covered by our recorded accruals and, where applicable, excess liability insurance coverage.

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Lease

We lease our office facility, research and development facility and certain equipment under operating leases, which for the most part, are renewable. Certain leases also provide that we pay insurance and taxes.

Future minimum rental payments under operating leases that have initial non-cancellable lease terms in excess of one year as of December 31, 2014 are as follows:

2015	$327,000
2016	329,000
2017	3,000
2018	2,000
$661,000

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of each lease. Rent expense, net of sublease income, was $365,000 and $211,000 for the years ended December 31, 2014 and 2013, respectively.

Our current headquarters is located at 9400 Toledo Way, Irvine, California 92618. The property consists of a mixed use commercial office, production, and warehouse facility of 32,649 square feet. Effective August 1, 2013, we assumed this lease (the “Lease”) from FEES. The Lease has a remaining term of 24 months and expires December 31, 2016. The current monthly rent payment is $26,044 and increases on an annual basis.

We also lease space from the Regents of the University of California, Irvine, for the installation and demonstration of the FP250 equipment. The lease has a monthly payment of $7,780 and expires on January 1, 2015 and is month-to-month thereafter.

Note 16—Subsequent Events

On March 24, 2015, the Company reduced the exercise price of the 2014 Convertible Notes Warrants from $25.00 per warrant to $5.50 per warrant.

On March 25, 2015, the Company’s board of directors approved an increase in the authorized shares available for grants under the Company’s 2013 Equity Incentive Award Plan from 280,000 shares of common stock to 420,000 shares of common stock.

Ener-Core, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,230,000	$2,176,000
Accounts receivable, net	99,000	107,000
Restricted cash	50,000	50,000
Inventory	124,000	53,000
Prepaid expenses and other current assets	131,000	91,000
Total current assets	3,634,000	2,477,000
Property and equipment, net	1,956,000	755,000
Intangibles, net	31,000	34,000
Deposits	27,000	27,000
Total assets	$5,648,000	$3,293,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	890,000	612,000
Accrued expenses	465,000	456,000
Accrued warranty expense	260,000	242,000
Derivative liabilities	489,000	402,000
Convertible secured notes payable, net of discounts – short term	1,362,000	—
Capital leases payable—short term	25,000	19,000
Total current liabilities	3,491,000	1,731,000
Long term liabilities:
Deposits	19,000	23,000
Capital lease payable—long term	27,000	30,000
Convertible secured notes payable, net of discounts—long term	1,389,000	—
Total liabilities	4,926,000	1,784,000
Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $0.0001 par value; authorized 1,000,000 shares; no shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock, $0.0001 par value; authorized 4,000,000 shares; 2,463,876 and 2,282,120 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	—	—
Additional paid-in capital	24,054,000	19,548,000
Accumulated deficit	(23,330,000)	(18,039,000)
Total stockholders’ equity	722,000	1,509,000
Total liabilities and stockholders’ equity	$5,648,000	$3,293,000

See accompanying notes to condensed consolidated financial statements.

Ener-Core, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$—	$810,000	$—	$810,000
Cost of goods sold:	—	803,000	—	803,000
Gross Profit	—	7,000	—	7,000

Operating expenses:
Selling, general, and administrative	1,280,000	1,607,000	2,311,000	2,791,000
Research and development	968,000	953,000	1,709,000	1,745,000
Total operating expenses	2,248,000	2,560,000	4,020,000	4,536,000
Operating loss	(2,248,000)	(2,553,000)	(4,020,000)	(4,529,000)

Other income (expenses):
Interest expense	(106,000)	(5,000)	(107,000)	(7,000)
Amortization of debt discount	(804,000)	(540,000)	(804,000)	(540,000)
Loss on exchange of warrants	(279,000)	—	(279,000)	—
Gain (loss) on valuation of derivative liabilities	209,000	130,000	(82,000)	130,000
Total other income (expenses), net	(980,000)	(415,000)	(1,272,000)	(417,000)
Loss before provision for income taxes	(3,228,000)	(2,968,000)	(5,292,000)	(4,946,000)
Provision for income taxes	—	—	—	1,000
Net loss	$(3,228,000)	$(2,968,000)	$(5,292,000)	$(4,947,000)

Loss per share—basic and diluted	$(1.34)	$(2.04)	$(2.26)	$(3.41)
Weighted average common shares—basic and diluted	2,408,200	1,449,240	2,345,500	1,449,240

See accompanying notes to condensed consolidated financial statements.

Ener-Core, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows used in operating activities:
Net loss	$(5,292,000)	$(4,947,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	63,000	120,000
Amortization of debt discount	804,000	540,000
Fair value of derivative liability	82,000	(130,000)
Stock-based compensation	741,000	2,369,000
Loss on exchange of warrants for common stock	279,000	—
Changes in assets and liabilities:
Accounts and other receivables	8,000	(141,000)
Payments on contract loss	—	(63,000)
Prepaid expenses and other current assets	(11,000)	(54,000)
Deferred revenue	—	(655,000)
Accounts payable	201,000	(5,000)
Accrued expenses	27,000	(61,000)
Other liabilities	—	21,000
Costs in excess of billings of uncompleted contracts	—	801,000
Net cash used in operating activities	(3,098,000)	(2,205,000)
Cash flows used in investing activities:
Restricted cash	—	(2,288,000)
Purchases of property and equipment	(1,251,000)	(13,000)
Net cash used in investing activities	(1,251,000)	(2,301,000)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	741,000	—
Proceeds from note payable, net	4,669,000	3,757,000
Repayment of capital leases payable	(7,000)	(6,000)
Net cash provided by financing activities	5,403,000	3,751,000
Net increase (decrease) in cash and cash equivalents	1,054,000	(755,000)
Cash and cash equivalents at beginning of period	2,176,000	1,201,000
Cash and cash equivalents at end of period	$3,230,000	$446,000

See accompanying notes to condensed consolidated financial statements.

Ener-Core, Inc.

Condensed Consolidated Statements of Cash Flows (continued)

(unaudited)

	Six Months Ended June 30,
	2015	2014
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$1,000
Interest	$45,000	$4,000
Supplemental disclosure of non-cash activities:
Capital leases for purchase of equipment	$10,000	$29,000
Debt discount and derivative liabilities recorded upon issuance of warrants and convertible secured notes	$2,750,000	$2,078,000
Common stock issued in exchange for warrant cancellation	$885,000	$—
Original issue discount of convertible secured note issued	$—	$572,000
Debt discount and accrued broker fees upon issuance of convertible secured note	$—	186,000
Debt discount for warrants issued for broker fee in convertible secured note	$—	$154,000
Warranty liability recorded for product commissioned	$—	$22,000

See accompanying notes to condensed consolidated financial statements.

Ener-Core, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

Note 1—Description of Business

Organization

Ener-Core, Inc. (the “Company”, “we”, “us”, “our”), a Nevada corporation, was formed on April 29, 2010 as Inventtech, Inc. On July 1, 2013, we acquired our wholly owned subsidiary, Ener-Core Power, Inc., (formerly Flex Power Generation, Inc.), a Delaware corporation. The stockholders of Ener-Core Power, Inc. are now our stockholders and the management of Ener-Core Power, Inc. is now our management. The acquisition was treated as a “reverse merger” and our financial statements are those of Ener-Core Power, Inc. All equity amounts presented have been retroactively restated to reflect the reverse merger as if it had occurred on November 12, 2012.

Reverse Merger

We entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ener-Core Power, Inc. and Flex Merger Acquisition Sub, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), pursuant to which the Merger Sub merged with and into Ener-Core Power, Inc., with Ener-Core Power, Inc. as the surviving entity (the “Merger”). Prior to the Merger, we were a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. The Merger Agreement was approved by the boards of directors of each of the parties to the Merger Agreement. In April 2013, the pre-merger public shell company effected a 30-for-1 forward split of its common stock. All share amounts have been retroactively restated to reflect the effect of the stock split.

As provided in the Contribution Agreement dated November 12, 2012 (the “Contribution Agreement”) by and among FlexEnergy, Inc. (“FlexEnergy”), FlexEnergy Energy Systems, Inc. (“FEES”), and Ener-Core Power, Inc., Ener-Core Power, Inc. was spun-off from FlexEnergy as a separate corporation. As a part of that transaction, Ener-Core Power, Inc. received all assets (including intellectual property) and certain liabilities pertaining to the Power Oxidizer business carved out of FlexEnergy. The owners of FlexEnergy did not distribute ownership of Ener-Core Power, Inc. pro rata. The assets and liabilities were transferred to us and recorded at their historical carrying amounts since the transaction was a transfer of net assets between entities under common control.

On July 1, 2013, Ener-Core Power, Inc. completed the Merger with us. Upon completion of the Merger, we, immediately became a public company. The Merger was accounted for as a “reverse merger” and recapitalization. As part of the Merger, 2,410,400 shares of outstanding common stock of the pre-merger public shell company were cancelled. This cancellation has been retroactively accounted for as of the inception of Ener-Core Power, Inc. on November 12, 2012. Accordingly, Ener-Core Power, Inc. was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Ener-Core Power, Inc. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Ener-Core Power, Inc. and are recorded at the historical cost basis of Ener-Core Power, Inc. Our assets, liabilities and results of operations were de minimis at the time of the Merger.

Reverse Stock Split

The board of directors of the Company approved a reverse stock split of the Company’s authorized, issued and outstanding shares of common stock, par value $0.0001 per share, as well as the Company’s authorized shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding (together, the “Stock”), at a ratio of 1-for-50 (the “Reverse Stock Split”). The Reverse Stock Split became effective on July 8, 2015 (the “Effective Date”). As a result of the Reverse Stock Split, the authorized preferred stock decreased to 1,000,000 shares and the authorized common stock decreased to 4,000,000 shares. Both the preferred stock and common stock par value remained at $0.0001 per share.

On the Effective Date, the total number of shares of common stock held by each stockholder of the Company were converted automatically into the number of shares of common stock equal to: (i) the number of issued and outstanding shares of common stock held by each such stockholder immediately prior to the Reverse Stock Split divided by (ii) 50. The Company issued one whole share of the post-Reverse Stock Split common stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split, determined at the beneficial owner level by share certificate. As a result, no fractional shares were issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The Reverse Stock Split also affected all outstanding options and warrants by dividing each option or warrant outstanding by 50, rounded up to the nearest option or warrant, and multiplying the exercise price by 50 for each option or warrant outstanding.

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Description of the Business

We design, develop, and manufacture products based on proprietary technologies that aim to expand the operating range of gaseous fuel while improving emissions, which technologies we refer to collectively as “Power Oxidation” or “Power Oxidizer” (previously called “Gradual Oxidation” and “Gradual Oxidizer,” respectively, in our prior public disclosures). Our products aim to expand power generation into previously uneconomical markets while, at the same time, reduce gaseous emissions from industrial processes that contribute to air pollution and climate change. The Power Oxidizer integrates with a gas turbine and generator to create a power station.

Our product, the FP250, is a complete system consisting of our designed and patented Power Oxidizer, integrated with a gas turbine and generator. The FP250 has been designed to operate on fuels from 100% combustible gas down to concentrations of 5% or less combustible gas content. The FP250 has applications in landfill, oil production, coal mining, and other operations, and offers our customers two distinct value propositions: the destruction of low quality waste gases with no harmful emissions and the generation of energy from a renewable fuel source.

We are currently developing our second commercial product, the Ener-Core Powerstation KG2-3G/GO (“KG2”), which will combine our Power Oxidizer with a two megawatt gas turbine developed by Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc. (“Dresser-Rand”). We have completed system layout and analytic models integrating our Power Oxidizer with the turbine and have initiated design and development of the KG2. We expect to field test units in 2015, with initial commercial shipments shortly thereafter.

We sell our products directly and through distributors in two countries, the United States and the Netherlands.

Going Concern

Our consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. Since our inception, we have made a substantial investment in research and development to develop the Power Oxidizer, have successfully deployed an EC250 field test unit at the U.S. Army base at Fort Benning, Georgia, and installed and commissioned our first commercial unit in the Netherlands in the second quarter of 2014. In November 2014 we signed a Commercial License Agreement with Dresser-Rand (the “D-R Agreement”) to incorporate our Power Oxidizer into Dresser-Rand’s 1.75MW turbine. In August 2015, the D-R Agreement became a mutually binding agreement due to the satisfaction of certain binding conditions contained in the D-R Agreement.

We have sustained recurring net losses and negative cash flows since inception and have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. Despite a capital raise of approximately $4.0 million in September 2014 and further capital raises of $5.8 million in April and May 2015, we expect to require additional sources of capital to support the Company’s growth initiatives. We must secure additional funding to continue as a going concern and execute our business plan.

Management’s plan is to obtain capital sufficient to meet our operating expenses by seeking additional equity and/or debt financing, including through a proposed registered offering for which we filed a registration statement on July 29, 2015. The cash and cash equivalents balance (excluding restricted cash) on December 31, 2014 and June 30, 2015, was approximately $2.2 million and $3.2 million, respectively.

We raised a total of $5.8 million of debt and equity capital in April and May 2015, as described in Notes 8 and 11 below, and we expect that the $3.2 million of cash as of June 30, 2015 and the anticipated net proceeds from the proposed registered offering will continue to fund our working capital needs, general corporate purposes, and related obligations into 2016 at our current spending levels. However, we expect to require significantly more cash for working capital and as financial security to support our growth initiatives.

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

We will pursue raising additional equity and/or debt financing to fund our operations and product development. If future funds are raised through issuance of stock or debt, these securities could have rights, privileges, or preferences senior to those of our common stock and debt covenants that could impose restrictions on our operations. Any equity or convertible debt financing will likely result in additional dilution to our current stockholders. We cannot make any assurances that any additional financing, including the proposed registered offering, will be completed on a timely basis, on acceptable terms or at all. Our inability to successfully raise capital in a timely manner will adversely impact our ability to continue as a going concern. If our business fails or we are unable to raise capital on a timely basis, our investors may face a complete loss of their investment.

The accompanying consolidated financial statements do not give effect to any adjustments that might be necessary if we were unable to meet our obligations or continue operations as a going concern.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include our accounts and our wholly-owned subsidiary, Ener-Core Power, Inc. All significant intercompany transactions and accounts have been eliminated in consolidation. All monetary amounts are rounded to the nearest $000, except certain per share amounts.

The accompanying financial statements have been prepared in accordance with GAAP.

Reclassifications

Certain amounts in the 2014 consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications have no effect on previously reported net loss.

Segments

We operate in one segment. Except for one consultant operating in Europe, all of our operations are located domestically.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant items subject to such estimates and assumptions include but are not limited to: collectability of receivables; the valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments and share-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; valuation of derivative liabilities; and exposure to warranty and other contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Foreign Currency Adjustments

Our functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts are translated at average rates for the year. At June 30, 2015 and December 31, 2014, we did not hold any foreign currency asset or liability amounts. Gains and losses resulting from foreign currency transactions are reported as other income in the period they occurred.

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Concentrations of Credit Risk

Cash and Cash Equivalents

We maintain our non-interest bearing transactional cash accounts at financial institutions for which the Federal Deposit Insurance Corporation (“FDIC”) provides insurance coverage of up to $250,000. For interest bearing cash accounts, from time to time, balances exceed the amount insured by the FDIC. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk related to these deposits. At June 30, 2015, we had $2,980,000 in excess of the FDIC limit.

We consider all highly liquid investments available for current use with an initial maturity of three months or less and are not restricted to be cash equivalents. We invest our cash in short-term money market accounts.

Restricted Cash

Collateral Account

Under a credit card processing agreement with a financial institution that was entered in 2013, we are required to maintain funds on deposit with the financial institution as collateral. The amount of the deposit, which is at the discretion of the financial institution, was $50,000 on June 30, 2015 and December 31, 2014.

Accounts Receivable

Our accounts receivable are typically from credit worthy customers or, for international customers are supported by guarantees or letters of credit. For those customers to whom we extend credit, we perform periodic evaluations of them and maintain allowances for potential credit losses as deemed necessary. We generally do not require collateral to secure accounts receivable. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in existing accounts receivable. We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

As of June 30, 2015 and December 31, 2014, one and one customer, respectively, accounted for 100% of net accounts receivable.

Accounts Payable

As of June 30, 2015 and December 31, 2014, four and six vendors, respectively, collectively accounted for approximately 52% and 54% of our total accounts payable.

Inventory

Inventory, which consists of raw materials, is stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, we evaluate our ending inventory for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories. At June 30, 2015 and December 31, 2014, we did not have a reserve for slow-moving or obsolete inventory.

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to ten years. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the consolidated statements of operations.

Deposits

Deposits primarily consist of amounts incurred or paid in advance of the receipt of fixed assets or are deposits for rent and insurance.

Accrued Warranties

Accrued warranties represent the estimated costs that will be incurred during the warranty period of our products. We make an estimate of expected costs that will be incurred by us during the warranty period and charge that expense to the consolidated statement of operations at the date of sale. We also reevaluate the estimate at each balance sheet date and if the estimate is changed, the effect is reflected in the consolidated statement of operations. We made our initial commercial sale to Efficient Energy Conversion TurboMachinery, B.V. (“EECT”) in the second quarter of 2014 with a six month warranty and later extended that warranty at our discretion. There was no warranty for the unit shipped to the Fort Benning site. We expect our future warranty period to be between six months and one year depending on the warranties provided and the products sold. Accrued warranties for expected expenditures within the next year are classified as current liabilities and as non-current liabilities for expected expenditures for time periods beyond one year.

Deferred Rent

We record deferred rent expense, which represents the temporary differences between the reporting of rental expense on the financial statements and the actual amounts remitted to the landlord. The deferred rent portion of lease agreements are leasing inducements provided by the landlord. Also, tenant improvement allowances provided are recorded as a deferred rent liability and recognized ratably as a reduction to rent expense over the lease term.

Intangible Assets

Our intangible assets represent intellectual property acquired during the reverse merger. We amortize our intangible assets with finite lives over their estimated useful lives.

Impairment of Long-Lived Assets

We account for our long-lived assets in accordance with the accounting standards which require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical carrying value of an asset may no longer be appropriate. We consider the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount. As of June 30, 2015 and December 31, 2014, we do not believe there have been any impairments of our long-lived assets. There can be no assurance, however, that market conditions will not change or demand for our products will continue, which could result in impairment of long-lived assets in the future.

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Fair Value of Financial Instruments

Our financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, derivative liabilities, Secured Notes payable and related debt discounts and capital lease liabilities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2015 and December 31, 2014. The carrying amounts of short-term financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar items.

We determine the fair value of our financial instruments based on a three-level hierarchy established for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:

●	Level 1: Valuations based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Currently, we classify our cash and cash equivalents as Level 1 financial instruments.

●	Level 2: Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. We do not currently have any accounts under Level 2.

●	Level 3: Valuations based on inputs that require inputs that are both significant to the fair value measurement and unobservable and involve management judgment (i.e., supported by little or no market activity). Currently, we classify our warrants and conversion options accounted for as derivative liabilities as Level 3 financial instruments.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company issues derivative financial instruments in conjunction with its debt and equity offerings and to provide additional incentive to investors and placement agents. The Company uses derivative financial instruments in order to obtain the lowest cash cost-source of funds. Derivative liabilities are recognized in the consolidated balance sheets at fair value based on the criteria specified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 815-40 “Derivatives and Hedging—Contracts in Entity’s own Equity.” The estimated fair value of the derivative liabilities is calculated using either the Black-Scholes-Merton or Monte Carlo simulation model method.

The Company issued detachable common stock warrants and convertible secured notes payable with conversion features in April 2014 and issued detachable common stock warrants and secured debt with a partial conversion feature in April and May 2015. These embedded derivatives and detachable warrants were evaluated under ASC topic 815-40. We determined that the warrants and embedded conversion feature for the April 2014 issuance and the conversion feature for the 2015 issuances should be accounted for as derivative liabilities. We determined that the detachable warrants associated with the 2015 issuance should not be accounted for as derivative liabilities. Warrants and the debt conversion features determined to be derivative liabilities were bifurcated from the debt host and are classified as liabilities on the consolidated balance sheet. Warrants not determined to be derivative liabilities were recorded to debt discount and paid in capital. The Company records the warrants and embedded derivative liabilities at fair value and adjusts the carrying value of the common stock warrants and embedded derivatives to their estimated fair value at each reporting date with the increases or decreases in the fair value of such warrants and derivatives at each reporting date, recorded as a gain or (loss) in the consolidated statements of operations. The 2015 detachable warrants determined not to be derivative liabilities were recorded to debt discount with a corresponding entry to paid-in capital.

Revenue Recognition

We generate revenue from the sale of our clean power energy systems and from consulting services. Revenue is recognized when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured. Amounts billed to clients for shipping and handling are classified as sales of product with related costs incurred included in cost of sales.

Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded. We defer any revenue for which the services have not been performed or are subject to refund until such time that we and our customer jointly determine that the services have been performed or no refund will be required.

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Revenues under long-term construction contracts are generally recognized using the completed-contract method of accounting. Long-term construction-type contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates difficult are accounted for under the completed-contract method. Revenues under the completed-contract method are recognized upon substantial completion—that is acceptance by the customer, compliance with performance specifications demonstrated in a factory acceptance test or similar event. Accordingly, during the period of contract performance, billings and costs are accumulated on the balance sheet, but no profit or income is recorded before completion or substantial completion of the work. Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. Changes in estimate of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed. As of June 30, 2015 and December 31, 2014, we had no provision for contract losses.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs were $969,000 and $953,000 for the three months ended June 30, 2015 and 2014, respectively and were $1,709,000 and $1,745,000 for the six months ended June 30, 2015 and 2014 respectively.

Share-Based Compensation

We maintain a stock option plan and record expenses attributable to the stock option plan. We amortize share-based compensation from the date of grant on a weighted average basis over the requisite service (vesting) period for the entire award.

We account for equity instruments issued to consultants and vendors in exchange for goods and services at fair value. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, we record the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in our consolidated balance sheets.

Income Taxes

We account for income taxes under FASB ASC 740 “Income Taxes.” Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

Earnings (Loss) per Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Approximately 700,000 and 433,000 shares of common stock issuable upon full exercise of all options and warrants at June 30, 2015 and 2014, respectively and all shares potentially issuable in the future under the terms of the Secured Notes Payable were excluded from the computation of diluted loss per share due to the anti-dilutive effect on the net loss per share.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(3,228,000)	$(2,968,000)	$(5,292,000)	$(4,947,000)
Weighted average number of common shares outstanding:
Basic and diluted	2,408,200	1,449,240	2,345,500	1,449,240
Net loss attributable to common stockholders per share:
Basic and diluted	$(1.34)	$(2.04)	$(2.26)	$(3.41)

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Comprehensive Income (Loss)

We have no items of other comprehensive income (loss) in any period presented. Therefore, net loss as presented in our Condensed Consolidated Statements of Operations equals comprehensive loss.

Recently Issued Accounting Pronouncements

In May, 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 provides a framework for addressing revenue recognition issues and, upon its effective date, replaces almost all existing revenue recognition guidance, including industry-specific guidance, in current U.S. generally accepted accounting principles. ASU 2014-09 is effective beginning with the calendar year ended December 31, 2017. The Company has not yet assessed the impact ASU 2014-09 will have upon adoption on its financial position, results of operations or cash flows.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. ASU 2014-15 requires that an entity's management evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued. Substantial doubt about an entity's ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. Certain disclosures are necessary in the footnotes to the financial statements in the event that conditions or events raise substantial doubt about an entity's ability to continue as a going concern. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter and early application is permitted. The Company has not yet assessed the impact ASU 2014-15 will have upon adoption.

In November 2014, the FASB issued ASU 2014-16—Derivatives and Hedging: Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity. ASU 2014-16 clarifies how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. ASU 2014-16 is effected for the interim and annual periods beginning after December 15, 2015. The Company has not yet assessed the impact ASU 2014-16 will have upon adoption.

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. ASU 2015-03 is effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years and early application is permitted. The Company has elected to adopt ASU 2015-03 beginning with the interim period ending June 30, 2015. There were no impacts to any prior periods presented as a result of adopting ASU 2015-03.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 requires that entities measure inventory at the lower of cost and net realizable value. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early application is permitted. The Company has not yet assessed the impact ASU 2015-11 will have upon adoption.

Note 3—Inventory

Inventory consists of Power Oxidizer parts used interchangeably as raw materials and as spare parts for the EC250 units installed to date. Inventory totaled $124,000 and $53,000 as of June 30, 2015 and December 31, 2014, respectively, and consisted of raw materials. The Company had no inventory reserve during 2015 or 2014.

Inventory consists of the following:

	June 30, 2015	December 31, 2014
	(unaudited)
Raw materials	$124,000	$53,000
Work-in-process	—	—
Finished goods	—	—
Less: inventory reserve	—	—
Total inventory	$124,000	$53,000

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Note 4—Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	June 30, 2015	December 31, 2014
	(unaudited)
Prepaid rent	$27,000	$27,000
Prepaid insurance	18,000	31,000
Prepaid other	29,000	—
Prepaid fees	16,000	5,000
Prepaid deposit	15,000	8,000
Prepaid legal fees	26,000	20,000
Total	$131,000	$91,000

Note 5—Property and Equipment, Net

Property and equipment, net consisted of the following:

	June 30, 2015	December 31, 2014
	(unaudited)
Machinery and equipment	$1,980,000	$849,000
Office furniture and fixtures	204,000	198,000
Computer equipment and software	166,000	149,000
Construction in progress	364,000	164,000
Total cost	2,714,000	1,360,000
Less accumulated depreciation	(758,000)	(605,000)
Net	$1,956,000	$755,000

During the quarter ended June 30, 2015 the Company spent approximately $1.3 million on a multi-fuel test facility located at our headquarters in Irvine, California. We placed this self-constructed asset in service in the second quarter of 2015.

Assets recorded under capital leases and included in property and equipment in our balance sheets consist of the following:

	June 30, 2015	December 31, 2014
	(unaudited)
Machinery and equipment	$27,000	$27,000
Computer equipment and software	61,000	46,000
Total assets under capital lease	88,000	73,000
Less accumulated depreciation	(36,000)	(21,000)
Net assets under capital lease	$52,000	$52,000

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Depreciation expense consisted of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Research and development	$64,000	$29,000	$94,000	$58,000
General and administrative	29,000	29,000	58,000	58,000
	$93,000	$58,000	$152,000	$116,000

Amortization of assets under capital lease was $6,000 and $5,000 for the three months ended June 30, 2015 and 2014, respectively, and $13,000 and $10,000 for the six months ended June 30, 2015 and 2014, respectively.

Note 6—Intangibles, Net

Intangibles, net consisted of the following:

	June 30, 2015	December 31, 2014
	(unaudited)
Patents	$80,000	$80,000
Less accumulated amortization	(49,000)	(46,000)
Net	$31,000	$34,000

This intangible asset is amortized over its remaining life. Amortization expense related to this intangible asset was $1,000 and $3,000 for the three and six months ended June 30, 2015 and 2014, respectively.

Amortization expense on intangible assets for the year ended December 31, 2015 and for each of the three succeeding years is $6,000 per year and a total of $7,000 thereafter.

The value capitalized for intangible assets represents the acquisition cost for purchased patents. We continue to invest in our intellectually property portfolio and are actively filing for patent protection for our technology in both the United States and abroad. The costs for these filings, including legal, associated with compiling and filing patent applications are expensed in selling, general and administrative expenses as incurred.

Note 7—Accrued Expenses

Accrued expenses consisted of the following:

	June 30, 2015	December 31, 2014
	(unaudited)
Accrued professional fees	$318,000	$280,000
Accrued vacation	116,000	92,000
Accrued other	31,000	49,000
Accrued liabilities owed by Parent—reimbursable under Contribution Agreement	—	35,000
Total accrued expenses	$465,000	$456,000

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Note 8—Secured Notes Payable

Secured Notes

During the quarter ended June 30, 2015, the Company sold senior secured promissory notes with an aggregate principal amount of $5.0 million (the “Notes”) in two separate tranches. Other than the issuance date and the term of the respective notes and warrants issued, the notes and warrants were identical for both tranches. On April 23, 2015, the Company closed the first tranche representing $3.1 million in aggregate principal amount of Notes issued in a private placement to seven institutional investors and on May 7, 2015 the Company closed the second tranche, representing $1.9 million in aggregate principal amount of Notes to four institutional investors. The Company received total gross proceeds of $5.0 million, less transaction expenses of $300,000 consisting of legal costs and placement agent fees. The Company agreed to pay the placement agent 5% of the aggregate principal amount of the Notes, which was paid at the closing date of the second tranche. The Company intends to use the proceeds from the Notes offering for general corporate purposes.

The Notes bear interest at a rate of 12% per year, payable monthly, and are set to mature on the two year anniversary of the issuance dates of the Secured Notes on April 23, 2017 and May 7, 2017 for the first and second tranches, respectively. The Notes have a limited conversion feature. At the discretion of each investor, up to 50% of the principal balance of the Notes may be exchanged for shares of the Company’s common stock if the Company consummates a registered underwritten public offering of equity securities with aggregate gross offering proceeds of at least $10 million (the “Qualified Public Offering”). The conversion period begins on the date of the consummation of the Qualified Public Offering and ends thirty days after the consummation of the Qualified Public Offering (the “Conversion Period”). The conversion price is the price per share of common stock sold in the Qualified Public Offering. The Notes may be repaid by the Company at any time except during a Conversion Period and unless the Notes are in default.

The Notes are secured by substantially all assets of the Company and provides for specified events of default, including: i) failure to pay principal and interest when due, and ii) failure to effectuate a reverse stock split on or prior to the three month anniversary of the first tranche of Notes. In addition, the Company must consummate a Qualified Public Offering on or prior to the six month anniversary of the first tranche of Notes. Any event of default may be waived by the holders of at least a majority of the aggregate principal amount of Notes, which must include a specified holder under specified circumstances. Upon the occurrence of an event of default, the interest rate immediately increases to 18% per annum and the Notes become convertible at a price per share equal to 85% of the average of the five lowest volume weighted average prices of the Company’s common stock during a 15 consecutive trading day period immediately prior to the applicable conversion date.

The Notes were issued with detachable warrants to purchase 219,785 shares of the Company’s common stock, exercisable for five years with an exercise price of $12.50 per share. The Company valued the warrants issued using the Black-Scholes option model at a combined $2,139,000 using an exercise price of $12.50 per share, a grant date fair value of $11.00–$11.25 per share, a risk free rate of 0.87%–1.02%, a five year life, and a volatility of 78%–83% for the April 23, 2015 and May 7, 2015 warrant valuations. The Company evaluated the accounting of the detachable warrants and determined that the warrants should not be accounted for as derivative liabilities.

The Company valued the embedded conversion feature using the Black Scholes option model at a combined $611,000 representing an option to convert $2,500,000 of debt at market prices until 30 days following the deadline of the Qualified Public Offering covenant using an exercise price and grant date fair value of $11.00–$11.25 per share, a risk free rate of 0.23%–0.25%, a seven month life, and a volatility of 138%–148%. The Company evaluated the accounting of the embedded conversion feature and determined that they should be accounted for as derivative liabilities.

The Notes were initially recorded net of a discount of $2,750,000, reflecting the fair value of the warrants and embedded conversion feature derivatives within the Notes on the issuance date and $303,000 of offering costs, representing cash placement fees and legal expenses. Both the $2,750,000 debt discount and the $303,000 of offering costs will be amortized through interest expense on the condensed consolidated statements of operations, using the effective interest method, over the term of the Notes.

Notes payable consisted of the following as of June 30, 2015:

	Notes	Debt Discount	Offering Costs	Net Total
Original Value	$5,000,000	$(2,750,000)	(303,000)	$1,947,000
Amortization of debt discount and deferred financing costs	—	732,000	72,000	804,000
Ending balance—June 30, 2015	5,000,000	(2,018,000)	(231,000)	2,751,000

Less: Current Portion	(2,500,000)	1,045,000	93,000	(1,362,000)
Long Term Portion	$2,500,000	$(973,000)	(138,000)	$1,389,000

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Derivative Liabilities

We evaluate any freestanding financial instruments or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own common stock to determine if they are indexed to an entity’s own stock.

Derivative liabilities consisted of the following:

	Warrants Liability	Embedded Note Conversion Feature	Total
Value as of December 31, 2014	$402,000	$—	$402,000
Adjustment to fair value—warrants	277,000	—	277,000
Exchange of warrants for common stock—April 2, 2015	$(692,000)	$—	$(692,000)
Issuance of Notes	—	611,000	611,000
Adjustment to fair value—conversion feature	—	(122,000)	(122,000)
Ending balance—June 30, 2015	$—	$489,000	$489,000

Warrant Liability:

We issued warrants for the purchase of up to 81,942 shares of our common stock in conjunction with our April 2014 convertible notes offering. During 2014, the convertible notes were either redeemed or converted into common stock of the Company. The warrants that were issued with the April 2014 convertible notes were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. These warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants and embedded conversion features using the Binomial pricing model using the following assumptions:

2015
Annual dividend yield	—
Expected life (years)	4.04
Risk-free interest rate	0.99%
Expected volatility	134%

Expected volatility is based primarily on historical volatility of us and our peer group. Historical volatility was computed using weekly pricing observations for us and daily pricing observations for our peer group for recent periods that correspond to the expected term. We believe this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants.

We currently have no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on one-year to five-year U.S. Treasury securities consistent with the remaining term of the warrants.

On April 2, 2015, we entered into a warrant exchange agreement with five institutional investors as describe in Notes 11 and 12 below. As a result of this exchange, we marked the warrants to market on April 2, 2015 and exchanged 81,942 warrants for 73,747 shares of common stock. The shares of common stock were issued to the investors on April 17, 2015. We incurred a loss of $279,000 as a result of the exchange, recorded in other expense in the condensed, consolidated statement of operations.

Embedded conversion feature liability:

The Notes were issued with a feature that allows for up to 50% of the principal to be converted into our common stock. We determined that this embedded conversion feature should be accounted for as a derivative. The grant date fair of the embedded derivatives, which requires bifurcation from the Notes described above, were recorded within short-term liabilities on the condensed consolidated balance sheets. The embedded derivatives relate to the conversion option, redemption in the case of an event of default and redemption in the case of a change in control features of the convertible secured note. The embedded derivatives will be marked to market quarterly, with any change recorded as an adjustment to the carrying value of these liabilities and the gain or (loss) on warrants and derivatives liabilities recorded in the consolidated statements of operations. The fair value of the warrants and embedded derivatives from the issuance date to the end of the quarter declined $100,000. Accordingly, this amount was recorded as a gain on derivative liabilities in the condensed consolidated statements of operations.

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

2015
Annual dividend yield	—
Expected life (years)	0.6 years
Risk-free interest rate	0.22%
Expected volatility	138–148%

Expected volatility is based primarily on historical volatility of us and our peer group. Historical volatility was computed using weekly pricing observations for us and daily pricing observations for our peer group for recent periods that correspond to the expected term. We believe this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants.

We currently have no reason to believe future volatility over the expected remaining life of these embedded derivatives is likely to differ materially from historical volatility. The expected life is based on the remaining term of the conversion option. The risk-free interest rate is based on the six months U.S. Treasury securities consistent with the remaining term of the embedded derivatives.

Note 9—Fair Value Measurements and Disclosures

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company's own credit risk.

Inputs used in measuring fair value are prioritized into a three-level hierarchy based on whether the inputs to those measurements are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. The fair-value hierarchy requires the use of observable market data when available and consists of the following levels:

●	Level 1—Quoted prices for identical instruments in active markets;

●	Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets; and

●	Level 3—Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The following tables present information on the Company’s financial instruments:

	Fair Value	Level 1	Level 2	Level 3
Derivative liabilities
Cash and cash equivalents, including restricted cash	3,280,000	3,280,000	—	—
Embedded note conversion feature	489,000	—	—	489,000

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Note 10—Capital Leases Payable

Capital Leases Payable

Capital leases payable consisted of the following:

	June 30, 2015	December 31, 2014
	(unaudited)
Capital lease payable to De Lange Landon secured by forklift, 10.0% interest, due on October 1, 2018, monthly payment of $452.	16,000	17,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on November 16, 2016, monthly payment of $592.	9,000	12,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on December 15, 2016, monthly payment of $590.	$10,000	$12,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on January 3, 2017, monthly payment of $405.	7,000	8,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on January 3, 2017, monthly payment of $394.	10,000	—
Total capital leases	52,000	49,000
Less: current portion	(25,000)	(19,000)
Long-term portion of capital leases	$27,000	$30,000

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of June 30, 2015, are as follows:

	Year Ending December 31	Amount
	2015	15,000
	2016	28,000
	2017	10,000
	2018	5,000
Net minimum lease payments		58,000
Less: Amount representing interest		(5,00)
Less: Taxes		(1,000)
Present value of net minimum lease payments		52,000
Less: Current maturities of capital lease obligations		(25,000)
Long-term capital lease obligations		$27,000

Note 11—Equity

On April 2, 2015, the Company entered into exchange agreements with the holders of all of the warrants issued in connection with the convertible notes offering in April 2014. As of March 31, 2015, the warrants were carried as derivative liabilities. On April 16, 2015, the exchange transaction was completed, with the Company issuing 73,747 shares of common stock (the “Exchange Shares”) in exchange for the return and cancellation of all of the warrants exercisable for up to an aggregate 81,942 shares of the common stock. The Exchange Shares were subject to a lock-up agreement that prohibited any sale or transfer (subject to certain limited exceptions) of the Exchange Shares until the earlier of June 1, 2015 or the first date that the weighted average price of the common stock equaled or exceeded $0.30 (as adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction occurring after the closing of the exchange transaction) for each of ten (10) consecutive trading days. The value of the Exchange Shares issued on the date of the exchange was $885,000. Prior to the exchange, we marked the warrants to market and recorded an additional loss on adjustment of derivative liabilities to reflect the market value of the warrants as of the date of the exchange. The $278,000 difference between the market value of the shares issued, valued at the closing market price on April 2, 2015, and the value of the warrants was recorded as a loss on exchange of warrants, represented in other expense on the statement of operations.

In May 2015, we issued 108,000 shares of common stock to 30 accredited investors and received gross proceeds of $810,000 in cash. We paid placement fees and legal costs of $70,000 in cash, and we issued warrants to purchase 5,514 shares of the Company at an exercise price of $12.50 per share to the placement agent. The warrants expire in May 2020.

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Reverse Stock Split

The board of directors of the Company approved the Reverse Stock Split, at a ratio of 1-for-50, effective as of the Effective Date. As a result of the Reverse Stock Split, the authorized preferred stock decreased to 1,000,000 shares and the authorized common stock decreased to 4,000,000 shares. Both the preferred stock and the common stock par value remained at $0.0001 per share

On the Effective Date, the total number of shares of common stock held by each stockholder of the Company were converted automatically into the number of shares of common stock equal to: (i) the number of issued and outstanding shares of common stock held by each such stockholder immediately prior to the Reverse Stock Split divided by (ii) 50. The Company issued one whole share of the post-Reverse Stock Split common stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split, determined at the beneficial owner level by share certificate. As a result, no fractional shares were issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The Reverse Stock Split also affected all outstanding options and warrants by dividing each option or warrant outstanding by 50, rounded up to the nearest option or warrant, and multiplying the exercise price by 50 for each option or warrant outstanding.

Note 12—Stock Options and Warrants

Stock options

On July 1, 2013, our board of directors adopted and approved the 2013 Equity Incentive Plan (the “2013 Plan”) and amended the 2013 Plan on March 24, 2015 to increase the number of shares available for issuance. The 2013 Plan authorizes us to grant non-qualified stock options and restricted stock purchase rights to purchase up to 420,000 shares of our common stock with vesting to employees (including officers) and other service providers.

On July 15, 2015, our board of directors approved the 2015 Omnibus Incentive Plan (the “2015 Plan”), which was subject to stockholder approval at our 2015 Annual Meeting of Stockholders held on August 28, 2015. The 2015 Plan authorizes us to grant up to 300,000 shares of our common stock and is intended to replace the 2013 Equity Incentive Plan. Upon approval of the 2015 Plan by our stockholders, no additional grants will be made under the 2013 Plan.

The 2015 Plan permits the granting of any or all of the following types of awards: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards, and performance awards payable in a combination of cash and company shares.

The 2015 Plan has the following limitations:

●	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right (SAR) is 10 years.

●	No repricing or grant of discounted stock options. The 2015 Plan does not permit the repricing of options or SARs either by amending an existing award or by substituting a new award at a lower price without stockholder approval. The 2015 Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of our common stock on the date of grant.

●	Clawback. Awards granted under the 2015 Plan are subject to any then current compensation recovery or clawback policy of the Company that applies to awards under the 2015 Plan and all applicable laws requiring the clawback of compensation.

●	Double-trigger acceleration. Acceleration of the vesting of awards that are assumed or replaced by the resulting entity after a change in control is not permitted unless an employee’s employment is also terminated by the Company without cause or by the employee with good reason within two years of the change in control.

●	Code Section 162(m) Eligibility. The 2015 Plan provides flexibility to grant awards that qualify as “performance-based” compensation under Internal Revenue Code Section 162(m).

●	Dividends. Dividends or dividend equivalents on stock options, SARs or unearned performance shares under the 2015 Plan will not be paid.

 Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

At June 30, 2015, total unrecognized deferred stock compensation expected to be recognized over the remaining weighted-average vesting periods of 1.8 years for outstanding grants was $2.8 million.

The fair value of option awards is estimated on the grant date using the Black-Scholes option valuation model.

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by us. The following table presents the weighted-average grant date assumptions used to estimate the fair value of options and stock appreciation rights granted.

June 30, 2015

Expected volatility	100-146%
Dividend yield	0.00%
Risk-free interest rate	1.10–2.15%
Expected life (in years)	3.0-6.8

Expected volatility represents the estimated volatility of the shares over the expected life of the options. We have estimated the expected volatility based on the weighted-average historical volatilities of a pool of public companies that are comparable to Ener-Core.

We use an expected dividend yield of zero since no dividends are expected to be paid. The risk-free interest rate for periods within the expected life of the option is derived from the U.S. treasury interest rates in effect at the date of grant. The expected option life represents the period of time the option is expected to be outstanding. The simplified method is used to estimate the term since we do not have sufficient exercise history to calculate the expected life of the options.

Stock-based compensation expense is recorded only for those awards expected to vest. Currently, the forfeiture rate is zero. The rate is adjusted if actual forfeitures differ from the estimates in order to recognize compensation cost only for those awards that actually vest. If factors change and different assumptions are employed in future periods, the share-based compensation expense may differ from that recognized in previous periods.

Stock-based award activity was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Life	Value
Balance, December 31, 2014	267,257	$15.00	6.51	47,000
Forfeited during 2015	(20,996)	17.00	—	—
Granted during 2015	39,240	8.76	—	—
Balance, June 30, 2015	285,501	$14.10	6.39	$—
Exercisable on June 30, 2015	100,664	$17.55	4.88	$—

The options granted have a contract term ranging between three and ten years. Options granted prior to November 2014 vest over a 2.8 to 3 year period, with 33% of the options vesting three to six months after grant and the remainder ratably over the vesting term. Options granted after November 2014 typically vest over a four year period, with 25% vesting after one year and the remainder ratably over the remaining three years.

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

The following table summarizes information about stock options outstanding and exercisable at June 30, 2015:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
	Number	Remaining	Average	Number	Average
Exercise	of	Contractual	Exercise	of	Exercise
Prices	Shares	Life	Price	Shares	Price
		(In years)
$0–$10.00	95,864	$8.34	$7.80	10,724	$7.74
$10.01–$15.00	34,942	8.37	$12.50	1,500	$12.50
$15.01–$20.00	132,126	4.61	$17.50	69,712	$17.50
$20.01–$25.00	22,569	5.47	$23.47	18,728	$23.77

	285,501	$6.39	$14.10	100,664	$17.55

Restricted stock activity for the quarter ended June 30, 2015 was as follows:

		Weighted-
		Average
		Grant
	Shares	Price
Unvested Balance, December 31, 2014	15,720	$0.05
Repurchase of unvested restricted shares	—	0.05
Vested	(7,654)	$0.05
Unvested Balance, June 30, 2015	8,066	$0.05

Stock based compensation expense consisted of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Research and development	$143,000	$710,000	$295,000	$994,000
General and administrative	222,000	868,000	446,000	1,375,000
	$365,000	$1,578,000	$741,000	$2,369,000

Warrants

From time to time, we issue warrants to purchase shares of our common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future. The following table represents the activity for warrants outstanding, exchanged, and issued for the six months ending June 30, 2015.

Balance outstanding at December 31, 2014	195,681	$26.94
Exchanged for Common Stock	(81,942)	5.50
Issued for Senior Notes and Services	225,304	12.50
Balance outstanding at June 30, 2015	339,043	$17.81

For the outstanding warrants exercisable for 339,043 shares of our common stock at June 30, 2015, the weighted average exercise price per share was $17.81 and the weighted average remaining life was 4.5 years. The warrants outstanding as of June 30, 2015 had no intrinsic value.

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Warrants outstanding as of June 30, 2015 consist of:

	Issue Date	Expiry Date	Number of Warrants	Exercise Price per Share
2013 Services Warrants—July	Jul-13	Jul-18	9,494	$37.50
2013 Services Warrants—August	Aug-13	Aug-18	729	37.50
2013 Services Warrants—November	Nov-13	Nov-18	2,400	50.00
2014 Services Warrants—April(1)	Apr-14	Apr-19	13,657	39.00
2014 Services Warrants—September(2)	Aug-14	Aug-19	16,000	25.00
2014 PIPE Warrants—September(3)	Sept-14	Sept-18	26,500	25.00
2014 Services Warrants—November(4)	Nov-14	Nov-18	6,500	25.00
2014 Settlement Warrants—December(5)	Dec-14	Dec-19	38,464	25.00
2015 Senior Notes Warrants(6)	Apr/May-15	Apr/May-20	219,785	12.50
2015 Services Warrants – May	May-15	May-15	5,514	12.50
Balance outstanding at June 30, 2015			339,043	$17.81
Warrants exercisable at June 30, 2015			339,043	$17.81

(1)	The 2014 Services Warrants—April were issued for fees incurred in conjunction with the issuance of convertible notes in 2014. The warrants were valued on the issuance date at $11.50 per share in conjunction with the valuation approach used for the initial valuation of the warrants issued in connection with the convertible notes issued in 2014.

(2)	The 2014 Services Warrants—September were issued to a consultant in exchange for advisory services with no readily available fair value. The warrants were originally issued at $39.00 per share and had a one-time price reset provision to the exercise price of the warrants issued to investors in the convertible notes offering in April 2014 if the exercise price of such convertible notes warrants changed prior to the September 30, 2014. On September 22, 2014, the exercise price was changed to $25.00 per share. There are no further exercise price changes for this warrant series. The warrants were valued using the Black-Scholes option pricing model at $131,000 on the issuance date with an additional $6,000 recorded to expense on September 22, 2014 to reflect the change in fair value resulting from the exercise price change.

(3)	On September 22, 2014 the Company issued 26,500 warrants with an exercise price of $25.00 per share in conjunction with placement agent services for the Company’s September 2014 private equity placement. The warrants were valued using the Black-Scholes option pricing model at $296,000 on the issuance date.

(4)	On November 26, 2014, the Company issued 6,500 warrants with an exercise price of $25.00 per share for compensation for investor relations services provided. The warrants were valued using the Black-Scholes option pricing model at $43,000 on the issuance date.

(5)	On December 1, 2014, the Company issued 19,232 warrants with an exercise price of $39.00 per share and on December 15, 2014 issued 19,232 warrants with an exercise price of $25.00 per share to settle potential legal disputes resulting from claims made by the investors in the November 2013 private equity placement. The warrants issued on December 1, 2014 were issued concurrent with the issuance of 8,462 shares of the Company’s common stock in partial settlement of the potential legal disputes arising from claims by two investors. The Company settled all remaining potential legal disputes with all of the remaining investors in the November 2013 private placement on December 15, 2014 by issuing the second tranche of warrants and setting the exercise price of each warrant series issued at $25.00 with no further reset provisions. The combined issuance of the warrants and expense resulting from any price changes were valued using the Black-Scholes option pricing model at $246,000 and expensed to general and administrative expense.

(6)	On April 23, 2015 the Company issued warrants exercisable for up to 136,267 shares of our common stock and on May 7, 2015 the Company issued warrants exercisable for 83,518 shares of our common stock, each with an exercise price of $12.50 per share in conjunction with the Senior Notes described in Note 8. The warrants were valued using the Black-Scholes option pricing model at $2,139,000 on the issuance date.

(7)	On May 7, 2015 the Company issued warrants exercisable for 5,514 shares of our common stock with an exercise price of $12.50 per share in conjunction with placement agent services for the Company’s May 2015 private equity placement. The warrants were valued using the Black-Scholes option pricing model at $56,000 on the issuance date.

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Note 13—Commitments and Contingencies

We may become a party to litigation in the normal course of business. We accrue for open claims based on our historical experience and available insurance coverage. In the opinion of management, there are no legal matters involving us that would have a material adverse effect upon our financial condition, results of operations or cash flows.

Warranties

Our warranty policy generally provides coverage for components of the Power Oxidizer that we produce. Typically, the coverage period is one calendar year from the date of commissioning. Provisions for estimated expenses related to product warranties are made at the time products are commissioned. These estimates are established using available information on the nature, frequency, and average cost of claims. Revision to the reserves for estimated product warranties is made when necessary, based on changes in these factors. Management actively studies trends of claims and takes action to improve product quality and minimize claims.

The following table presents the changes in the product warranty accrual included in accrued expenses in the accompanying condensed consolidated balance sheets for the six months ended June 30, 2015:

2015
Beginning balance, January 1, 2015	$242,000
Charged to cost of revenues	—
Usage	107,000

Ending balance, June 30, 2015	$135,000

Product Liability

With respect to product liability claims involving our products, we believe that any judgment against us for actual damages will be adequately covered by our recorded accruals and, where applicable, excess liability insurance coverage.

Lease

We lease our office facility, research and development facility and certain equipment under operating leases, which for the most part, are renewable. Certain leases also provide that we pay insurance and taxes.

Future minimum rental payments under operating leases that have initial noncancellable lease terms in excess of one year as of June 30, 2015 are as follows:

Six months ending December 31, 2015	202,000
Year Ending December 31, 2016	415,000
$617,000

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Rent expense, net of sublease income, was $73,000 and $166,000 for three and six months ended June 30, 2014, respectively, and $79,000 and $158,000 for the three and six months ended June 30, 2015, respectively.

Our current headquarters is located at 9400 Toledo Way, Irvine, California 92618. The property consists of a mixed use commercial office, production, and warehouse facility of 32,649 square feet. Effective August 1, 2014, we assumed this lease. The lease has a remaining term of 18 months and expires December 31, 2016. The monthly base rent is $26,044 and increases on an annual basis.

In addition, we lease space from the Regents of the University of California, Irvine, for the installation and demonstration of the EC250 equipment. The lease expired on January 1, 2015 and reverted to a month-to-month lease with a monthly payment of $7,780.

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Note 14—Subsequent Events

As described in greater detail in Note 11 above, the Company approved a 1-for-50 reverse stock split, which became effective on July 8, 2015. All share, option, warrant, and per share amounts have been adjusted to reflect the Reverse Stock Split.

The number of shares of common stock outstanding immediately prior to the Reverse Stock Split was 123,193,755, and on the Effective Date, there were and 2,463,919 shares of common stock outstanding. The number of shares underlying outstanding warrants and options immediately prior to the Reverse Stock Split was 16,951,674 and 15,423,051, respectively, and the number of shares underlying outstanding warrants and options after the Reverse Stock Split was 339,043 and 308,464, respectively. As a result of the Reverse Stock Split, the weighted average exercise price of the outstanding warrants increased from $0.36 per share to $17.81 per share and the weighted average exercise price of the outstanding options increased from $0.27 per share to $13.61 per share.

                        Units

Ener-Core, Inc.

PROSPECTUS

                    , 2015

Joint Book-Running Managers

Northland Capital Markets	Lake Street Capital Markets

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discount paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA and filing fee.

Amount
Securities and Exchange Commission Registration Fee		$2,673
FINRA Filing Fee		3,950
National Securities Exchange Listing Fee		*
Printing Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees and Expenses		*
Miscellaneous Expenses		*
Total	$	*

*	To be filed by amendment.

Item 14.   Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We also expect to maintain standard insurance policies that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments we may make to such officers and directors.

II-1

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.

Our certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our bylaws provide that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

Item 15.   Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold and issued by us since July 1, 2012 that were not registered under the Securities Act, as well as the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

All share figures and exercise prices noted in this Item 15 are adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively, unless otherwise noted.

(a)	Issuances of Capital Stock and Warrants to Purchase Capital Stock

II-2

In April 2013, we sold and issued an aggregate of 37,334 shares of our common stock to Sail Capital entities at $37.50 per share in consideration of approximately $728,000 in cash proceeds and for the conversion of approximately $671,000 of our debt and working capital obligations that we had incurred in connection with the spin-off transaction between November 2012 and March 2013. We received certain cash proceeds, and all repayments, in April 2013, and additional cash proceeds in June 2013.

In July 2013, we sold and issued an aggregate of 92,271 shares of our common stock to 19 accredited investors at $37.50 per share in a private placement transaction consummated in connection with our April 2013 merger transaction, for which we received proceeds of approximately $3,077,000, net of approximately $383,000 in broker-dealer commissions. We also issued 2,667 shares to an accredited investor upon conversion of a $100,000 related party note payable. In connection with this private placement, in July 2013, we issued warrants for the purchase of up to an aggregate of 9,500 shares of our common stock to certain placement agents. The warrants have an exercise price of $37.50 per share and expire five years from issuance.

In August 2013, we sold and issued an aggregate of 8,260 shares of our common stock to six accredited investors at $37.50 per share in a private placement transaction, for which we received proceeds of approximately $285,000, net of approximately $25,000 in broker-dealer commissions. In connection with this financing, we issued warrants for the purchase of up to an aggregate of 720 shares of our common stock to certain placement agents. The warrants have an exercise price of $37.50 per share and expire five years from issuance.

In November 2013, we sold and issued an aggregate of 30,000 shares of our common stock to two accredited investors at $50.00 per share in a private placement transaction (the “November 2013 Private Placement”), for which we received proceeds of approximately $1,375,000, net of offering costs of approximately $125,000.

On March 3, 2014, we issued a warrant for the purchase of up to 48,000 shares of our common stock to a placement agent as consideration for services rendered in connection with the November 2013 Private Placement. The warrant has an exercise price of $50.00 and expires November 17, 2018.

On April 16, 2014, we issued $4,600,000 of convertible secured promissory notes (“Secured Notes”) to five institutional investors in a private placement transaction and detachable warrants for the purchase of up to an aggregate 81,941 shares of our common stock to the investors. The warrants initially had an exercise price of $39.00 per share and expire five years from issuance. On September 18, 2014, the warrant exercise price was reduced to $25.00 per share. On March 23, 2015, the warrant exercise price was reduced further to $5.50 per share. The Secured Notes and related detachable warrants are governed by a Securities Purchase Agreement, dated as of April 15, 2014. We received gross cash proceeds of $4,600,000.

On August 15, 2014, we issued an aggregate of 271,098 shares of our common stock to the holders of the Secured Notes upon the conversion of $2,711,000 of Secured Notes held by such investors.

On September 22, 2014, we sold and issued an aggregate of 533,334 shares of our common stock to 36 accredited investors at $7.50 per share in a private placement transaction. We received net cash proceeds of $3,844,000, consisting of $4,000,000 in gross proceeds reduced by $156,000 in cash offering costs, consisting of cash placement fees of $73,000 and legal fees of $32,000. In addition to the cash offering costs, we also issued to two placement agents: (1) 20,000 restricted shares of our common stock valued at $150,000, in lieu of cash offering costs; and (2) warrants for the purchase of up to an aggregate of 26,500 shares of our common stock at an exercise price of $25.00 per share. The warrants issued for placement agent fees are exercisable for a period of four years after their issuance dates.

In November 2014, we issued warrants to two accredited investors for the purchase of up to an aggregate of 6,500 shares of common stock at an exercise price of $25.00 per share. The warrants were issued for compensation for investor relations services.

In December 2014, we issued an aggregate of 8,462 shares of common stock and warrants for the purchase of up to an aggregate of 38,462 shares of our common stock to settle in full a legal claim made by two investors.

II-3

On April 16, 2015, we issued an aggregate of 73,747 shares of our common stock to five accredited investors pursuant to warrant exchange agreements by which such investors surrendered for cancellation warrants previously received in April 2014 for the purchase of up to an aggregate of 81,491 shares of our common stock.

On April 23, 2015, we issued senior secured promissory notes with an aggregate principal amount of $3,100,000 and warrants to purchase up to an aggregate of 136,267 shares of our common stock to seven accredited investors. We received gross cash proceeds of $3,100,000 and paid $175,000 in placement and legal fees upon closing. The warrants have an exercise price of $12.50 per share and expire five years from issuance.

On May 1, 2015, we issued an aggregate of 108,000 shares of our common stock to 30 accredited investors at $7.50 per share in a private placement transaction. We received gross cash proceeds of approximately $810,000 and paid placement fees consisting of: (1) $64,000 in cash and (2) warrants for the purchase of up to an aggregate of 5,514 shares of our common stock at an exercise price of $12.50 per share. The warrants issued for placement agent fees are exercisable for a period of five years after their issuance dates.

On May 9, 2015, we issued senior secured promissory notes with an aggregate principal amount of $1,900,000 and warrants to purchase up to an aggregate of 83,518 shares of our common stock to four accredited investors. We received gross cash proceeds of $1,900,000. The warrants have an exercise price of $12.50 per share and expire five years from issuance.

No underwriters were involved in the foregoing sales of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 3(a)(9) and/or Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration. We did not engage in any general solicitation or advertising in connection with the foregoing issuances.

(b)	Plan-Related Issuances of Stock Options and Restricted Stock

Since July 1, 2012, we have granted stock options to certain of our employees, consultants and directors in connection with services provided to us by such persons to purchase an aggregate of 590,761 shares of common stock with exercise prices ranging from $0.30 per share to $76.50 per share, and a weighted average exercise price of $23.92 per share. In April 2014, we cancelled options to purchase 172,200 shares at exercise prices between $50.00 and $76.50, originally granted between July 1, 2013 and November 30, 2013, and issued options to purchase 172,200 shares of common stock with an exercise price of $17.50 per share. Excluding the cancelled options to purchase 172,200 shares of common stock, since July 1, 2012, we have granted to certain of our employees, consultants and directors, in connection with services provided by such persons to us, options to purchase an aggregate of 418,561 shares of common stock with exercise prices ranging from $0.30 per share to $24.00 per share, and a weighted average exercise price of $10.10 per share.

Since July 1, 2012, we have issued and sold 64,415 shares of common stock upon exercises of options granted under our incentive plans at prices ranging from $0.30 per share to $0.45 per share, and a weighted average exercise price of $0.44 per share, including 7,202 shares of common stock that remain subject to our repurchase right as of July 15, 2015.

The stock options and the common stock issuable upon the exercise of such options as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act and/or the exemption set forth in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.   Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index immediately following the signature page to this registration statement.

(b)	Financial Statement Schedules

All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or the related notes to consolidated financial statements thereto.

II-4

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 16th day of October, 2015.

ENER-CORE, INC.

By:	/s/ Alain J. Castro
Alain J. Castro
Chief Executive Officer

Signature	Title	Date

/s/ Alain J. Castro	Chief Executive Officer and Director
Alain J. Castro	(Principal Executive Officer)	October 16, 2015

*	President, Chief Operating Officer, and
Boris A. Maslov	Chief Technology Officer	October 16, 2015

/s/ Domonic J. Carney	Chief Financial Officer
Domonic J. Carney	(Principal Financial Officer and Principal
	Accounting Officer)	October 16, 2015

*	Chairman and Director
Michael J. Hammons		October 16, 2015

*	Director
Christopher J. Brown		October 16, 2015

*	Director
Bennet P. Tchaikovsky		October 16, 2015

*	Director
Jeffrey Horn		October 16, 2015

*	Director
Ian C. Copeland		October 16, 2015

*	Director
Eric Helenek		October 16, 2015

By:	/s/ Domonic J. Carney
Attorney-in-Fact

II-6

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit			File	Filing		Filed
Number	Description of Exhibit	Form	No.	Date	Exhibit	Herewith
1.1*	Form of Underwriting Agreement

3.1	Certificate of Incorporation, effective September 3, 2015	8-K	000-55400	9/3/15	3.3 E

3.2	Bylaws, adopted effective September 3, 2015	8-K	000-55400	9/3/15	3.4

3.3	Plan of Conversion of the Registrant, effective September 3, 2015	8-K	000-55400	9/3/15	2.1

3.4	Articles of Conversion of the Registrant, effective September 3, 2015	8-K	000-55400	9/3/15	3.1

3.5	Certificate of Conversion of the Registrant, effective September 3, 2015	8-K	000-55400	9/3/15	3.2

4.1*	Specimen common stock certificate

4.2	Registration Rights Agreement, dated September 18, 2014, between the Registrant and certain accredited investors	8-K	333-173040	9/19/14	10.2

4.3	Form of Warrant to Purchase Common Stock, dated November 26, 2014, issued by the Registrant to certain consultants	S-1/A	333-205916	9/18/15	4.3

4.4	Warrant to Purchase Common Stock, dated December 1, 2014, issued to Rufus Dufus, LLC	10-K	000-55400	3/31/15	4.9

4.5*	Warrant to Purchase Common Stock, dated December 1, 2014, issued to Dylana Dreams, LLC

4.6	Warrant to Purchase Common Stock, dated December 16, 2014, issued to Island Pickle, LLC	10-K	000-55400	3/31/15	4.11

II-7

			Incorporated by Reference
Exhibit			File	Filing		Filed
Number	Description of Exhibit	Form	No.	Date	Exhibit	Herewith
4.7	Warrant to Purchase Common Stock, dated December 16, 2014, issued to Pilly Boy, LLC	10-K	000-55400	3/31/15	4.12

4.8	Registration Rights Agreement, dated May 1, 2015, between the Registrant and certain accredited investors	8-K	000-55400	5/1/15	10.2

4.9	Form of Senior Secured Note, dated April 23, 2015, issued by the Registrant to certain accredited investors	8-K	000-55400	4/23/15	4.1

4.10	Form of Warrant to Purchase Common Stock, dated April 23, 2015, issued by the Registrant to certain accredited investors	8-K	000-55400	4/23/15	4.2

4.11	Form of Senior Secured Note, dated May 7, 2015, issued by the Registrant to certain accredited investors	8-K	000-55400	5/7/15	4.1

4.12	Form of Warrant to Purchase Common Stock, dated May 7, 2015, issued by the Registrant to certain accredited investors	8-K	000-55400	5/7/15	4.2

4.13*	Form of Warrant Agreement, dated ___________, 2015, by and between the Registrant and VStock Transfer, LLC as Warrant Agent, including Warrant Certificate

4.14*	Form of Unit Certificate

5.1*	Opinion of K&L Gates LLP

10.1+*	Form of Indemnification Agreement for Directors and Officers

10.2+	2013 Equity Incentive Plan, as amended on March 25, 2015	8-K	000-55400	3/30/15	10.7(B)

10.3+	2015 Omnibus Incentive Plan, as adopted by the Registrant’s board of directors on July 14, 2015 and approved by the Company’s stockholders on August 28, 2015	DEF 14A	000-55400	7/15/15	App. A

10.4+	Executive Employment Agreement, dated April 25, 2013, between FlexPower Generation, Inc. and Alain J. Castro	8-K	333-173040	7/10/13	10.4

II-8

			Incorporated by Reference
Exhibit			File	Filing		Filed
Number	Description of Exhibit	Form	No.	Date	Exhibit	Herewith
10.5+	Amendment to Executive Employment Agreement, dated May 23, 2014, between Registrant and Alain J. Castro	8-K	333-173040	5/30/14	99.2

10.6+	Executive Employment Agreement, dated December 31, 2012, between FlexPower Generation, Inc. and Boris Maslov	8-K	333-173040	7/10/13	10.5

10.7+	Amendment to Executive Employment Agreement, dated May 23, 2014, between Registrant and Boris A. Maslov	8-K	333-173040	5/30/14	99.3

10.8+	Offer Letter, dated August 19, 2014, from the Registrant to Domonic J. Carney	8-K	333-173040	8/20/14	99.1

10.9+	Executive Employment Agreement, dated August 19, 2014, between the Registrant and Domonic J. Carney	8-K	333-173040	8/20/14	99.2

10.10+	Offer Letter, dated May 19, 2014, from the Registrant to Jeff Horn	8-K	333-173040	5/30/14	99.1

10.11+	Offer Letter, November 28, 2014, from the Registrant to Ian C. Copeland	8-K	333-173040	12/4/14	99.1

10.12+	Offer Letter, dated May 18, 2015, from the Registrant to Eric Helenek	8-K	000-55400	5/21/15	99.1

10.13+	Commercial Lease Agreement, dated May 26, 2011, between Meehan Holdings, LLC and FlexEnergy, Inc.	10-Q	333-173040	8/19/13	10.13

10.14	Assignment and Assumption of Lease, dated August 1, 2013, between the Registrant and FlexEnergy, Inc.	8-K	333-173040	10/2/13	10.17

10.15	Lessor’s Consent to Assignment and Sublease, dated September 4, 2013, among the Registrant, FlexEnergy, Inc. and Meehan Holdings, LLC	8-K	333-173040	10/2/13	10.17A

10.16	Securities Purchase Agreement, dated September 18, 2014, among the Registrant and certain accredited investors	8-K	333-173040	9/19/14	10.1

10.17	Amendment and Waiver Agreement, dated December 1, 2014, between the Registrant and certain accredited investors	10-K	000-55400	3/31/15	10.29

II-9

			Incorporated by Reference
Exhibit			File	Filing		Filed
Number	Description of Exhibit	Form	No.	Date	Exhibit	Herewith
10.18	Form of Settlement Agreement and Mutual Release, dated December 16, 2014, among the Registrant and certain accredited investors	10-K	000-55400	3/31/15	10.30

10.19	Form of Exchange Agreement, dated April 16, 2015, between the Registrant and certain accredited investors	8-K	000-55400	4/7/15	10.1

10.20	Securities Purchase Agreement, dated April 22, 2015, between the Registrant and certain accredited investors	8-K	000-55400	4/23/15	10.1

10.21	Pledge and Security Agreement, dated April 23, 2015, among the Registrant, Ener-Core Power, Inc. and Empery Tax Efficient, LP, as collateral agent	8-K	000-55400	4/23/15	10.2

10.22	Securities Purchase Agreement, dated May 1, 2015, among the Registrant and certain accredited investors	8-K	000-55400	5/1/15	10.1

10.23	Securities Purchase Agreement, dated May 7, 2015, among the Registrant and certain accredited investors	8-K	000-55400	5/7/15	10.1

10.24	First Amendment to Securities Purchase Agreement, dated May 7, 2015, between the Registrant and Empery Tax Efficient, LP, as collateral agent	8-K	000-55400	5/7/15	10.2

10.25	First Amendment to the Pledge and Security Agreement, dated May 7, 2015, among the Registrant, Ener-Core Power, Inc. and Empery Tax Efficient, LP, as collateral agent	8-K	000-55400	5/7/15	10.3

10.26	Sales and Service Agreement between Ener-Core Power, Inc. and the Regents of the University of California University of California, Irvine, dated April 19, 2013	8-K/A	333-173040	8/29/13	10.16

10.27†	Commercial License Agreement, dated November 14, 2014, between Ener Core Power and Dresser-Rand Company	10-K	000-55400	3/31/15	10.22

10.28†	First Amendment to Commercial License Agreement, dated March 17, 2015, between the Registrant and Dresser-Rand Company	10-K	000-55400	3/31/15	10.31

14.1	Code of Ethics, adopted on September 24, 2013	10-K	333-173040	4/15/14	14.1

II-10

			Incorporated by Reference
Exhibit			File	Filing		Filed
Number	Description of Exhibit	Form	No.	Date	Exhibit	Herewith
16.1	Letter from Kelly & Company, dated December 9, 2014	8-K	333-173040	12/10/14	16.1

21.1	Subsidiaries of the Registrant	S-1	333-205916	7/29/15	21.1

23.1	Consent of SingerLewak LLP, independent registered public accounting firm	S-1	333-205916	9/18/15	23.1

23.2	Consent of Kelly & Company, independent registered public accounting firm	S-1	333-205916	9/18/15	23.2

23.3*	Consent of K&L Gates LLP (included in Exhibit 5.1)

24.1	Power of Attorney	S-1	333-205916	7/29/15	24.1

_____________

*	To be filed by amendment.

†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the SEC.

+	Indicates a management contract or compensatory plan.

II-11